As filed with the Securities and Exchange Commission on April 25, 2014

Registration No. 333 -194528

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYNCHRONY FINANCIAL

(Exact Name of Registrant as Specified in its Charter)

Delaware	6199	51-0483352
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 Long Ridge Road

Stamford, Connecticut 06902

(203) 585-2400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jonathan S. Mothner, Esq.

Executive Vice President, General Counsel and Secretary Synchrony Financial

777 Long Ridge Road

Stamford, Connecticut 06902

(203) 585-2400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David S. Lefkowitz, Esq. Corey R. Chivers, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Stuart C. Stock, Esq. David B.H. Martin, Esq. Covington & Burling LLP 1201 Pennsylvania Avenue, NW Washington, DC 20004 (202) 662-6000	Richard J. Sandler, Esq. John B. Meade, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated April 25, 2014

             Shares

Common Stock

We are offering              shares of our common stock in this offering. This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price of the shares will be between $         and $         per share.

We have granted the underwriters the right to purchase up to an additional              shares of our common stock at the initial public offering price less the underwriting discount.

We will apply to list our shares of common stock on the New York Stock Exchange under the symbol “SYF.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 19.

PRICE $         PER SHARE

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us	$	$

(1)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriters.”

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers on                     , 2014.

Joint Book-Running Managers

Global Coordinator Goldman, Sachs & Co.	Global Coordinator J.P. Morgan	Citigroup	Morgan Stanley

Barclays	BofA Merrill Lynch	Credit Suisse	Deutsche Bank Securities

                    , 2014

Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

Through and including                     , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For investors outside the United States: Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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Certain Defined Terms

Except as the context may otherwise require in this prospectus, references to:

•	“we,” “us,” “our,” and the “Company” are to SYNCHRONY FINANCIAL and its subsidiaries, which together represent the businesses that historically have conducted GE’s North American retail finance business;

•	“Synchrony” are to SYNCHRONY FINANCIAL only;

•	“GE” are to General Electric Company and its subsidiaries;

•	“GECC” are to General Electric Capital Corporation (a subsidiary of GE) and its subsidiaries;

•	“GECFI” are to GE Consumer Finance, Inc. (a subsidiary of GECC that currently owns Synchrony) and its subsidiaries; and

•	the “Bank” are to GE Capital Retail Bank (a subsidiary of Synchrony), which is to be renamed Synchrony Bank in connection with this offering.

“FICO” score means a credit score developed by Fair Isaac & Co., which is widely used as a means of evaluating the likelihood that credit users will pay their obligations. For a description of certain other terms we use, including “active account,” “open account” and “purchase volume,” see the notes to “Prospectus Summary—Summary Historical and Pro Forma Financial Information—Other Financial and Statistical Data.” There is no standard industry definition for many of these terms, and other companies may define them differently than we do.

We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which, in our business and in this prospectus, we refer to as our “partners.” The terms of the programs all require cooperative efforts between us and our partners of varying natures and degrees to establish and operate the programs. Our use of the term “partners” to refer to these entities is not intended to, and does not, describe our legal relationship with them, imply that a legal partnership or other relationship exists between the parties or create any legal partnership or other relationship. The “average length of our relationship” with respect to a specified group of partners or programs is calculated on a loan receivables weighted average basis for those partners or for all partners participating in a program, based on the date each partner relationship or program, as applicable, started and the loan receivables attributable to each partner or all partners participating in a program, as applicable, as of a specified date.

“Synchrony” and its logos and other trademarks referred to in this prospectus, including, Optimizer+plus™, Optimizer+plus Perks™, CareCredit®, Quickscreen® and eQuickscreen™ belong to us. Solely for convenience, we refer to our trademarks in this prospectus without the ™ and ® symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

Industry and Market Data

This prospectus contains various historical and projected financial information concerning our industry and market. Some of this information is from industry publications and other third party sources, and other information is from our own data and market research that we commission. All of this information involves a variety of assumptions, limitations and methodologies and is inherently subject to uncertainties, and therefore you are cautioned not to give undue weight to it. Although we believe that those industry publications and other third party sources are reliable, we have not independently verified the accuracy or completeness of any of the data from those publications or sources. Statements in this prospectus that we are the largest provider of private label credit cards in the United States (based on purchase volume and receivables) are based on issue

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number 1,019 of “The Nilson Report,” a subscription-based industry newsletter, dated June 2013 (based on 2012 data), and references to “The Nilson Report (December 2012)” are to issue number 1,008 of The Nilson Report, dated December 2012.

Non-GAAP Measures

To assess and internally report the revenue performance of our three sales platforms, we use a measure we refer to as “platform revenue.” Platform revenue is the sum of three line items in our Combined Statements of Earnings prepared in accordance with U.S. generally accepted accounting principles (“GAAP”): “interest and fees on loans,” plus “other income,” less “retailer share arrangements.” Platform revenue itself is not a measure presented in accordance with GAAP. For a reconciliation of platform revenue to interest and fees on loans, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Platform Analysis.” We deduct retailer share arrangements but do not deduct other line item expenses, such as interest expense, provision for loan losses and other expense, because those items are managed for the business as a whole. We believe that platform revenue is a useful measure to investors because it represents management’s view of the net revenue contribution of each of our platforms. This measure should not be considered a substitute for interest and fees on loans or other measures of performance we have reported in accordance with GAAP.

We also present certain capital ratios for the Company calculated on a pro forma basis. As a new savings and loan holding company, the Company historically has not been required by regulators to disclose capital ratios, and therefore these capital ratios are non-GAAP measures. We believe these capital ratios are useful measures to investors because they are widely used by analysts and regulators to assess the capital position of financial services companies, although our pro forma Basel I Tier 1 common ratio is not a Basel I defined regulatory capital ratio, and our pro forma Basel I and Basel III Tier 1 common ratios may not be comparable to similarly titled measures reported by other companies. Our pro forma Basel I Tier 1 common ratio is the ratio of Tier 1 common equity (as calculated in the reconciliation referred to below) to total risk-weighted assets as calculated in accordance with the U.S. Basel I capital rules. Our pro forma Basel III Tier 1 common ratio is the ratio of common equity Tier 1 capital to total risk-weighted assets, each as calculated in accordance with the U.S. Basel III capital rules (on a fully phased-in basis). Our pro forma Basel III Tier 1 common ratio is a preliminary estimate reflecting management’s interpretation of the final Basel III capital rules adopted in July 2013 by the Federal Reserve Board, which have not been fully implemented, and our estimate and interpretations are subject to, among other things, ongoing regulatory review and implementation guidance. For a reconciliation of the components of these capital ratios to their nearest comparable GAAP component, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital.”

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information set forth in “Risk Factors,” our combined financial statements and the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, before making an investment decision.

Our Company

We are one of the premier consumer financial services companies in the United States. Our roots in consumer finance trace back to 1932, and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables. We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which we refer to as our “partners.” Through our partners’ 329,000 locations across the United States and Canada, and their websites and mobile applications, we offer their customers a variety of credit products to finance the purchase of goods and services. During 2013, we financed $93.9 billion of sales, and at December 31, 2013, we had $57.3 billion of loan receivables and 62.0 million active accounts. Our active accounts represent a geographically diverse group of both consumers and businesses, with an average FICO score of 714 for consumer active accounts. Our business has been profitable and resilient, including through the recent U.S. financial crisis and ensuing years. For the year ended December 31, 2013, we had net earnings of $2.0 billion, representing a return on assets of 3.5%.

Our business benefits from longstanding and collaborative relationships with our partners, including some of the nation’s leading retailers and manufacturers with well-known consumer brands, such as Lowe’s, Wal-Mart, Amazon and Ethan Allen. We believe our partner-centric business model has been successful because it aligns our interests with those of our partners and provides substantial value to both our partners and our customers. Our partners promote our credit products because they generate increased sales and strengthen customer loyalty. Our customers benefit from instant access to credit, discounts and promotional offers. We seek to differentiate ourselves through deep partner integration and our extensive marketing expertise. We have omni-channel (in-store, online and mobile) technology and marketing capabilities, which allow us to offer and deliver our credit products instantly to customers across multiple channels. For example, the purchase volume in our Retail Card platform from our online and mobile channels increased by $3.0 billion, or 39.6%, from $7.6 billion in 2011 to $10.6 billion in 2013.

We offer our credit products primarily through our wholly-owned subsidiary, GE Capital Retail Bank, which is to be renamed Synchrony Bank in connection with this offering (the “Bank”). Through the Bank, we offer a range of deposit products insured by the Federal Deposit Insurance Corporation (“FDIC”), including certificates of deposit, individual retirement accounts (“IRAs”), money market accounts and savings accounts, under our Optimizer+Plus brand, directly to retail and commercial customers. We also take deposits at the Bank through third-party securities brokerage firms that offer our FDIC-insured deposit products to their customers. We are expanding our online direct banking operations to increase our deposit base as a source of stable and diversified low cost funding for our credit activities. We had $25.7 billion in deposits at December 31, 2013.

Our Sales Platforms

We offer our credit products through three sales platforms: Retail Card, Payment Solutions and CareCredit. Set forth below is a summary of certain information relating to our Retail Card, Payment Solutions and CareCredit platforms at or for the year ended December 31, 2013:

($ in millions, except for average loan receivable balance)	Retail Card	Payment Solutions	CareCredit
Partners	24	61,000	149,000
Partner locations	34,000	118,000	177,000
Purchase volume	$75,739	$11,360	$6,759
Active accounts (in millions)	50.8	6.8	4.4
Average loan receivable balance	$782	$1,654	$1,470
Average FICO for consumer active accounts	718	709	684
Period end loan receivables	$39,834	$10,893	$6,527

Interest and fees on loans	$8,317	$1,506	$1,472
Other income	407	36	45
Retailer share arrangements(1)	(2,320)	(36)	(6)

Platform revenue(2)	$6,404	$1,506	$1,511

(1)	Most of our Retail Card program agreements contain retailer share arrangements that provide for payments to our partner if the economic performance of the program exceeds a contractually defined threshold.
(2)	Platform revenue is a non-GAAP measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Platform Analysis.”

•	Retail Card. Retail Card is a leading provider of private label credit cards, and also provides Dual Cards and small and medium-sized business credit products. We offer one or more of these products through programs with 24 national and regional retailers that collectively have 34,000 retail locations. The average length of our relationship with our Retail Card partners is 15 years. Our partners are diverse by industry and include Amazon, Belk, Brooks Brothers, Chevron, Dillard’s, Gap, JCPenney, Lowe’s, Sam’s Club, T.J.Maxx and Wal-Mart. Our Retail Card programs typically are exclusive with respect to the credit products we offer at that partner. Private label credit cards are partner-branded credit cards that are used for the purchase of goods and services from the partner. Our patented Dual Cards are credit cards that function as a private label credit card when used to purchase goods and services from our partners and as a general purpose credit card when used elsewhere. Substantially all of the credit extended in this platform is on standard (i.e., non-promotional) terms.

•	Payment Solutions. Payment Solutions is a leading provider of promotional financing for major consumer purchases, offering primarily private label credit cards and installment loans. We offer these products through 252 programs with national and regional retailers, manufacturers, buying groups and industry associations, and a total of 61,000 participating partners that collectively have 118,000 retail locations. Our partners operate in seven product markets: automotive (tires and repair), home furnishing/flooring, electronics/appliances, jewelry and other luxury items, power (motorcycles, ATVs and lawn and garden), home specialty (windows, doors, roofing, siding, HVAC and repair) and other retail. We have programs with a diverse group of retailers, manufacturers, buying groups and industry associations, such as Ashley HomeStores, Discount Tire, h.h.gregg, the North American Home Furnishings Association and P.C. Richard & Son. Substantially all of the credit extended in this platform is promotional financing for major purchases. We offer three types of promotional financing: deferred interest, no interest and reduced interest. In almost all cases, our partners compensate us for all or part of the cost of providing this promotional financing.

•	CareCredit. CareCredit is a leading provider of promotional financing to consumers for elective healthcare procedures or services, such as dental, veterinary, cosmetic, vision and audiology. We offer our products through a network we have developed of 149,000 healthcare partners that collectively have 177,000 locations. The vast majority of our partners are individual and small groups of independent healthcare providers, and the remainder are national and regional healthcare providers and manufacturers. Our national and regional healthcare and manufacturer partners include LCA-Vision, Heartland Dental, Starkey Laboratories and Veterinary Centers of America (VCA Antech). We also have relationships with more than 100 professional and other associations, including the American Dental Association and the American Animal Hospital Association, various state dental and veterinary associations, manufacturers and buying groups, which endorse and promote (in some cases for compensation) our credit products to their members. We offer customers a CareCredit-branded private label credit card that may be used across our network of CareCredit providers. Substantially all of the credit extended in this platform is promotional financing, and in almost all cases, our partners compensate us for all or part of the cost of providing this promotional financing.

Our Value Proposition

We offer strong value propositions to both our partners and our customers.

Our Value Proposition

Value to Our Partners

Our consumer finance programs deliver the following benefits to our partners:

•	Increased sales. Our programs drive increased sales for our partners by providing instant credit with an attractive value proposition (which may include discounts, promotional financing and customized loyalty rewards). Based on our research and experience in our Retail Card and Payment Solutions platforms, we believe average sales per customer in these platforms are generally higher for customers who use our cards compared to consumers who do not. In Payment Solutions, the availability of promotional financing is important to the consumer’s decision to make purchases of “big-ticket” items and a driver of retailer selection. In CareCredit, the availability of credit can also have a substantial influence over consumer spending with a significant number of consumers indicating in our research that they would postpone or forego all or a portion of their desired healthcare procedures or services if credit was not available through their healthcare providers.

•	Strengthened customer loyalty. Our programs benefit our partners through strengthened customer loyalty. Our Retail Card customers have had their cards an average of 7.7 years at December 31, 2013. We believe customer loyalty drives repeat business and additional sales. In the year ended December 31, 2013, our 50.8 million active Retail Card accounts made an average of more than 12 purchases per account. Our CareCredit customers can use their card at any provider within our provider network, which we believe is an important source of new business to our providers, and 69% of CareCredit transactions in 2013 were from existing customers reusing their card at one or more providers.

•	Enhanced marketing. We have developed significant marketing expertise that we share with our partners, including through dedicated on-site teams, a national field sales force and experts who reside in our marketing centers of excellence. We believe this expertise is of substantial value to our partners in increasing sales and profitability. Our omni-channel capabilities allow us to market our credit products wherever our partners offer their products. Our customer relationship management (“CRM”) and data analytics capabilities allow us to track customer responsiveness to different marketing strategies, which helps us target marketing messages and promotional offers to our partners’ customers. In Payment Solutions, our dedicated industry-focused sales and marketing teams bring substantial retailer marketing expertise to our smaller retailer and merchant partners. These partners benefit from our research on how to increase store traffic with various promotional offerings. We also provide them with website and e-commerce capabilities that many could not afford to develop on their own.

•	Additional economic benefits. Our programs provide economic benefits to our partners in addition to increasing sales. Our Retail Card partners typically benefit from retailer share arrangements that provide for payments to them once the economic performance of the program exceeds a contractually-defined threshold. These shared economics enhance our partners’ engagement with us and provide an incentive for partners to support our programs. In addition, for most of our partners, our credit programs reduce costs by eliminating the interchange fees for in-store purchases that would otherwise be paid when general purpose credit cards or debit cards are used. Our programs also allow our partners to avoid the risks and administrative costs associated with carrying an accounts receivable balance for their customers, and this is particularly attractive to many of our CareCredit partners.

Value to Our Customers

Our consumer finance programs deliver the following benefits to our customers:

•	Instant access to credit. We offer qualified customers instant access to credit at the point of sale and across multiple channels. Annual applications for our credit products increased by 24.7%, from 37.7 million applications in 2011 to 47.0 million in 2013. In addition, our applications from online and mobile channels increased by 43.1%, from 9.4 million in 2011 to 13.4 million in 2013. Our Retail Card programs provide financing for frequent purchases with attractive program benefits, including, in the case of our Dual Card, the convenience of a general purpose credit card. Payment Solutions and CareCredit offer promotional financing that enables qualified customers to make major purchases, including, in the case of CareCredit, elective healthcare procedures or services that typically are not covered by insurance.

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Attractive discounts, promotional terms and loyalty rewards. We believe our programs provide substantial value to our customers through attractive discounts, promotional terms and loyalty rewards. Retail Card customers typically benefit from first purchase discounts (e.g., 10% or more off the purchase price when a new account is opened) and discounts or loyalty rewards when their card is used to make subsequent purchases from our partners. Our Retail Card customers typically earn rewards based on the amount of their purchases from our partners at a rate which is generally higher than the reward rate on general purpose credit cards. Our Payment Solutions and CareCredit customers typically benefit from promotional financing such as interest-free periods on purchases. These types of promotions typically are not available to consumers when they use a general purpose credit card outside of introductory offer periods.

•	Ability to obtain separate financing for major purchases. We believe many consumers prefer to obtain separate financing for major purchases or category expenditures rather than accessing available borrowing capacity under their general purpose credit cards or using cash. We believe our customers also value the ability to compartmentalize, budget and track their spending and borrowing through separate financing for a major purchase.

Our Industry

We believe our business is well positioned to benefit from the following favorable industry trends:

•	Improvements in consumer spending and credit utilization. Consumer spending has increased as U.S. economic conditions and consumer confidence continue to recover from the recent financial crisis. The U.S. consumer payments industry, which consists of credit, debit, cash, check and electronic payments, is projected to grow by 25% from 2011 to 2016 (from $8.3 trillion in 2011 to $10.4 trillion in 2016) according to The Nilson Report (December 2012). According to that report, credit card payments are expected to account for the majority of the growth of the U.S. consumer payments industry. Credit card payments accounted for $2.1 trillion or 25.6% of U.S. consumer payments volume in 2011 and are expected to grow to $3.5 trillion or 34.1% of U.S. consumer payments volume in 2016. Credit card spending is growing as a percentage of total consumer spending, driven in part by the growth of online and mobile purchases.

•	Improvements in U.S. household finances. U.S. household finances have recovered substantially since the financial crisis. According to the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the average U.S. household’s ratio of debt payments to disposable personal income (“debt service ratio”) is better than pre-crisis levels, having improved to 9.9% for the three months ended September 30, 2013 from 13.1% for the three months ended September 30, 2007. According to the Federal Reserve Board, aggregate U.S. household net worth also has increased, from $68.0 trillion at December 31, 2007 to $77.3 trillion at September 30, 2013.

•	Growth of direct banking and deposit balances. According to a 2012 American Bankers Association survey, the percentage of customers who prefer to do their banking via direct channels (internet, mail, phone and mobile) increased from 53% to 62% between 2010 and 2012, while those who prefer branch banking declined from 25% to 18% over the same period. This preference for direct banking has been evidenced by robust growth in direct deposits.

Competitive Strengths

Our business has a number of competitive strengths, including the following:

•	Large, diversified and well established consumer finance franchise. Our business is large and diversified with 62.0 million active accounts and a partner network with 329,000 locations across the United States and in Canada. At December 31, 2013, we had $57.3 billion in total loan receivables, and we are the largest provider of private label credit cards in the United States based on purchase volume and receivables according to The Nilson Report (June 2013). We have built large scale operations that support each of our sales platforms, and we believe our extensive partner network, with its broad geographic reach and diversity by industry, provides us with a distribution capability that is difficult to replicate. We believe the scale of our business and resulting operating efficiencies also contribute significantly to our success and profitability. In addition, we believe our partner-centric model, including our distribution capability, could lend itself to geographic expansion.

•	Partner-centric model with long-standing and stable relationships. Our business is based on a partner-centric, business-to-business model. Our ability to establish and maintain deep, collaborative relationships with our partners is a core skill that we have developed through decades of experience. At December 31, 2013, the average length of our relationship for our 40 largest programs across all platforms (measured by platform revenue for the year ended December 31, 2013), which accounted in aggregate for 74.9% of our 2013 platform revenue, is 14 years. From these same 40 programs, 55.1% of our 2013 platform revenue is generated under programs with current contractual terms that continue through at least January 1, 2017. A diverse and growing group of more than 200,000 partners accounted for the remaining 25.1% of our 2013 platform revenue.

•	Deeply integrated technology across multiple channels. Our proprietary technology is deeply integrated with our partners’ systems and processes, which enables us to provide customized credit products to their customers at the point of sale across multiple channels. Our technologies enable customers to apply for credit at the point of sale in-store, online or on a mobile device and, if approved, purchase instantly. Our online and mobile technologies are capable of being seamlessly integrated into our partners’ systems to enable our customers to check their available credit line, manage their account, access our eChat online customer service and participate in many of our partners’ loyalty rewards programs online and using mobile devices. In addition, in CareCredit, we have developed what we believe is one of the largest healthcare provider locators of its kind, helping to connect customers to our 177,000 healthcare provider locations. This online locator received an average of 560,000 hits per month in 2013, helping to drive incremental business for our provider partners. We believe that our continued investment in technology and mobile offerings will help us deepen our relationships with our existing partners, as well as provide a competitive advantage when seeking to win new business.

•	Strong operating performance. Over the three years ended December 31, 2013, we have grown our purchase volume and loan receivables at 9.8% and 8.2% compound annual growth rates, respectively. For 2011, 2012 and 2013, our net earnings were $1.9 billion, $2.1 billion and $2.0 billion, respectively, and our return on assets was 4.1%, 4.2% and 3.5%, respectively. We were profitable throughout the recent U.S. financial crisis. We believe our ability to maintain profitability through various economic cycles is attributable to our rigorous underwriting process, strong pricing discipline, low cost to acquire new accounts, operational expertise and retailer share arrangements with our largest partners.

•	Strong balance sheet and capital base. We have a strong capital base and a diversified and stable funding profile with access to multiple sources of funding, including a growing deposit platform at the Bank, securitized financings under well-established programs, a new GECC term loan facility and a new bank term loan facility. In addition, following this offering, we intend to access the public unsecured debt markets as a source of funding. At December 31, 2013, pro forma for the Transactions (as defined under “—Summary Historical and Pro Forma Financial Information”), we would have had a fully phased-in Basel III Tier 1 common ratio of %, and our business would have been funded with $25.7 billion of deposits at the Bank, $15.4 billion of securitized financings, $ billion of transitional funding from the new GECC term loan facility, $ billion from the new bank term loan facility and $ billion of additional unsecured debt from a planned debt offering. At December 31, 2013, on a pro forma basis, we would have had $ billion of cash and short-term liquid investments (or % of total assets) and approximately $ billion of undrawn committed capacity under securitization facilities. We also had, at the same date and on the same basis, more than $25.0 billion of unencumbered assets in the Bank available to be used to generate additional liquidity through secured borrowings or asset sales.

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Experienced and effective risk management. We have an experienced risk management team and an enterprise risk management infrastructure that we believe enable us to effectively manage our risk. Our enterprise risk management function is designed to identify, measure, monitor and control risk, including credit, market, liquidity, strategic and operational risks. Our focus on the credit process is evidenced by the success of our business through multiple economic cycles. We control the credit criteria for all of our programs and issue credit only to consumers who qualify under those credit criteria. Our systems are integrated with our partners’ systems, and therefore we can use our proprietary credit approval processes to make credit decisions instantly at the point of sale and across all application channels in accordance with our underwriting guidelines and risk appetite. Our risk management strategies are customized by industry and partner, and we believe our proprietary decisioning systems and customized credit scores provide significant incremental predictive capabilities over standard credit bureau-based scores alone. In addition, we have an extensive compliance program, and we have invested, and will continue to invest, in enhancing our regulatory compliance capabilities.

•	High quality and diverse asset base. The quality of our loan receivables portfolio is high. Our consumer active accounts had an average FICO score of 714, and our total loan receivables had a weighted average consumer FICO score of 696, in each case at December 31, 2013. In addition, 71.3% of our portfolio’s loan receivables are from consumers with a FICO score of greater than 660 at December 31, 2013. Our over-30 day delinquency rate at December 31, 2013 is below 2007 pre-financial crisis levels. We have a seasoned customer base with 32.7% of our loan receivables at December 31, 2013 associated with accounts that have been open for more than six years. Our portfolio is also diversified by geography, with receivables balances broadly reflecting the U.S. population distribution.

•	Experienced management team and business built on GE culture. Our senior management team, including key members who helped us successfully navigate the financial crisis, will continue to lead our company following this offering. We have operated as a largely standalone business within GECC, with our own sales, marketing, risk management, operations, collections, customer service and compliance functions. Our business has been built on GE’s culture and heritage, with a strong emphasis on our partners and customers, a rigorous use of metrics and analytics, a disciplined approach to risk management and compliance and a focus on continuous improvement and strong execution.

Our Business and Growth Strategy

We intend to grow our business and increase our profitability by building on our financial and operating strengths and capitalizing on projected favorable industry trends, as well as by pursuing a number of important growth strategies for our business, including the following:

Increase customer penetration at our existing partners. We believe there is a significant opportunity to grow our business by increasing the usage of our cards in each of our sales platforms. In Retail Card, based on sales data provided by our partners, we have increased penetration of our partners’ aggregate sales in each of the last three years. For the year ended December 31, 2013, penetration of our Retail Card partners’ sales ranged from 1% to 49%, and the aggregate sales of all Retail Card partners were $555.6 billion, which we believe represents a significant opportunity for potential growth. We believe there is also a significant market opportunity for us to increase our penetration in Payment Solutions and CareCredit.

Attract new partners. We seek to attract new partners by both launching new programs and acquiring existing programs from our competitors. In Retail Card, which is typically characterized by longer-term, exclusive relationships, we added four new Retail Card partners from January 1, 2011 through December 31, 2013, which accounted for $2.3 billion of receivables at December 31, 2013. In Payment Solutions, where a significant portion of our programs include independent dealers and merchants that enter into separate arrangements with us, we established 37 new Payment Solutions programs from January 1, 2011 through December 31, 2013, which accounted for $1.2 billion of loan receivables at December 31, 2013, and we increased our total partners from 57,000 at December 31, 2010 to 61,000 at December 31, 2013. In CareCredit, where we attract new healthcare provider partners largely by leveraging our endorsements from professional associations and healthcare consultants, we increased the number of partners with which we had agreements from 122,000 at December 31, 2010 to 149,000 at December 31, 2013. We believe there is a significant opportunity to attract new partners in each of our platforms, including by adding additional merchants, dealers and healthcare providers under existing programs.

Our strategies to both increase penetration among our current partners and attract new partners include the following elements:

•	Leverage technology to support our partners. Our business model is focused on supporting our partners by offering credit wherever they offer their products and services (i.e., in-store, online and on mobile devices). We intend to continue to make significant investments in online and mobile technologies, which we believe will lead to new accounts, increased sales and deeper relationships with our existing partners and will give us an advantage when competing for new partners. We intend to continue to roll out the capability for consumers to apply for our products via their mobile devices, receive an instant credit decision and obtain immediate access to credit, and to deliver targeted rewards and promotions to our customers via their mobile devices for immediate use.

•	Capitalize on our strong data, analytics and customer relationship management capabilities. We believe that our ongoing efforts to expand our data and analytics capabilities help differentiate us from our competitors. We have access to a vast amount of data (such as our customers’ purchase patterns and payment histories) from our 108.9 million open accounts at December 31, 2013 and the hundreds of millions of transactions our customers make each year. Consistent with applicable privacy rules and regulations, we are developing new tools to assess this data to develop and deliver valuable insights and actionable analysis that can be used to improve the effectiveness of marketing strategies leading to incremental growth for both our partners and our business. Our recently enhanced CRM platform will utilize these insights and analysis to drive more relevant and timely offers to our customers via their preferred channels of communication. We believe the combination of our analytics expertise and extensive data access will drive greater partner engagement and increased sales, strengthen customer loyalty, and provide us a competitive advantage.

•	Launch our integrated multi-tender loyalty programs. We are leveraging our extensive data analytics, loyalty experience and broad retail presence to launch multi-tender loyalty programs that enable customers to earn rewards from a partner, regardless of how they pay for their purchases (e.g., cash, private label or general purpose credit cards). By expanding our loyalty program capabilities beyond private label credit cards we can provide deeper insights to our partners about their customers, including spending patterns and shopping behaviors. Multi-tender loyalty programs will also provide us with access to non-cardholders, giving us the opportunity to grow our customer base by marketing our credit products to them and delivering a more compelling value proposition.

•	Increase focus on small and mid-sized businesses. We currently offer private label credit cards and Dual Cards for small to mid-sized commercial customers that are similar to our consumer offerings. We are increasing our focus on marketing our commercial pay-in-full accounts receivable product to a wide range of business customers and are rolling out an improved customer experience for this product with enhanced functionality. Our loan receivables from business customers were $1.3 billion at December 31, 2013, and we believe our strategic focus on business customers will enable us to continue to attract new business customers and increase the diversity of our loan receivables.

•

Expand our direct banking activities. In January 2013, we acquired the deposit business of MetLife Bank, N.A. (“MetLife”), which is a direct banking platform that at the time of the acquisition had $6.0 billion in U.S. direct deposits and $0.4 billion in brokered deposits. Our U.S. direct deposits grew from $0.9 billion at December 31, 2012 to $10.9 billion at December 31, 2013 (including the MetLife acquisition). The acquisition of this banking platform is a key part of our strategy to increase our deposit base as a source of stable and diversified low cost funding. The platform is highly scalable, allowing us to expand without the overhead expenses of a traditional “brick and mortar” branch network. We believe we are well-positioned to benefit from the consumer-driven shift from branch banking to direct banking. According to a 2012 American Bankers Association survey, the percentage of customers who prefer to do their banking via direct channels (i.e., internet, mail, phone and mobile) increased from 53% to 62% between 2010 and 2012, while those who prefer branch banking declined from 25% to 18% over the same period. To attract new deposits and retain existing ones, we are enhancing our loyalty program and expanding mobile banking offerings. We also intend to introduce new deposit products and enhancements to our existing products. These new and enhanced products include the introduction of checking accounts, overdraft protection lines of credit, a bill payment account feature and debit cards, as well as enhanced small business deposit accounts and expanded affinity offers.

Formation and Regulation of Synchrony

Synchrony is a holding company for the legal entities that historically conducted GE’s North American retail finance business. Synchrony (previously named GE Capital Retail Finance Corporation) was incorporated in Delaware on September 12, 2003, but prior to April 1, 2013 conducted no business. During the period from April 1, 2013 to September 30, 2013, as part of a regulatory restructuring, substantially all of the assets and operations of GE’s North American retail finance business, including the Bank, were transferred to Synchrony. The remaining assets and operations of that business have been or will be transferred to Synchrony prior to the completion of this offering.

As a savings and loan holding company, Synchrony is subject to extensive regulation, supervision and examination by the Federal Reserve Board. In addition, as a large provider of consumer financial services, Synchrony is subject to extensive regulation, supervision and examination by the Consumer Financial Protection Bureau (the “CFPB”).

The Bank is a federally chartered savings association and therefore is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency of the U.S. Treasury (the “OCC”), which is its primary regulator, and by the CFPB. In addition, the Bank, as an insured depository institution, is supervised by the FDIC.

For a discussion of the regulation of our company and the Bank, see “Regulation.” For information regarding certain regulatory matters, including a Consent Order relating to our CareCredit platform that we entered into with the CFPB on December 10, 2013 (the “Consent Order”) and a related Assurance of Discontinuance that we entered into with the Attorney General for the State of New York on June 3, 2013 (the “Assurance”), see “Regulation—Consumer Financial Services Regulation” and “Risk Factors—Risks Relating to Regulation—Changes to our methods of offering our CareCredit products could materially impact operating results.”

GE Ownership and Our Separation from GE

GE currently owns 100% of the common stock of GECC, GECC currently owns 100% of the common stock of GECFI and GECFI currently owns 100% of the common stock of Synchrony.

On November 15, 2013, GE announced that it planned a staged exit from our business, consistent with its strategy of reducing GECC’s percentage of GE’s total earnings and increasing GECC’s focus on its commercial lending and leasing businesses. GE’s exit from our business is expected to consist of three distinct, but inter-related steps described below.

•	This Offering. This offering is the first step in GE’s planned staged exit from our business. After the completion of this offering, GE will beneficially own % of our outstanding common stock (or % if the underwriters’ option to purchase additional shares of common stock from us is exercised in full). GE expects in all cases to retain at least 80% of the Company’s outstanding common stock immediately following the offering.

•	Separation. The second step of GE’s exit from our business will involve GE’s disposition of all of its remaining shares of our stock through a Split-off (defined below) or one or more other transactions following this offering, which is referred to as the “Separation.”

•	Form of Separation Transaction. GE has indicated that it expects to effect a split-off transaction by making a tax-free distribution of all of its remaining shares of our stock to electing GE stockholders in exchange for shares of GE’s common stock (the “Split-off”). GE may also decide to exit our business by selling or otherwise distributing or disposing of all or a portion of its shares of our stock in a different type of transaction.

•	Conditions to Separation. The Separation would be subject to various conditions, including receipt of any necessary bank regulatory and other approvals, the existence of satisfactory market conditions, and, in the case of the Split-off, a private letter ruling from the Internal Revenue Service (“IRS”) as to certain issues relating to, and an opinion from tax counsel confirming, the tax-free treatment of the transaction to GE and its stockholders.

•	GE SLHC Deregistration. The final step in GE’s exit from our business will be complete when the Federal Reserve Board determines that GE no longer controls us for regulatory purposes and releases GE from savings and loan holding company registration (the “GE SLHC Deregistration”). Prior to the GE SLHC Deregistration, we will be required to file an application with, and receive approval from, the Federal Reserve Board to continue to be a savings and loan holding company and to retain ownership of the Bank following the GE SLHC Deregistration, which we expect to happen only once the Federal Reserve Board has conducted an in-depth review and is satisfied as to our preparedness to operate on a standalone basis, independently of GE.

Anticipated Timeframe for Separation and GE SLHC Deregistration. GE has indicated that it currently is targeting to complete the Separation in 2015. The conditions to any transaction involved in the Separation may not be satisfied in 2015 or thereafter, or GE may decide for any reason not to consummate the Separation in 2015 or thereafter. Further, GE’s willingness to proceed with the Separation may effectively be conditioned on its obtaining the necessary determination by the Federal Reserve Board that the GE SLHC Deregistration will occur upon Separation, although the Separation and the GE SLHC Deregistration need not coincide. For this reason, any delays in obtaining the GE SLHC Deregistration may delay the consummation of the Separation.

Anticipated Costs Associated with Separation and GE SLHC Deregistration. We currently expect to incur significant additional expenses to operate as a fully independent public company. For a discussion of these expenses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Trends and Conditions,” “—Separation from GE and Related Financial Arrangements,” “Use of Proceeds” and “Selected Historical and Pro Forma Financial Information—Unaudited Pro Forma Financial Information.”

For a discussion of certain risks associated with Separation and the GE SLHC Deregistration, including risks related to anticipated timing and costs, see “Risk Factors—Risks Relating to Our Separation from GE.”

Debt Financings

Prior to the completion of this offering, we will enter into a term loan facility (the “New Bank Term Loan Facility”) with third party lenders that will provide $       billion principal amount of unsecured term loans maturing in 2019. Prior to the completion of this offering, we will also enter into a term loan facility (the “New GECC Term Loan Facility”) with GECC that will provide $       billion principal amount of unsecured term loans maturing in 2019. We expect to borrow the full $       billion available under the New Bank Term Loan Facility and the New GECC Term Loan Facility concurrent with the closing of this offering. See “Use of Proceeds.”

Prior to the completion of this offering, we expect to enter into agreements providing us with an aggregate of approximately $       billion of undrawn committed capacity from private lenders under two of our existing securitization programs.

We also currently plan to issue approximately $       billion of senior unsecured debt securities in one or more series shortly after the completion of this offering (the “Planned Debt Offering”). We cannot assure you that the Planned Debt Offering will be completed or, if completed, on what terms it will be completed.

For a discussion of these financings, see “Description of Certain Indebtedness—New Bank Term Loan Facility,” “—New GECC Term Loan Facility,” “—Securitized Financings” and “—New Senior Notes.”

Our primary funding sources historically have included cash from operations, deposits (direct and brokered deposits), securitization financings and related party debt provided by GECC and its affiliates. As described in “Use of Proceeds” below, we intend to use the net proceeds from this offering, together with borrowings under the New Bank Term Loan Facility, the New GECC Term Loan Facility and the Planned Debt Offering, to, among other things, repay $             billion of related party debt owed to GECC and its affiliates (of which $8,959 million was outstanding at December 31, 2013). The weighted average interest rate on this related party debt was 1.7% per annum for the year ended December 31, 2013. We expect the new debt (including the New GECC Term Loan Facility) will be higher cost funding than the existing related party debt, and that our debt outstanding will increase to fund a larger liquidity portfolio. Pro forma for the Transactions, at December 31, 2013 our debt outstanding would have increased by approximately $             billion, and for the year ended December 31, 2013, our interest expense would have increased by $             million, and our cost of funds would have increased from     % to     % per annum. See “Selected Historical and Pro Forma Financial Information—Unaudited Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Trends and Conditions—Changing funding mix and increased funding costs.”

Risks Relating to Our Company

As part of your evaluation of our company, you should consider the risks associated with our business, regulation of our business, the Separation and this offering. These risks include:

•

Risks relating to our business, including: (i) impact of macroeconomic conditions; (ii) retaining existing partners and attracting new partners, concentration of our platform revenue in a small number of Retail Card partners, promotion and support of our products by our partners, and financial performance of our partners; (iii) our need for additional financing, higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and reduction in our credit ratings; (iv) our ability to securitize our loans, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loans, and lower payment rates on our securitized loans; (v) our reliance on dividends, distributions and other payments from the Bank; (vi) our ability to grow our deposits in the future; (vii) changes in market interest rates; (viii) effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk, the sufficiency of our allowance for loan losses, and accuracy of the assumptions or estimates used in preparing our financial statements; (ix) our ability to offset increases in our costs in retailer share arrangements; (x) competition in the consumer finance industry; (xi) our concentration in the U.S. consumer credit market; (xii) our ability to successfully develop and commercialize new or enhanced products and services; (xiii) our ability to realize the value of strategic investments; (xiv) reductions in interchange fees; (xv) fraudulent activity; (xvi) cyber-attacks or other security breaches; (xvii) failure of third parties to provide various services that are important to our operations; (xviii) disruptions in the operations of our computer systems and data centers; (xix) international risks and compliance and regulatory risks and costs associated with international operations; (xx) catastrophic events;

(xxi) alleged infringement of intellectual property rights of others and our ability to protect our intellectual property; (xxii) litigation and regulatory actions; (xxiii) damage to our reputation; (xxiv) our ability to attract, retain and motivate key officers and employees; (xxv) tax legislation initiatives or challenges to our tax positions; and (xxvi) state sales tax rules and regulations;

•	Risks relating to regulation, including: (i) significant and extensive regulation, supervision and examination of, and enforcement relating to, our business by governmental authorities, impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and, the impact of the CFPB’s regulation of our business; (ii) changes to our methods of offering our CareCredit products; (iii) impact of capital adequacy rules; (iv) restrictions that limit our ability to pay dividends and repurchase our capital stock and that limit the Bank’s ability to pay dividends; (v) regulations relating to privacy, information security and data protection; (vi) use of third-party vendors and ongoing third-party business relationships; and (vii) as long as we are controlled by GECC for bank regulatory purposes, regulations pertaining to GECC;

•	Risks relating to the Separation, including: (i) GE not completing the Separation as planned or at all, and GE’s inability to obtain the GE SLHC Deregistration; (ii) Federal Reserve Board approval required for us to continue to be a savings and loan holding company, and Federal Reserve Board agreement required for us to be treated as a financial holding company after the GE SLHC Deregistration; (iii) need to significantly expand many aspects of our infrastructure; (iv) loss of association with GE’s strong brand and reputation; (v) limited right to use the GE brand name and logo and need to establish a new brand; (vi) terms of our arrangements with GE may be more favorable than we will be able to obtain from unaffiliated third parties, GE has significant control over us and reliance on exemptions from the corporate governance requirements of the NYSE available for a “controlled company”; (vii) our historical combined and pro forma financial results may not be a reliable indicator of what we would have achieved or will achieve as a standalone company; (viii) obligations associated with being a public company; (ix) GE could engage in businesses that compete with us, and conflicts of interest may arise between us and GE; and (x) failure caused by us of GE’s distribution of our common stock to its stockholders in exchange for its common stock to qualify for tax-free treatment, which may result in significant tax liabilities to GE for which we may be required to indemnify GE; and

•	Risks relating to this offering, including: (i) future sales of a substantial number of shares of our common stock; (ii) no prior public market for our common stock; (iii) volatility of the price of our common stock; (iv) our dividend policy may change at any time; (v) applicable laws and regulations, and provisions of our certificate of incorporation and by-laws may discourage takeover attempts and business combinations; and (vi) our common stock is and will be subordinate to all of our existing and future indebtedness and any preferred stock.

For a discussion of these and other risks, see “Risk Factors.”

Additional Information

Our corporate headquarters and principal executive offices are located at 777 Long Ridge Road, Stamford, Connecticut 06902. Our telephone number at that address is (203) 585-2400. Our internet address is www.synchronyfinancial.com. Information on, or accessible through, our website is not part of this prospectus.

The Offering

Issuer	SYNCHRONY FINANCIAL

Common stock offered by us	shares of common stock.

Option to purchase additional shares	shares of common stock.

Common stock to be outstanding immediately after this offering	shares of common stock.

Common stock listing	We will apply to list our common stock on the New York Stock Exchange (“NYSE”) under the trading symbol “SYF.”

Use of proceeds	Assuming an initial public offering price of $ per share, which is the midpoint of the range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering will be $ (or $ if the underwriters exercise in full their option to purchase additional shares of common stock from us), after deducting estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering, together with borrowings under the New Bank Term Loan Facility and the New GECC Term Loan Facility, to repay $ billion of the related party debt owed to GECC and its affiliates outstanding on the closing date of this offering ($8,959 million at December 31, 2013), to increase our capital, to invest in liquid assets to increase the size of our liquidity portfolio and for such additional uses as we may determine in the future. See “Use of Proceeds” and “Description of Certain Indebtedness.”

Voting rights	One vote per share for all matters on which stockholders are entitled to vote, except that, until the earlier to occur of: (i) the time immediately prior to the Split-off and (ii) the GE SLHC Deregistration, no stockholder or group (other than GE or its affiliates and certain other exempted persons) shall have the right to vote more than 4.99% of our capital stock entitled to vote generally in the election of directors.

Dividend policy	Following the offering, our board of directors intends to consider our policy regarding the payment and amount of dividends. The declaration and amount of any future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings, capital and liquidity requirements of us and the Bank, regulatory restrictions, corporate law and contractual restrictions and other factors that our board of directors deems relevant. See “Risk Factors—Risks Relating to Our Business—We are a holding company and will rely significantly on dividends, distributions and other payments from the Bank,” “—Risks Relating to Regulation—We and the Bank are subject to restrictions that limit our ability to pay dividends and repurchase our capital stock,” “—Risks Relating to This Offering—We may change our dividend policy at any time” and “Dividend Policy.”

Risk factors	See the section entitled “Risk Factors” beginning on page 19 for a discussion of some of the factors you should consider before investing in our common stock.

Debt financings	Prior to the completion of this offering, we will enter into the New Bank Term Loan Facility with third party lenders that will provide $ billion principal amount of unsecured term loans maturing in 2019. Prior to the completion of this offering, we will also enter into the New GECC Term Loan Facility with GECC that will provide $ billion principal amount of unsecured term loans maturing in 2019.

We also currently intend to issue approximately $ billion of senior unsecured debt securities in the Planned Debt Offering shortly after the completion of this offering.

Prior to the completion of this offering, we expect to enter into agreements providing us with an aggregate of approximately $ billion of undrawn committed capacity from private lenders under two of our existing securitization programs.

For a discussion of these financings, see “Description of Certain Indebtedness—New Bank Term Loan Facility,” “—New GECC Term Loan Facility,” “—New Senior Notes” and “—Securitized Financings.”

Unless otherwise indicated, all information in this prospectus, including information regarding the number of shares of our common stock outstanding:

•	is based on an assumption of shares of common stock outstanding at December 31, 2013, which reflects the consummation of a stock split expected to occur immediately prior to this offering pursuant to which shares of common stock will be issued to the holder of common stock for each share held;

•	assumes an initial public offering price of $ per share (the midpoint of the price range set forth on the front cover of this prospectus);

•	assumes the underwriters’ option to purchase additional shares of common stock from us has not been exercised; and

•	does not include the shares of common stock underlying unvested restricted stock units and stock options issued to certain employees pursuant to “founders’ grants” under the Synchrony 2014 Long-Term Incentive Plan or the remaining shares of common stock reserved for issuance under the Synchrony 2014 Long-Term Incentive Plan, as described under “Management—Compensation Plans Following This Offering—Synchrony 2014 Long-Term Incentive Plan.”

Summary Historical and Pro Forma Financial Information

The following table sets forth summary historical combined and unaudited pro forma financial information. You should read this information in conjunction with the information under “Selected Historical and Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the related notes included elsewhere in this prospectus.

Synchrony is a holding company for the legal entities that historically conducted GE’s North American retail finance business. Synchrony was incorporated in Delaware on September 12, 2003, but prior to April 1, 2013, conducted no business. During the period from April 1, 2013 to September 30, 2013, as part of a regulatory restructuring, substantially all of the assets and operations of GE’s North American retail finance business, including the Bank, were transferred to Synchrony. The remaining assets and operations of that business have been or will be transferred to Synchrony prior to the completion of this offering.

We have prepared our historical combined financial statements as if Synchrony had conducted GE’s North American retail finance business throughout all relevant periods. Our historical combined financial information and statements include the assets, liabilities and operations of GE’s North American retail finance business.

The unaudited pro forma information set forth below reflects our historical combined financial information, as adjusted to give effect to the following transactions (the “Transactions”) as if each had occurred as of January 1, 2013, in the case of statements of earnings information, and December 31, 2013, in the case of statements of financial position information:

•	issuance of million shares of our common stock at an estimated offering price of $ per share (the midpoint of the price range set forth on the front cover of this prospectus);

•	repayment of $ billion of the Outstanding Related Party Debt (as defined under “Use of Proceeds”);

•	entering into of, and costs associated with, the New Bank Term Loan Facility and the New GECC Term Loan Facility;

•	completion of, and costs associated with, the Planned Debt Offering;

•	investment in liquid assets to further increase the size of our liquidity portfolio consistent with our liquidity and funding policies; and

•	issuance of a founders’ grant of restricted stock units and stock options to certain employees under the Synchrony 2014 Long-Term Incentive Plan.

The unaudited pro forma information below is based upon available information and assumptions that we believe are reasonable. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent what our financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma information also should not be considered representative of our future financial condition or results of operations.

In addition to the pro forma adjustments to our historical combined financial statements, various other factors will have an effect on our financial condition and results of operations after the completion of this offering, including those discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a discussion of the pro forma adjustments, see “Selected Historical and Pro Forma Financial Information.”

Condensed Combined Statements of Earnings Information

	Pro Forma	Historical
	Year Ended December 31,	Years Ended December 31,
($ in millions, except share and per share data)	2013	2013	2012	2011
Interest income	$	$11,313	$10,309	$9,141
Interest expense		742	745	932

Net interest income		10,571	9,564	8,209
Retailer share arrangements		(2,362)	(1,975)	(1,430)

Net interest income, after retailer share arrangements		8,209	7,589	6,779
Provision for loan losses		3,072	2,565	2,258

Net interest income, after retailer share arrangements and provision for loan losses		5,137	5,024	4,521
Other income		488	473	498
Other expense		2,483	2,121	2,009

Earnings before provision for income taxes		3,142	3,376	3,010
Provision for income taxes		(1,163)	(1,257)	(1,120)

Net earnings	$	$1,979	$2,119	$1,890

Weighted average shares outstanding (in thousands)
Basic
Diluted

Earnings per share
Basic
Diluted

Condensed Combined Statements of Financial Position Information

	Pro Forma	Historical
	At December 31,	At December 31,
($ in millions)	2013	2013	2012
Assets:
Cash and equivalents	$	$2,319	$1,334
Investment securities		236	193
Loan receivables		57,254	52,313
Allowance for loan losses		(2,892)	(2,274)
Goodwill		949	936
Intangible assets, net		300	255
Other assets		919	705

Total assets	$	$59,085	$53,462

Liabilities and Equity:
Total deposits		25,719	18,804
Total borrowings		24,321	27,815
Accrued expenses and other liabilities		3,085	2,261

Total liabilities		53,125	48,880

Total equity		5,960	4,582

Total liabilities and equity	$	$59,085	$53,462

Other Financial and Statistical Data

	Pro Forma(1)			Historical
	Year Ended December 31,			Years Ended December 31,
($ in millions, except per account data)	2013			2013	2012	2011
Financial Position Data (Average):
Loan receivables	$			$52,407	$47,549	$44,131
Total assets	$			$56,184	$49,905	$46,218
Deposits	$			$22,911	$17,514	$15,442
Borrowings	$			$25,209	$25,304	$24,687
Total equity	$			$5,121	$4,764	$4,009

Selected Performance Metrics:
Purchase volume(2)		$93,858		$93,858	$85,901	$77,883
Average active accounts (in thousands)(3)		56,253		56,253	53,021	51,313
Average purchase volume per active account		$1,668		$1,668	$1,620	$1,518
Average loan receivables balance per active account		$932		$932	$897	$860
Net interest margin(4)			%	18.8%	19.7%	18.4%
Net charge-offs		$2,454		$2,454	$2,343	$2,560
Net charge-offs as a % of average loan receivables		4.7%		4.7%	4.9%	5.8%
Allowance coverage ratio(5)		5.1%		5.1%	4.3%	4.3%
Return on assets(6)			%	3.5%	4.2%	4.1%
Return on equity(7)			%	38.6%	44.5%	47.1%
Equity to assets(8)			%	9.1%	9.5%	8.7%
Other expense as a % of average loan receivables			%	4.7%	4.5%	4.6%
Efficiency ratio(9)			%	28.6%	26.3%	27.6%
Effective income tax rate			%	37.0%	37.2%	37.2%

Capital Ratios for the Bank(10):
Tier 1 risk-based capital ratio			%	16.0%	13.8%	13.3%
Total risk-based capital ratio			%	17.3%	15.1%	14.5%
Tier 1 leverage ratio			%	14.9%	17.2%	16.0%

Capital Ratios for the Company(11):
Tier 1 common ratio			%	—	—	—
Tier 1 risk-based capital ratio			%	—	—	—
Total risk-based capital ratio			%	—	—	—
Tier 1 leverage ratio			%	—	—	—

Selected Period End Data:
Total loan receivables		$57,254		$57,254	$52,313	$47,741
Allowance for loan losses		$2,892		$2,892	$2,274	$2,052
30+ days past due as a % of loan receivables		4.3%		4.3%	4.6%	4.9%
90+ days past due as a % of loan receivables		2.0%		2.0%	2.0%	2.2%
Total active accounts (in thousands)(3)		61,957		61,957	57,099	56,605

Other Information:
Full time employees		9,333		9,333	8,447	8,203

Interest and fees on loans		$11,295		$11,295	$10,300	$9,134
Other income		488		488	473	498
Retailer share arrangements		(2,362)		(2,362)	(1,975)	(1,430)

Platform revenue(12)		$9,421		$9,421	$8,798	$8,202

(1)	The unaudited pro forma financial information for Financial Position Data (Average) and Selected Performance Metrics give effect to the Transactions as if they had occurred as of January 1, 2013 for amounts calculated using average financial position data.
(2)	Purchase volume, or net credit sales, represents the aggregate amount of charges incurred on credit cards or other credit product accounts less returns during the period.
(3)	Active accounts represent credit card or installment loan accounts on which there has been a purchase, payment or outstanding balance in the current month. Open accounts represent credit card or installment loan accounts that are not closed, blocked or more than 60 days delinquent.
(4)	Net interest margin represents net interest income divided by average interest earning assets.
(5)	Allowance coverage ratio represents allowance for loan losses divided by total end-of-period loan receivables.
(6)	Return on assets represents net earnings as a percentage of average total assets.
(7)	Return on equity represents net earnings as a percentage of average total equity.
(8)	Equity to assets represents average equity as a percentage of average total assets.
(9)	Efficiency ratio represents (i) other expense, divided by (ii) net interest income, after retailer share arrangements, plus other income.
(10)	Represent Basel I capital ratios calculated for the Bank.
(11)	Represent Basel I capital ratios calculated for the Company on a pro forma basis. At December 31, 2013, pro forma for the Transactions, the Company had a fully phased-in Basel III Tier 1 common ratio of %. The Company’s pro forma capital ratios are non-GAAP measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital.”
(12)	Platform revenue is a non-GAAP measure. The table sets forth each component of our platform revenue for the periods presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Platform Analysis.”

RISK FACTORS

You should carefully consider the following risks before investing in our common stock. These risks could materially affect our business, results of operations or financial condition and cause the trading price of our common stock to decline. You could lose part or all of your investment.

Risks Relating to Our Businesses

Macroeconomic conditions could have a material adverse effect on our business, results of operations, financial condition and stock price.

Key macroeconomic conditions historically have affected our business, results of operations and financial condition and are likely to affect them in the future. Consumer confidence, unemployment and housing indicators are among the factors that often impact consumer spending behavior. Poor economic conditions reduce the usage of our credit cards and other financing products and the average purchase amount of transactions on our credit cards and through our other products, which, in each case, reduces our interest and fee income. We rely primarily on interest and fee income to generate our net earnings. Our interest and fee income was $11.3 billion for the year ended December 31, 2013 and $10.3 billion for the year ended December 31, 2012. Poor economic conditions also adversely affect the ability and willingness of customers to pay amounts owed to us, increasing delinquencies, bankruptcies, charge-offs and allowances for loan losses, and decreasing recoveries. For example, our over-30 day delinquency rate was 8.2% on December 31, 2009 during the financial crisis, compared to 4.3% on December 31, 2013, and our full-year net charge-off rate was 11.3% for the year ended December 31, 2009, compared to 4.7% for the year ended December 31, 2013. We believe the delinquency rate in our portfolio is at historically low levels and charge-off rates in our portfolio are back to pre-recession levels, and they both may increase and are likely to increase materially if economic conditions deteriorate.

While certain economic conditions in the United States have shown signs of improvement, economic growth has been slow and uneven as consumers continue to be affected by high unemployment rates, slowly recovering housing values and continuing concerns about the level of U.S. government debt and fiscal actions that may be taken to address this. A prolonged period of slow economic growth or a significant deterioration in economic conditions would likely affect consumer spending levels and the ability and willingness of customers to pay amounts owed to us, and could have a material adverse effect on our business, results of operations and financial condition.

Macroeconomic conditions may also cause net earnings to fluctuate and diverge from expectations of securities analysts and investors, who may have differing assumptions regarding the impact of these conditions on our business, and this may adversely impact the trading price of our common stock.

Our results of operations and growth depend on our ability to retain existing partners and attract new partners.

Substantially all of our revenue is generated from the credit products we provide to customers of our partners pursuant to program agreements we enter into with our partners. As a result, our results of operations and growth depend on our ability to retain existing partners and attract new partners. Historically, there has been turnover in our partners, and we expect this will continue in the future. For example, based on written notices received to date from partners for three of our 40 largest programs measured by platform revenue for the year ended December 31, 2013, we do not expect their program agreements to be extended beyond their contractual expiration dates in 2014. These three program agreements represented, in the aggregate, 2.5 % of our total platform revenue for the year ended December 31, 2013 and 3.1% of our total loan receivables at December 31, 2013. In addition, based on discussions to date with one of our ten largest partners, PayPal, we expect to extend our program agreement with that partner for two years beyond its current contractual expiration date in 2014. Although we do not expect the program agreement to be extended beyond the two year extension, we expect that we will agree to a fixed formula for PayPal to purchase the portfolio after the extension expires. The extension is also expected to eliminate certain exclusivity provisions that exist in the current program agreement which we expect will result in lower platform revenue and loan receivables from our PayPal program during the remaining term of the agreement. The PayPal program agreement represented 3.1% of our total platform revenue for the year ended December 31, 2013 and 2.6% of our total loan receivables at December 31, 2013.

Program agreements with our Retail Card partners and national and regional retailer and manufacturer Payment Solutions partners typically are for multi-year terms. These program agreements generally permit us and our partner to terminate the agreement prior to its scheduled termination date for various reasons, including, in some cases, if we fail to meet certain service levels, if we change certain key cardholder terms or, in some cases, certain of our credit criteria, if we fail to achieve certain targets with respect to approvals of new customers as a result of the credit criteria we use, or if we elect not to increase the program size when the outstanding loan receivables under the program reach certain thresholds. Certain of these program agreements are also subject to early termination by a party if the other party has a material adverse change in its financial condition. Programs with manufacturers, buying groups and industry associations generally are made available to Payment Solutions partners such as individual retail outlets, dealers and merchants under dealer agreements, which typically may be terminated at will by the other party on short notice to us (e.g., 15 days).

There is significant competition for our existing partners, and our failure to retain our existing larger partner relationships upon the expiration or our earlier loss of a relationship upon the exercise of a partner’s early termination rights, or the termination of a substantial number of smaller partner relationships, could have a material adverse effect on our results of operations and financial condition to the extent not offset by the addition of new partners of similar size and profitability. The competition for new partners is also significant, and our failure to attract new partners could adversely affect our ability to grow.

A significant percentage of our platform revenue comes from relationships with a small number of Retail Card partners, and the loss of any of these Retail Card partners could adversely affect our business and results of operations.

Our ten largest partner relationships are with Retail Card partners and accounted for an aggregate of 58.9% of our total platform revenue for the year ended December 31, 2013. Our five largest programs (Gap, JCPenney, Lowe’s, Sam’s Club and Wal-Mart) accounted in aggregate for 47.9% of our total platform revenue for the year ended December 31, 2013. Sam’s Club is a subsidiary of Wal-Mart that is a separate contracting entity with its own program agreement with us. Our programs with JCPenney and Wal-Mart each accounted for more than 10% of our total platform revenue over the same period. We expect to have significant concentration in our largest relationships for the foreseeable future. Although we have multi-year program agreements with each of our ten largest partners, their current agreements expire at various times and the agreement with one of these partners, which represented $1.3 billion, or 2.3%, of our total loan receivables for the year ended December 31, 2013, is scheduled to expire before the end of 2014 and is one of the partners discussed in the preceding Risk Factor, whose program agreements we do not expect to be extended beyond their contractual expiration dates in 2014. In addition, based on discussions to date with another of our ten largest partners, PayPal, we expect to extend our program agreement with that partner for two years beyond its current contractual expiration date in 2014. Although we do not expect the program agreement to be extended beyond the two year extension, we expect that we will agree to a fixed formula for PayPal to purchase the portfolio after the extension expires.

The program agreements generally permit us or our partner to terminate the agreement prior to its scheduled termination date under various circumstances as described in the preceding risk factor. Some of our program agreements also provide that, upon expiration or termination, our partner may purchase or designate a third party to purchase the accounts and loans generated with respect to its program and all related customer data. The loss of any of our largest partners or a material reduction in the revenues we receive from their customers could have a material adverse effect on our results of operations and financial condition.

Our results depend, to a significant extent, on the active and effective promotion and support of our products by our partners.

Our partners generally accept most major credit cards and various other forms of payment, and therefore our success depends on their active and effective promotion of our products to their customers. We depend on our partners to integrate the use of our credit products into their store culture by training their sales associates about our products, having their sales associates encourage their customers to apply for, and use, our products and otherwise effectively marketing our products. In addition, although our Retail Card programs and our Payment Solutions programs with national and regional retailer partners typically are exclusive with respect to the credit products we offer at that partner, some Payment Solutions programs and most CareCredit provider relationships are not exclusive to us, and therefore a partner may choose to promote a competitor’s financing over ours, depending upon cost, availability or attractiveness to consumers or other factors. Typically we do not have, or utilize, any recourse against these non-exclusive partners when they do not sufficiently promote our products. Partners may also implement changes in their systems and technologies that may disrupt the integration between their systems and technologies and ours, which could disrupt the use of our products. The failure by our partners to effectively promote and support our products or changes they make in their business models that negatively impact card usage could have a material adverse effect on our business and results of operations. In addition, if our partners engage in improper business practices, do not adhere to the terms of our program agreements or other contractual arrangements, or otherwise diminish the value of our brand, we may suffer reputational damage and customers may be less likely to use our products, which could have a material adverse effect on our business and results of operations.

Our results are impacted, to a significant extent, by the financial performance of our partners.

Our ability to generate new loans and the interest income and fees and other income associated with them is dependent upon sales of merchandise and services by our partners. The retail and healthcare industries in which our partners operate are intensely competitive. Our partners compete with retailers and department stores in their own geographic areas, as well as catalog and internet sales businesses. Our partners in the healthcare industry compete with other healthcare providers. Our partners’ sales may decrease or may not increase as we anticipate for various reasons, some of which are in the partners’ control and some of which are not. For example, partner sales may be adversely affected by macroeconomic conditions having a national, regional or more local effect on consumer spending, business conditions affecting a particular partner or industry, or catastrophes affecting broad or more discrete geographic areas. If our partners’ sales decline for any reason, it generally results in lower credit sales, and therefore lower loan volume and associated interest income and fees and other income for us from their customers. In addition, if a partner closes some or all of its stores or becomes subject to a voluntary or involuntary bankruptcy proceeding (or if there is a perception that it may become subject to a bankruptcy proceeding), its customers who have used our financing products may have less incentive to pay their outstanding balances to us, which could result in higher charge-off rates than anticipated and our costs for servicing its customers’ accounts may increase. This risk is particularly acute with respect to our largest partners that account for a significant amount of our platform revenue. See “—A significant percentage of our platform revenue comes from relationships with a small number of Retail Card partners, and the loss of any of these Retail Card partners could adversely affect our business and results of operations.” Moreover, if the financial condition of a partner deteriorates significantly or a partner becomes subject to a bankruptcy proceeding, we may not be able to recover for customer returns, customer payments made in partner stores or other amounts due to us from the partner. A decrease in sales by our partners for any reason or a bankruptcy proceeding involving any of them could have a material adverse impact on our business and results of operations.

We will need additional financing, and our borrowing costs are expected to be higher following the completion of this offering; adverse financial market conditions or our inability to effectively manage our funding and liquidity risk could have a material adverse effect on our funding, liquidity and ability to meet our obligations.

We need to effectively manage our funding and liquidity in order to meet our cash requirements such as day to day operating expenses, extensions of credit to our customers, payments of principal and interest on our borrowings and payments on our other obligations. Historically, our primary sources of funding and liquidity have been, and following this offering are expected to be, collections from our customers, deposits, funds from securitized financings and proceeds from unsecured borrowings. Historically, our unsecured borrowings have come from GECC and we believe our affiliation with GE has made it easier and less expensive for us to obtain some of our funding from third parties. Following completion of this offering, we do not expect to receive funding from GECC (other than transitional financing from GECC under the New GECC Term Loan Facility) and expect our borrowing costs from third parties will be higher than our historical costs from GECC. In addition, following completion of this offering, it may be more difficult for us to securitize our loans because our credit rating from the rating agencies will be lower than GECC’s current credit rating, which may cause investors, and the credit rating agencies, to view us as a weaker sponsor. To compensate, our future issuances of asset-backed securities may need to provide for a higher interest rate or provide additional credit enhancements and, even then, the credit ratings on our asset-backed securities may be lower than they have been historically. These factors may increase the costs of securitizing our loans relative to our historical costs.

If we do not have sufficient liquidity, we may not be able to meet our obligations, particularly during a liquidity stress event. If we maintain or are required to maintain too much liquidity, it could be costly and reduce our financial flexibility.

We will need additional financing in the future to refinance any existing debt and finance growth of our business. The availability of additional financing will depend on a variety of factors such as financial market conditions generally, including the availability of credit to the financial services industry, consumers’ willingness to place money on deposit in the Bank, our performance and credit ratings and the performance of our securitized portfolios. Disruptions, uncertainty or volatility in the capital, credit or deposit markets, such as the uncertainty and volatility experienced in the capital and credit markets during the financial crisis and more recently arising from the sovereign debt crisis in Europe and concerning the level of U.S. government debt and fiscal measures that may be taken over the longer term to address these matters, may limit our ability to obtain additional financing or refinance maturing liabilities on desired terms (including funding costs) in a timely manner or at all. It may also be more difficult or costly for us to obtain funds following the Separation. As a result, we may be forced to delay obtaining funding or be forced to issue or raise funding on undesirable terms, which could significantly reduce our financial flexibility and cause us to contract or not grow our business, all of which could have a material adverse effect on our results of operations and financial conditions.

In addition, prior to the completion of this offering, we expect to enter into agreements providing us with an aggregate of approximately $         billion of undrawn committed capacity from private lenders under two of our existing securitization programs. Regulatory reforms have recently been adopted in the United States and internationally that are intended to address certain issues that affected banks in the recent financial crisis. These reforms, generally referred to as “Basel III,” subject banks to more stringent capital, liquidity and leverage requirements. To the extent that the Basel III requirements result in increased costs to the banks providing this undrawn committed capacity under our securitization programs, these costs are likely to be passed on to us. In addition, in response to Basel III, some banks in the market have added provisions to their credit agreements permitting them to delay disbursement of funding requests for 30 days or more. If our bank lenders demand these delayed funding provisions and/or higher pricing for committing undrawn capacity to us, our cost of funding and access to liquidity could be adversely affected.

While financial market conditions have stabilized and, in many cases, improved since the financial crisis, there can be no assurance that significant disruptions, uncertainties and volatility will not occur in the future. If we are unable to continue to finance our business, access capital markets and attract deposits on favorable terms and in a timely manner, or if we experience an increase in our borrowing costs or otherwise fail to manage our liquidity effectively, our results of operations and financial condition may be materially adversely affected.

A reduction in our credit ratings could materially increase the cost of our funding from, and restrict our access to, the capital markets.

We expect our senior unsecured debt to be rated by one or more rating agencies prior to the completion of this offering. In addition, certain of the asset-backed securities issued by our publicly registered securitization trust are also rated by Fitch Ratings, Inc. (“Fitch”), Standard & Poor’s (“S&P”) and/or Moody’s Investor Services, Inc. (“Moody’s”). The ratings for our unsecured debt are based on a number of factors, including our financial strength, as well as factors that may not be within our control, such as macroeconomic conditions and the rating agencies’ perception of the industries in which we operate and the products we offer. Following the completion of the offering, we expect our unsecured debt credit rating from the rating agencies will be lower than GECC’s current unsecured debt credit rating. The ratings of our asset-backed securities are, and will continue to be, based on a number of factors, including the quality of the underlying loans and the credit enhancement structure with respect to each series of asset-backed securities, as well as the credit rating of GECC as the servicer of our publicly registered securitization trust and our credit rating as sponsor. These ratings also reflect the various methodologies and assumptions used by the rating agencies, which are subject to change and could adversely affect our ratings. The rating agencies regularly evaluate our credit ratings and those of GECC, as well as the credit ratings of our asset-backed securities. We expect GECC will resign and assign its servicing obligations for our publicly registered securitization trust to us, and we intend to amend the program documents for this trust to enable that assignment. We expect the GECC resignation and assignment will occur on the earlier of: (i) the date all asset-backed securities outstanding at the effective time of the amendment have been redeemed or paid in full (which is expected to occur no later than 2019) and (ii) when the holders of such securities have consented to an assignment of such servicing obligations to us (the “Expected GECC Servicer Assignment Date”). There can be no assurance that we will be able to maintain our unsecured debt or asset-backed securities credit ratings or that any of our credit ratings will not be lowered or withdrawn in the future, including as GE decreases its ownership in us or when GECC is no longer the servicer. We also cannot be sure that GECC’s credit ratings will not be lowered or what impact any such action would have on our credit ratings as well as those of our asset-backed securities. A downgrade in our unsecured debt or asset-backed securities credit ratings (or investor concerns that a downgrade may occur) could materially increase the cost of our funding from, and restrict our access to, the capital markets.

Neither we nor GE have any obligation to replace or supplement the credit enhancement or to take any other action to maintain any ratings of any asset-backed securities. If the ratings on our asset-backed securities are reduced, put on negative watch or withdrawn as a result of the Separation, the GE SLHC Deregistration or otherwise, it may have an adverse effect on the liquidity or the market price of our asset-backed securities and on the cost of or our ability to continue using securitized financings to the extent anticipated.

Our inability to securitize our loans would have a material adverse effect on our business, liquidity, cost of funds and financial condition.

We use the securitization of loans, which involves the transfer of loans to a trust and the issuance by the trust of asset-backed securities to third-party investors, as a significant source of funding. Our average level of securitized financings from third parties was $16.2 billion and $15.2 billion for the years ended December 31, 2013 and 2012, respectively. For a discussion of our securitization activities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funding Sources—Securitized Financings,” “Description of Certain Indebtedness—Securitized Financings” and Note 6. Variable Interest Entities to our combined financial statements.

Although the securitization market for credit cards has been re-established since the financial crisis that began in 2008, there can be no assurance that the market will not experience future disruptions. The extent to which we will securitize our loans in the future will depend in part upon the conditions in the securities markets in general and the credit card asset-backed securities market in particular, the overall credit quality of our loans and the conformity of the loans and our securitization program to rating agency requirements, the costs of securitizing our loans, and the legal, regulatory, accounting and tax requirements governing securitization transactions. In the event we are unable to refinance existing asset-backed securities from our publicly registered securitization trust with new securities from the same trust, there are structural and regulatory constraints on our ability to refinance these asset-backed securities with Bank deposits or other funding at the Bank, and therefore we would be required to rely on sources outside of the Bank. A prolonged inability to securitize our loans on favorable terms, or at all, or to refinance our asset-backed securities would have a material adverse effect on our business, liquidity, cost of funds and financial condition.

The occurrence of an early amortization of our securitization facilities would have a material adverse effect on our liquidity and cost of funds.

Our liquidity would be materially adversely affected by the occurrence of events resulting in the early amortization of our existing securitized financings. For a description of these early amortization events, see “Description of Certain Indebtedness—Securitized Financings.” During an early amortization period, principal collections from the loans in our asset-backed securitization trusts would be applied to repay principal of the asset-backed securities rather than being available on a revolving basis to fund purchases of newly originated loans. This would negatively impact our liquidity, including our ability to originate new loans under existing accounts, and require us to rely on alternative funding sources, which might increase our funding costs or might not be available when needed.

Our loss of the right to service or subservice our securitized loans would have a material adverse effect on our liquidity and cost of funds.

GECC currently acts as servicer with respect to our publicly registered securitization trust and its related series of asset-backed securities, and the Bank acts as servicer with respect to our other two securitization trusts. If the Bank or GECC, as applicable, defaults in its servicing obligations, an early amortization event could occur with respect to the relevant asset-backed securities and/or the Bank or GECC, as applicable, could be replaced as servicer. Servicer defaults include, for example, the failure of the servicer to make any payment, transfer or deposit in accordance with the securitization documents, a breach of representations, warranties or agreements made by the servicer under the securitization documents, the delegation of the servicer’s duties contrary to the securitization documents and the occurrence of certain insolvency events with respect to the servicer. Such an amortization event would have the adverse consequences discussed in the immediately preceding risk factor.

We expect GECC will resign and assign its servicing obligations for our publicly registered securitization trust to us on the Expected GECC Servicer Assignment Date and until that time, our ability to service the public securitization trust’s assets pursuant to the sub-servicing arrangement with GECC will be dependent on GECC not being terminated as servicer for a servicer default or resigning in accordance with the requirements specified in the trust’s program documents, as well as us not being terminated for a default under our sub-servicing arrangements with GECC. If GECC defaults or resigns (or if we default under our sub-servicing arrangement), a third party could be appointed servicer with respect to our publicly registered securitization trust, particularly if neither we nor the Bank have the required ratings to serve as successor servicer. Similarly, if we default in our servicing obligations with respect to either of our other two securitization trusts, a third party could be appointed as servicer of the related trust. If a third-party servicer is appointed, there is no assurance that the third-party will engage us as sub servicer, in which event we would no longer be able to control the manner in which the related trust’s assets are serviced, and the failure of a third party to appropriately service such assets could lead to an early amortization event in the affected securitization trust, which would have the adverse consequences discussed in the immediately preceding risk factor.

Lower payment rates on our securitized loans could materially adversely affect our liquidity and financial condition.

Certain collections from our securitized loans come back to us through our subsidiaries, and we use these collections to fund our purchase of newly originated loans to collateralize our securitized financings. If payment rates on our securitized loans are lower than they have historically been, fewer collections will be remitted to us on an ongoing basis. Further, certain series of our asset-backed securities include a requirement that we accumulate principal collections in a restricted account for a specified number of months prior to the applicable security’s maturity date. We are required under the program documents to lengthen this accumulation period to the extent we expect the payment rates to be low enough that the current length of the accumulation period is inadequate to fully fund the restricted account by the applicable security’s maturity date. Lower payment rates, and in particular, payment rates that are low enough that we are required to lengthen our accumulation periods, could materially adversely affect our liquidity and financial condition.

We are a holding company and will rely significantly on dividends, distributions and other payments from the Bank.

As a holding company, we will rely significantly on dividends, distributions and other payments from the Bank to fund any dividends to our stockholders and repurchases of our stock, as well as to satisfy our debt and other obligations. The ability of the Bank to make dividends and other distributions and payments to us is subject to regulation by the OCC and the Federal Reserve Board. Limitations on the amounts we receive from the Bank could impact our liquidity. See “—Risks Relating to Regulation—We and the Bank are subject to restrictions that limit our ability to pay dividends and repurchase our capital stock.”

Our inability to grow our deposits in the future could materially adversely affect our liquidity and ability to grow our business.

We obtain deposits directly from retail and commercial customers or through brokerage firms that offer our deposit products to their customers. At December 31, 2013, we had $10.9 billion in direct deposits (which includes deposits from banks and financial institutions and deposits related to prepaid cards) and $14.8 billion in deposits originated through brokerage firms (including network deposit sweeps procured through a program arranger who channels brokerage account deposits to us). A key part of our liquidity plan and funding strategy is to expand our direct deposits, and we intend to continue to rely on brokered deposits as a source of funding.

The deposit business is highly competitive, with intense competition in attracting and retaining deposits. We compete on the basis of the rates we pay on deposits, features and benefits of our products, the quality of our customer service and the competitiveness of our digital banking capabilities. Our ability to originate and maintain retail deposits is also highly dependent on the strength of the Bank and the perceptions of consumers and others of our business practices and our financial health. Adverse perceptions regarding our reputation could lead to difficulties in attracting and retaining deposits accounts. Negative public opinion could result from actual or alleged conduct in a number of areas, including lending practices, regulatory compliance, inadequate protection of customer information or sales and marketing, and from actions taken by regulators or others in response to such conduct. In addition, our ability to originate and maintain deposits could be adversely affected by the loss of our association with GE’s brand and reputation following the completion of this offering.

The demand for the deposit products we offer may also be reduced due to a variety of factors, such as demographic patterns, changes in customer preferences, reductions in consumers’ disposable income, regulatory actions that decrease customer access to particular products or the availability of competing products. Competition from other financial services firms and others that use deposit funding products may affect deposit renewal rates, costs or availability. Changes we make to the rates offered on our deposit products may affect our profitability and liquidity.

The Federal Deposit Insurance Act (the “FDIA”) prohibits an insured bank from accepting brokered deposits or offering interest rates on any deposits significantly higher than the prevailing rate in the bank’s normal market area or nationally (depending upon where the deposits are solicited), unless it is “well capitalized,” or it is “adequately capitalized” and receives a waiver from the FDIC. A bank that is “adequately capitalized” and accepts brokered deposits under a waiver from the FDIC may not pay an interest rate on any deposit in excess of 75 basis points over certain prevailing market rates. There are no such restrictions under the FDIA on a bank that is “well capitalized” and at December 31, 2013, the Bank met or exceeded all applicable requirements to be deemed “well capitalized” for purposes of the FDIA. However, there can be no assurance that the Bank will continue to meet those requirements. The Bank’s inability to accept brokered deposits for any reason (including regulatory limitations on the amount of brokered deposits as a percentage of total assets) in the future could materially adversely impact our funding costs and liquidity. Any limitation on the interest rates the Bank can pay on deposits could competitively disadvantage us in attracting and retaining deposits and have a material adverse effect on our business.

Changes in market interest rates could have a material adverse effect on our net earnings, funding and liquidity.

Changes in market interest rates cause our net interest income and our interest expense to increase or decrease, as certain of our assets and liabilities carry interest rates that fluctuate with market benchmarks. At December 31, 2013, 56.8% of our loans bore a fixed interest rate to the customer and we generally fund these assets with fixed rate certificates of deposit, securitized financing and unsecured debt. At December 31, 2013, 43.2% of our loans bore a floating interest rate to the customer, and we generally fund these assets with floating rate deposits, asset-backed securities and unsecured debt. The interest rate benchmark for our floating rate assets is the prime rate, and the interest rate benchmark for our floating rate liabilities is generally either the London Interbank Offered Rate (“LIBOR”) or the federal funds rate. The prime rate and LIBOR or the federal funds rate could reset at different times or could diverge, leading to mismatches in the interest rates on our floating rate assets and floating rate liabilities. To the extent we are unable to effectively match the interest rates on our assets and liabilities (including, in the future, potentially through the use of derivatives), our net earnings could be materially adversely affected.

Competitive factors may limit, and future regulatory reform may limit or restrict, our ability to raise interest rates, fixed or floating, on our loans. In addition, some of our program agreements limit the rate of interest we can charge to customers under those agreements. If interest rates were to rise materially over a sustained period of time, and we are unable to sufficiently raise our interest rates in a timely manner, our net interest margin could be adversely impacted, which could have a material adverse effect on our net earnings.

Interest rates may also adversely impact our customers’ spending levels and ability and willingness to pay amounts owed to us. Our floating rate credit products bear interest rates that fluctuate with the prime rate. Higher interest rates often lead to higher payment obligations by customers to us and other lenders under mortgage, credit card and other consumer loans, which may reduce our customers’ ability to remain current on their obligations to us and therefore lead to increased delinquencies, bankruptcies, charge-offs and allowances for loan losses, and decreasing recoveries, all of which could have a material adverse effect on our net earnings.

Changes in interest rates and competitor responses to these changes may also impact customer decisions to maintain deposits with us, and reductions in deposits could materially adversely affect our funding costs and liquidity.

We assess our interest rate risk by estimating the effect on our net earnings of various scenarios that differ based on assumptions about the direction and the magnitude of interest rate changes. We take risk mitigation actions based on those assessments. Changes in interest rates could materially reduce our net interest income and our net earnings, and could also increase our funding costs and reduce our liquidity, especially if actual conditions turn out to be materially different from those we assumed. For a discussion of interest rate risk sensitivities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”

Our risk management processes and procedures may not be effective in mitigating our risks.

Our risk management processes and procedures seek to appropriately balance risk and return and mitigate risks. We have established processes and procedures intended to identify, measure, monitor and control the types of risk to which we are subject, including credit risk, market risk, liquidity risk, strategic risk and operational risk. Credit risk is the risk of loss that arises when an obligor fails to meet the terms of an obligation. We are exposed to both consumer credit risk, from our customer loans, and institutional credit risk, principally from our partners. Market risk is the risk of loss due to changes in external market factors such as interest rates. Liquidity risk is the risk that financial condition or overall safety and soundness are adversely affected by an inability, or perceived inability, to meet obligations and support business growth. Strategic risk is the risk from changes in the business environment, improper implementation of decisions or inadequate responsiveness to changes in the business environment. Operational risk is the risk of loss arising from inadequate or failed processes, people or systems, external events (i.e., natural disasters) or compliance, reputational or legal matters and includes those risks as they relate directly to our company as well as to third parties with whom we contract or otherwise do business. See “Business—Credit Risk Management” and “Business—Risk Management” for additional information on the types of risks affecting our business.

We seek to monitor and control our risk exposure through a framework that includes our risk appetite statement, enterprise risk assessment process, risk policies, procedures and controls, reporting requirements, credit risk culture and governance structure. Management of our risks in some cases depends upon the use of analytical and/or forecasting models. If the models that we use to manage these risks are ineffective at predicting future losses or are otherwise inadequate, we may incur unexpected losses or otherwise be adversely affected. In addition, the information we use in managing our credit and other risk may be inaccurate or incomplete as a result of error or fraud, both of which may be difficult to detect and avoid. There may also be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, and that could have a material adverse effect on our business, results of operations and financial condition.

We rely extensively on models in managing many aspects of our business, and if they are not accurate or are misinterpreted, it could have a material adverse effect on our business and results of operations.

We rely extensively on models in managing many aspects of our business, including liquidity and capital planning (including stress testing), customer selection, credit and other risk management, pricing, reserving and collections management. The models may prove in practice to be less predictive than we expect for a variety of reasons, including as a result of errors in constructing, interpreting or using the models or the use of inaccurate assumptions (including failures to update assumptions appropriately or in a timely manner). Our assumptions may be inaccurate for many reasons including that they often involve matters that are inherently difficult to predict and beyond our control (e.g., macroeconomic conditions and their impact on partner and customer behaviors) and they often involve complex interactions between a number of dependent and independent variables, factors and other assumptions. The errors or inaccuracies in our models may be material, and could lead us to make wrong or sub-optimal decisions in managing our business, and this could have a material adverse effect on our business, results of operations and financial condition.

Our business depends on our ability to successfully manage our credit risk, and failing to do so may result in high charge-off rates.

Our success depends on our ability to manage our credit risk while attracting new customers with profitable usage patterns. We select our customers, manage their accounts and establish terms and credit limits using proprietary scoring models and other analytical techniques that are designed to set terms and credit limits to appropriately compensate us for the credit risk we accept, while encouraging customers to use their available credit. The models and approaches we use to manage our credit risk may not accurately predict future charge-offs for various reasons discussed in the preceding risk factor.

Our ability to manage credit risk and avoid high charge-off rates also may be adversely affected by economic conditions that may be difficult to predict, such as the recent financial crisis. Although delinquencies and charge-offs continued to decline through 2013, they both may increase in the future and are likely to increase materially if economic conditions deteriorate. We remain subject to conditions in the consumer credit environment. There can be no assurance that our credit underwriting and risk management strategies will enable us to avoid high charge-off levels or delinquencies, or that our allowance for loan losses will be sufficient to cover actual losses.

A customer’s ability to repay us can be negatively impacted by increases in their payment obligations to other lenders under mortgage, credit card and other loans (including student loans). These changes can result from increases in base lending rates or structured increases in payment obligations, and could reduce the ability of our customers to meet their payment obligations to other lenders and to us. In addition, a customer’s ability to repay us can be negatively impacted by the restricted availability of credit to consumers generally, including reduced and closed lines of credit. Customers with insufficient cash flow to fund daily living expenses and lack of access to other sources of credit may be more likely to increase their card usage and ultimately default on their payment obligations to us, resulting in higher credit losses in our portfolio. Our collection operations may not compete effectively to secure more of customers’ diminished cash flow than our competitors. In addition, we may not identify customers who are likely to default on their payment obligations to us and reduce our exposure by closing credit lines and restricting authorizations quickly enough, which could have a material adverse effect on our business, results of operations and financial condition.

Our ability to manage credit risk also may be adversely affected by legal or regulatory changes (such as bankruptcy laws and minimum payment regulations) and collection regulations, competitors’ actions and consumer behavior, as well as inadequate collections staffing, techniques, models and performance of vendors such as collection agencies.

Our allowance for loan losses may prove to be insufficient to cover losses on our loans.

We maintain an allowance for loan losses (a reserve established through a provision for losses charged to expense) that we believe is appropriate to provide for incurred losses in our loan portfolio. In addition, for portfolios we may acquire when we enter into new partner program agreements, any deterioration in the performance of the purchased portfolios after acquisition results in incremental loss reserves. Growth in our loan portfolio generally would lead to an increase in the allowance for loan losses.

The process for establishing an allowance for loan losses is critical to our results of operations and financial condition, and requires complex models and judgments, including forecasts of economic conditions. Changes in economic conditions affecting borrowers, new information regarding our loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. We may underestimate our incurred losses and fail to maintain an allowance for loan losses sufficient to account for these losses. In cases where we modify a loan, if the modified loans do not perform as anticipated, we may be required to establish additional allowances on these loans. Moreover, our regulators, as part of their supervisory function, periodically review our methodology, models and the underlying assumptions, estimates and assessments we use for calculating, and the adequacy of, our allowance for loan losses. Our regulators, based on their judgment, may conclude that we should modify our methodology or models, increase our allowance for loan losses and/or recognize further losses.

We periodically review and update our methodology, models and the underlying assumptions, estimates and assessments we use to establish our allowance for loan losses to reflect our view of current conditions. During 2012 and 2013, we enhanced our allowance for loan losses methodology. This enhancement resulted in a more granular portfolio segmentation analysis, by loss type, included a qualitative assessment of the adequacy of the portfolio’s allowance for loan losses, which compared the allowance for losses to projected net charge-offs over the next 12 months, in a manner consistent with regulatory guidance, and was designed to provide a better estimate of the date of a probable loss event and length of time required for a probable loss event to result in a charge-off. As a result, we recognized incremental provisions of $343 million and $642 million in 2012 and 2013, respectively. We continuously review and evaluate our methodology and models, and we will implement further enhancements or changes to them, as needed. We cannot assure you that our loan loss reserves will be sufficient to cover actual losses. Future increases in the allowance for loan losses or recognized losses (as a result of any review, update, regulatory guidance or otherwise) will result in a decrease in net earnings and capital and could have a material adverse effect on our business, results of operations and financial condition.

If assumptions or estimates we use in preparing our financial statements are incorrect or are required to change, our reported results of operations and financial condition may be adversely affected.

We are required to make various assumptions and estimates in preparing our financial statements under GAAP, including for purposes of determining allowances for loan losses, asset impairment, reserves related to litigation and other legal matters, valuation of income and other taxes and regulatory exposures and the amounts recorded for certain contractual payments to be paid to or received from partners and others under contractual arrangements. In addition, significant assumptions and estimates are involved in determining certain disclosures required under GAAP, including those involving the fair value of our financial instruments. If the assumptions or estimates underlying our financial statements are incorrect, the actual amounts realized on transactions and balances subject to those estimates will be different, and this could have a material adverse effect on our results of operations and financial condition.

In addition, the Financial Accounting Standards Board (“FASB”) is currently reviewing or proposing changes to several financial accounting and reporting standards that govern key aspects of our financial statements, including the proposed standard on accounting for credit losses and other areas where assumptions or estimates are required. As a result of changes to financial accounting or reporting standards, whether promulgated or required by the FASB or other regulators, we could be required to change certain of the assumptions or estimates we previously used in preparing our financial statements, which could materially impact how we record and report our results of operations and financial condition generally. For additional information on the key areas for which assumptions and estimates are used in preparing our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” and Note 2. Basis of Presentation and Summary of Significant Accounting Policies to our combined financial statements.

We may not be able to offset increases in our costs with decreased payments under our retailer share arrangements, which could reduce our profitability.

Most of our Retail Card program agreements and certain other program agreements contain retailer share arrangements that provide for payments to our partners if the economic performance of the relevant program exceeds a contractually defined threshold. Although the share arrangements vary by partner, these arrangements are generally structured to measure the economic performance of the program, based typically on agreed upon program revenues (including interest income and certain other income) less agreed upon program expenses (including interest expense, provision for credit losses, retailer payments and operating expenses), and share portions of this amount above a negotiated threshold. These arrangements are typically designed to permit us to achieve an economic return before we are required to make payments to our partners based on the agreed contractually defined threshold. However, because the threshold and the economic performance of a program that are used to calculate payments to our partners may be based on, among other things, agreed upon measures of program expenses rather than our actual expenses, we may not be able to pass on increases in our actual expenses (such as funding costs or operating expenses) in the form of reduced payments under our retailer share arrangements, and our economic return on a program could be adversely affected.

Competition in the consumer finance industry is intense.

The success of our business depends on our ability to retain existing partners and attract new partners. The competition for partners is intense and becoming more competitive. Our primary competitors for partners include major financial institutions, such as Alliance Data, American Express, Capital One, Chase, Citibank, TD Bank and Wells Fargo, and to a lesser extent, potential partners’ own in-house financing capabilities. Some of our competitors are substantially larger, have substantially greater resources and may offer a broader range of products and services. We compete for partners on the basis of a number of factors, including program financial and other terms, underwriting standards, marketing expertise, service levels, product and service offerings (including incentive and loyalty programs), technological capabilities and integration, brand and reputation. In addition, some of our competitors for partners have a business model that allows for their partners to manage underwriting (e.g., new account approval), customer service and collections, and other core banking responsibilities that we retain but some partners may prefer to handle. As a result of competition, we may be unable to acquire new partners, lose existing relationships to competing companies or find it more costly to maintain our existing relationships.

Our success also depends on our ability to attract and retain customers and generate usage of our products by them. The consumer credit and payments industry is also highly competitive, and we will face an increasingly dynamic industry as emerging technologies enter the marketplace. As a form of payment, our products compete with cash, checks, debit cards, Visa and MasterCard credit cards, as well as American Express, Discover Card, other private-label card brands and, to a certain extent, prepaid cards. We also compete with non-traditional providers such as PayPal. In the future, we expect our products will face increased competition from new emerging payment technologies, such as Google Wallet, ISIS Mobile Wallet and Square, as well as consortia of merchants that are expected to combine payment systems to reduce interchange and other costs (e.g., MCX). We compete for customers and their usage of our products, and to minimize transfers to competitors of our customers’ outstanding balances, based on a number of factors, including pricing (interest rates and fees), product offerings, credit limits, incentives (including loyalty programs) and customer service. Although we offer a variety of consumer credit products, some of our competitors provide a broader selection of services, including home and automobile loans, debit cards and bank branch ATM access, which may position them better among customers who prefer to use a single financial institution to meet all of their financial needs. Some of our competitors are substantially larger than we are, which may give those competitors advantages, including a more diversified product and customer base, the ability to reach out to more customers and potential customers, operational efficiencies, more versatile technology platforms, broad-based local distribution capabilities and lower-cost funding. In addition, some of our competitors, including new and emerging competitors in the digital and mobile payments space, are not subject to the same regulatory requirements or legislative scrutiny to which we are subject, which also could place us at a competitive disadvantage. Customer attrition from any or all of our credit products or any lowering of the pricing of our products by reducing interest rates or fees in order to retain customers could reduce our revenues and therefore our earnings.

In our retail deposits business, we have acquisition and servicing capabilities similar to other direct banking competitors. We compete for deposits with traditional banks and, in seeking to grow our direct banking business, we compete with other banks that have direct banking models similar to ours, such as Ally Financial, American Express, Capital One (ING), Discover, Nationwide, Sallie Mae and USAA. Competition among direct banks is intense because online banking provides customers the ability to rapidly deposit and withdraw funds and open and close accounts in favor of products and services offered by competitors.

If we are unable to compete effectively for partners, customer usage or deposits, our business and results of operations could be materially adversely affected.

Our business is heavily concentrated in U.S. consumer credit, and therefore our results are more susceptible to fluctuations in that market than a more diversified company.

Our business is heavily concentrated in U.S. consumer credit. As a result, we are more susceptible to fluctuations and risks particular to U.S. consumer credit than a more diversified company. For example, our business is particularly sensitive to macroeconomic conditions that affect the U.S. economy and consumer spending and consumer credit. We are also more susceptible to the risks of increased regulations and legal and other regulatory actions that are targeted at consumer credit or the specific consumer credit products that we offer (including promotional financing). Due to our CareCredit platform, we are also more susceptible to increased regulations and legal and other regulatory actions targeted at elective healthcare related procedures or services, in contrast to other industries. Our business concentration could have an adverse effect on our results of operations.

We may be unable to successfully develop and commercialize new or enhanced products and services.

Our industry is subject to rapid and significant changes in technologies, products and services. A key part of our financial success depends on our ability to develop and commercialize new products and services or enhancements to existing products and services, including with respect to loyalty programs and mobile and point of sale technologies. Realizing the benefits of those products and services is uncertain. We may not assign the appropriate level of resources, priority or expertise to the development and commercialization of these new products, services or enhancements. Our ability to develop, acquire or commercialize competitive technologies, products or services on acceptable terms or at all may be limited by intellectual property rights that third parties, including competitors and potential competitors, may assert. In addition, success is dependent on factors such as partner and customer acceptance, adoption and usage, competition, the effectiveness of marketing programs, the availability of appropriate technologies and business processes and regulatory approvals. Success of a new product, service or enhancement also may depend upon our ability to deliver it on a large scale, which may require a significant investment.

We also may select, utilize and invest in technologies, products and services that ultimately do not achieve widespread adoption and therefore are not as attractive or useful to our partners, customers and service partners as we anticipate, or partners may not recognize the value of our new products and services or believe they justify any potential costs or disruptions associated with implementing them. In addition, because our products and services typically are marketed through our partners, if our partners are unwilling or unable to effectively implement our new technologies, products, services or enhancements, we may be unable to grow our business. Competitors may also develop or adopt technologies or introduce innovations that change the markets we operate in and make our products less competitive and attractive to our partners and customers.

In any event, we may not realize the benefit of new technologies, products, services or enhancements for many years or competitors may introduce more compelling products, services or enhancements. Our failure to successfully develop and commercialize new or enhanced products, services or enhancements could have a material adverse effect on our business and results of operations.

We may not realize the value of strategic investments that we pursue and such investments could divert resources or introduce unforeseen risks to our business.

We may execute strategic acquisitions or partnerships or make other strategic investments in businesses, products, technologies or platforms to enhance or grow our business. These strategic investments may introduce new costs or liabilities which could impact our ability to grow or maintain acceptable performance.

We may be unable to integrate systems, personnel or technologies from our strategic investments. These strategic investments may also present unforeseen legal, regulatory or other challenges that we may not be able to manage effectively. The planning and integration of an acquisition, partnership or investment may shift employee time and other resources which could impair our ability to focus on our core business.

Strategic investments may not perform as expected due to lack of acceptance by partners, customers or employees, higher than forecasted costs, lengthy transition periods, synergies or savings not being realized and a variety of other factors. This may result in a delay or unrealized benefit, or in some cases, increased costs or other unforeseen risks to our business.

Reductions in interchange fees may reduce the competitive advantages our private label credit card products currently have by virtue of not charging interchange fees and would reduce our income from those fees.

Interchange is a fee merchants pay to the interchange network in exchange for the use of the network’s infrastructure and payment facilitation, and which are paid to credit card issuers to compensate them for the risk they bear in lending money to customers. We earn interchange fees on Dual Card transactions but we do not charge or earn interchange fees from our partners or customers on our private label credit card products.

Merchants, trying to decrease their operating expenses, have sought to, and have had some success at, lowering interchange rates. Several recent events and actions indicate a continuing increase in focus on interchange by both regulators and merchants. Beyond pursuing litigation, legislation and regulation, merchants are also pursuing alternate payment platforms as a means to lower payment processing costs. To the extent interchange fees are reduced, one of our current competitive advantages with our partners—that we typically do not charge interchange fees when our private label credit card products are used to purchase our partners’ goods and services—may be reduced. Moreover, to the extent interchange fees are reduced, our income from those fees will be lower. We received approximately $325 million of interchange fees for the year ended December 31, 2013. As a result, a reduction in interchange fees could have a material adverse effect on our business and results of operations. In addition, for our Dual Cards, we are subject to the operating regulations and procedures set forth by the interchange network, and our failure to comply with these operating regulations, which may change from time to time, could subject us to various penalties or fees, or the termination of our license to use the interchange network, all of which could have a material adverse effect on our business and results of operations.

Fraudulent activity associated with our products and services could negatively impact our operating results brand and reputation and cause the use of our products and services to decrease and our fraud losses to increase.

We are subject to the risk of fraudulent activity associated with partners, customers and third parties handling customer information. Our fraud-related losses have increased significantly from $72 million to $132 million to $134 million in the years ended December 31, 2011, 2012 and 2013, respectively. This increase is due primarily to growth in our Dual Card product, which like the overall market for general purpose credit cards, has experienced significant counterfeit and mail/phone fraud. Our private label credit card product is also susceptible to application fraud, because among other things, we provide immediate access to the credit line at the time of approval. In addition, sales on the internet and through mobile channels are becoming a larger part of our business and fraudulent activity is higher as a percentage of sales in those channels than in stores. Dual Cards and private label credit cards are susceptible to different types of fraud, and, depending on our product channel mix, we may continue to experience variations in, or levels of, fraud-related expense that are different from or higher than that experienced by some of our competitors or the industry generally.

The risk of fraud continues to increase for the financial services industry in general, and credit card fraud, identity theft and related crimes are likely to continue to be prevalent, and perpetrators are growing more sophisticated. Our resources, technologies and fraud prevention tools may be insufficient to accurately detect and prevent fraud. For example, credit cards with embedded security chip technology (such as the so-called “EMV” chips) provide additional security against fraudulent activity and have been widely adopted in Europe and Asia but have not been widely accepted by merchants in the United States. As a result, our credit cards continue to use the traditional magnetic stripes for card processing and therefore do not benefit from the embedded security chip feature, and our adoption of this technology would still require wider acceptance by merchants to reduce our risk. The level of our fraud charge-offs and results of operations could be materially adversely affected if fraudulent activity were to significantly increase. High profile fraudulent activity also could negatively impact our brand and reputation, which could negatively impact the use of our cards and thereby have a material adverse effect on our results of operations. In addition, significant increases in fraudulent activity could lead to regulatory intervention (such as customer notifications and mandatory issuance of cards with EMV chips), which could increase our costs and also negatively impact our brand and reputation or could lead us to take steps to reduce fraud risk, which could increase our costs.

Cyber-attacks or other security breaches could have a material adverse effect on our business.

In the normal course of business, we collect, process and retain sensitive and confidential information regarding our partners and our customers. We also have arrangements in place with our partners and other third parties through which we share and receive information about their customers who are or may become our customers. Although we devote significant resources and management focus to ensuring the integrity of our systems through information security and business continuity programs, our facilities and systems, and those of our partners and third-party service providers, are vulnerable to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. We and our partners and third-party service providers have experienced all of these events in the past and expect to continue to experience them in the future. Although the impact to date from these events has not had a material adverse effect on us, we cannot be sure this will be the case in the future.

Information security risks for large financial institutions like us have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others. In addition to cyber-attacks or other security breaches involving the theft of sensitive and confidential information, hackers recently have engaged in attacks against large financial institutions that are designed to disrupt key business services, such as consumer-facing web sites. The Separation and our emergence as a separately branded company could increase our profile and therefore risk of being targeted for cyber-attacks and other security breaches, including attacks targeting our key business services and websites. We are not able to anticipate or implement effective preventive measures against all security breaches of these types, especially because the techniques used change frequently and because attacks can originate from a wide variety of sources. We employ detection and response mechanisms designed to contain and mitigate security incidents, but early detection may be thwarted by sophisticated attacks and malware designed to avoid detection.

We also face risks related to cyber-attacks and other security breaches in connection with credit card transactions that typically involve the transmission of sensitive information regarding our customers through various third-parties, including our partners, merchant acquiring banks, payment processors, card networks (e.g., Visa, MasterCard) and our processors (e.g., First Data Corporation (“First Data”)). Some of these parties have in the past been the target of security breaches and cyber-attacks, and because the transactions involve third-parties and environments such as the point of sale that we do not control or secure, future security breaches or cyber-attacks affecting any of these third-parties could impact us through no fault of our own, and in some cases we may have exposure and suffer losses for breaches or attacks relating to them. We also rely on numerous other third party service providers, such as Fidelity National Information Services, Inc. (“FIS”), to conduct other aspects of our business operations and face similar risks relating to them. While we regularly conduct security assessments on these third parties, we cannot be sure that their information security protocols are sufficient to withstand a cyber-attack or other security breach.

The access by unauthorized persons to, or the improper disclosure by us of, confidential information regarding our customers or our own proprietary information, software, methodologies and business secrets could result in significant legal and financial exposure, supervisory liability, damage to our reputation or a loss of confidence in the security of our systems, products and services, which could have a material adverse impact on our business, financial condition and results of operations. In addition, recently there have been a number of well-publicized attacks or breaches affecting others in our industry that have heightened concern by consumers generally about the security of using credit cards, which have caused some consumers, including our customers, to use our credit cards less in favor of alternative methods of payment and has led to increased regulatory focus on, and potentially new regulations relating to, these matters. Further cyber-attacks or other breaches in the future, whether affecting us or others, could intensify consumer concern and regulatory focus and result in reduced use of our cards and increased costs, all of which could have a material adverse effect on our business.

The failure of third parties to provide various services that are important to our operations could have a material adverse effect on our business.

Some services important to our business are outsourced to third-party vendors. For example, our credit card transaction processing and production are handled by First Data, and the technology platform for our online retail deposits is managed by FIS. In some cases, a third-party vendor is the sole source or one of a limited number of sources of the services they provide for us. It would be difficult for us to replace some of our third-party vendors, particularly First Data and FIS, in a timely manner if they were unwilling or unable to provide us with these services in the future (as a result of their financial or business conditions or otherwise), and our business and operations likely would be adversely affected. First Data has publicly disclosed that it is highly leveraged and that it has incurred net losses of $869.1 million, $700.9 million and $516.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Unless renewed or extended by the parties, our principal agreements with First Data expire under their existing terms at various times between 2016 and 2020. Unless renewed or extended by the parties, our principal agreement with FIS expires under its existing terms in 2020. In addition, if a third-party provider fails to provide the services we require, fails to meet contractual requirements, such as compliance with applicable laws and regulations, or suffers a cyber-attack or other security breach, our business could suffer economic and reputational harm that could have a material adverse effect on our business and results of operations.

Disruptions in the operation of our computer systems and data centers could have a material adverse effect on our business.

Our ability to deliver products and services to our partners and our customers and operate our business in compliance with applicable laws depends on the efficient and uninterrupted operation of our computer systems and data centers, as well as those of our partners and third-party service providers. These computer systems and data centers may encounter service interruptions at any time due to system or software failure, natural disaster or other reasons. In addition, the implementation of technology changes and upgrades to maintain current and integrate new systems may also cause service interruptions, transaction processing errors and system conversion delays and may cause our failure to comply with applicable laws, all of which could have a material adverse effect on our business.

In connection with the Separation, we must migrate, and in some cases, establish with third parties, key parts of our technology infrastructure, including our data centers. When we migrate our data centers, our partners will also need to make changes to their networks to establish connectivity with us. These infrastructure changes, both the ones that we make and the ones required of our partners, may cause disruptions, systems interruptions, transaction processing errors and system conversion delays. In addition, we have entered into transitional services arrangements with GE pursuant to which it will provide certain services to us relating to technology and business processes. Some of these transitional services arrangements will remain in effect until 2016, and during that time we will rely on GE to provide these services. The complexities of these arrangements and the services provided will increase the operational risk associated with the Separation, and this increased risk could result in unanticipated expenses, disruptions to our operations or other adverse consequences, all of which could have a material adverse effect on our business.

We expect that new technologies and business processes applicable to the consumer credit industry will continue to emerge, and these new technologies and business processes may be better than those we currently use. The pace of technology change is high and our industry is intensely competitive, and we cannot assure you that we will be able to sustain our investment in new technology as critical systems and applications become obsolete and better ones become available. A failure to maintain current technology and business processes could cause disruptions in our operations or cause our products and services to be less competitive, all of which could have a material adverse effect on our business, financial condition and results of operations.

We have international operations that subject us to various international risks as well as increased compliance and regulatory risks and costs.

We have international operations, primarily in India, the Philippines and Canada, and some of our third party service providers provide services to us from other countries, all of which subject us to a number of international risks, including, among other things, sovereign volatility and socio-political instability. U.S. regulations also govern various aspects of the international activities of domestic corporations and increase our compliance and regulatory risks and costs. Any failure on our part or the part of our service providers to comply with applicable U.S. regulations, as well as the regulations in the countries and markets in which we or they operate, could result in fines, penalties, injunctions or other similar restrictions, any of which could have a material adverse effect on our business, results of operations and financial condition.

We face risks from catastrophic events.

We are subject to catastrophes such as natural disasters, severe weather conditions, health pandemics and terrorist attacks, any of which could have a negative effect on our business and technology infrastructure (including our computer network systems and data centers), our partners and their business and our customers. Catastrophic events could prevent or make it more difficult for our customers to travel to our partners’ locations to shop, thereby negatively impacting consumer spending in the effected regions, or in severe cases, nationally, interrupt or disable local or national communications networks, including the payment systems network, which could prevent our partners and our customers from using our products to make purchases or make payments (temporarily or over an extended period). These events could also impair the ability of third parties to provide critical services to us. All of these adverse effects of catastrophic events could result in a decrease in the use of our products or payments to us, which could have a material adverse effect on our business, results of operations and financial condition.

If we are alleged to have infringed upon the intellectual property rights owned by others or are not able to protect our intellectual property, our business and results of operations could be adversely affected.

Competitors or other third parties may allege that we, or consultants or other third parties retained or indemnified by us, infringe on their intellectual property rights. We also may face allegations that our employees have misappropriated intellectual property of their former employers or other third parties. Given the complex, rapidly changing and competitive technological and business environment in which we operate, and the potential risks and uncertainties of intellectual property-related litigation, an assertion of an infringement claim against us may cause us to spend significant amounts to defend the claim (even if we ultimately prevail), pay significant money damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property, cease offering certain products or services, or incur significant license, royalty or technology development expenses. Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies like ours. Even in instances where we believe that claims and allegations of intellectual property infringement against us are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of our management and employees. In addition, although in some cases a third party may have agreed to indemnify us for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations.

Moreover, we rely on a variety of measures to protect our intellectual property and proprietary information, including copyrights, trademarks, patents, trade secrets and controls on access and distribution. These measures may not prevent misappropriation or infringement of our intellectual property or proprietary information and a resulting loss of competitive advantage, and in any event, we may be required to litigate to protect our intellectual property and proprietary information from misappropriation or infringement by others, which is expensive, could cause a diversion of resources and may not be successful. Third parties may challenge, invalidate or circumvent our intellectual property, or our intellectual property may not be sufficient to provide us with competitive advantages. Our competitors or other third parties may independently design around or develop similar technology, or otherwise duplicate our services or products such that we could not assert our intellectual property rights against them. In addition, our contractual arrangements may not effectively prevent disclosure of our intellectual property or confidential and proprietary information or provide an adequate remedy in the event of an unauthorized disclosure.

Following this offering, we expect to launch our new brand, “Synchrony,” and expect to spend significant amounts over the next few years promoting the new brand. We recently filed trademark applications to protect our new name in the United States and certain other countries, but the registrations of these trademarks are not complete and they may ultimately not become registered. Our use of our new name (for our existing or any new products in the United States or other countries) may be challenged by third parties, and we may become involved in legal proceedings to protect or defend our rights with respect to our new name, all of which could have a material adverse effect on our business and results of operations.

Litigation and regulatory actions could subject us to significant fines, penalties, judgments and/or requirements resulting in increased expenses.

Our business is subject to increased risks of litigation and regulatory actions as a result of a number of factors and from various sources, including the highly regulated nature of the financial services industry, the focus of state and federal prosecutors on banks and the financial services industry and the structure of the credit card industry.

In the normal course of business, from time to time, we have been named as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with our business activities. Certain of the legal actions include claims for substantial compensatory and/or punitive damages, or claims for indeterminate amounts of damages. In addition, while the arbitration provision in our customer agreements historically has limited our exposure to consumer class action litigation, there can be no assurance that we will be successful in enforcing our arbitration clause in the future. There may also be legislative, administrative or regulatory efforts to directly or indirectly prohibit the use of pre-dispute arbitration clauses, including by the CFPB, or we may be compelled as a result of competitive pressure or reputational concerns to voluntarily eliminate pre-dispute arbitration clauses.

We are also involved, from time to time, in reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our business (collectively, “regulatory matters”), which could subject us to significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. The current environment of additional regulation, increased regulatory compliance efforts and enhanced regulatory enforcement has resulted in significant operational and compliance costs and may prevent or make it less attractive for us to continue providing certain products and services. There is no assurance that these governmental actions will not, in the future, affect how we conduct our business and in turn have a material adverse effect on our business, results of operations and financial condition.

We contest liability and/or the amount of damages as appropriate in each pending matter. The outcome of pending and future matters could be material to our results of operations, financial condition and cash flows depending on, among other factors, the level of our earnings for that period, and could adversely affect our business and reputation. For a discussion of certain legal proceedings, see Note 16. Legal Proceedings and Regulatory Matters to our combined financial statements.

Damage to our reputation could negatively impact our business.

Recently, financial services companies have been experiencing increased reputational risk as consumers take issue with certain of their practices or judgments. Maintaining a positive reputation is critical to our attracting and retaining customers, partners, investors and employees. In particular, adverse perceptions regarding our reputation could also make it more difficult for us to execute on our strategy of increasing retail deposits at the Bank and may lead to decreases in deposits. Harm to our reputation can arise from many sources, including employee misconduct, misconduct by our partners, outsourced service providers or other counterparties, litigation or regulatory actions, failure by us or our partners to meet minimum standards of service and quality, inadequate protection of customer information, and compliance failures. Negative publicity regarding us (or others engaged in a similar business or activities), whether or not accurate, may damage our reputation, which could have a material adverse effect on our business, results of operations and financial condition.

Our business could be adversely affected if we are unable to attract, retain and motivate key officers and employees.

Our success depends, in large part, on our ability to retain, recruit and motivate key officers and employees. Our senior management team has significant industry experience and would be difficult to replace. Competition for senior executives in the financial services and payment industry is intense. Although we do not currently anticipate any significant changes to the management team following the completion of this offering or the Separation, we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management team or other key personnel following the completion of this offering or the Separation (when we are no longer part of GE) or at any other time. Guidance issued by the federal banking regulators, as well as proposed rules implementing the executive compensation provisions of the Dodd-Frank Act, may limit the type and structure of compensation arrangements that we may enter into with our most senior executives. In addition, proposed rules under the Dodd-Frank Act would prohibit the payment of “excessive” compensation to our executives. Compensation paid to officers of the Bank would be subject to comparable limitations. These restrictions could negatively impact our ability to compete with other companies in recruiting, retaining and motivating key personnel. Failure to retain talented senior leadership could have a material adverse effect on our business, results of operations and financial condition.

Tax legislation initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition.

We operate in multiple jurisdictions and we are subject to tax laws and regulations of the U.S. federal, state and local governments, and of various foreign jurisdictions. From time to time, legislative initiatives may be proposed, such as proposals for fundamental tax reform in the United States and lowering the corporate tax rate, which may impact our effective tax rate and could adversely affect our deferred tax assets, tax positions and/or our tax liabilities. In addition, U.S. federal, state and local, as well as foreign, tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that our historical tax positions will not be challenged by relevant tax authorities or that we would be successful in defending our position in connection with any such challenge.

State sales tax rules and regulations, and their application and interpretation by the respective states, could change and adversely affect our results of operations.

State sales tax rules and regulations, and their application and interpretation by the respective states, could adversely affect our results of operations. Retailers collect sales tax from retail customers and remit those collections to the applicable states. When customers fail to repay their loans, including the amount of sales tax advanced by us to the merchant on their behalf, we are entitled, in some cases, to seek a refund of the amount of sales tax from the applicable state. Sales tax laws and regulations enacted by the various states are subject to interpretation, and our compliance with such laws is routinely subject to audit and review by the states. Audit risk is concentrated in several states, and these states are conducting on-going audits. The outcomes of ongoing and any future audits and changes in the states’ interpretation of the sales tax laws and regulations involving the recovery of tax on bad debts could materially adversely impact our results of operations.

Risks Relating to Regulation

Our business is subject to extensive government regulation, supervision, examination and enforcement, which could adversely affect our business, results of operations and financial condition.

Our business, including our relationships with our customers, is subject to extensive regulation, supervision and examination under U.S. federal, state and foreign laws and regulations. These laws and regulations cover all aspects of our business, including lending practices, treatment of our customers, safeguarding deposits, customer privacy and information security, capital structure, liquidity, dividends and other capital distributions, transactions with affiliates and conduct and qualifications of personnel. As a unitary savings and loan holding company, Synchrony is subject to extensive regulation, supervision and examination by the Federal Reserve Board. As a large provider of consumer financial services, we are also subject to extensive regulation, supervision and examination by the CFPB. Until the GE SLHC Deregistration, we will be controlled by GECC, which is also subject to extensive regulation, supervision and examination by the Federal Reserve Board. The Bank is a federally chartered savings association. As such, the Bank is subject to extensive regulation, supervision and examination by the OCC, which is its primary regulator, and by the CFPB. In addition, the Bank, as an insured depository institution, is supervised by the FDIC. We, GECC and the Bank are regularly reviewed and examined by our respective regulators, which results in supervisory comments and directions relating to many aspects of our business that require response and attention. See “Regulation” for more information about the regulations applicable to us.

Banking laws and regulations are primarily intended to protect federally insured deposits, the federal Deposit Insurance Fund (“DIF”) and the banking system as a whole, and not intended to protect our stockholders or creditors. If we or the Bank, or until the GE SLHC Deregistration, GECC, fail to satisfy applicable laws and regulations, our respective regulators have broad discretion to enforce those laws and regulations, including with respect to the operation of our business, required capital levels, payment of dividends and other capital distributions, engaging in certain activities and making acquisitions and investments. Our regulators also have broad discretion with respect to the enforcement of applicable laws and regulations, including through enforcement actions that could subject us to civil money penalties, customer remediations, increased compliance costs, and limits or prohibitions on our ability to offer certain products and services or to engage in certain activities. In addition, to the extent we undertake actions requiring regulatory approval or non-objection, our regulators may make their approval or non-objection subject to conditions or restrictions that could have a material adverse effect on our business, results of operations and financial condition. Any other actions taken by our regulators could also have a material adverse impact on our business, reputation and brand, results of operations and financial condition. Moreover, some of our competitors are subject to different, and in some cases less restrictive, legislative and regulatory regimes, which may have the effect of providing them with a competitive advantage over us.

New laws or regulations or policy or practical changes in enforcement of existing laws or regulations applicable to our businesses may be imposed, which could adversely impact our profitability, limit our ability to continue existing or pursue new business activities, require us to change certain of our business practices or alter our relationships with customers, affect retention of our key personnel, or expose us to additional costs (including increased compliance costs). These changes may also require us to invest significant management attention and resources to make any necessary changes and could adversely affect our business, results of operations and financial condition. For example, the CFPB has broad authority over the businesses in which we engage. See “—The Consumer Financial Protection Bureau is a new agency, and there continues to be uncertainty as to how the agency’s actions will impact our business; the agency’s actions have had and may continue to have an adverse impact on our business.”

We are also subject to potential enforcement and other actions that may be brought by state attorneys general or other state enforcement authorities and other governmental agencies. Any such actions could subject us to civil money penalties and fines, customer remediations and increased compliance costs, as well as damage our reputation and brand and limit or prohibit our ability to offer certain products and services or engage in certain business practices. For a discussion of risks related to actions or proceedings brought by regulatory agencies, see “Risks Relating to Our Business—Litigation and regulatory actions could subject us to significant fines, penalties, judgments and/or requirements resulting in increased expenses.”

The Dodd-Frank Act has had, and may continue to have, a significant impact on our business, financial condition and results of operations.

The Dodd-Frank Act was enacted on July 21, 2010. While certain provisions in the Act were effective immediately, many of the provisions require implementing regulations to be effective. The Dodd-Frank Act and regulations promulgated thereunder have had, and may continue to have, a significant adverse impact on our business, results of operations and financial condition. For example, the Dodd-Frank Act and related regulations restrict certain business practices, impose more stringent capital, liquidity and leverage ratio requirements, as well as additional costs, on us (including increased compliance costs and increased costs of funding raised through the issuance of asset-backed securities), limit the fees we can charge for services and impact the value of our assets. We describe certain provisions of the Dodd-Frank Act and other legislative and regulatory developments in “Regulation.” Federal agencies continue to promulgate regulations to implement the Dodd-Frank Act, and these regulations may continue to have a significant adverse impact on our business, financial condition and results of operations.

Many provisions of the Dodd-Frank Act require the adoption of additional rules to implement. In addition, the Dodd-Frank Act mandates multiple studies, which could result in additional legislative or regulatory action. As a result, the ultimate impact of the Dodd-Frank Act and its implementing regulations remains unclear and could have a material adverse effect on our business, results of operations and financial condition.

The Consumer Financial Protection Bureau is a new agency, and there continues to be uncertainty as to how the agency’s actions will impact our business; the agency’s actions have had and may continue to have an adverse impact on our business.

The CFPB, which commenced operations in July 2011, has broad authority over the businesses in which we engage. This includes authority to write regulations under federal consumer financial protection laws and to enforce those laws against and examine large financial institutions, such as us and the Bank, for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. The Federal Reserve Board and the OCC and state government agencies may also invoke their supervisory and enforcement authorities to prevent unfair and deceptive acts or practices. These federal and state agencies are authorized to remediate violations of consumer protection laws in a number of ways, including collecting civil money penalties and fines and providing for customer restitution. The CFPB also engages in consumer financial education, requests data and promotes the availability of financial services to underserved consumers and communities. In addition, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the products we offer. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected products and services, making them less attractive and restricting our ability to offer them. For example, in July 2012, the CFPB issued an industry bulletin regarding marketing practices with respect to credit card add-on products, including debt cancellation products. See “Regulation—Consumer Financial Services Regulation.” The Bank has made a number of changes, including changes in response to the CFPB bulletin, with respect to its marketing and sale of debt cancellation products to credit card customers, including ceasing all telesales of such products, and the Bank has also enhanced the disclosures associated with its website sales of such products. In addition, in October 2013, the CFPB published its first biennial report reviewing the impact of the Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “CARD Act”) on the consumer credit card market. In the report, the CFPB identified practices that may warrant further scrutiny by it, including add-on products (such as debt protection, identity theft protection, credit score monitoring and other products that are supplementary to the extension of credit), cards that charge substantial application fees, and deferred interest offers and products (which could include our promotional financing products). The report further identified concerns regarding the adequacy of online disclosures, as well as of the disclosures associated with rewards products and grace periods. Separately, the CFPB is also studying pre-dispute arbitration clauses, and our litigation exposure could increase if the CFPB exercises its authority to limit or ban pre-dispute arbitration clauses.

Although we have committed significant resources to enhancing our compliance programs, changes by the CFPB in regulatory expectations, interpretations or practices or interpretations that are different or stricter than ours or those adopted in the past by other regulators could increase the risk of additional enforcement actions, fines and penalties. Actions by the CFPB could result in requirements to alter our products and services that may make them less attractive to consumers or less profitable to us. In this regard, on December 10, 2013, we entered into a consent order with the CFPB relating to our CareCredit platform. See “—Changes to our methods of offering our CareCredit products could materially impact operating results.” Starting in December 2012 and continuing into 2013, the CFPB conducted a review of the Bank’s debt cancellation products and its marketing practices in its telesales channel related to those products. We are currently in discussions with the CFPB relating to this review. We cannot predict the final outcome of the discussions and the resolution could include customer remediation in addition to what we have voluntarily undertaken, as well as civil money penalties and required changes to how the Bank currently conducts its business. In addition, in 2012, the Bank discovered through an audit of its collection operations, potential violations of the Equal Credit Opportunity Act where certain Spanish-speaking customers and customers residing in Puerto Rico were excluded from certain statement credit and settlement offers that were made to certain delinquent customers. We provided information to the CFPB in connection with this matter and have been in discussions with the CFPB. This matter has been referred to the Department of Justice, which has initiated a civil investigation. We cannot predict the final outcome of the discussions or the investigation, and the resolution could include customer remediation in addition to what we have voluntarily undertaken, as well as civil money penalties and required changes to how the Bank currently conducts its business. There is no assurance that the resolution of these matters will not have a material adverse effect on our business and results of operations.

Future actions by the CFPB (or other regulators) that discourage the use of products we offer or suggest to consumers the desirability of other products or services could result in reputational harm and a loss of customers. If the CFPB changes regulations which were adopted in the past by other regulators and transferred to the CFPB by the Dodd-Frank Act, or modifies through supervision or enforcement past related regulatory guidance or interprets existing regulations in a different or stricter manner than they have been interpreted in the past by us, the industry or other regulators, our compliance costs and litigation exposure could increase. If future regulatory or legislative restrictions or prohibitions are imposed that affect our ability to offer promotional financing for certain of our products or require us to make significant changes to our business practices, and we are unable to develop compliant alternatives with acceptable returns, these restrictions could have a material adverse impact on our business, results of operations and financial condition.

The Dodd-Frank Act authorizes state officials to enforce regulations issued by the CFPB and to enforce the Act’s general prohibition against unfair, deceptive or abusive practices. This could make it more difficult than in the past for federal financial regulators to declare state laws that differ from federal standards to be preempted. To the extent that states enact requirements that differ from federal standards or state officials and courts adopt interpretations of federal consumer laws that differ from those adopted by the CFPB, we may be required to alter or cease offering products or services in some jurisdictions, which would increase compliance costs and reduce our ability to offer the same products and services to consumers nationwide, and we may be subject to a higher risk of state enforcement actions.

Changes to our methods of offering our CareCredit products could materially impact operating results.

The Consent Order which we entered into with the CFPB on December 10, 2013 relating to our CareCredit platform requires us to pay up to $34.1 million to qualifying customers, to provide additional training and monitoring of our CareCredit partners, to include provisions in agreements with our CareCredit partners prohibiting charges for certain services not yet rendered, to make changes to certain consumer disclosures, application procedures and procedures for resolution of customer complaints, and to terminate CareCredit partners that have chargeback rates in excess of certain thresholds. Some of the changes required by the Consent Order are similar to requirements in the Assurance that we entered with the Attorney General for the State of New York on June 3, 2013. The Bank expects to be in full compliance with the business practice changes required by the Consent Order and the Assurance by the third quarter of 2014, subject to ongoing reporting obligations, and will complete the additional provider training by the fourth quarter of 2015. In addition to the costs of remediation, which were not material for the Assurance and will be up to $34.1 million for the Consent Order, the Company estimates it will incur one-time costs of approximately $3 million to implement these changes, and ongoing annual costs of approximately $3 million. Although at this time we do not believe that the Consent Order and Assurance will have a material adverse impact on net earnings going forward, we cannot be sure this will be the case and we cannot be sure whether the settlement will have an adverse impact on our reputation or whether the new requirements imposed by the Consent Order and the Assurance will adversely affect customers’ use of our credit cards or our business. Moreover, we may elect or be required to make changes with respect to these and other deferred interest products in the future, and those changes may adversely affect customers’ use of our credit cards or our business. In addition, our resolutions with the CFPB and the New York Attorney General do not preclude other regulators or state attorneys general from seeking additional monetary or injunctive relief with respect to CareCredit, and any such relief could have a material adverse effect on our business, results of operations or financial condition.

Failure by Synchrony, the Bank and, until the GE SLHC Deregistration, GECC to meet applicable capital adequacy rules could have a material adverse effect on us.

Synchrony and the Bank must meet rules for capital adequacy as discussed in “Regulation.” As a savings and loan holding company, Synchrony historically has not been required to maintain minimum capital. Beginning as early as 2015, however, we expect that Synchrony will be subject to capital requirements similar to those that apply to the Bank. In addition, as discussed below, until the GE SLHC Deregistration, we will be controlled by GECC, which itself is expected to be subject to capital requirements similar to those that apply to the Bank. See “—As long as we are controlled by GECC for bank regulatory purposes, regulation governing GECC could adversely affect us.” These capital requirements have recently been substantially revised, including as a result of Basel III and the requirements of the Dodd-Frank Act. Moreover, these requirements are supplemented by outstanding regulatory proposals by the federal banking agencies, based on, and in addition to, changes recently adopted by the Basel Committee to increase the amount and scope of the supplemental leverage capital requirement by increasing the assets included in the denominator of the leverage ratio calculation. Although we cannot predict the final form or the effects of these leverage ratio regulatory proposals under the Dodd-Frank Act and the newly adopted rules implementing Basel III (even independent of any potentially increased and expanded supplemental leverage capital requirement), Synchrony, the Bank and GECC expect to be subject to increasingly stringent capital adequacy standards in the future.

In connection with applicable capital adequacy standards, Synchrony, the Bank and GECC also will be required to conduct stress tests on an annual basis. Under the Federal Reserve Board’s and the OCC’s stress test regulations, Synchrony, the Bank and GECC will each be required to use stress-testing methodologies providing for results under at least three different sets of conditions, including baseline, adverse and severely adverse conditions. In addition, as part of meeting our minimum capital requirements, we and GECC may be required to comply with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (“CCAR”) process or some modified version of the CCAR process, which would measure our minimum capital requirement levels under various stress scenarios. In connection with this process, we and GECC may be required to develop for the Federal Reserve Board’s review and approval a capital plan that will include how we and GECC will each meet our minimum capital requirements under specified stress scenarios.

If Synchrony, the Bank or, until the GE SLHC Deregistration, GECC fails to meet current or future minimum capital, leverage or other financial requirements, its operations, results of operations and financial condition could be materially adversely affected. Among other things, failure by Synchrony, the Bank or, until the GE SLHC Deregistration, GECC to maintain its status as “well capitalized” (or otherwise meet current or future minimum capital, leverage or other financial requirements) could compromise our competitive position and result in restrictions imposed by the Federal Reserve Board or the OCC, including, potentially, on the Bank’s ability to engage in certain activities. These could include restrictions on the Bank’s ability to enter into transactions with affiliates, accept brokered deposits, grow its assets, engage in material transactions and extend credit in certain highly leveraged transactions, amend or change its charter, bylaws or accounting methods, pay interest on its liabilities without regard to regulatory caps on the rates that may be paid on deposits and pay dividends or repurchase stock. In addition, failure to maintain the well capitalized status of the Bank could result in our having to invest additional capital in the Bank, which could in turn require us to raise additional capital. The market and demand for, and cost of, our asset-backed securities also could be adversely affected by failure to meet current or future capital requirements.

We and the Bank are subject to restrictions that limit our ability to pay dividends and repurchase our capital stock.

Following the offering, our board of directors intends to consider our policy regarding the payment and amount of dividends. The declaration and amount of any future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings, capital and liquidity requirements of us and the Bank, regulatory restrictions, corporate law restrictions, contractual restrictions (including restrictions contained in the New Bank Term Loan Facility and the New GECC Term Loan Facility) and other factors that our board of directors deems relevant.

We and the Bank are subject to broad regulatory restrictions on our ability to pay dividends and make capital distributions, including the repurchase of our stock. The application of these restrictions involves broad discretion by our regulators.

We are limited in our ability to pay dividends or repurchase stock by the Federal Reserve Board, including on the basis that doing so would be an unsafe or unsound banking practice. If we intend to declare or pay a dividend to our stockholders, we generally will be required to inform and consult with the Federal Reserve Board in advance to ensure that such dividend does not raise supervisory concerns. It is the policy of the Federal Reserve Board that a savings and loan holding company (like our company) should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the organization’s capital needs and overall current and prospective financial condition. Similarly, we will be required to inform and consult with the Federal Reserve Board in advance of redeeming or repurchasing our stock if the result will be a net reduction in our equity compared to our equity as of the beginning of the quarter in which the redemption or repurchase occurs. Moreover, the approval process for any capital plan we are required to submit could result in restrictions on our ability to pay dividends or make other capital distributions. See “Regulation—Savings and Loan Holding Company Regulation—Dividends and Stock Repurchases.” In addition, as a condition to any Federal Reserve Board approval of our application to continue to be a savings and loan holding company following the GE SLHC Deregistration, we may be required to maintain liquidity or capital at a level that could affect our ability to pay dividends or repurchase our stock. The Federal Reserve Board could also prevent or restrict us with respect to paying dividends or repurchasing our stock during its consideration of our application.

We rely significantly on dividends and other distributions and payments from the Bank for liquidity, and federal law limits the amount of dividends and other distributions and payments that the Bank may pay to us. For example, OCC regulations limit the ability of savings associations to make distributions of capital, including payment of dividends, stock redemptions and repurchases, cash-out mergers and other transactions charged to the capital account. The Bank must obtain the OCC’s approval prior to making a capital distribution in certain circumstances, including if the Bank proposes to make a capital distribution when it does not meet certain capital requirements (or will not do so as a result of the proposed capital distribution) or certain net income requirements. In addition, the Bank must file a prior written notice of a planned or declared dividend or other distribution with the Federal Reserve Board. The Federal Reserve Board or the OCC may object to a capital distribution if, among other things, the Bank is, or as a result of such dividend or distribution would be, undercapitalized or the Federal Reserve Board has safety and soundness concerns. Additional restrictions on bank dividends may apply if the Bank fails the qualified thrift lender (“QTL”) test. The Bank must also meet certain conditions to declare or pay a dividend under the Bank’s Operating Agreement with the OCC entered into in connection with its acquisition of the deposit business of MetLife. Limitations on the Bank’s payments of dividends and other distributions and payments that we receive from the Bank could reduce our liquidity and limit our ability to pay dividends to our stockholders. See “Regulation—Savings Association Regulation—Dividends and Stock Repurchases” and “—Activities.”

Until the GE SLHC Deregistration, we will be controlled by GECC, which as a savings and loan holding company is subject to all of the same regulatory requirements regarding dividends and stock repurchases and redemptions to which we are subject. Accordingly, until the GE SLHC Deregistration, our ability to pay dividends and repurchase our stock may be affected by GECC’s ability to meet the same requirements to which we are subject. In addition, the Financial Stability Oversight Council (“FSOC”) has designated GECC as a nonbank systemically important financial institution (“nonbank SIFI”) under the Dodd-Frank Act. As a nonbank SIFI, GECC may be required to provide a capital plan for Federal Reserve Board approval that includes proposed capital distributions (including dividends and stock redemptions or repurchases) not only by GECC but also by entities controlled by GECC, such as us. As long as we are controlled by GECC for bank regulatory purposes, any such capital plan requirement imposed on GECC by the Federal Reserve Board could affect our ability to pay dividends and to repurchase our stock. See “Regulation—Savings and Loan Holding Company Regulation—Dividends and Stock Repurchases.” Also, until the GE SLHC Deregistration, GECC will have an approval right over our ability to declare or pay any dividend or repurchase our stock. See “Arrangements Among GE, GECC and Our Company—Relationship with GE and GECC—Master Agreement—Approval Rights.”

Regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and adversely affect our business opportunities.

We are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and we could be negatively impacted by them. For example, in the United States, certain of our businesses are subject to the Gramm-Leach-Bliley Act (“GLBA”) and implementing regulations and guidance. Among other things, the GLBA: (i) imposes certain limitations on the ability of financial institutions to share consumers’ nonpublic personal information with nonaffiliated third parties, (ii) requires that financial institutions provide certain disclosures to consumers about their information collection, sharing and security practices and affords customers the right to “opt out” of the institution’s disclosure of their personal financial information to nonaffiliated third parties (with certain exceptions) and (iii) requires financial institutions to develop, implement and maintain a written comprehensive information security program containing safeguards that are appropriate to the financial institution’s size and complexity, the nature and scope of the financial institution’s activities, and the sensitivity of customer information processed by the financial institution as well as plans for responding to data security breaches.

Moreover, various United States federal banking regulatory agencies, states and foreign jurisdictions have enacted data security breach notification requirements with varying levels of individual, consumer, regulatory and/or law enforcement notification in certain circumstances in the event of a security breach. Many of these requirements also apply broadly to our partners that accept our cards. In many countries that have yet to impose data security breach notification requirements, regulators have increasingly used the threat of significant sanctions and penalties by data protection authorities to encourage voluntary notification and discourage data security breaches.

Furthermore, legislators and/or regulators in the United States and other countries in which we operate are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of consumer and/or employee information, and some of our current or planned business activities. This could also increase our costs of compliance and business operations and could reduce income from certain business initiatives. In the United States, this includes increased privacy-related enforcement activity at the Federal level, by the Federal Trade Commission, as well as at the state level, such as with regard to mobile applications.

Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting customer and/or employee data to which we are subject could result in higher compliance and technology costs and could restrict our ability to provide certain products and services (such as products or services that involve us sharing information with third parties or storing sensitive credit card information), which could materially and adversely affect our profitability. Our failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory and/or governmental investigations and/or actions, litigation, fines, sanctions and damage to our reputation and our brand.

Our use of third-party vendors and our other ongoing third-party business relationships are subject to increasing regulatory requirements and attention.

We regularly use third-party vendors and subcontractors as part of our business. We also have substantial ongoing business relationships with our partners and other third-parties. These types of third-party relationships are subject to increasingly demanding regulatory requirements and attention by our federal bank regulators (the Federal Reserve Board, the OCC and the FDIC) and our consumer regulator (the CFPB). Regulatory guidance requires us to enhance our due diligence, ongoing monitoring and control over our third-party vendors and subcontractors and other ongoing third-party business relationships, including with our partners. In certain cases we may be required to renegotiate our agreements with these vendors and/or their subcontractors to meet these enhanced requirements, which could increase our costs. We expect that our regulators will hold us responsible for deficiencies in our oversight and control of our third-party relationships and in the performance of the parties with which we have these relationships. As a result, if our regulators conclude that we have not exercised adequate oversight and control over our third-party vendors and subcontractors or other ongoing third-party business relationships or that such third parties have not performed appropriately, we could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines as well as requirements for customer remediation.

As long as we are controlled by GECC for bank regulatory purposes, regulation governing GECC could adversely affect us.

GECC is a regulated savings and loan holding company and therefore is subject to all of the regulatory obligations to which we are subject. Until the GE SLHC Deregistration, GECC’s regulatory obligations as a savings and loan holding company may, for reasons related or unrelated to us, adversely affect us, including restricting our ability to initiate or continue various business activities or practices, pay dividends or repurchase our stock.

As a nonbank SIFI, GECC, our indirect parent company, is subject to enhanced prudential standards and regulation by the Federal Reserve Board, which is expected to include regulatory capital requirements. Nonbank SIFIs, such as GECC, currently are subject to some, but not all, of the enhanced prudential standards under the Dodd-Frank Act. The Federal Reserve Board has issued regulations implementing certain of the enhanced prudential standards of the Dodd-Frank Act for bank holding companies and foreign banking organizations, but not for nonbank SIFIs. In connection with these regulations, the Federal Reserve Board has indicated that it will apply enhanced prudential standards to an individual nonbank SIFI, such as GECC, by rule or order. Although the enhanced prudential standards currently applicable to GECC in its capacity as a nonbank SIFI do not have the effect of imposing direct regulatory obligations on us, we cannot be certain that standards imposed by rule or order on GECC as a nonbank SIFI by the Federal Reserve Board in the future will not have the effect of directly or indirectly imposing obligations on us so long as we are controlled by GECC for bank regulatory purposes.

Risks Relating to Our Separation from GE

GE may not complete the Separation as planned or at all.

On November 15, 2013, GE announced that it planned a staged exit from our business, consistent with its strategy of reducing GECC’s percentage of GE’s total earnings and increasing GECC’s focus on its commercial financing businesses. This offering is the first step in that exit. After the completion of this offering, GE will beneficially own     % of our outstanding common stock (or     % if the underwriters’ option to purchase additional shares of common stock from us is exercised in full).

GE has indicated that after this offering it currently is targeting to complete its exit from our business in 2015 through the Separation. The Separation would be subject to various conditions, including receipt of any necessary bank regulatory and other approvals, the existence of satisfactory market conditions, and, in the case of a tax-free transaction, a private letter ruling from the IRS as to certain issues relating to, and an opinion of counsel confirming, the tax-free treatment of the transaction to GE and its stockholders. In addition, since GE’s exit from our business will not be completed until GE has obtained the GE SLHC Deregistration, GE’s willingness to proceed with the Separation may be conditioned on its obtaining the necessary determination by the Federal Reserve Board that the GE SLHC Deregistration is effective (i.e., that, following the Separation, GE, along with GECC and GECFI, no longer controls us and therefore GE, GECC and GECFI are released from savings and loan holding company registration).

The conditions related to the Separation, and the GE SLHC Deregistration, may not be satisfied in 2015 or thereafter, or GE may decide for any other reason not to consummate the Separation in 2015 or thereafter. Any delay by GE in completing, or uncertainty about its ability or intent to complete, the Separation and the GE SLHC Deregistration on the planned timetable, on the contemplated terms (including at the contemplated capital and liquidity levels), or at all, could have a material adverse effect on our company and the market price for our common stock.

If GE is unable to obtain the GE SLHC Deregistration, it will continue to have significant control over us.

If the GE SLHC Deregistration is not obtained, GE will continue to have significant control over us. GE’s degree of control will depend on, among other things, its level of ownership of our common stock, the number of persons it is entitled to designate for nomination for election to our board of directors under the Master Agreement and the requirement under the Master Agreement that we obtain GECC’s prior written approval before undertaking (or permitting or authorizing the Bank or any of our other subsidiaries to undertake) various significant corporate actions. This may mean that GE (through GECC) does not always exercise its control in a way that benefits our public stockholders. Conflicts of interest may arise between us and GE that could be resolved in a manner unfavorable to us. We will also continue to be subject to the regulatory supervision applicable to GE and companies under its control and the trading market for our common stock may be depressed until the GE SLHC Deregistration is obtained. See “—GE has significant control over us and may not always exercise its control in a way that benefits our public stockholders.”

We need Federal Reserve Board approval to continue to be a savings and loan holding company following the GE SLHC Deregistration, and we cannot be certain we will receive this approval in a timely manner or at all, or what approval conditions may be imposed.

The Savings and Loan Holding Company Act generally requires Federal Reserve Board approval before a company acquires a savings association and becomes a savings and loan holding company. We were exempt from this requirement when we initially acquired the Bank and became a savings and loan holding company, because we were a subsidiary of GE, GECC and GECFI, existing savings and loan holding companies. We do not expect this exemption to continue to apply to us following the GE SLHC Deregistration. As a result, we will be required to file an application with, and receive approval from, the Federal Reserve Board to continue to be a savings and loan holding company and to retain ownership of the Bank following the GE SLHC Deregistration. See “Regulation—Savings and Loan Holding Company Regulation.”

We do not expect that the Federal Reserve Board will act on our application to continue to be a savings and loan holding company and to retain ownership of the Bank following the GE SLHC Deregistration until it has completed an in-depth review of our preparedness to operate on a standalone basis, independently of GE. We do not expect this review to commence until some period after the completion of this offering. We cannot predict when the Federal Reserve Board will commence this review or how long it will take to complete the review. We expect the review will require a significant period of time. In addition, as a result of the Federal Reserve Board review, we may have to take additional actions beyond the significant infrastructure expansion we are already planning and implementing to satisfy the Federal Reserve Board that we are prepared to operate on a standalone basis, independently of GE. Those actions may involve significant additional expenses for us and require significant time to implement.

We also cannot assure you that our application to continue to be a savings and loan holding company following the GE SLHC Deregistration will be approved. The Federal Reserve Board’s action on our application may be affected by circumstances we do not know or cannot predict at this time, including factors identified in the Federal

Reserve Board’s in-depth review of us, changes from our current condition or changes in general economic and market conditions relevant to our operations. If the application is not approved, GE will not be able to obtain the GE SLHC Deregistration as currently planned. GE may be unwilling to proceed with the Separation unless or until it is able to obtain the GE SLHC Deregistration. Even if our application is approved, we cannot be certain when such approval will be granted, or what conditions or restrictions, if any, will be imposed for such approval. The Federal Reserve Board’s approval could include conditions or restrictions more onerous than those generally applicable to savings and loan holding companies, such as requiring higher capital or liquidity levels or imposing more extensive restrictions on our ability to pay dividends or repurchase stock, engage in various business activities or grow our business. Any such conditions or restrictions could be significant and have a material adverse effect on our business, results of operations and financial condition. GE’s ability or willingness to proceed with the Separation as currently planned could be affected by the nature and effect of any such conditions or restrictions.

If the GE SLHC Deregistration is obtained, we also will need Federal Reserve Board agreement that we meet the criteria for a savings and loan holding company to be treated as a financial holding company, and we cannot be certain of such agreement without us having to take additional steps, such as with respect to capital enhancements.

We currently are a grandfathered unitary savings and loan holding company, but do not expect to continue to qualify as such a grandfathered unitary savings and loan holding company following the GE SLHC Deregistration. As a result, in connection with our application to continue to be a savings and loan holding company, we will need to submit to the Federal Reserve Board a request to become a financial holding company in order to engage in activities that are permissible only for savings and loan holding companies that are treated as financial holding companies (including to continue to obtain financing through our securitization programs). We believe that we will meet the criteria for a savings and loan holding company to be treated as a financial holding company. However, we cannot assure you that the Federal Reserve Board will agree, or that the Federal Reserve Board will not impose conditions or restrictions, such as requiring higher capital or liquidity levels or imposing more extensive restrictions on our ability to pay dividends or repurchase stock, engage in various business activities or grow our business, before it will permit our submission to become a financial holding company to be effective. GE’s ability or willingness to proceed with the Separation as currently planned could be affected by the nature of any such conditions or restrictions required by the Federal Reserve Board in order for us to be treated as a financial holding company.

Prior to the Separation and the GE SLHC Deregistration, we need to significantly expand many aspects of our infrastructure, and our failure to do so in a timely manner, within anticipated costs and without disrupting our ongoing business, could have a material adverse effect on our business and results of operations and could delay or prevent the Separation and the GE SLHC Deregistration.

Although historically we have operated as a largely standalone business within GECC with our own sales, marketing, risk management, operations, collections, customer service and compliance functions, we need to significantly expand many aspects of our infrastructure prior to the Separation to enable us to operate as a fully standalone public company after our transitional services with GE terminate (for most services, within 24 months after the completion of this offering) and to enable GE to obtain the GE SLHC Deregistration in connection with the Separation or thereafter. The infrastructure to be expanded relates to, among other areas, enterprise risk governance and management, information technology systems, data storage, treasury and finance, and investor relations. Expanding the infrastructure will involve substantial costs, the hiring and integration of a large number of new employees (including a number at senior levels), and integration of the new and expanded infrastructure with our existing infrastructure, and in some cases, the infrastructure of our partners and other third parties. It will also require significant time and attention from our senior management and others throughout the company, in addition to their day to day responsibilities running the business. We cannot be sure we will be able to expand the infrastructure to the extent required, in the time required, or at the costs anticipated, and without disrupting our ongoing business operations in a material way, all of which could have a material adverse effect on our business and results of operations. Moreover, we do not expect that the Federal Reserve Board will act on our application to continue to be a savings and loan holding company and to retain ownership of the Bank following the GE SLHC Deregistration until it has completed an in-depth review of our preparedness to operate on a standalone basis, which we expect to involve a review of much of the new infrastructure we will be adding. As a result, delays in expanding our infrastructure may delay the review of our preparedness by the Federal Reserve Board, and this could delay the Separation and the GE SLHC Deregistration, and the Federal Reserve Board may require additions or changes to our infrastructure, including the infrastructure we have added. See “—GE may not complete the Separation as planned or at all.”

The Separation could adversely affect our business and profitability due to GE’s strong brand and reputation.

As a subsidiary of GE, we market many of our products using the “GE” brand name and logo, and we believe the association with GE has provided many benefits, including:

•	a world-class brand associated with trust, integrity and longevity;

•	perception of high-quality products and services;

•	strong capital base and financial strength;

•	preferred status among our partners, customers and employees; and

•	established relationships with bank and other regulators.

The Separation could adversely affect our ability to attract and retain partners. We may be required to provide more favorable pricing and other terms to our partners and take other action to maintain our relationship with existing, and attract new, partners, all of which could have a material adverse effect on our business, financial condition and results of operations.

Although we do not expect a material loss of customers or usage following the Separation (or more difficulty attracting new customers and increasing their usage) because our product will continue to be closely associated with our partners and their brands, we cannot be sure this will be the case. In addition, although our capital at the Bank will be increased in connection with this offering and the customer facing aspects of our business will remain largely unchanged following this offering and the Separation, we cannot be sure that we will not lose deposits or have more difficulty attracting new deposits following this offering or the Separation because of depositor concerns that we will no longer be part of GE and benefitting from its brand and financial strength.

We cannot predict the effect that this offering and the Separation will have on our partners, customers, depositors or employees. The risks relating to this offering and the Separation could materialize at various times, including:

•	immediately upon the completion of this offering, when GE’s beneficial ownership in our common stock will decrease to % ( % if the underwriters’ option to purchase additional shares of common stock from us is exercised in full);

•	when GE reduces its ownership in our common stock to a level below 50%; and

•	when we cease using the GE name and logo in our sales and marketing materials, particularly when we deliver notices to partners, customers and depositors that our name and the name of the Bank and some of our other subsidiaries will change.

We will only have the right to use the GE brand name and logo for a limited period of time and if we fail to establish a new, independently recognized brand name, we could be adversely affected.

In March 2014 we changed our corporate name to “SYNCHRONY FINANCIAL,” although we, the Bank and our other subsidiaries may continue to use the GE brand name and logo in marketing our products and services for a limited period of time. Pursuant to a transitional trademark license agreement, GE will grant us the right to use certain “GE,” “GE Capital,” “GE Capital Retail Bank,” “GE Money” and “GECAF” marks and related logos and the GE monogram in connection with our products and services until such time as GE ceases to beneficially own more than 50% of our outstanding common stock, subject to certain exceptions (e.g., we generally will have a right to use those marks and related logos and the monogram on our credit cards for a period of three and a half years after the completion of this offering). Development of a new brand is an expensive, uncertain and long-term process. When our right to use the GE brand name and logo expires, we may not be able to maintain or enjoy comparable name recognition or status under our new brand. If we are unable to successfully manage the transition of our business to our new brand in a timely manner, our reputation among our partners, customers, depositors and employees could be adversely affected.

The terms of our arrangements with GE may be more favorable than we will be able to obtain from an unaffiliated third party. We may be unable to replace the services GECC provides us in a timely manner or on comparable terms.

We and GECC will enter into a transitional services agreement and other agreements prior to the completion of this offering. Pursuant to the transitional services agreement, GECC and its affiliates will agree to provide us with transitional services after this offering, including treasury, payroll, tax and other financial services, human resources and employee benefits services, information systems and network access, application and support related services, and procurement and sourcing support.

We negotiated these arrangements with GECC in the context of a parent-subsidiary relationship. Although GECC is contractually obligated to provide us with services during the term of the transitional services agreement, we cannot assure you that these services will be sustained at the same level after the expiration of that agreement, or that we will be able to replace these services in a timely manner or on comparable terms. When GECC ceases to provide services pursuant to those arrangements, our costs of procuring those services from third parties may increase. Other agreements with GE and GECC also will govern the relationship between us and GE after this offering and will provide for the allocation of employee benefits, tax and other liabilities and obligations attributable or related to periods or events prior to this offering. They also contain terms and provisions that may be more favorable than terms and provisions we might have obtained in arm’s length negotiations with unaffiliated third parties. See “Arrangements Among GE, GECC and Our Company—Relationship with GE and GECC.”

GE has significant control over us and may not always exercise its control in a way that benefits our public stockholders.

Upon the completion of this offering, GE will beneficially own approximately     % of our outstanding common stock (    % if the underwriters’ option to purchase additional shares of common stock from us is exercised in full). GE has indicated that, following completion of this offering, it intends to divest its remaining interest in us. However, so long as GE continues to beneficially own more than 50% of our outstanding voting stock, GE generally will be able to determine the outcome of corporate actions requiring stockholder approval and GE will have the voting power to elect the board of directors.

The Master Agreement will give GECC certain significant rights until such time, if any, as the GE SLHC Deregistration occurs. Some of GECC’s rights under the Master Agreement will not terminate until the GE SLHC Deregistration occurs, and therefore it is possible that GE will exercise some or all of such rights at a time when it does not own any of our common stock. Under the Master Agreement, GECC will have the right to designate five persons for nomination for election to our nine-member board of directors so long as GE beneficially owns more than 50% of our outstanding common stock and to designate a lesser number as GE’s percentage ownership decreases until the GE SLHC Deregistration. In addition, subject to certain exceptions and ownership thresholds, until the GE SLHC Deregistration, we will be required to obtain GECC’s prior written approval before undertaking (or permitting or authorizing the Bank or any of our other subsidiaries to undertake) various significant corporate actions. These include (subject to certain agreed exceptions):

•	consolidating or merging with or into any person or, subject to certain exceptions, permitting any subsidiary to merge with or into any person;

•

acquiring control of a bank or savings association or making any other acquisition of assets or equity for a price in excess of $500 million (other than acquisitions of receivables portfolios in the ordinary course of business that do not exceed $1 billion); provided, that once GE’s beneficial ownership of our common stock decreases below 20%, the threshold for ordinary course transactions will be increased to $2 billion;

•	disposing of assets or securities in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $500 million (other than dispositions of receivables in the ordinary course of business that do not exceed $1 billion); provided, that once GE’s beneficial ownership of our common stock decreases below 20%, the threshold for ordinary course transactions will be increased to $2 billion;

•	incurring or guaranteeing debt that would reasonably be expected to result in a downgrade of our publicly issued debt below specified ratings at the time of this offering;

•	dissolving, liquidating, or winding up our company;

•	altering, amending, terminating or repealing or adopting any provision inconsistent with, the provisions of our certificate of incorporation or our bylaws;

•	adopting or implementing any stockholder rights plan or similar takeover defense measure;

•	declaring or paying any dividend or other distribution in respect of our common stock;

•	repurchasing our common stock, subject to certain exceptions;

•	entering into a new principal line of business or enter into business outside of the United States and Canada; or

•	establishing an executive committee of our board of directors.

GE’s interests may differ from your interests, and therefore actions GE takes with respect to us, as a controlling or significant stockholder or under the Master Agreement, may not be favorable to you.

As long as GE owns a majority of our common stock, we will rely on certain of the exemptions from the corporate governance requirements of the NYSE available for “controlled companies”.

Upon the completion of this offering, we will be a “controlled company” within the meaning of the corporate governance listing standards of the NYSE because GE will continue to own more than 50% of our outstanding common stock. A “controlled company” may elect not to comply with certain corporate governance requirements of the NYSE. Consistent with this, the Master Agreement will provide that, so long as we are a “controlled company,” we will elect not to comply with the requirements to have a majority of independent directors or to have the Nominating and Corporate Governance and Management Development and Compensation Committees of our board of directors consist entirely of independent directors. Upon completion of this offering, we expect that six of our nine directors, including one member of the board of directors’ Nominating and Corporate Governance Committee and one member of the board of directors’ Management Development and Compensation Committee, will not qualify as “independent directors” under the applicable rules of the NYSE. As a result, you will not have certain of the protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Our historical combined and pro forma financial information do not reflect the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.

The historical combined and pro forma financial information included in this prospectus does not reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented and may not be a reliable indicator of our future results. The pro forma financial information depends on various assumptions that may be incorrect. For example, the actual weighted average funding cost for additional debt incurred in connection with the Transactions may be higher than that assumed for purposes of preparing the pro forma financial information, interest earned on additional assets may be lower than assumed, or the Planned Debt Offering may not occur. The pro forma financial information also does not give effect to or make any adjustment for various factors including anticipated increases in our operating expense following this offering and increases in payments under recently extended program agreements.

In addition, the historical combined and pro forma financial information does not reflect the impact of any conditions or restrictions that may be imposed by the Federal Reserve Board in connection with the GE SLHC Deregistration, including requiring higher capital or liquidity levels or restricting our business activities or growth. Accordingly, our historical combined and pro forma financial information should not be relied upon as representative or indicative of what our financial condition or results of operations would have been had the Transactions occurred on the dates indicated. This information also should not be relied upon as representative or indicative of our future financial condition, results of operations or cash flows. For additional information relating to our historical combined and pro forma financial information, see “Selected Historical and Pro Forma Financial Information.”

The obligations associated with being a public company will require significant resources and management attention.

In connection with this offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and SEC rules under that act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act and SEC rules thereunder require, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. We have established all of the procedures and practices required as a subsidiary of GE but we will have additional procedures and practices to establish as a separate, standalone public company. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Furthermore, the need to establish the corporate infrastructure necessary for a standalone public company may divert some of management’s attention from operating our business and implementing our strategy. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements.

The Sarbanes-Oxley Act and SEC rules require annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC, and, in the annual report for the next succeeding year, a report by our independent auditors addressing such assessments. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.

GE could engage in business and other activities that compete with us.

GE has agreed that, subject to certain exceptions, for two years after the GE SLHC Deregistration, it will not engage in the business of providing credit to consumers through: (i) private label credit cards or dual cards in conjunction with programs with retailers, merchants or healthcare providers primarily for the purchase of goods and services from the applicable retailer, merchant or healthcare provider, or (ii) general purpose credit cards, in each case, in the United States and Canada. See “Arrangements Among GE, GECC and Our Company—Relationship with GE and GECC—Master Agreement—Noncompetition Agreement.” Our certificate of incorporation provides that, other than that non-compete agreement and any other contractual provisions to the contrary, GE will have no obligation to refrain from:

•	engaging in the same or similar business activities or lines of business as us; or

•	doing business with any of our partners, customers or vendors.

GE has significant financial services businesses, including owning a bank that takes deposits (in addition to the Bank), providing consumer financing outside the United States and Canada (including private label credit cards) and providing commercial financing (including inventory, floorplan and other financing to small and medium-sized businesses). Following this offering, GE will continue to engage in these businesses. To the extent that GE engages in the same or similar business activities or lines of business as us, or engages in business with any of our partners, customers or vendors, our ability to successfully operate and expand our business may be hampered.

Conflicts of interest may arise between us and GE that could be resolved in a manner unfavorable to us.

Questions relating to conflicts of interest may arise between us and GE in a number of areas relating to our past and ongoing relationships. Six of our directors (one of whom is our Chief Executive Officer) and many of our senior executive officers are also officers of GE and/or GECC. These directors and officers own GE stock and options to purchase GE stock, and all of them participate in GE pension plans. Ownership interests of our directors or officers in GE stock, or service as both a director of our company and a director, officer and/or employee of GE and/or GECC, could give rise to potential conflicts of interest when a director or officer is faced with a decision that could have different implications for the two companies. These potential conflicts could arise, for example, over matters such as the desirability of changes in our business and operations, funding and capital matters, regulatory matters, matters arising with respect to the Master Agreement and other agreements with GE, employee retention or recruiting, or our dividend policy.

The corporate opportunity policy set forth in our certificate of incorporation addresses certain potential conflicts of interest between our company, on the one hand, and GE and its officers who are directors of our company, on the other hand. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to these provisions of our certificate of incorporation. Although these provisions are designed to resolve certain conflicts between us and GE fairly, we cannot assure you that any conflicts will be so resolved. The principles for resolving these potential conflicts of interest are described under “Description of Capital Stock—Provisions of Our Certificate of Incorporation Relating to Related Party Transactions and Corporate Opportunities.”

If GE distributes our stock to its stockholders in exchange for its common stock in a transaction that is intended to be tax-free to GE, we could have a material indemnification obligation to GE under the TSSA if we cause the distribution or certain related preliminary internal transactions to fail to qualify for tax-free treatment.

GE has indicated that after this offering it currently intends to complete its exit from its investment in us by making a distribution of all of its remaining shares of our stock to its stockholders in exchange for GE’s common stock in a transaction that would be designed to qualify for tax-free treatment to GE and its stockholders under Section 355 of the Internal Revenue Code (the “Code”). Completion by GE of any such distribution is conditioned on, among other things, a private letter ruling from the IRS regarding certain issues relating to, and an opinion from tax counsel confirming, the tax-free treatment under Section 355 of the Code of the distribution and the tax-free treatment of a series of preliminary transactions that would be required prior to implementing the distribution. The IRS ruling and the opinion of tax counsel will rely on certain facts, assumptions, representations and undertakings from GE and us regarding the past and future conduct of GE’s and our businesses and other matters. If any of these facts, assumptions, representations or undertakings is incorrect or not otherwise satisfied, GE may not be able to rely on the IRS ruling or the opinion of tax counsel. Accordingly, notwithstanding the IRS ruling and the opinion of tax counsel, the IRS could determine that the distribution (or any of the preliminary transactions) is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the IRS ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of GE or us after the distribution. If the distribution (or any of the preliminary transactions) is determined to be taxable, GE could incur significant tax liabilities, and under the tax sharing and separation agreement (the “TSSA”) we will enter into with GE prior to the completion of this offering, we may be required to indemnify GE for any such liabilities if the liability is caused by any action or inaction undertaken by us following the distribution or as a result of significant changes in the direct or indirect ownership of our stock.

In order to preserve the tax-free status of the distribution and the preliminary transactions to GE, the TSSA includes a provision generally prohibiting us from taking action after the distribution that would cause the distribution (or the preliminary transactions) to become taxable. As a result, and given our indemnity obligation to GE under the TSSA for tax liabilities incurred by GE as a result of a breach of these provisions by us, we may be required to forgo certain significant transactions that would otherwise have been advantageous to us for a period of time following the distribution, such as certain dispositions of our assets or issuances of our stock. For a discussion of the TSSA, see “Arrangements Among GE, GECC and Our Company—Relationship with GE and GECC—Tax Sharing and Separation Agreement.”

Risks Relating to This Offering

Future sales of a substantial number of shares of our common stock may depress the price of our shares.

If GE or any of our other stockholders sells or otherwise disposes of a large number of shares of our common stock (whether through the Separation or otherwise), or if we issue a large number of shares of our common stock in connection with future acquisitions, financings, or other circumstances, the market price of shares of our common stock could decline significantly. Moreover, GE’s intention to divest of its remaining shares of our common stock or the perception in the public market that other stockholders might sell shares of our common stock could depress the market price of our common stock.

All the shares of our common stock sold in this offering will be freely tradable without restriction, except for shares of our common stock owned by any of our affiliates, including GE. Immediately after this offering, the public market for our common stock will include only the              million shares of our common stock that are being sold in this offering, or              million shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock from us in full. After this offering, we intend to register              million shares of our common stock, which are reserved for issuance under our employee benefit plans. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. In addition, we have granted GECC demand and “piggyback” registration rights with respect to the shares of our common stock it will hold upon the completion of this offering. GECC may exercise its demand and piggyback registration rights, and any shares of our common stock so registered will be freely tradable in the public market, except for shares acquired by any of our affiliates. See “Arrangements Among GE, GECC and Our Company—Relationship with GE and GECC—Registration Rights Agreement” and “Shares Eligible for Future Sale.”

Our directors, executive officers and GECFI have entered into lock-up agreements in which they have agreed that they will not sell, directly or indirectly, any shares of our common stock for a period of      days from the date of this prospectus (subject to certain exceptions) without the prior written consent of             . See “Shares Eligible for Future Sale.”

Our common stock has no prior public market, and we cannot assure you that an active trading market will develop.

Prior to this offering, there has not been a market for our common stock. We will apply to list our common stock on the NYSE and our application may not be approved or an active trading market in our common stock might not develop or continue. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined through negotiations with the representatives of the underwriters based upon an assessment of the valuation of our common stock and a book-building process. The public market may not agree with or accept this valuation, in which case you may not be able to sell your shares of our common stock at or above the initial offering price. In addition, if an active trading market does not develop, you may have difficulty selling your shares of our common stock at an attractive price, or at all. An inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to acquire other companies, products or technologies by using shares of our common stock as consideration.

The price of our common stock may be volatile and may be affected by market conditions beyond our control.

Our share price is likely to fluctuate in the future because of the volatility of the stock market in general and a variety of factors, many of which are beyond our control, including:

•	general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	quarterly variations in actual or anticipated results of our operations;

•	changes in or failure to meet our publicly disclosed expectations as to our future financial performance;

•	downgrades in securities analysts’ estimates of our financial performance, failures to meet analyst expectations or lack of research and reports by industry analysts;

•	changes in market valuations or earnings of similar companies;

•	any future sales of our common stock or other securities;

•	additions or departures of key personnel;

•	actions or announcements by our competitors;

•	reputational issues;

•	regulatory and tax actions;

•	changes in our capital structure or dividend policy, including as a result of the Separation, regulatory requirements, future issuances of securities, sales of large blocks of common stock by our stockholders (including GE), or our incurrence of additional debt; and

•	announcements or actions taken by GE as our principal stockholder.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of financial services companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. For example, we are currently operating in, and have benefited from, a protracted period of historically low interest rates that will not be sustained indefinitely, and future fluctuations in interest rates could cause an increase in volatility of the market price of our common stock. Market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of your investment. You should also be aware that price volatility may be greater if the public float and trading volume of shares of our common stock is low. Furthermore, in the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business or results of operations.

We may change our dividend policy at any time.

Although following the offering our board of directors intends to consider our policy regarding the payment and amount of dividends, we have no obligation to pay any dividend, and our dividend policy may change at any time without notice to our stockholders. The declaration and amount of any future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings, capital and liquidity requirements of us and the Bank, regulatory restrictions, legal requirements and other factors that the board of directors deems relevant. As a result, we cannot assure you that we will pay dividends at any rate or at all.

Applicable laws and regulations, provisions of our certificate of incorporation and by-laws and certain contractual rights granted to GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests.

Applicable laws, provisions of our certificate of incorporation and by-laws, and certain contractual rights granted to GE under the Master Agreement may delay, deter, prevent or render more difficult a takeover attempt that our stockholders might consider in their best interests. For example, they may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Takeover attempts, business combinations and certain acquisitions of our common stock may require prior approval of or notice to the Federal Reserve Board. If a company seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, acquire control of the election or appointment of a majority of the directors on our board of directors, or exercise a controlling influence over our management or policies, it would be required to obtain the prior approval of the Federal Reserve Board. In addition, if any individual seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, the individual generally is required to provide 60 days’ prior notice to the Federal Reserve Board. An individual (and also a company not otherwise required to obtain Federal Reserve Board approval to control us) is presumed to control us, and therefore generally required to provide 60 days’ prior notice to the Federal Reserve Board, if the individual (or such company) acquires 10% or more of any class of our voting stock, although the individual (or such company) may seek to rebut the presumption of control based on the facts.

Section 203 of the General Corporation Law of the state of Delaware (“DGCL”) may affect the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares from the corporation, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. However, our certificate of incorporation provides that we will not be governed by Section 203 of the DGCL until the moment in time, if ever, immediately following the time at which (i) Section 203 by its terms would, but for the terms of our certificate of incorporation, apply to us and (ii) there occurs a transaction by which GE reduces its ownership interest in us to less than 15% of the voting power of our outstanding shares of voting stock.

Our certificate of incorporation and by-laws will include provisions that may have anti-takeover effects and may delay, deter or prevent a takeover attempt that our stockholders might consider in their best interests. For example, our certificate of incorporation and by-laws will:

•	until the earlier of (i) the time immediately prior to the Split-off and (ii) the GE SLHC Deregistration, preclude any stockholder or group (other than GE or its affiliates and certain other exempt persons) from voting more than 4.99% of our capital stock entitled to vote generally in the election of directors;

•	permit our board of directors to issue one or more series of preferred stock with such powers, rights and preferences as the board of directors shall determine;

•	provide that, subject to the rights of holders of any series of preferred stock, only the board of directors may fill newly-created directorships or vacancies on our board of directors;

•	limit the ability of stockholders (other than GE or its affiliates) to call special meetings of stockholders and require that all stockholder action be taken at a meeting rather than by written consent; and

•	establish advance notice requirements for stockholder proposals and nominations of candidates for election as directors (except for GE’s designation of persons for nomination by the board of directors).

Until the GE SLHC Deregistration occurs, the Master Agreement will give GECC the right to designate a person or persons for nomination to our board of directors. So long as GE beneficially owns more than 50% of our outstanding common stock, GECC will have the right to designate for nomination five of the board of directors’ nine nominees for election as a director. This number will decrease as GE’s percentage ownership decreases.

The Master Agreement will also require that, until the GE SLHC Deregistration, we must obtain GECC’s prior written approval before undertaking (or permitting or authorizing the Bank or any of our other subsidiaries to undertake) various significant corporate actions. See “—GE has significant control over us and may not always exercise its control in a way that benefits our public stockholders.”

These limitations may adversely affect the prevailing market price and market for our common stock if they are viewed as limiting the liquidity of our stock or discouraging takeover attempts in the future.

Our common stock is and will be subordinate to all of our existing and future indebtedness and any preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our existing and future indebtedness and other liabilities. Additionally, holders of our common stock may become subject to the prior dividend and liquidation rights of holders of any series of preferred stock that our board of directors may designate and issue without any action on the part of the holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors and preferred stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook for our future business and financial performance, such as those contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Trends and Conditions.” Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as:

•	impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated;

•	retaining existing partners and attracting new partners, concentration of our platform revenue in a small number of Retail Card partners, promotion and support of our products by our partners, and financial performance of our partners;

•	our need for additional financing, higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings;

•	our ability to securitize our loans, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loans, and lower payment rates on our securitized loans;

•	our reliance on dividends, distributions and other payments from the Bank;

•	our ability to grow our deposits in the future;

•	changes in market interest rates and the impact of any margin compression;

•	effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk, the sufficiency of our allowance for loan losses and the accuracy of the assumptions or estimates used in preparing our financial statements;

•	our ability to offset increases in our costs in retailer share arrangements;

•	competition in the consumer finance industry;

•	our concentration in the U.S. consumer credit market;

•	our ability to successfully develop and commercialize new or enhanced products and services;

•	our ability to realize the value of strategic investments;

•	reductions in interchange fees;

•	fraudulent activity;

•	cyber-attacks or other security breaches;

•	failure of third parties to provide various services that are important to our operations;

•	disruptions in the operations of our computer systems and data centers;

•	international risks and compliance and regulatory risks and costs associated with international operations;

•	catastrophic events;

•	alleged infringement of intellectual property rights of others and our ability to protect our intellectual property;

•	litigation and regulatory actions;

•	damage to our reputation;

•	our ability to attract, retain and motivate key officers and employees;

•	tax legislation initiatives or challenges to our tax positions and state sales tax rules and regulations;

•	significant and extensive regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Act and the impact of the CFPB’s regulation of our business;

•	changes to our methods of offering our CareCredit products;

•	impact of capital adequacy rules;

•	restrictions that limit our ability to pay dividends and repurchase our capital stock and that limit the Bank’s ability to pay dividends;

•	regulations relating to privacy, information security and data protection;

•	use of third-party vendors and ongoing third-party business relationships;

•	effect of GECC being subject to regulation by the Federal Reserve Board both as a savings and loan holding company and as a systematically important financial institution;

•	GE not completing the Separation as planned or at all, and GE’s inability to obtain the GE SLHC Deregistration;

•	Federal Reserve Board approval required for us to continue to be a savings and loan holding company, including the imposition of any significant additional capital or liquidity requirements, and Federal Reserve Board agreement required for us to be treated as a financial holding company after the GE SLHC Deregistration;

•	our need to significantly expand many aspects of our infrastructure;

•	loss of association with GE’s strong brand and reputation;

•	limited right to use the GE brand name and logo and need to establish a new brand;

•	GE has significant control over us;

•	terms of our arrangements with GE may be more favorable than we will be able to obtain from unaffiliated third parties;

•	obligations associated with being a public company;

•	our incremental cost of operating as a standalone public could be substantially more than anticipated;

•	GE could engage in businesses that compete with us, and conflicts of interest may arise between us and GE; and

•	failure caused by us of GE’s distribution of our common stock to its stockholders in exchange for its common stock to qualify for tax-free treatment, which may result in significant tax liabilities to GE for which we may be required to indemnify GE.

See “Risk Factors” for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus, including in “Risk Factors.” Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

USE OF PROCEEDS

Assuming an initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $         (or $         if the underwriters exercise in full their option to purchase additional shares of our common stock from us), after deducting estimated underwriting discounts and commissions and estimated offering expenses. Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share of our common stock, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us of this offering by $        , assuming that the number of shares of our common stock offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. An increase (decrease) of              shares in the number of shares of our common stock offered by us would increase (decrease) net proceeds to us of this offering by $            , assuming the public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

Prior to the completion of this offering, we will enter into the $     billion New Bank Term Loan Facility and the $     billion New GECC Term Loan Facility.

We also currently intend to issue approximately $     billion of senior unsecured debt securities in the Planned Debt Offering shortly after the completion of this offering. We cannot assure you that the Planned Debt Offering will be completed or, if completed, on what terms it will be completed.

For a discussion of these financing transactions, see “Description of Certain Indebtedness—New Bank Term Loan Facility,” “—New GECC Term Loan Facility” and “—New Senior Notes.”

We intend to use the net proceeds from this offering, together with the net proceeds from borrowings under the New Bank Term Loan Facility and the New GECC Term Loan Facility, to repay $     billion of our related party debt owed to GECC and its affiliates that is outstanding on the date of the closing of this offering (the “Outstanding Related Party Debt”), to increase our capital, to invest in liquid assets to increase the size of our liquidity portfolio, to pay fees and expenses related to the Transactions and for such additional uses as we may determine in the future. The weighted average interest rate for the year ended December 31, 2013 on the Outstanding Related Party Debt was 1.7% per annum.

The New GECC Term Loan Facility is being entered into to formalize the lending relationship between GECC and the Company in light of the offering and expected Separation and to reflect the fact that the Company will no longer be a wholly-owned subsidiary of GECC. The New GECC Term Loan Facility will have a five-year maturity, thus providing financing for a transitional period following the offering and the expected Separation, and will bear interest at a higher rate than the Outstanding Related Party Debt being repaid.

We intend to use the net proceeds from the Planned Debt Offering to invest in liquid assets to further increase the size of our liquidity portfolio and to pay fees and expenses related to that offering and for such additional uses as we may determine in the future. For a discussion of the Outstanding Related Party Debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funding Provided by GECC.”

The following table summarizes the estimated sources of funds and uses of funds in connection with this offering. The amounts in the tables below are based on estimated amounts and may differ from the actual amounts at the time of the consummation of this offering depending on several factors, including differences from our estimates of the amount of the Planned Debt Offering, the Outstanding Related Party Debt and fees and expenses. You should read the following together with the information included under the heading “Selected Historical and Pro Forma Financial Information” included elsewhere in this prospectus.

Sources of Funds ($ in millions)		Uses of Funds ($ in millions)
Common stock offered hereby	$	Repay Outstanding Related Party Debt(1)	$
Planned Debt Offering(2)		Increase capital and liquidity portfolio
New Bank Term Loan Facility		Fees and expenses
New GECC Term Loan Facility

Total sources of funds	$	Total uses of funds	$

(1)	Amount reflects $8,959 million of Outstanding Related Party Debt at December 31, 2013.
(2)	We currently intend to issue approximately $ billion of senior unsecured debt securities in the Planned Debt Offering shortly after the completion of this offering. We cannot assure you that the Planned Debt Offering will be completed or, if completed, on what terms it will be completed.

DIVIDEND POLICY

Following the offering, our board of directors intends to consider our policy regarding the payment and amount of dividends. The declaration and amount of any future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings, capital and liquidity requirements of us and the Bank, regulatory restrictions, corporate law and contractual restrictions and other factors that the board of directors deems relevant.

As a savings and loan holding company, our ability to pay dividends to our stockholders or to repurchase our stock is subject to regulation by the Federal Reserve Board. In addition, as a holding company, we rely significantly on dividends, distribution and other payments from the Bank to fund dividends to our stockholders. The ability of the Bank to make dividends and other distributions and payments to us is subject to regulation by the OCC and the Federal Reserve Board. See “Risk Factors—Risks Relating to Our Business—We are a holding company and will rely significantly on dividends, distributions and other payments from the Bank,” “—Risks Relating to Regulation—We and the Bank are subject to restrictions that limit our ability to pay dividends and repurchase our capital stock” and “—Risks Relating to This Offering—We may change our dividend policy at any time.”

For a discussion of the financial covenants contained in the New Bank Term Loan Facility and the New GECC Term Loan Facility that may limit our and the Bank’s ability to pay dividends, see “Description of Certain Indebtedness—New Bank Term Loan Facility” and “—New GECC Term Loan Facility.”

CAPITALIZATION

Set forth below is our capitalization at December 31, 2013, on an historical and a pro forma basis, which reflects the adjustments described in more detail in the notes to the unaudited pro forma financial information under “Selected Historical and Pro Forma Financial Information.” You should read this information in conjunction with those notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the related notes included elsewhere in this prospectus.

($ in millions)	Actual	As Adjusted
Cash and equivalents	$2,319	$

Deposits:
Interest bearing deposit accounts	$25,360	$
Non-interest bearing deposit accounts	359

Total deposits	$25,719	$

Borrowings:(1)
Borrowings of consolidated securitization entities	$15,362	$
Outstanding Related Party Debt	8,959
New Bank Term Loan Facility	—
New GECC Term Loan	—
Planned Debt Offering(2)	—

Total borrowings	$24,321	$

Equity:
Parent’s net investment(3)	$5,973		$—
Common stock(3)	—
Additional paid-in capital(3)	—
Accumulated other comprehensive income	(13)

Total stockholders’ equity	$5,960	$

Total capitalization	$56,000	$

(1)	Does not reflect $ billion of undrawn committed capacity under two of our existing securitization programs.
(2)	We currently intend to issue approximately $ billion of senior unsecured debt securities in the Planned Debt Offering shortly after the completion of this offering. We cannot assure you that the Planned Debt Offering will be completed or, if completed, on what terms it will be completed.
(3)	Represents the reclassification of GE’s net investment in us, which was recorded in Parent’s net investment, into Common stock and Additional paid-in capital at a par value of $0.01 per share.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share of our common stock after this offering. Dilution results from the fact that the initial public offering price per share of our common stock is substantially in excess of the net tangible book value per share of our common stock attributable to existing stockholders for our presently outstanding shares of common stock. At December 31, 2013, net tangible book value attributable to our stockholders was $        , or $         per share of common stock based on              shares of common stock issued and outstanding. Net tangible book value per share equals total consolidated tangible assets minus total consolidated liabilities divided by the number of outstanding shares of our common stock.

Our net tangible book value at December 31, 2013 would have been approximately $        , or $         per share of our common stock based on              shares of our common stock issued and outstanding after giving effect to the sale of              shares of our common stock by us at an assumed initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

This represents an immediate increase in the net tangible book value of $         per share to existing stockholders and an immediate dilution in the net tangible book value of $         per share to the investors who purchase our common stock in this offering.

The following table illustrates the per share dilution after giving pro forma effect to this offering:

Initial public offering price per share		$
Net tangible book value per share at December 31, 2013	$
Increase in net tangible book value per share attributable to this offering	$

Net tangible book value per share of common stock after the offering		$
Dilution per share to new investors		$

Each $1.00 increase (decrease) in the assumed initial offering price of $         per share of our common stock would increase (decrease) the net tangible book value at December 31, 2013 by approximately $        , or approximately $         per share, and the dilution per share to new investors by approximately $        , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of one million shares in the number of shares offered by us would result in net tangible book value at December 31, 2013 of approximately $        , or $         per share, and the dilution per share to investors in this offering would be $         per share, assuming the public offering price per share remains the same. Similarly, a decrease of one million shares in the number of shares of common stock offered by us would result in net tangible book value at December 31, 2013 of approximately $        , or $         per share, and the dilution per share to investors in this offering would be $         per share. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

The following table summarizes, at December 31, 2013 (giving pro forma effect to the sale by us of              shares of our common stock in this offering), the difference between existing stockholders and new investors with respect to the number of shares of our common stock purchased from us, the total consideration paid to us for these shares, and the average price per share paid by our existing stockholders and to be paid by the new investors in this offering. The calculation below reflecting the effect of shares purchased by new investors is based on the initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Number	Percent
Existing stockholders			%			%	$
New investors
Total		100.0%			100.0%

Each $1.00 increase (decrease) in the assumed initial offering price of $         per share of common stock would increase (decrease) the total consideration paid by new investors by approximately $        , or the percent of total consideration paid by new investors by approximately     %, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of shares in the number of              shares offered by us increase (decrease) the total consideration paid by new investors by approximately $        , or the percent of total consideration paid by new investors by approximately     %, assuming the public offering price per share remains the same. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares purchased is based on shares of our common stock outstanding at December 31, 2013. The discussion and table above exclude shares of our common stock issuable upon exercise of outstanding options issued. If the underwriters were to fully exercise their option to purchase additional shares of our common stock from us, the percentage of shares of our common stock held by existing stockholders would be     %, and the percentage of shares of our common stock held by new investors would be     %. To the extent any outstanding options are exercised, new investors will experience further dilution. To the extent all              outstanding options had been exercised at December 31, 2013, the net tangible book value per share after this offering would be $         and total dilution per share to new investors would be $        .

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table sets forth selected historical combined and unaudited pro forma financial information. The selected historical combined financial information at December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011 has been derived from our historical combined financial statements, which have been audited by KPMG LLP and are included elsewhere in this prospectus. The selected historical combined financial information at December 31, 2011, 2010 and 2009, and for the years ended December 31, 2010 and 2009 is unaudited and has been derived from our historical combined financial information not included in the prospectus. The selected unaudited pro forma financial information at and for the year ended December 31, 2013 is unaudited and has been derived from our unaudited pro forma financial statements. You should read this information in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and the related notes thereto, which are included elsewhere in this prospectus.

Synchrony is a holding company for the legal entities that historically conducted GE’s North American retail finance business. Synchrony was incorporated in Delaware on September 12, 2003, but prior to April 1, 2013, conducted no business. During the period from April 1, 2013 to September 30, 2013, as part of a regulatory restructuring, substantially all of the assets and operations of GE’s North American retail finance business, including the Bank, were transferred to Synchrony. The remaining assets and operations of that business have been or will be transferred to Synchrony prior to the completion of this offering.

We have prepared our historical combined financial statements as if Synchrony had conducted GE’s North American retail finance business throughout all relevant periods. Our historical combined financial information and statements include the assets, liabilities and operations of GE’s North American retail finance business.

The unaudited pro forma information set forth below reflects our historical combined financial information, as adjusted to give effect to the following Transactions as if each had occurred at January 1, 2013, in the case of statements of earnings information, and December 31, 2013, in the case of statements of financial position information:

•	issuance of million shares of our common stock at an estimated offering price of $ per share (the midpoint of the price range set forth on the front cover of this prospectus);

•	repayment of the $ billion of Outstanding Related Party Debt (as defined under “Use of Proceeds”);

•	entering into of, and costs associated with, the New Bank Term Loan Facility and the New GECC Term Loan Facility;

•	completion of, and costs associated with, the Planned Debt Offering;

•	investment in liquid assets to further increase the size of our liquidity portfolio consistent with our liquidity and funding policies; and

•	issuance of a founders’ grant of restricted stock units and stock options to certain employees under the Synchrony 2014 Long-Term Incentive Plan.

The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent what our financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma information also should not be considered representative of our future financial condition or results of operations.

The unaudited pro forma information below is based upon available information and assumptions that we believe are reasonable, that reflect the expected impacts of events that are directly attributable to the Transactions, that are factually supportable and in connection with earnings information are expected to have a continuing impact on us.

Prior to the completion of this offering, we will enter into a number of arrangements with GE governing the Separation and a variety of transition matters. Except as described in the notes above, we have not reflected any adjustments for the estimated effects of these arrangements, which are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Separation from GE and Related Financial Arrangements.”

In addition to the pro forma adjustments to our historical combined financial statements, various other factors will have an effect on our financial condition and results of operations after the completion of this offering, including those discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

For information with respect to certain items that are not reflected in the pro forma financial information, see note (i) to the unaudited pro forma financial information below.

Condensed Combined Statements of Earnings Information

	Pro Forma	Historical(1)
	Year Ended December 31,	Years Ended December 31,
($ in millions)	2013	2013	2012	2011	2010(2)	2009
Interest income	$	$11,313	$10,309	$9,141	$8,760	$4,636
Interest expense		742	745	932	1,094	830

Net interest income		10,571	9,564	8,209	7,666	3,806
Retailer share arrangements		(2,362)	(1,975)	(1,430)	(989)	(799)

Net interest income, after retailer share arrangements		8,209	7,589	6,779	6,677	3,007
Provision for loan losses		3,072	2,565	2,258	3,151	2,883

Net interest income, after retailer share arrangements and provision for loan losses		5,137	5,024	4,521	3,526	124
Other income		488	473	498	481	2,550
Other expense		2,483	2,121	2,009	1,978	1,979

Earnings before provision for income taxes		3,142	3,376	3,010	2,029	695
Provision for income taxes		(1,163)	(1,257)	(1,120)	(760)	(294)

Net earnings	$	$1,979	$2,119	$1,890	$1,269	$401

Weighted average shares outstanding (in thousands)
Basic
Diluted

Earnings per share
Basic
Diluted

Condensed Combined Statements of Financial Position Information

	Pro Forma	Historical
	At December 31,	At December 31,
($ in millions)	2013	2013	2012	2011	2010(2)	2009
Assets:
Cash and equivalents	$	$2,319	$1,334	$1,187	$219	$572
Investment securities		236	193	198	116	7,261
Loan receivables		57,254	52,313	47,741	45,230	22,912
Allowance for loan losses		(2,892)	(2,274)	(2,052)	(2,362)	(1,654)
Goodwill		949	936	936	938	938
Intangible assets, net		300	255	252	227	396
Other assets		919	705	1,853	4,438	7,163
Assets of discontinued operations		—	—	—	1,847	3,092

Total assets		59,085	53,462	50,115	50,653	40,680

Liabilities and Equity:
Total deposits		25,719	18,804	17,832	13,798	11,609
Total borrowings		24,321	27,815	25,890	30,936	18,069
Accrued expenses and other liabilities		3,085	2,261	2,065	1,600	6,192
Liabilities of discontinued operations		—	—	—	13	6

Total liabilities		53,125	48,880	45,787	46,347	35,876

Total equity		5,960	4,582	4,328	4,306	4,804

Total liabilities and equity	$	$59,085	$53,462	$50,115	$50,653	$40,680

(1)	In 2011, we completed the sale of a discontinued business operation. See Note 3. Acquisition and Dispositions to our combined financial statements. The selected earnings information presented above is of continuing operations.
(2)	On January 1, 2010, we adopted FASB Accounting Standards Codification (“ASC”) Topic 810, Consolidation, and began consolidating our securitization entities. In 2009, we recognized gains on the sale of loan receivables to the securitization entities and earnings on retained interests which are included in other income within our Combined Statements of Earnings. The adoption of ASC 810, Consolidation on January 1, 2010 resulted in an increase to our total assets of $13.8 billion and an increase to our total liabilities of $15.2 billion. The increase in total assets primarily included an increase in loan receivables of $24.0 billion, but was partially offset by an increase in the allowance for loan losses of $1.6 billion and a decrease in investment securities of $7.2 billion. The increase in total liabilities primarily included an increase in borrowings of $18.8 billion.

Other Financial and Statistical Data

	Pro Forma(1)			Historical
	Year Ended December 31,			Years Ended December 31,
($ in millions, except per account data)	2013			2013	2012	2011
Financial Position Data (Average):
Loan receivables	$			$52,407	$47,549	$44,131
Total assets	$			$56,184	$49,905	$46,218
Deposits	$			$22,911	$17,514	$15,442
Borrowings	$			$25,209	$25,304	$24,687
Total equity	$			$5,121	$4,764	$4,009

Selected Performance Metrics:
Purchase volume(2)		$93,858		$93,858	$85,901	$77,883
Average active accounts (in thousands)(3)		56,253		56,253	53,021	51,313
Average purchase volume per active account		$1,668		$1,668	$1,620	$1,518
Average loan receivables balance per active account		$932		$932	$897	$860
Net interest margin(4)			%	18.8%	19.7%	18.4%
Net charge-offs		$2,454		$2,454	$2,343	$2,560
Net charge-offs as a % of average loan receivables		4.7%		4.7%	4.9%	5.8%
Allowance coverage ratio(5)		5.1%		5.1%	4.3%	4.3%
Return on assets(6)			%	3.5%	4.2%	4.1%
Return on equity(7)			%	38.6%	44.5%	47.1%
Equity to assets(8)			%	9.1%	9.5%	8.7%
Other expense as a % of average loan receivables			%	4.7%	4.5%	4.6%
Efficiency ratio(9)			%	28.6%	26.3%	27.6%
Effective income tax rate		37.0%		37.0%	37.2%	37.2%

Capital Ratios for the Bank(10):
Tier 1 risk-based capital ratio			%	16.0%	13.8%	13.3%
Total risk-based capital ratio			%	17.3%	15.1%	14.5%
Tier 1 leverage ratio			%	14.9%	17.2%	16.0%

Capital Ratios for the Company(11):
Tier 1 common ratio			%	—	—	—
Tier 1 risk-based capital ratio			%	—	—	—
Total risk-based capital ratio			%	—	—	—
Tier 1 leverage ratio			%	—	—	—

Selected Period End Data:
Total loan receivables		$57,254		$57,254	$52,313	$47,741
Allowance for loan losses		$2,892		$2,892	$2,274	$2,052
30+ days past due as a % of loan receivables		4.3%		4.3%	4.6%	4.9%
90+ days past due as a % of loan receivables		2.0%		2.0%	2.0%	2.2%
Total active accounts (in thousands)(3)		61,957		61,957	57,099	56,605

Other Information:
Full time employees		9,333		9,333	8,447	8,203

Interest and fees on loans		$11,295		$11,295	$10,300	$9,134
Other income		488		488	473	498
Retailer share arrangements		(2,362)		(2,362)	(1,975)	(1,430)

Platform revenue(12)		$9,421		$9,421	$8,798	$8,202

(1)	The unaudited pro forma financial information for Financial Position Data (Average) and Selected Performance Metrics give effect to the Transactions as if they had occurred as of January 1, 2013 for amounts calculated using average financial position data.

(2)	Purchase volume, or net credit sales, represents the aggregate amount of charges incurred on credit cards or other credit product accounts less returns during the period.
(3)	Active accounts represent credit card or installment loan accounts on which there has been a purchase, payment or outstanding balance in the current month. Open accounts represent credit card or installment loan accounts that are not closed, blocked or more than 60 days delinquent.
(4)	Net interest margin represents net interest income divided by average interest earning assets.
(5)	Allowance coverage ratio represents allowance for loan losses divided by total end-of-period loan receivables.
(6)	Return on assets represents net earnings as a percentage of average total assets.
(7)	Return on equity represents net earnings as a percentage of average total equity.
(8)	Equity to assets represents average equity as a percentage of average total assets.
(9)	Efficiency ratio represents (i) other expense, divided by (ii) net interest income, after retailer share arrangements, plus other income.
(10)	Represent Basel I capital ratios calculated for the Bank.
(11)	Represent Basel I capital ratios calculated for the Company on a pro forma basis. At December 31, 2013, pro forma for the Transactions, the Company had a fully phased-in Basel III Tier 1 common ratio of %. The Company’s pro forma capital ratios are non-GAAP measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital.”
(12)	Platform revenue is a non-GAAP measure. The table sets forth each component of our platform revenue for the periods presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Platform Analysis.”

Unaudited Pro Forma Financial Information

Condensed Combined Statements of Earnings Information

	Year ended December 31, 2013
($ in millions, except per share data)	Historical	Pro Forma Adjustments	Notes		Pro Forma
Interest and fees on loans	$11,295	$			$
Interest on investment securities(b)	18

Total interest income	11,313

Interest on deposits	374
Interest on borrowings of consolidated securitization entities	211
Interest on third-party debt	—		(c	)
Interest on related party debt	157		(c)/(d	)

Total interest expense	742

Net interest income	10,571

Retailer share arrangements	(2,362)

Net interest income, after retailer share arrangements	8,209

Provision for loan losses	3,072

Net interest income, after retailer share arrangements and provision for loan losses	5,137

Other income	488
Other expense	2,483		(e	)

Earnings (loss) before provision for income taxes	3,142

Provision for income taxes	(1,163)		(f	)

Net earnings	$1,979	$			$

Weighted average shares outstanding (in thousands)
Basic			(i	)
Diluted			(i	)

Earnings per share
Basic			(i	)
Diluted			(i	)

Condensed Combined Statements of Financial Position Information

	At December 31, 2013
($ in millions)	Historical	Pro Forma Adjustments	Notes		Pro Forma
Assets:
Cash and equivalents(a)	$2,319	$	(b)/(c)/(d)/(g	)	$
Investment securities	236
Loan receivables
Unsecuritized loans held for investment	31,183
Restricted loans of consolidated securitization entities	26,071

Total loan receivables	57,254

Less: Allowance for loan losses	(2,892)

Loan receivables, net	54,362

Goodwill	949
Intangible assets, net	300
Other assets	919

Total assets	$59,085	$			$

Liabilities and Equity:
Deposits:
Interest bearing deposit accounts	25,360
Non-interest bearing deposit accounts	359

Total deposits	25,719

Borrowings:
Borrowings of consolidated securitization entities	15,362
Related party debt	8,959		(c)/(d	)
Third-party debt	—		(c	)

Total borrowings	24,321

Accrued expenses and other liabilities	3,085

Total liabilities	$53,125	$			$

Equity:
Common stock, par share value $ per share ( shares outstanding)	—		(g	)
Additional paid-in capital	—		(h	)
Parent’s net investment	5,973		(h	)		—
Accumulated other comprehensive income	(13)

Total equity	5,960

Total liabilities and equity	$59,085	$			$

Notes to unaudited pro forma financial information

(a)	Cash and equivalents includes $216 million of cash in transit which is excluded for the purpose of calculating liquidity.

(b)

Cash and equivalents reflects an increase in assets in our liquidity portfolio from $2.1 billion to $         billion. It is expected that our liquidity portfolio will consist of cash and equivalents (primarily in the form of deposits with the Federal Reserve Board), debt obligations of the U.S. Treasury, certain securities issued by U.S. government sponsored enterprises and other highly rated and highly liquid assets. We have assumed that assets contained in the liquidity portfolio will consist entirely of cash and equivalents. Interest on investment securities includes interest on interest-bearing cash and equivalents. We estimate that the additional cash and equivalents in this liquidity portfolio would have generated incremental interest income of $ million for the year ended December 31, 2013, assuming an interest rate of basis points per annum. This incremental interest income is not reflected in the unaudited pro forma combined financial information. An increase (decrease) in the interest rate of 0.125% would increase (decrease) this estimate by $ million for the year ended December 31, 2013.

(c)	Reflects an adjustment to record $ billion of new borrowings in connection with this offering, additional borrowing commitments and related interest expense at an estimated weighted average interest rate of % per annum, as follows:

(1)	Prior to the completion of this offering, we will enter into the $ billion New GECC Term Loan Facility. The New GECC Term Loan Facility matures in 2019, but we will have the option to prepay the New GECC Term Loan Facility in part or in full at any time prior to that date.
(2)	Prior to the completion of this offering, we will enter into the $ billion New Bank Term Loan Facility with third-party lenders. The New Bank Term Loan Facility matures in 2019, but we will have the option to prepay the New Bank Term Loan Facility in part or in full at any time prior to that date.
(3)	Shortly after the completion of this offering, we plan to issue approximately $ billion of New Senior Notes under the Planned Debt Offering.
(4)	Prior to the completion of this offering, we expect to enter into agreements providing us with an aggregate of approximately $ billion of undrawn committed capacity from private lenders under two of our existing securitization programs, the commitment fees for which are included in the adjustment to interest expense.

The proceeds of the new borrowings will be used to repay $     billion of the Outstanding Related Party Debt, to increase our capital, to invest in liquid assets to increase the size of our liquidity portfolio, to pay fees and expenses related to the Transactions and for such additional uses as we may determine in the future.

An increase (decrease) in the weighted average interest rate of 0.125% per annum would increase (decrease) pro forma interest expense related to our new borrowings by $         million for the year ended December 31, 2013.

(d)	Represents the repayment of approximately $ billion of Outstanding Related Party Debt at December 31, 2013. The weighted average interest rate for the year ended December 31, 2013 on the Outstanding Related Party Debt was 1.7% per annum. The amount to be repaid will be the actual amount of Outstanding Related Party Debt on the closing date of this offering.

(e)	Represents an estimated annual incremental compensation expense of $ million related to the issuance of a founders’ grant of restricted stock units and stock options to a broad group of several hundred employees in connection with this offering, with an estimated total grant date fair value of $ million. The grant will be amortized over the four-year cliff vesting period.

(f)	Reflects an adjustment to record the tax impact of other pro forma earnings adjustments at a tax rate of 37.3%.

(g)	Represents the net increase in cash and equity of $ billion from the proceeds of this offering based on an assumed initial public offering price of $ per share (the midpoint of the price range set forth on the front cover of this prospectus), assuming the underwriters’ option to purchase additional shares of common stock from us is not exercised, and less assumed underwriting discounts and commissions and estimated offering expenses.

(h)	Represents the reclassification of GE’s net investment in us, which was recorded in Parent’s net investment, into Common stock and Additional paid-in capital at a par value of $0.01 per share.

(i)	Basic and diluted earnings per share and the weighted average shares outstanding for the pro forma earnings per share calculation included in our unaudited pro forma Combined Statements of Earnings are calculated as follows:

December 31, 2013 ($ in millions, except per share data)	Basic	Diluted
Pro forma net earnings
Common stock
Restricted stock units
Stock options(1)
Pro forma shares outstanding
Pro forma earnings per share

(1)	Reflects million shares of common stock available under stock options based on the treasury stock method.

(j)	We have not reflected any adjustments in our unaudited pro forma combined financial information for the following:

(1)	GE and its subsidiaries, including GECC, historically have provided a variety of services to us, including direct costs associated with services provided directly to us and indirect costs related to GE corporate overhead allocation and assessment. Prior to the completion of this offering, we will enter into a number of arrangements with GE governing the Separation and a variety of transition matters. We expect that GE will continue to provide us with some of the services related to certain functions on a transitional basis in exchange for agreed-upon fees, and we expect to incur other costs to replace the services and resources that will not be provided by GE. We currently expect to incur significant additional expenses to operate as a fully independent public company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Trends and Conditions—Increases in operating expenses following this offering” and “—Separation from GE and Related Financial Arrangements.”

(2)	We expect increased payments to partners under our recently extended retailer share arrangements and increased other expense, primarily marketing and other expenses dedicated to promoting the extended programs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Increases of payments under extended program agreements.”

(3)	We will transition to our benefit plans under the employee matters agreement we will enter into with GE prior to the completion of this offering. Effective as of the date that GE ceases to own at least 50% of our outstanding common stock, our applicable U.S. employees will cease to participate in the GE plans and will participate in employee benefit plans established and maintained by us. For at least the one-year period following the date that GE ceases to own at least 50% of our outstanding common stock, we will maintain plans that will provide our employees with benefits that are comparable in the aggregate to the value of those benefits provided by the GE plans. See “Arrangements Among GE, GECC and Our Company—Relationship with GE and GECC—Employee Matters Agreement” for further description of these matters.

(4)	Certain of our employees have historically been granted GE stock options and GE restricted stock units under GE’s 2007 Long-Term Incentive Plan, and as of the date GE ceases to own at least 50% of our outstanding common stock, all unvested GE stock options that are held by our employees at that time will vest. We have not reflected any adjustment for the expense related to the accelerated vesting of these awards as the date of vesting has not been determined and this expense would be non-recurring.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our combined financial statements and related notes included elsewhere in this prospectus. The discussion below contains forward-looking statements that are based upon current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations. See “Cautionary Note Regarding Forward-Looking Statements.”

Introduction

Business Overview

We are one of the premier consumer financial services companies in the United States. We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which we refer to as our “partners.” During 2013, we financed $93.9 billion of sales, and at December 31, 2013, we had $57.3 billion of loan receivables and 62.0 million active accounts. For the year ended December 31, 2013, we had net earnings of $2.0 billion, representing a return on assets of 3.5%. See “Summary Historical and Pro Forma Financial Information” for return on assets, return on equity and equity to assets ratios.

We offer our credit products primarily through our wholly-owned subsidiary, the Bank. Through the Bank, we offer a range of direct and brokered deposit products insured by the FDIC. We are expanding our direct banking operations to increase our deposit base as a source of stable and diversified low cost funding for our credit activities. We had $25.7 billion in deposits at December 31, 2013.

Our Sales Platforms

We conduct our operations through a single business segment and offer our products through three sales platforms (Retail Card, Payment Solutions and CareCredit). Those platforms are organized by the types of products we offer and the partners we work with, and are measured on platform revenues, loan receivables, new accounts and other sales metrics.

Retail Card. Retail Card is a leading provider of private label credit cards, and also provides Dual Cards and small and medium-sized business credit products. At December 31, 2013, Retail Card offered one or more of these products through programs with 24 national and regional retailers that collectively have 34,000 locations. Retail Card’s platform revenue consists of interest and fees on our loan receivables, plus other income, less retailer share arrangements. Other income primarily consists of interchange fees earned on Dual Card transactions (when the card is used outside of our partners’ sales channels) and fees paid to us by customers who purchase our debt cancellation products, less loyalty program payments. Substantially all of the credit extended in this platform is on standard terms. Retail Card accounted for $6.4 billion, or 68.0%, of our total platform revenue for the year ended December 31, 2013.

Payment Solutions. Payment Solutions is a leading provider of promotional financing for major consumer purchases, offering primarily private label credit cards and installment loans. At December 31, 2013, Payment Solutions offered these products through 252 programs with national and regional retailers, manufacturers, buying groups and industry associations, and a total of 61,000 participating partners. Substantially all of the credit extended in this platform is promotional financing. Payment Solutions’ platform revenue primarily consists of interest and fees on our loan receivables, including “merchant discounts,” which are fees paid to us by our partners in almost all cases to compensate us for all or part of foregone interest revenue associated with promotional financing. Payment Solutions accounted for $1.5 billion, or 16.0%, of our total platform revenue for the year ended December 31, 2013.

CareCredit. CareCredit is a leading provider of promotional financing to consumers for elective healthcare procedures or services, such as dental, veterinary, cosmetic, vision and audiology. At December 31, 2013, we had a network of 149,000 CareCredit providers, the vast majority of which are individual or small groups of independent healthcare providers, through which we offer a CareCredit branded private label credit card. Substantially all of the credit extended in this platform is promotional financing. CareCredit’s platform revenue primarily consists of interest and fees on our loan receivables, including merchant discounts. CareCredit accounted for $1.5 billion, or 16.0%, of total platform revenue for the year ended December 31, 2013.

Our Credit Products

Through our platforms, we offer three principal types of credit products: credit cards, commercial credit products and consumer installment loans.

The following table sets forth each credit product by type (and within credit cards, by private label and Dual Cards) and indicates the percentage of our total loan receivables that are under standard terms or pursuant to a promotional financing offer at December 31, 2013.

Credit Product	Standard Terms	Promotional Offer	Total
Private label credit cards	45.7%	27.9%	73.6%
Dual Cards	22.2	0.2	22.4

Total credit cards	67.9	28.1	96.0
Commercial credit products	2.3	—	2.3
Consumer installment loans	—	1.7	1.7

Total	70.2%	29.8%	100.0%

Credit Cards. We offer two principal types of credit cards: private label credit cards and Dual Cards:

•	Private label credit cards. Private label credit cards are partner-branded credit cards (e.g., Lowe’s or Amazon) or program-branded credit cards (e.g., CarCareONE or CareCredit) that are used primarily for the purchase of goods and services from the partner or within the program network. In Retail Card, credit under our private label credit cards typically is extended on standard terms only, and in Payment Solutions and CareCredit, credit under our private label credit cards typically is extended pursuant to a promotional financing offer.

•	Dual Cards. Our proprietary Dual Cards are credit cards that function as a private label credit card when used to purchase goods and services from our partners and as a general purpose credit card when used elsewhere. Credit extended under our Dual Cards typically is extended under standard terms only. Currently, only Retail Card offers Dual Cards. At December 31, 2013, we offered Dual Cards through 18 of our 24 Retail Card programs.

Commercial Credit Products. We offer private label cards and co-branded cards for commercial customers that are similar to our consumer offerings. We also offer a commercial pay-in-full accounts receivable product to a wide range of business customers, and are rolling out an improved customer experience for this product with enhanced functionality. We offer commercial credit products primarily through our Retail Card platform to the commercial customers of our Retail Card partners.

Installment Loans. In Payment Solutions, we originate installment loans to consumers (and a limited number of commercial customers) in the United States, primarily in the power segment. Installment loans are closed-end credit accounts where the customer pays down the outstanding balance in installments. Installment loans are assessed periodic finance charges using fixed interest rates.

Business Trends and Conditions

We believe our business and results of operations will be impacted in the future by various trends and conditions, including the following:

•	Growth in loan receivables and interest income. We believe continuing improvement in the U.S. economy and employment rates will contribute to an increase in consumer credit spending. In addition, we expect the use of credit cards to continue to increase versus other forms of payment such as cash and checks. We anticipate that these trends, combined with our marketing and partner engagement strategies, will contribute to growth in our loan receivables. In the near-to-medium term, we expect our total interest income to continue to grow, driven by the expected growth in average loan receivables. We do not expect to make any significant changes to customer pricing or merchant discount pricing in the near term, and therefore we expect yields generated from interest and fees on interest-earning assets will remain relatively stable.

•	Changing funding mix and increased funding costs. Our primary funding sources historically have included cash from operations, deposits (direct and brokered deposits), securitized financings and related party debt provided by GECC and its affiliates. Following this offering, we expect to add third-party credit facilities, unsecured debt financing and transitional funding from GECC as funding sources. Over time we expect to raise additional unsecured debt financing and increase our level of direct deposits to refinance the transitional funding provided by GECC and support growth in our business. We expect the following factors to impact our funding costs:

•	continued growth in our direct deposits as a source of stable and low cost funding;

•	a significant increase in the amount of debt outstanding to fund an increase in the size of our liquidity portfolio;

•	the changing mix in our funding sources, as existing related party debt is replaced by higher cost funding provided by third-party credit facilities, unsecured debt financing and transitional funding from GECC; and

•	a changing interest rate environment.

As a result of these factors, we expect our funding costs in the aggregate following this offering to increase. Pro forma for the Transactions, at December 31, 2013 our debt outstanding would have increased by approximately $             billion, and for the year ended December 31, 2013, our interest expense would have increased by $             million, and our cost of funds would have increased from         % to         % per annum. See “Selected Historical and Pro Forma Financial Information—Unaudited Pro Forma Financial Information.”

•	Extended duration of program agreements. Since January 1, 2012, we have extended the duration of 21 of our 40 largest program agreements. As a result, we expect to continue to benefit from these programs on a long-term basis as indicated by the following expiration schedule, which indicates for each period the number of programs scheduled to expire and the platform revenue and loan receivables that these programs accounted for at and for the year ended December 31, 2013.

	Scheduled Program Expiration at the Date Hereof
($ in millions)	2014	2015	2016	2017-18	2019-2020	2021 and beyond
40 largest programs	7	2	9	12	6	4
Platform revenue (for the year ended December 31, 2013)	$465	$128	$1,270	$1,072	$2,574	$1,547
Loan receivables (at December 31, 2013)	$3,309	$869	$10,896	$6,807	$13,130	$10,502

Based on written notices received to date from partners for three of our 40 largest programs, we do not expect their program agreements to be extended beyond their contractual expiration dates in 2014. These three program agreements represented, in the aggregate, 2.5% of our total platform revenue for the year ended December 31, 2013 and 3.1% of our total loan receivables at December 31, 2013. In addition, based on discussions to date with one of our ten largest partners, PayPal, we expect to extend our program agreement with that partner for two years beyond its current contractual expiration date in 2014. Although we do not expect the program agreement to be extended beyond the two year extension, we expect that we will agree to a fixed formula for PayPal to purchase the portfolio after the extension expires. The extension is also expected to eliminate certain exclusivity provisions that exist in the current program agreement which we expect will result in lower platform revenue and loan receivables from our PayPal program during the remaining term of the agreement. The PayPal program agreement represented 3.1% of our total platform revenue for the year ended December 31, 2013 and 2.6% of our total loan receivables at December 31, 2013. The table above reflects the expected extended PayPal term.

•	Increases in retailer share arrangement payments and other expense under extended program agreements. We believe that as a result of both the overall growth of our programs generally as well as amendments we have made to the terms of certain program agreements that we extended during 2013 and to date in 2014, the payments we make to our partners under our retailer share arrangements, in the aggregate are likely to increase both in absolute terms and as a percentage of our net earnings. In addition, under the terms of certain program agreements we have recently extended, we have agreed to dedicate increased marketing expense and other investments to promote these programs, which will result in an increase in other expense.

We also expect to benefit from these increased payments and other expenses, as they will create additional incentives for our partners to support their programs and, in the case of increased marketing expense and other investments, directly promote these programs, all of which we expect will have a positive impact on purchase volume and result in higher loan receivables and increased interest and fees on loans. We also expect to benefit from the extended duration of our amended program agreements.

•	Stable asset quality and enhancements to allowance for loan loss methodology. Our credit performance continued to improve through 2013. Our net charge-off rates decreased from 4.9% for the year ended December 31, 2012 to 4.7% for the year ended December 31, 2013 and our over-30 day delinquency rate decreased from 4.6% at December 31, 2012 to 4.3% at December 31, 2013, which are both below pre-crisis levels. In the near term, we expect the U.S. employment rate to continue to stabilize, and we do not anticipate making significant changes to our underwriting standards. Accordingly, we expect our charge-off rates to remain relatively stable.

During 2012 and 2013, we enhanced our methodology for determining our allowance for loan losses, and as a result we recognized incremental provisions of $343 million and $642 million in 2012 and 2013, respectively. We continuously review and evaluate our methodology and models, and we will implement further enhancements or changes to them, as needed.

•	Increases in other expense to operate as a fully independent company. We currently estimate incremental other expense of approximately $ million to $ million per year in order to operate as a fully independent public company. We expect that the largest component of this increase will be a $90 million to $100 million increase in our annual advertising and marketing expense to establish a new brand identity and support the growth of our direct banking operations. Other components of this increase include significant increases in our information technology, compliance, regulatory and risk infrastructure that is necessary to enable us to operate as a fully standalone company. We expect this incremental increase in our annual run rate of other expense to be fully incurred over a two-year period after giving effect to anticipated savings from the reductions in corporate allocations by GE and transitional service payments to GE following the Separation.

In addition to the increase in other expense described above, and unrelated to the Separation we also expect the variable component of our other expense to increase in absolute terms in line with the growth of our business.

•	Increased capital and liquidity levels. We expect to maintain sufficient capital and liquidity resources to support our daily operations, our business growth, our credit ratings as well as regulatory and compliance requirements in a cost effective and prudent manner through expected and unexpected market environments. As part of our capital plan, our board of directors intends to consider a policy for paying dividends, and, as appropriate, in the future may consider stock repurchases. We are targeting capital ratios in excess of regulatory requirements. At December 31, 2013, pro forma for the Transactions, the Company had a fully phased-in Basel III Tier 1 common ratio of %.

In addition, to manage liquidity following this offering, we will significantly increase the size of our liquidity portfolio, which will consist of cash and equivalents (primarily in the form of deposits with the Federal Reserve Board), debt obligations of the U.S. Treasury, certain securities issued by U.S. government sponsored enterprises and other highly rated and highly liquid assets. At December 31, 2013, pro forma for the Transactions, we would have a liquidity portfolio with $         billion of assets (or         % of total assets), which will be funded by increased debt as described above and the proceeds of this offering. We expect that following the completion of the Transactions, our liquidity portfolio will continue to grow as a result of anticipated increases in our deposits, and will represent more than         % of total assets at June 30, 2014.

•	Impact of regulatory developments. For the year ended December 31, 2013, our other expense included a $133 million increase in our consumer regulatory expenses (primarily an increase to our reserves for consumer regulatory matters, including $34.1 million related to the CareCredit CFPB settlement). For a discussion of ongoing discussions with the CFPB concerning certain other regulatory matters, see “Risk Factors—The Consumer Financial Protection Bureau is a new agency, and there continues to be uncertainty as to how the agency’s actions will impact our business; the agency’s actions have had and may continue to have an adverse impact on our business” and “Risk Factors—Risks Relating to our Business—“Litigation and regulatory actions could subject us to significant fines, penalties, judgments and/or requirements resulting in increased expenses.”

Separation from GE and Related Financial Arrangements

GE and its subsidiaries, including GECC, historically have provided a variety of services and funding to us. Prior to the completion of this offering, we will enter into a transitional services agreement and various other agreements with GE that, together with a number of existing agreements relating to our securitized financings that will remain in effect following this offering, will govern the relationship between GE and us after this offering. We will also enter into the New GECC Term Loan Facility, pursuant to which GECC will provide us with transitional funding. The principal financial implications of these arrangements are discussed below, and the arrangements are described more fully under “Arrangements Among GE, GECC and Our Company” and “Description of Certain Indebtedness—New GECC Term Loan Facility.”

The historical costs and expenses related to these services and funding provided by GE include:

•	direct costs associated with services provided directly to us;

•	indirect costs related to GE corporate overhead allocation and assessments; and

•	interest expense for related party debt.

The following table sets forth our direct costs, indirect costs, and interest expenses related to services and funding provided by GE for the periods indicated.

Years ended December 31, ($ in millions)	2013	2012	2011
Direct costs(1)	$207	$184	$181
Indirect costs(1)	230	206	183
Interest expense(2)	157	155	333

Total expenses for services and funding provided by GE	$594	$545	$697

(1)	Direct costs and indirect costs are included in the other expense line items in our Combined Statements of Earnings.
(2)	Included in the interest expense line item in our Combined Statements of Earnings.

Direct Costs. Certain functions and services, such as employee benefits and insurance, are centralized at GE. In addition, certain third-party contracts for goods and services, such as technology licenses and telecommunication contracts, from which we benefit are entered into by GE. GE allocates the costs associated with these goods and services to us using established allocation methodologies (e.g., pension costs are allocated using an actuarially determined percentage applied to the total compensation of employees who participate in such pension plans). For the years ended December 31, 2013, 2012 and 2011, we recorded $207 million, $184 million and $181 million, respectively, related to these costs from GE. Below is a description of the services resulting in the most significant direct costs, and how those services will be impacted by the Separation.

•	Employee benefits and benefit administration. Historically, we have reimbursed GE for benefits provided to our employees under various U.S. GE employee benefit plans, including costs associated with our employees’ participation in GE’s retirement plans (pension, retiree health and life insurance, and savings benefit plans) and active health and life insurance benefit plans. We incurred expenses (including administrative costs) associated with these plans of $129 million, $110 million and $110 million for the years ended December 31, 2013, 2012 and 2011, respectively. GE will continue to provide these benefits to our employees at our cost as long as GE owns at least 50% of our outstanding common stock. See “Arrangements Among GE, GECC and Our Company” and Note 11. Employee Benefit Plans to our combined financial statements.

•	Information technology. GE provides us with certain information technology infrastructure (e.g., data centers), applications and support services. We have incurred $32 million, $30 million and $31 million for these services for the years ending December 31, 2013, 2012 and 2011, respectively.

•	Telecommunication costs. GE provides us with telecommunication services. These third-party costs are allocated to our business based on the number of phone lines used by our business. We have incurred $33 million, $34 million and $33 million for this service for the years ending December 31, 2013, 2012 and 2011, respectively.

•	Other including leases for vehicles, equipment and facilities. GE and GE affiliates provide us with certain vehicle and equipment leases. In addition, we have certain facilities shared with GE and GE affiliates for which we are allocated our share of the cost based on space occupied by our business and employees. We have incurred $13 million, $10 million and $7 million for the years ending December 31, 2013, 2012 and 2011, respectively.

In addition to the allocations for the direct costs of the described services, there are expenses for certain items, such as payroll for our employees, corporate credit card bills and freight expenses, which we incur directly but for which GE advances the payment through a centralized payment system on our behalf and we reimburse GE in full for amounts paid. These expenses are reflected in the relevant line items of our financial statements, but are not included in the direct costs above.

We expect that under the Transitional Services Agreement, direct costs billed to us after the completion of this offering will be at GE’s cost in accordance with historic allocation methodologies. We expect the majority of the services provided by GE will be replaced within two years from the completion of this offering.

Indirect Costs. GE and GECC allocate costs to us related to corporate overhead that directly or indirectly benefits our business. These assessments relate to information technology, insurance coverage, tax services provided, executive incentive payments, advertising and branding and other functional support. These allocations are determined primarily using our percentage of GECC’s relevant expenses. We have received allocations from GE of $230 million, $206 million and $183 million for these services for the years ended December 31, 2013, 2012 and 2011, respectively. Following this offering, any assessment made by GE will be made under the Transitional Services Agreement in respect of specified services.

We expect to incur incremental advertising and marketing costs, currently estimated to be approximately $90 million to $100 million per year, to establish a new brand identity and support the growth of our direct banking operations.

For a discussion of the aggregate impact of the expected changes relating to these costs, see “—Business Trends and Conditions—Increases in operating expenses following this offering” above.

Interest Expense. Historically, we have had access to funding provided by GECC. We used related party debt provided by GECC to meet our funding requirements after taking into account deposits held at the Bank, funding from securitized financings and cash generated from our operations. We incurred borrowing costs for related party debt of $157 million, $155 million and $333 million, for the years ended December 31, 2013, 2012 and 2011, respectively. Our average cost of funds for related party debt was 1.7%, 1.5% and 2.8% for the years ended December 31, 2013, 2012 and 2011, respectively. In connection with this offering, $             of the related party debt outstanding on the closing date of this offering will be repaid, and GECC will provide transitional funding pursuant to the $             billion New GECC Term Loan Facility.

Single Operating Segment

We conduct our business through a single operating segment. See Note 2. Basis of Presentation and Summary of Significant Accounting Policies—Segment Reporting to our combined financial statements. Profitability and expenses, including funding costs, loan losses and operating expenses, are managed for the business as a whole. We offer our products through three sales platforms (Retail Card, Payment Solutions and CareCredit), which management measures based on their platform revenues and other revenue-related sales metrics, including purchase volume, loan receivables and new accounts. See “—Platform Analysis.”

Results of Operations

The discussion below provides an analysis of our combined results of operations for the years ended December 31, 2013, 2012 and 2011.

2013 Highlights

Below are highlights of our performance in 2013. These highlights generally are based on a comparison between our 2013 and 2012 results, except as otherwise noted.

•	We had net earnings of $1,979 million on total net interest income of $10,571 million in 2013 compared to net earnings of $2,119 million on total net interest income of $9,564 million in 2012. The decrease in net earnings was driven primarily by an increase in our provision for loan losses as a result of enhancements to our allowance for loan loss methodology.

•	Loan receivables increased by $4,941 million, or 9.4%, to $57,254 million at December 31, 2013 compared to December 31, 2012. The increase was driven primarily by purchase volume growth of 9.3% in 2013, which was driven by an increase in active accounts and higher purchase volume per account.

•	Net interest income increased by $1,007 million, or 10.5%, from $9,564 million in 2012 to $10,571 million in 2013 due to higher average loan receivables. Net interest income, after retailer share arrangements increased from $7,589 million in 2012 to $8,209 million in 2013 as net interest income was offset in part by increased payments to partners under our retailer share arrangements.

•	Payments to our partners under our retailer share arrangements increased by $387 million from $1,975 million in 2012 to $2,362 million in 2013, primarily as a result of the growth and improved performance of the programs in which we have retailer share arrangements, as well as by changes to the terms of the retailer share arrangements for those partners with whom we extended programs agreements in 2013.

•	Loan delinquencies as a percentage of receivables decreased over the prior year with the over 30-day delinquency rate decreasing from 4.6% at December 31, 2012 to 4.3% at December 31, 2013. Reduced delinquency rates were driven by improvements in the quality of our loan receivables and continued improvement in the U.S. economy and employment rates. Net charge-off rates decreased from 4.9% in 2012 to 4.7% in 2013.

•	We increased our provision for loan losses by $507 million from $2,565 million in 2012 to $3,072 million in 2013 as a result of enhancements to our allowance for loan loss methodology, offset in part by improved portfolio performance. Reserve coverage (allowance for loan losses as a percent of end of period loan receivables) increased from 4.3% in 2012 to 5.1% in 2013.

•	Other expense increased from $2,121 million in 2012 to $2,483 million in 2013. The increase to other expense was driven primarily by a $133 million increase in our consumer regulatory expenses (inclusive of CareCredit’s $34.1 million CFPB settlement), $78 million increase in employee costs, $53 million increase in marketing expense, $35 million related to professional fees and $24 million increase in GE allocations and assessments. These increases (excluding the consumer regulatory expenses) were predominantly driven by the growth in purchase volume, transactions and receivables of our business.

•	We acquired MetLife’s direct-to-consumer retail banking platform. Primarily as a result of the MetLife acquisition, we increased our deposit funding from 40% at December 31, 2012 to 51% of our total funding at December 31, 2013 (an increase of $6,915 million) while decreasing funding from securitized financings from 37% to 31% and related party debt from 23% to 18%.

•	In 2013, we launched new programs with 14 partners (two in Retail Card (EBates and Phillips 66) and 12 in Payment Solutions) and added 17,000 new providers to our CareCredit network. We extended four program agreements in Retail Card (Belk, Brooks Brothers, JCPenney and Wal-Mart) and 52 program agreements in Payment Solutions, representing $16.3 billion in loan receivables at December 31, 2013, and did not extend agreements with five retailers in Payment Solutions, representing $0.1 billion in loan receivables at December 31, 2013.

2012 Highlights

Below are highlights of our performance in 2012. These highlights generally are based on a comparison between our 2012 and 2011 results, except as otherwise noted.

•	We had net earnings of $2,119 million on total net interest income of $9,564 million in 2012 compared to net earnings of $1,890 million on total net interest income of $8,209 million in 2011.

•	Loan receivables increased by $4,572 million, or 9.6%, from $47,741 million to $52,313 million at December 31, 2012 compared to December 31, 2011. The net increase was driven primarily by purchase volume growth of 10.3% in 2012, which was driven by more active accounts and higher purchase volume per account.

•	Net interest income increased by $1,355 million, or 16.5%, from $8,209 million in 2011 to $9,564 million in 2012 due to higher average loan receivables and increased yield. Net interest income, after retailer share arrangements increased from $6,779 million in 2011 to $7,589 million in 2012 as net interest income was offset in part by increased payments to partners under our retailer share arrangements.

•	Payments to our partners under our retailer share arrangements increased by $545 million from $1,430 million in 2011 to $1,975 million in 2012, primarily as a result of growth and improved performance of the programs in which we have retailer share arrangements, as well as by changes to the terms of the retailer share arrangements for those partners with whom we extended programs agreements in 2012.

•	Loan delinquencies as a percentage of receivables decreased over the prior year with the over-30 day delinquency rate decreasing from 4.9% at December 31, 2011 to 4.6% at December 31, 2012. Reduced delinquency rates were driven by improvements in the quality of our loan receivables and continued improvement in the U.S. economy and employment rates. Net charge-off rates decreased from 5.8% in 2011 to 4.9% in 2012.

•	Despite improvement in our loan delinquencies and charge-off rates, we increased our provision for loan losses by $307 million from $2,258 million in 2011 to $2,565 million in 2012 primarily as a result of enhancements to our allowance for loan loss methodology. Reserve coverage was stable at 4.3% in 2012.

•	Other expense increased from $2,009 million in 2011 to $2,121 million in 2012. The increase to other expense was driven primarily by a $60 million increase in fraud expense, a $24 million increase in employee costs and a $19 million increase in professional fees.

•	Our funding mix continued to shift in 2012 from earlier periods. Our total securitized financings increased from $14.2 billion in 2011 to $17.2 billion in 2012; our deposits increased from $17.8 billion in 2011 to $18.8 billion in 2012, and related party debt was reduced from $11.7 billion in 2011 to $10.6 billion in 2012.

•	In 2012, we launched new programs with 12 partners (one in Retail Card (Toys “R” Us) and 11 in Payment Solutions) and added 19,000 new providers to our CareCredit network. We extended three program agreements in Retail Card (Amazon, Gap and Sam’s Club) and 58 program agreements in Payment Solutions, representing $12.8 billion in loan receivables at December 31, 2012, and did not extend agreements with five retailers in Payment Solutions, representing $0.3 billion in loan receivables at December 31, 2012.

Summary Earnings

The following table sets forth our results of operations for the periods indicated.

	Years Ended December 31,
Years ended December 31 ($ in millions)	2013	2012	2011
Interest income	$11,313	$10,309	$9,141
Interest expense	742	745	932

Net interest income	10,571	9,564	8,209
Retailer share arrangements	(2,362)	(1,975)	(1,430)

Net interest income, after retailer share arrangements	8,209	7,589	6,779
Provision for loan losses	3,072	2,565	2,258

Net interest income, after retailer share arrangements and provision for loan losses	5,137	5,024	4,521
Other income	488	473	498
Other expense	2,483	2,121	2,009

Earnings before provision for income taxes	3,142	3,376	3,010
Provision for income taxes	(1,163)	(1,257)	(1,120)

Net earnings	$1,979	$2,119	$1,890

Average Balance Sheet and Volume/Rate Analyses

The following table sets forth information for the periods indicated regarding average balance sheet data and volume/rate variance data, which are used in the discussion of interest income, interest expense and net interest income that follows.

	2013			2012			2011
Years ended December 31, ($ in millions)	Average Balance(1)	Interest Income / Expense	Average Yield / Rate(2)	Average Balance(1)	Interest Income/ Expense	Average Yield / Rate(2)	Average Balance(1)	Interest Income / Expense	Average Yield / Rate(2)
Assets
Interest-earning assets:
Interest-earning cash and equivalents(3)	$3,651	$10	0.3%	$787	$2	0.3%	$130	$—	0.0%
Securities available for sale	217	8	3.7%	189	7	3.7%	155	7	4.5%
Other short-term investment securities	—	—	0.0%	50	—	0.0%	188	—	0.0%

Loan receivables(4):
Credit cards(5)	49,704	11,015	22.2%	44,460	9,967	22.4%	40,219	8,720	21.7%
Consumer installment loans	1,336	129	9.7%	1,705	176	10.3%	2,468	245	9.9%
Commercial credit products	1,355	150	11.1%	1,366	156	11.4%	1,420	168	11.8%
Other	12	1	8.3%	18	1	5.6%	24	1	4.2%

Total loan receivables	52,407	11,295	21.6%	47,549	10,300	21.7%	44,131	9,134	20.7%

Total interest-earning assets	56,275	11,313	20.1%	48,575	10,309	21.2%	44,604	9,141	20.5%

Non-interest-earning assets:
Cash and due from banks	552			475			457
Allowance for loans losses	(2,693)			(1,908)			(2,034)
Other assets	2,050			2,763			3,191

Total non-interest-earning assets	(91)			1,330			1,614

Total assets	$56,184			$49,905			$46,218

Liabilities
Interest-bearing liabilities:
Interest-bearing deposit accounts	$22,405	$374	1.7%	$17,039	$362	2.1%	$15,025	$351	2.3%
Borrowings of consolidated securitization entities	16,209	211	1.3%	15,172	228	1.5%	12,958	248	1.9%
Related party debt	9,000	157	1.7%	10,132	155	1.5%	11,729	333	2.8%

Total interest-bearing liabilities	47,614	742	1.6%	42,343	745	1.8%	39,712	932	2.3%

Non-interest-bearing liabilities
Non-interest-bearing deposit accounts	506			475			417
Other liabilities	2,943			2,323			2,080

Total non-interest-bearing liabilities	3,449			2,798			2,497

Total liabilities	51,063			45,141			42,209

Equity
Total equity	5,121			4,764			4,009

Total liabilities and equity	$56,184			$49,905			$46,218

Interest rate spread(6)			18.5%			19.4%			18.2%
Net interest income		$10,571			$9,564			$8,209

Net yield on total interest-earning assets(7)			18.8%			19.7%			18.4%

(1)	Average balances are based on monthly balances, except that where monthly balances are unavailable, quarter end balances are used. Collection of daily averages involves undue burden and expense. We believe our average balance sheet data is representative of our operations.
(2)	Average yields/rates are based on total interest income/expense over average monthly balances.
(3)	Includes average restricted cash balances of $58 million, $55 million and $33 million for the years ended December 31, 2013, 2012 and 2011, respectively.
(4)	Non-accrual loans are included in the average loan receivables balances.
(5)	Interest income on credit cards includes fees on loans of $2,029 million, $1,928 million and $1,649 million for the years ended December 31 2013, 2012 and 2011 respectively.
(6)	Interest rate spread represents the difference between the yield on total interest-earning assets and the rate on total interest-bearing liabilities.
(7)	Net yield on interest-earning assets represents net interest income, divided by total average interest-earning assets.

The following table sets forth the amount of changes in interest income and interest expense due to changes in average volume and average yield/rate. Variances due to changes in both average volume and yield/rate have been allocated between the average volume and average yield/rate variances on a consistent basis based upon the respective percentage changes in average balances and average yield/rate.

	2013 vs. 2012			2012 vs. 2011
	Increase (decrease) due to change in:			Increase (decrease) due to change in:
($ in millions)	Average Volume	Average Yield / Rate	Net Change	Average Volume	Average Yield / Rate	Net Change
Interest-earning assets:
Interest-earning cash and equivalents	$7	$1	$8	$2	$—	$2
Securities available for sale	1	—	1	1	(1)	—
Loan receivables:
Credit cards	1,176	(128)	1,048	919	328	1,247
Consumer installment loans	(38)	(9)	(47)	(76)	7	(69)
Commercial credit products	(1)	(5)	(6)	(6)	(6)	(12)
Other	—	—	—	—	—	—

Total loan receivables	1,137	(142)	995	837	329	1,166

Change in interest income from total interest-earning assets	$1,145	$(141)	$1,004	$840	$328	$1,168

Interest-bearing liabilities:
Interest-bearing deposit accounts	$114	$(102)	$12	$47	$(36)	$11
Borrowings of consolidated securitization entities	15	(32)	(17)	43	(63)	(20)
Related party debt	(17)	19	2	(45)	(133)	(178)

Change in interest expense from total interest-bearing liabilities	112	(115)	(3)	45	(232)	(187)

Change in net interest income from total interest-earning assets	$1,033	$(26)	$1,007	$795	$560	$1,355

Interest Income

Interest income is comprised of interest and fees on loans, which includes merchant discounts provided by partners in almost all cases to compensate us for all or part of the promotional financing provided to their customers, and interest on cash equivalents and investment securities. We include in interest and fees on loans any past due interest and fees deemed to be collectible. Direct loan origination costs on credit card loans are deferred and amortized on a straight-line basis over a one-year period and recorded in interest and fees on loans. For non-credit card receivables, direct loan origination costs are deferred and amortized over the life of the loan and recorded in interest and fees on loans.

We analyze interest income as a function of two principal components: average interest-earning assets and yield on average interest-earning assets. Key drivers of average interest-earning assets include:

•	purchase volumes, which are influenced by a number of factors including macroeconomic conditions and consumer confidence generally, our partners’ sales and our ability to increase our share of those sales;

•	payment rates, reflecting the extent to which customers maintain a credit balance;

•	charge-offs, reflecting the receivables that are deemed not to be collectible;

•	the size of our liquidity portfolio; and

•	portfolio acquisitions when we enter into new partner relationships.

Over the past three years, our significant portfolio acquisitions, which in the aggregate accounted for $1.8 billion of loan receivables at the time of acquisition and $3.1 billion of loan receivables at December 31, 2013, were as follows:

•	Phillips 66—acquired on June 28, 2013;

•	Toys “R” Us—acquired on June 21, 2012;

•	TJX (including T.J.Maxx, Marshalls and HomeGoods)—acquired on June 15, 2011; and

•	Ashley HomeStores—acquired on January 11, 2011.

Key drivers of yield on average interest-earning assets include:

•	pricing (contractual rates of interest, late fees and merchant discount rates);

•	changes to our mix of loans (e.g., the number of loans bearing promotional rates as compared to standard rates);

•	frequency of late fees incurred when account holders fail to make their minimum payment by the required due date;

•	credit performance and accrual status of our loans; and

•	yield earned on our liquidity portfolio.

Interest income increased from $10,309 million for the year ended December 31, 2012 to $11,313 million for the year ended December 31, 2013, or by 9.7%. This increase was driven primarily by the increase in average interest-earning assets, which contributed $1,145 million to interest income for the year ended December 31, 2013, partially offset by the decrease in the yield on interest-earning assets from 21.2% to 20.1%, which reduced interest income by $141 million. While yield on interest-earning loan receivables was relatively flat, the significant increase in the amount of cash and equivalents in our liquidity portfolio negatively impacted overall yield on interest-earning assets.

•

Average interest-earning assets. Interest-earning assets are comprised primarily of loan receivables. Average loan receivables increased from $47,549 million for the year ended December 31, 2012 to $52,407 million for the year ended December 31, 2013. This increase in average loan receivables was driven primarily by increased purchase volumes, as average annual purchase volume per account increased from $1,620 for the year ended December 31, 2012 to $1,668 for the year ended December 31, 2013, and the average active credit card accounts increased from 53.0 million for the year ended December 31, 2012 to 56.3 million for the year ended December 31, 2013. Our average account balance increased from $897 for the year ended December 31, 2012 to $932 for the year ended December 31, 2013, reflecting the increase in purchase volumes and lower payment rates. The increase in average loan receivables also reflects the addition of the assets related to the acquisition of the Phillips 66 portfolio, which was completed in the second quarter of 2013.

•	Yield on average interest-earning assets. The yield on interest-earning assets is driven primarily by yield on average interest-earning loan receivables (which decreased from 21.7% for the year ended December 31, 2012 to 21.6% for the year ended December 31, 2013) and the size of our liquidity portfolio (which increased from $1,037 million for the year ended December 31, 2012 to $2,103 million for the year ended December 31, 2013). The lower interest yield on interest-earning loan receivables for the year ended December 31, 2013 was largely attributable to a decrease in late fees as a percentage of average interest-earning loan receivables.

Interest income increased from $9,141 million for the year ended December 31, 2011 to $10,309 million for the year ended December 31, 2012, or by 12.8%. This increase was driven by the increase in average balances of interest-earning assets, which contributed $840 million, and the increase in the yield on interest-earning assets from 20.5% for the year ended December 31, 2011 to 21.2% for the year ended December 31, 2012, which contributed $328 million to the increase in interest income for the year ended December 31, 2012.

•	Average interest-earning assets. Average loan receivables increased from $44,131 million for the year ended December 31, 2011 to $47,549 million for the year ended December 31, 2012. This increase in average loan receivables reflects a $8,018 million increase in purchase volume and the addition of assets related to the acquisition of the Toys “R” Us portfolio, which was completed in the second quarter of 2012. The growth in purchase volume reflected an increase in average annual purchase volume per account from $1,518 for the year ended December 31, 2011 to $1,620 for the year ended December 31, 2012 and an increase in average active credit card accounts from 51.3 million for the year ended December 31, 2011 to 53.0 million for the year ended December 31, 2012.

•	Yield on average interest-earning assets. Yield on interest-earning assets is driven primarily by yield on average interest-earning loan receivables, which increased from approximately 20.7% for the year ended December 31, 2011 to approximately 21.7% for the year ended December 31, 2012. The higher interest yield in 2012 was largely attributable to higher average annual percentage rate mix and higher late fees as a percentage of average interest-earning loan receivables.

Interest Expense

Interest expense is incurred on our interest-bearing liabilities, which consisted of interest-bearing deposit accounts, borrowings of consolidated securitization entities and related party debt provided by GECC.

Key drivers of interest expense include:

•	the amounts outstanding of our borrowings, deposits and other funding sources;

•	the interest rate environment and its effect on interest rates paid on our funding sources; and

•	the changing mix in our funding sources among deposits, GECC financing and third-party securitization and unsecured borrowings.

Interest expense decreased from $745 million for the year ended December 31, 2012 to $742 million for the year ended December 31, 2013. The effect of an increase in average interest-bearing liabilities, from $42,343 million for the year ended December 31, 2012 to $47,614 million for the year ended December 31, 2013, was more than offset by a lower average cost of funds (1.8% for the year ended December 31, 2012 versus 1.6% for the year ended December 31, 2013).

Interest expense decreased from $932 million for the year ended December 31, 2011 to $745 million for the year ended December 31, 2012. The effect of an increase in average interest-bearing liabilities, from $39,712 million for the year ended December 31, 2011 to $42,343 million for the year ended December 31, 2012, was more than offset by a lower average cost of funds (2.3% for the year ended December 31, 2011 versus 1.8% for the year ended December 31, 2012) due to a lower interest rate environment and a reduction of the interest rate assessed by GECC on related party debt.

Net Interest Income

Net interest income represents the difference between interest income and interest expense. We expect net interest income as a percentage of interest-earning assets to be influenced by changes in the interest rate environment, changes in our mix of products, the level of loans bearing promotional rates as compared to our standard rates, credit performance of our loans and changes in the amount and composition of our interest-bearing liabilities.

Net interest income increased from $9,564 million for the year ended December 31, 2012 to $10,571 million for the year ended December 31, 2013, or by 10.5%. This increase was driven primarily by an increase in average interest-earning receivables, which contributed $1,137 million.

Net interest income increased from $8,209 million for the year ended December 31, 2011 to $9,564 million for the year ended December 31, 2012, or by 16.5%. This increase was driven primarily by three components: an increase in average interest-earning assets which contributed $840 million, an increase in the yield on interest-earning assets from 20.5% for the year ended December 31, 2011 to 21.2% for the year ended December 31, 2012, which contributed $328 million, and a decrease in the yield on interest-bearing liabilities from 2.3% for the year ended December 31, 2011 to 1.8% for the year ended December 31, 2012, which contributed $232 million.

Retailer Share Arrangements

Most of our Retail Card program agreements and certain other program agreements contain retailer share arrangements that provide for payments to our partner if the economic performance of the program exceeds a contractually defined threshold. These arrangements are designed to align our interests and provide an additional incentive to our partners to promote our credit products. Although the share arrangements vary by partner, these arrangements are generally structured to measure the economic performance of the program, based typically on agreed upon program revenues (including interest income and certain other income) less agreed upon program expenses (including interest expense, provision for loan losses, retailer payments and operating expenses), and share portions of this amount above a negotiated threshold. The threshold and economic performance of a program that are used to calculate payments to our partners may be based on, among other things, agreed upon measures of program expenses rather than our actual expenses, and therefore increases in our actual expenses (such as funding costs or operating expenses) may not necessarily result in reduced payments under our retailer share arrangements. These arrangements are typically designed to permit us to achieve an economic return before we are required to make payments to our partners based on the agreed contractually defined threshold. Our payments to partners pursuant to these retailer share arrangements have increased in recent years (both in absolute terms and as a proportion of interest income), partially as a result of the growth of our receivables related to programs with retailer share arrangements and improvements in the credit performance of these receivables. In addition, we have made changes to the terms of certain program agreements that have been re-negotiated in the past few years that have contributed to the increase in payments to partners pursuant to retailer share arrangements.

We believe that our retailer share arrangements have been effective in helping us to grow our business by aligning our partners’ interests with ours. We also believe that changes to the terms of certain program agreements that have contributed to the increase in our retailer share arrangement payments will help us to grow our business by providing an additional incentive to the relevant partners to promote our credit products going forward. Payments to partners pursuant to these retailer share arrangements would generally decrease, and mitigate the impact on our profitability, in the event of declines in the performance of the programs or the occurrence of other unfavorable developments that impact the calculation of payments to our partners pursuant to our retailer share arrangements.

Payments under retailer share arrangements increased from $1,975 million for the year ended December 31, 2012 to $2,362 million for the year ended December 31, 2013. This increase was driven by the growth and improved performance of the programs in which we have retailer share arrangements, as well as by changes to the terms of the retailer share arrangements for those partners with whom we extended program agreements in 2013.

Retailer share arrangements increased from $1,430 million for the year ended December 31, 2011 to $1,975 million for the year ended December 31, 2012. This increase was driven by the growth and improved performance of the programs in which we have retailer share arrangements, as well as by changes to the terms of the retailer share arrangements for those partners with whom we extended program agreements in 2012.

Provision for Loan Losses

Provision for loan losses is the expense related to maintaining the allowance for loan losses at an appropriate level to absorb the estimated probable losses inherent in the loan portfolio at each period end date. Provision for loan losses in each period is a function of net charge-offs (gross charge-offs net of recoveries) and the required level of the allowance for loan losses. We incurred a provision for loan losses of $3,072 million, $2,565 million and $2,258 million for the years ended December 31, 2013, 2012 and 2011, respectively. During 2012 we began a process to enhance our allowance for loan losses methodology by revising our estimates to determine the incurred loss period for each type of loss (i.e., aged, fraud, deceased, settlement, other non-aged and bankruptcy) by partner. This enhancement resulted in a more granular portfolio segmentation analysis, by loss type, included a qualitative assessment of the adequacy of the portfolio’s allowance for loan losses, which compared the allowance for losses to projected net charge-offs over the next 12 months, in a manner consistent with regulatory guidance, and was designed to provide a better estimate of the date of a probable loss event and length of time required for a probable loss event to result in a charge-off. We recognized incremental provisions of $343 million for the year ended December 31, 2012 and $642 million for the year ended December 31, 2013, in each case, as a result of these enhancements. We continuously review and evaluate our methodology and models, and we will implement further enhancements or changes to them, as needed.

Provision for loan losses increased from $2,565 million for the year ended December 31, 2012 to $3,072 million for the year ended December 31, 2013. This increase was driven primarily by the enhancements to our allowance for loan loss methodology referred to above and loan receivables growth, which was offset in part by lower provisions as a result of improvements to our delinquency and charge-off rates.

Provision for loan losses increased from $2,258 million for the year ended December 31, 2011 to $2,565 million for the year ended December 31, 2012. This increase was driven primarily by the enhancements to our allowance for loan loss methodology and loan receivables growth, which was offset in part by lower provisions as a result of improvements to our delinquency and charge-off rates.

Other Income

The following table sets forth our other income for the periods indicated.

Years ended December 31 ($ in millions)	2013	2012	2011
Interchange revenue	$325	$288	$237
Debt cancellation fees	324	309	319
Loyalty programs	(213)	(199)	(198)
Other	52	75	140

Total other income	$488	$473	$498

Interchange revenue. We earn interchange fees on Dual Card transactions outside of our partners’ locations, based on a flat fee plus a percent of the purchase amount. We also process general purpose card transactions for some Payment Solutions and CareCredit partners as their acquiring bank, for which we obtain an interchange fee. Interchange revenue increased from $288 million for the year ended December 31, 2012 to $325 million for the year ended December 31, 2013, or by 12.8%. Interchange revenue increased from $237 million for the year ended December 31, 2011 to $288 million for the year ended December 31, 2012, or by 21.5%. These increases were due to increases in Dual Card purchase volume outside of our partners’ locations.

Debt cancellation fees. Debt cancellation fees relate to payment protection products purchased by our credit card customers. Customers who choose to purchase these products are charged a monthly fee based on their account balance. In return, we will cancel all or a portion of a customer’s credit card balance in the event of certain qualifying life events. In October 2012, we ceased debt cancellation product sales via phone calls to our customer service department and began to only offer the product online and, on a limited basis, by direct mail, which has led to a decrease in new enrollments for this product and is expected to result in a lower level of income generated by this product in the future as the balances of existing accounts enrolled in this program decrease over time. Debt cancellation fees increased from $309 million for the year ended December 31, 2012 to $324 million for the year ended December 31, 2013, driven primarily by higher average account balances of customers that have purchased our debt cancellation product. Debt cancellation fees decreased from $319 million for the year ended December 31, 2011 to $309 million for the year ended December 31, 2012, primarily due to reduced pricing.

Loyalty programs. We operate a number of loyalty programs in our Retail Card platform that are designed to generate incremental purchase volume per customer, while reinforcing the value of the card and strengthening cardholder loyalty. These programs typically provide cardholders with rewards in the form of merchandise discounts that are earned by achieving a pre-set spending level on their private label or Dual Card. Other programs provide cashback or reward points, which are redeemable for a variety of products or awards. Loyalty programs cost increased from $199 million for the year ended December 31, 2012 to $213 million for the year ended December 31, 2013, or by 7.0%, primarily due to increased purchase volume. Loyalty program cost did not change materially from 2011 to 2012.

Other. Other includes a variety of items including ancillary fees and investment gains/losses. Other decreased from $75 million for the year ended December 31, 2012 to $52 million for the year ended December 31, 2013, primarily due to lower ancillary fees. Other decreased from $140 million for the year ended December 31, 2011 to $75 million for the year ended December 31, 2012, primarily due to a 2011 gain related to the sale of a portfolio and lower ancillary fees.

Other Expense

The following table sets forth our other expense for the periods indicated.

Years ended December 31 ($ in millions)	2013	2012	2011
Employee costs	$698	$620	$596
Professional fees	485	450	431
Marketing and business development	208	155	164
Information processing	193	165	157
Corporate overhead allocations and assessments(1)	230	206	183
Other(1)	669	525	478

Total other expense	$2,483	$2,121	$2,009

(1)	In our Combined Statements of Earnings, these two items are both combined and included under a single line item in other expense under the heading “other.”

Employee costs. Employee costs primarily consist of employee compensation and benefit costs. Employee costs increased from $620 million for the year ended December 31, 2012 to $698 million for the year ended December 31, 2013, primarily related to additional compensation expenses for new employees and salary increases for existing employees. Employee costs increased from $596 million for the year ended December 31, 2011 to $620 million for the year ended December 31, 2012, primarily related to additional compensation expenses for new employees and salary increases for existing employees.

Professional fees. Professional fees consist primarily of outsourced provider fees (e.g., collection agencies and call centers), legal, accounting and consulting fees, and recruiting expenses. Professional fees increased from $450 million for the year ended December 31, 2012 to $485 million in 2013. Professional fees increased from $431 million for the year ended December 31, 2011 to $450 million for the year ended December 31, 2012. These expense increases were driven primarily by our business growth (e.g., increased active accounts and increased purchase volumes).

Marketing and business development. Marketing and business development costs consist of both our contractual and discretionary marketing spend. Marketing and business development costs increased from $155 million for the year ended December 31, 2012 to $208 million for the year ended December 31, 2013, due to increased contractual marketing expenses under our program agreements resulting from growth in the business. Marketing and business development costs remained relatively flat between 2011 and 2012.

Information processing. Information processing costs primarily consist of fees related to outsourced information processing providers, credit card associations and software licensing agreements. Information processing costs increased from $165 million for the year ended December 31, 2012 to $193 million for the year ended December 31, 2013, due to higher transaction volume and associated outsourcing fees. Information processing costs increased from $157 million for the year ended December 31, 2011 to $165 million for the year ended December 31, 2012.

Corporate overhead allocations. As discussed above under “—Separation from GE and Related Financial Arrangements,” corporate overhead allocations were $230 million, $206 million and $183 million for the years ended December 31, 2013, 2012 and 2011, respectively. These amounts do not include services provided by GE where the costs associated with such services are directly billed and included in the appropriate cost categories (e.g., employee benefit costs are included in employee costs above).

Other. Other primarily consists of postage ($223 million, $214 million and $213 million for the years ended December 31, 2013, 2012 and 2011, respectively), fraud expense ($134 million, $132 million and $72 million for the years ended December 31, 2013, 2012, and 2011, respectively), litigation and consumer regulatory matters expense described above ($133 million, $0 million and $0 million for the years ended December 31, 2013, 2012 and 2011, respectively) and various other smaller cost items such as facilities leases and maintenance, leased equipment and telephone charges. Postage is driven primarily by the number of our active accounts and the percentage of customers that utilize our electronic billing option. Fraud is driven primarily by the number of our Dual Card active accounts. Our litigation and consumer regulatory matters expense increased in 2013 as we settled a CareCredit investigation pursuant to which we will pay up to $34.1 million, as well as increased reserves for ongoing regulatory matters.

Provision for Income Taxes

We are included in the consolidated federal and state income tax returns of GE, where applicable, but also file certain separate state and foreign income tax returns. The tax provision is presented on a separate company basis as if we were a separate filer. The effects of tax adjustments and settlements from taxing authorities are presented in our combined financial statements in the period to which they relate as if we were a separate filer. Our current obligations for taxes are settled with our parent on an estimated basis and adjusted in later periods as appropriate and are reflected in our combined financial statements in the periods in which those settlements occur. The effective tax rate was 37.0%, 37.2% and 37.2% for the years ended December 31, 2013, 2012 and 2011, respectively. In 2013, 2012 and 2011, the effective tax rate differs from the U.S. federal statutory tax rate of 35.0% primarily due to state income taxes. We are subject to income tax in the United States (federal, state and local) as well as other jurisdictions in which we operate. Our provision for income tax expense is based on our income, the statutory tax rates and other provisions of the tax laws applicable to us in each of these various jurisdictions. These laws are complex, and their application to our facts is at times open to interpretation. The process of determining our consolidated income tax expense includes significant judgments and estimates, including judgments regarding the interpretation of those laws. Our provision for income taxes and our deferred tax assets and liabilities incorporate those judgments and estimates, and reflect management’s best estimate of current and future income taxes to be paid. Deferred tax assets and liabilities relate to temporary differences between the financial reporting and income tax bases of our assets and liabilities, as well as the impact of tax loss carryforwards or carrybacks. Deferred income tax expense or benefit represents the expected increase or decrease to future tax payments as these temporary differences reverse over time. Deferred tax assets are specific to the jurisdiction in which they arise, and are recognized subject to management’s judgment that realization of those assets is “more likely than not.” In making decisions regarding our ability to realize tax assets, we evaluate all positive and negative evidence, including projected future taxable income, taxable income in carryback periods, expected reversal of deferred tax liabilities, and the implementation of available tax planning strategies.

We recognize the financial statement impact of uncertain income tax positions when we conclude that it is more likely than not, based on the technical merits of a position, that the position will be sustained upon audit by the taxing authority. In certain situations, we establish a liability that represents the difference between a tax position taken (or expected to be taken) on an income tax return and the amount of taxes recognized in our financial statements. We recognize accrued interest and penalties related to uncertain income tax positions as interest expense and provision for income taxes, respectively.

Platform Analysis

As discussed above under “—Introduction—Our Sales Platforms,” we offer our products through three sales platforms (Retail Card, Payment Solutions and CareCredit), which management measures based on their revenue-generating activities. The following is a discussion of the platform revenue for each of our platforms.

Non-GAAP Measures

In order to assess and internally report the revenue performance of our three sales platforms, we use a measure we refer to as “platform revenue.” Platform revenue is the sum of three line items in our Combined Statements of Earnings prepared in accordance with GAAP: “interest and fees on loans,” plus “other income,” less “retailer share arrangements.” Platform revenue itself is not a measure presented in accordance with GAAP. We deduct retailer share arrangements but do not deduct other line item expenses, such as interest expense, provision for loan losses and other expense, because those items are managed for the business as a whole. We believe that platform revenue is a useful measure to investors because it represents management’s view of the net revenue contribution of each of our platforms. This measure should not be considered a substitute for interest and fees on loans or other measures of performance we have reported in accordance with GAAP. The reconciliation of platform revenue to interest and fees on loans for each platform is set forth in the table included in the discussion of each of our three platforms below. The following table sets forth the reconciliation of total platform revenue to total interest and fees on loans for the periods indicated.

	Years Ended December 31,
($ in millions)	2013	2012	2011
Interest and fees on loans	$11,295	$10,300	$9,134
Other income	488	473	498
Retailer share arrangements	(2,362)	(1,975)	(1,430)

Platform revenue	$9,421	$8,798	$8,202

Retail Card

The following table sets forth supplemental information related to our Retail Card platform for the periods indicated.

Years ended December 31 ($ in millions, except per account data)	2013	2012	2011
Purchase volume	$75,739	$69,240	$62,663
Period-end loan receivables	$39,834	$35,952	$32,087
Average loan receivables	$35,716	$31,907	$28,743
Average active accounts (in thousands)	45,690	43,223	42,079
Average purchase volume per account	$1,658	$1,602	$1,489
Average loan receivable balance per account	$782	$738	$683

Interest and fees on loans	$8,317	$7,531	$6,536
Other income	407	392	382
Retailer share arrangements	(2,320)	(1,937)	(1,384)

Platform revenue	$6,404	$5,986	$5,534

Retail Card platform revenue increased from $5,986 million for the year ended December 31, 2012 to $6,404 million for the year ended December 31, 2013. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables, offset in part by an increase in retailer share arrangement payments as a result of program growth and improved performance of the programs in which we have retailer share arrangements, as well as changes to the terms of the retailer share arrangements for those partners with whom we extended programs agreements in 2013.

Retail Card platform revenue increased from $5,534 million for the year ended December 31, 2011 to $5,986 million for the year ended December 31, 2012. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables, offset in part by an increase in retailer share arrangement payments as a result of program growth and improved performance of the programs in which we have retailer share arrangements, as well as changes to the terms of the retailer share arrangements for those partners with whom we extended programs agreements in 2012.

Payment Solutions

The following table sets forth supplemental information relating to our Payment Solutions platform for the periods indicated.

Years ended December 31 ($ in millions, except per account data)	2013	2012	2011
Purchase volume	$11,360	$10,531	$9,798
Period-end loan receivables	$10,893	$10,430	$10,245
Average loan receivables	$10,469	$10,000	$10,208
Average active accounts (in thousands)	6,330	5,969	5,809
Average purchase volume per account	$1,795	$1,764	$1,686
Average loan receivable balance per account	$1,654	$1,675	$1,757

Interest and fees on loans	$1,506	$1,441	$1,389
Other income	36	37	56
Retailer share arrangements	(36)	(32)	(39)

Platform revenue	$1,506	$1,446	$1,406

Payment Solutions platform revenue increased from $1,446 million for the year ended December 31, 2012 to $1,506 million for the year ended December 31, 2013. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables.

Payment Solutions platform revenue increased from $1,406 million for the year ended December 31, 2011 to $1,446 million for the year ended December 31, 2012. This increase was driven primarily by an increased yield on interest-earning loan receivables offset in part by lower average loan receivables.

CareCredit

The following table sets forth supplemental information relating to our CareCredit platform for the periods indicated.

Years ended December 31 ($ in millions, except per account data)	2013	2012	2011
Purchase volume	$6,759	$6,130	$5,422
Period-end loan receivables	$6,527	$5,931	$5,409
Average loan receivables	$6,222	$5,642	$5,180
Average active accounts (in thousands)	4,233	3,829	3,425
Average purchase volume per account	$1,597	$1,601	$1,583
Average loan receivable balance per account	$1,470	$1,474	$1,512

Interest and fees on loans	$1,472	$1,328	$1,209
Other income	45	44	60
Retailer share arrangements	(6)	(6)	(7)

Platform revenue	$1,511	$1,366	$1,262

CareCredit platform revenue increased from $1,366 million for the year ended December 31, 2012 to $1,511 million for the year ended December 31, 2013. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables.

CareCredit platform revenue increased from $1,262 million for the year ended December 31, 2011 to $1,366 million for the year ended December 31, 2012. This increase was primarily the result of an increase in interest and fees on loans driven by an increase in average loan receivables.

Financial Information by Geography

Substantially all of our operations are within the United States. For the years ended December 31, 2013, 2012 and 2011, our U.S. operations accounted for $11,276 million, $10,278 million and $9,101 million of our total interest and fees on loans, respectively, and our non-U.S. operations accounted for $19 million, $22 million and $33 million of our total interest and fees on loans, respectively. At December 31, 2013, 2012 and 2011, our long-lived assets in the United States were $42 million, $47 million and $39 million, respectively, and our long-lived assets outside the United States were $4 million, $5 million and $1 million, respectively.

Seasonality

In our Retail Card and Payment Solutions platforms, we experience fluctuations in transaction volumes and the level of loan receivables as a result of higher seasonal consumer spending and payment patterns that typically result in an increase of loan receivables from October through a peak in late December, with reductions in loan receivables occurring over the first quarter of the following year as customers pay their balances down. The seasonal impact to transaction volumes and the levels of loan receivables results in fluctuations in our results of operations and credit quality metrics between quarterly periods.

Investment Securities

The following discussion provides supplemental information regarding our investment securities portfolio. All of our investment securities are classified as available-for-sale at December 31, 2013, 2012, and 2011, and are held primarily to comply with the Community Reinvestment Act (“CRA”). Investment securities classified as available-for-sale are reported in our Combined Statements of Financial Position at fair value. Our portfolio of investment securities consisted primarily of state and municipal bonds and residential mortgage backed securities.

The following table sets forth the amortized cost and fair value of our investment securities as of the dates indicated.

	2013		2012		2011
At December 31 ($ in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Debt:
State and municipal	$53	$46	$42	$39	$39	$32
Residential mortgage-backed	183	175	144	149	157	162
Equity	15	15	5	5	4	4

Total	$251	$236	$191	$193	$200	$198

Unrealized gains and losses, net of the related tax effect, on available-for-sale securities that are not other-than-temporarily impaired are excluded from earnings and are reported as a separate component of comprehensive income (loss) until realized. At December 31, 2013, 2012 and 2011, our investment securities had gross unrealized gains of $1 million, $6 million and $6 million, respectively, and gross unrealized losses of $16 million, $4 million and $8 million, respectively.

Our investment securities portfolio had the following maturity distribution at December 31, 2013. Equity securities have been excluded from the table because they do not have a maturity.

($ in millions)	Due in 1 Year or Less	Due After 1 through 5 Years	Due After 5 through 10 Years	Due after 10 years	Total
Debt:
State and municipal	$—	$1	$1	$44	$46
Residential mortgage-backed	—	—	—	175	175

Total	$—	$1	$1	$219	$221

Weighted average yield(1)	—%	3.7%	4.0%	3.5%	3.5%

(1)	Weighted average yield is calculated based on the amortized cost of each security. In calculating yield, no adjustment has been made with respect to any tax exempt obligations.

At December 31, 2013, we did not hold investments in any single issuer with an aggregate book value that exceeded 10% of equity.

Loan Receivables

The following discussion provides supplemental information regarding our loan receivables portfolio.

Loan receivables are our largest category of assets and represent our primary source of revenues. The following table sets forth the composition of our loan receivables portfolio by product type as of the dates indicated.

At December 31 ($ in millions)	2013	(%)	2012	(%)	2011	(%)	2010(1)	(%)	2009	(%)
Loans
Credit cards	$54,958	96.0%	$49,572	94.8%	$44,287	92.7%	$40,960	90.6%	$17,574	76.7%
Consumer installment loans	965	1.7	1,424	2.7	2,078	4.4	2,737	6.1	3,544	15.5
Commercial credit products	1,317	2.3	1,307	2.5	1,350	2.8	1,414	3.1	1,533	6.7
Other	14	—	10	—	26	0.1	119	0.2	261	1.1

Total loans	$57,254	100.0%	$52,313	100.0%	$47,741	100.0%	$45,230	100.0%	$22,912	100.0%

(1)	On January 1, 2010, we adopted ASC 810, Consolidation, pursuant to which we consolidated the assets and liabilities of certain previously unconsolidated securitization entities.

Our loan receivables portfolio had the following maturity distribution at December 31, 2013.

($ in millions)	Within 1 Year(1)	1-5 Years	After 5 Years	Total
Loans
Credit cards	$54,958	$—	$—	$54,958
Consumer installment loans	29	557	379	965
Commercial credit products	1,317	—	—	1,317
Other	3	4	7	14

Total loans	$56,307	$561	$386	$57,254

Loans due after one year at fixed interest rates	N/A	$560	$386	$946
Loans due after one year at variable interest rates	N/A	1	—	1

Total loans due after one year	N/A	$561	$386	$947

(1)	Credit card loans have minimum payment requirements but no stated maturity and therefore are included in the due within 1 year category. However, many of our credit card holders will revolve their balances, which may extend their repayment period beyond one year for balances at December 31, 2013.

Our loan receivables portfolio had the following geographic concentration at December 31, 2013 (based on customer December statement-end balances (our statement cut-off dates vary within the month) extrapolated to our December 31 total customer balances because actual December 31 individual customer balances are not available without undue burden and expense).

($ in millions) State	Loan Receivables Outstanding	% of Total Loan Receivables Outstanding
Texas	$5,783	10.1%
California	5,496	9.6%
Florida	4,294	7.5%
New York	3,321	5.8%
Pennsylvania	2,519	4.4%

Impaired Loans and Troubled Debt Restructurings

Our loss mitigation strategy is intended to minimize economic loss and at times can result in rate reductions, principal forgiveness, extensions or other actions, which may cause the related loan to be classified as a Troubled Debt Restructuring (“TDR”) and also be impaired. We use short term (3 to 12 months) or long term (12 to 60 months) modification programs for borrowers experiencing financial difficulty as a loss mitigation strategy to improve long-term collectability of the loans that are classified as TDRs. For our credit card customers, the short term program primarily consists of a reduced minimum payment and an interest rate reduction, both lasting for a period no longer than 12 months. The long term program involves changing the structure of the loan to a fixed payment loan with a maturity no longer than 60 months and reducing the interest rate on the loan. The long term program does not normally provide for the forgiveness of unpaid principal, but may allow for the reversal of certain unpaid interest or fee assessments. We also make loan modifications for some customers who request financial assistance through external sources, such as a consumer credit counseling agency program. The loans that are modified typically receive a reduced interest rate but continue to be subject to the original minimum payment terms and do not normally include waiver of unpaid principal, interest or fees. The determination of whether these changes to the terms and conditions meet the TDR criteria includes our consideration of all relevant facts and circumstances.

Loans classified as TDRs are recorded at their present value with impairment measured as the difference between the loan balance and the discounted present value of cash flows expected to be collected. Consistent with our measurement of impairment of modified loans on a collective basis, the discount rate used for credit card loans is the original effective interest rate.

Interest income from loans accounted for as TDRs is accounted for in the same manner as other accruing loans. The following table presents the amount of loan receivables that are not accruing interest, loans that are 90 days or more past-due and still accruing interest, and earning TDRs.

At December 31 ($ in millions)	2013	2012	2011	2010	2009
Non-accrual loan receivables(1)	$2	$1,042	$1,003	$1,216	$900
Loans contractually 90 days past-due and still accruing interest	1,119	15	36	53	—
Earning TDRs(2)	741	866	1,082	—	—

Non-accrual past due and restructured loan receivables	$1,862	$1,923	$2,121	$1,269	$900

(1)	Beginning in the fourth quarter of 2013, we revised our methods of classifying loan receivables as non-accrual to more closely align with regulatory guidance. As a result we continue to accrue interest on credit card balances until they reach 180 days past due.
(2)	At December 31, 2013 balance excludes $70 million of TDRs which are included in loans contractually 90 days past-due and still accruing interest balance.

Year ended December 31 ($ in millions)	2013
Gross amount of interest income that would have been recorded in accordance with the original contractual terms	$180
Interest income actually recognized	81

Total interest income foregone	$99

Non-accrual loan receivables totaled $2 million (less than 0.1% of outstanding loan receivables) at December 31, 2013, compared with $1,042 million (2% of outstanding loan receivables) at December 31, 2012. Non-accrual loan receivables decreased from December 31, 2012, primarily due to the revision of our method of classifying loan receivables as non-accrual. We now continue to accrue interest on credit cards until the accounts are charged-off in the period the account becomes 180 days past due. Previously, we stopped accruing interest on credit cards when the accounts became 90 days past due. See Note 2. Basis of Presentation and Summary of Significant Accounting Policies to our combined financial statements for further information, including a description of our accrual policies.

Net charge-offs consist of the unpaid principal balance of loans held for investment that we determine are uncollectible, net of recovered amounts. We exclude accrued and unpaid finance charges and fees and third-party fraud losses from charge-offs. Charged-off and recovered accrued and unpaid finance charges and fees are included in interest and fees on loans while third party fraud losses are included in other expense. Charge-offs are recorded as a reduction to the allowance for loan losses and subsequent recoveries of previously charged off amounts are credited to the allowance for loan losses. Costs incurred to recover charged-off loans are recorded as collection expense and included in other expense in our Combined Statements of Earnings.

The allowance for losses totaled $2,892 million at December 31, 2013 compared with $2,274 million at December 31, 2012, representing our best estimate of probable losses inherent in the portfolio. The increase of $618 million was primarily attributable to the methodology enhancement discussed in the section “—Results of Operations—Provision for Loan Losses” above.

The following tables provide changes in our allowance for loan losses for the periods presented:

	Balance at January 1, 2013	Provision Charged to Operations	Other(1)	Gross Charge- Offs(2)	Recoveries(2)	Balance at December 31, 2013
($ in millions)
Credit cards	$2,185	$2,970	$—	$(2,847)	$530	$2,838
Consumer installment loans	61	49	—	(111)	19	18
Commercial credit products	28	53	—	(53)	8	36
Other	—	—		—	—	—

Total	$2,274	$3,072	$—	$(3,011)	$557	$2,892

	Balance at January 1, 2012	Provision Charged to Operations	Other(1)	Gross Charge- Offs(2)	Recoveries(2)	Balance at December 31, 2012
($ in millions)
Credit cards	$1,913	$2,438	$—	$(2,680)	$514	$2,185
Consumer installment loans	112	54	—	(130)	25	61
Commercial credit products	27	69	—	(76)	8	28
Other	—	4	—	(4)	—	—

Total	$2,052	$2,565	$—	$(2,890)	$547	$2,274

	Balance at January 1, 2011	Provision Charged to Operations	Other(1)	Gross Charge- Offs(2)	Recoveries(2)	Balance at December 31, 2011
($ in millions)
Credit cards	$2,148	$2,130	$(8)	$(2,850)	$493	$1,913
Consumer installment loans	175	54	—	(151)	34	112
Commercial credit products	39	74	—	(99)	13	27
Other	—	—	—	—	—	—

Total	$2,362	$2,258	$(8)	$(3,100)	$540	$2,052

	Balance at January 1, 2010(3)	Provision Charged to Operations	Other(1)	Gross Charge- Offs(2)	Recoveries(2)	Balance at December 31, 2010
($ in millions)
Credit cards	$3,068	$2,899	$3	$(4,263)	$441	$2,148
Consumer installment loans	135	135	—	(131)	36	175
Commercial credit products	54	116	—	(142)	11	39
Other	—	1	—	(1)	—	—

Total	$3,257	$3,151	$3	$(4,537)	$488	$2,362

	Balance at January 1, 2009	Provision Charged to Operations	Other(4)	Gross Charge- Offs(2)	Recoveries(2)	Balance at December 31, 2009(3)
($ in millions)
Credit cards	$1,259	$2,321	$(211)	$(2,166)	$143	$1,346
Consumer installment loans	314	387	—	(479)	34	256
Commercial credit products	51	168	—	(180)	10	49
Other	2	7	—	(6)	—	3

Total	$1,626	$2,883	$(211)	$(2,831)	$187	$1,654

(1)	Other primarily included the effects of foreign currency exchange.
(2)	Net charge-offs (gross charge-offs less recoveries) in certain portfolios may exceed the beginning allowance for loan losses as our revolving credit portfolios turn over more than once per year or, in all portfolios, can reflect losses that are incurred subsequent to the beginning of the year due to information becoming available during the year, which may identify further deterioration of existing loan receivables.
(3)	Differences between December 31, 2009 and January 1, 2010 reflect the effects of our adoption of ASC 810, Consolidation, on January 1, 2010 and the consolidation of assets and liabilities of certain previously unconsolidated securitization entities.
(4)	Other primarily included $217 million of transfers of allowance for loan losses relating to the sales of loan receivables to unconsolidated securitization entities and $6 million of effects of foreign currency exchange.

The table below sets forth the ratio of net charge-offs to average loan receivables outstanding for the periods indicated.

Years Ended December 31,	Net Ratio of Charge-Offs to Average Loan Receivables Outstanding (1)
2013	4.7%
2012	4.9%
2011	5.8%
2010	9.3%
2009	11.3%

(1)	Calculated based on monthly average loan receivables outstanding, except that where monthly balances are unavailable, quarter-end balances are used.

Liquidity and Capital Resources

We maintain a strong focus on liquidity and capital. Our funding, liquidity and capital policies are designed to ensure our business has the liquidity and capital resources to support our daily operations, our business growth, our credit ratings and our regulatory and compliance requirements, in a cost effective and prudent manner through expected and unexpected market environments.

Funding Sources

Our primary funding sources historically have included cash from operations, deposits (direct and brokered deposits), securitized financings and related party debt provided by GECC and its affiliates. In connection with this offering, we expect to add third-party credit facilities, unsecured debt financing and transitional funding from GECC as funding sources. In addition to these components of our funding plan, at the closing of this offering, we expect to have approximately $         billion of undrawn committed capacity under two of our existing securitization programs.

The following table summarizes information concerning our funding sources during the periods indicated:

Years ended December 31, ($ in millions)
	2013			2012			2011
	Average Balance	%	Average Rate	Average Balance	%	Average Rate	Average Balance	%	Average Rate
Deposits(1)	$22,405	47%	1.7%	$17,039	40%	2.1%	$15,025	38%	2.3%
Securitized financings	16,209	34	1.3	15,172	36	1.5	12,958	33	1.9
Related party debt	9,000	19	1.7	10,132	24	1.5	11,729	29	2.8

Total	$47,614	100%	1.6%	$42,343	100%	1.8%	$39,712	100%	2.3%

(1)	Excludes $506 million, $475 million, and $417 million average balance of non-interest bearing deposits for the years ended December 31, 2013, 2012, and 2011, respectively. Non-interest bearing deposits comprise less than 10% of total deposits for the years ended December 31, 2013, 2012 and 2011.

Each of our historical funding sources and our funding sources following this offering are discussed below.

Deposits

We obtain deposits directly from retail and commercial customers (“direct deposits”) or through third-party brokerage firms that offer our deposits to their customers (“brokered deposits”). At December 31, 2013, we had $10.9 billion in direct deposits (which includes deposits from banks and financial institutions and deposits related to prepaid cards) and $14.8 billion in deposits originated through brokerage firms (including network deposit sweeps procured through a program arranger who channels brokerage account deposits to us). A key part of our liquidity plan and funding strategy is to expand our direct deposits base as a source of stable and diversified low cost funding.

Our direct deposits include a range of FDIC-insured deposit products, including certificates of deposit, IRAs, money market accounts and savings accounts, which we offer under our Optimizer+Plus brand. In January 2013, we acquired the deposit business of MetLife, which is a direct banking platform that had $6.4 billion in deposits at the time of the acquisition.

Brokered deposits are primarily from retail customers of large brokerage firms. We have relationships with eight brokers that offer our deposits through their networks. Our brokered deposits consist primarily of certificates of deposit that bear interest at a fixed rate and at December 31, 2013 had a weighted average remaining life of 2.8 years. These deposits generally are not subject to early withdrawal.

Our ability to attract deposits is sensitive to, among other things, the interest rates we pay, and therefore we bear funding and interest rate risk if we fail, or are required to pay higher rates, to attract new deposits or retain existing deposits. To mitigate these risks, we pursue a funding strategy that seeks to match our assets and liabilities by interest rate and expected maturity characteristics, and we seek to maintain access to multiple other funding sources, including direct deposits, securitization financing (including credit lines) and unsecured debt.

Following this offering, over the next several years we are seeking to increase our direct deposits. The growth of direct deposits will be supported by a significant investment in marketing and brand awareness. See “—Separation from GE and Related Financial Arrangements—Indirect Costs” above.

The following table summarizes certain information regarding our interest bearing deposits by type (all of which constitute U.S. deposits) for the periods indicated.

Years ended December 31, ($ in millions)
	2013			2012			2011
	Average Balance(1)	% of Total	Average Yield	Average Balance(1)	% of Total	Average Yield	Average Balance(1)	% of Total	Average Yield
Direct deposits:
Certificates of deposit (including IRA certificates of deposit)	$5,889	26%	0.9%	$284	2%	0.7%	$—	—%	—%
Savings accounts (including money market accounts)	2,193	10	0.7	—	—	—	—	—	—
Brokered deposits	14,323	64	2.1	16,755	98	2.1	$15,025	100	2.3

Total interest-bearing deposits	$22,405	100%	1.7%	$17,039	100%	2.1%	$15,025	100%	2.3%

(1)	Average balances are based on monthly balances. Calculation of daily averages at this time involves undue burden and expense. We believe our average balance data is representative of our operations.

Our deposit liabilities provide funding with maturities ranging from one day to ten years. At December 31, 2013, the weighted average maturity of our certificates of deposit was 19.7 months. See Note 8. Deposits and Borrowings to our combined financial statements.

The following table summarizes deposits by contractual maturity at December 31, 2013.

($ in millions)	3 Months or Less	Over 3 Months but within 6 Months	Over 6 Months but within 12 Months	Over 12 Months	Total
U.S. deposits ($100,000 or more)
Direct deposits:
Certificates of deposit (including IRA certificates of deposit)	$510	$1,077	$1,968	$2,140	$5,695
Savings accounts (including money market accounts)	1,665	—	—	—	1,665
Brokered deposits:
Certificates of deposit	652	1,299	1,759	8,424	12,134
Sweep accounts	1,130	—	—	—	1,130

Total	$3,957	$2,376	$3,727	$10,564	$20,624

Securitized Financings

We have been engaged in the securitization of our credit card receivables since 2001. We access the asset-backed securitization market using the GE Capital Credit Card Master Note Trust (“MNT”), through which we issue asset-backed securities through both public transactions and private transactions funded by financial institutions and commercial paper conduits. In addition, we issue asset-backed securities in private transactions through the GE Sales Finance Master Trust (“SFT”) and the GE Money Master Trust (“GMT”).

At December 31, 2013, we had $8.3 billion of outstanding public asset-backed securities and $7.1 billion of outstanding private asset-backed securities, in each case held by unrelated third parties.

The following table summarizes expected contractual maturities of the investors’ interests in securitized financings at December 31, 2013.

($ in millions)	Less Than One Year	One Year Through Three Years	Four Years Through Five Years	After Five Years	Total
Scheduled maturities of long-term borrowings—owed to securitization investors:
MNT(1)	$4,121	$5,095	$2,634	$1,162	$13,012
SFT	800	1,200	—	—	2,000
GMT	222	128	—	—	350

Total long-term borrowings—owed to securitization investors	$5,143	$6,423	$2,634	$1,162	$15,362

(1)	Excludes subordinated classes of MNT notes that we will own at the time of this offering.

We retain exposure to the performance of trust assets through: (i) in the case of MNT, SFT and GMT, subordinated retained interests in the receivables transferred to the trust in excess of the principal amount of the notes for a given series to provide credit enhancement for a particular series, as well as pari passu seller’s interest in each trust and (ii) subordinated classes of MNT notes that we will hold at the time of this offering.

All of our securitized financings include early repayment triggers, referred to as early amortization events. No early amortization event has occurred with respect to any of the securitized financings in MNT, SFT or GMT. See “Description of Certain Indebtedness—Securitized Financings.”

The following table summarizes for each of our trusts the three-month rolling average excess spread at December 31, 2013.

	Investor Interest ($ in millions)	# of Series Outstanding	3-Month Rolling Average Excess Spread(2)
MNT(1)	$13,012	20	17.6%
SFT	2,000	4	10.9%
GMT	350	1	29.3%

(1)	Excludes subordinated classes of MNT notes that we will hold at the time of this offering.
(2)	Calculated as interest income collected less net charge-offs, interest expense and servicing costs, divided by the aggregate principal amount of loan receivables for each of the three securitization monthly periods ending prior to December 31, 2013.

Funding Provided by GECC

Prior to this offering, GECC provided significant funding to us. The average balance of our funding from GECC was $9.0 billion, $10.1 billion and $11.7 billion for the years ended December 31, 2013, 2012 and 2011, respectively, and the balance outstanding at December 31, 2013, 2012 and 2011 was $9.0 billion, $10.6 billion and $11.7 billion, respectively. The average amount of funding provided by GECC as a percentage of our total average funding sources has declined in each of the last three years (19%, 24% and 29% in 2013, 2012 and 2011, respectively). The aggregate interest and fees paid to GECC with respect of funding provided was $157 million, $155 million and $333 million for the years ended December 31, 2013, 2012 and 2011, respectively.

In connection with this offering, $     billion of our related party debt owed to GECC outstanding at the time of the closing of this offering will be repaid, and we will enter into the New GECC Term Loan Facility pursuant to which GECC will provide $         billion principal amount of unsecured term loans maturing in 2019. See “Description of Certain Indebtedness—New GECC Term Loan Facility.”

New Bank Term Loan Facility

Prior to the completion of this offering, we will enter into the New Bank Term Loan Facility with third-party lenders that will provide $         billion principal amount of unsecured term loans maturing in 2019. See “Description of Certain Indebtedness—New Bank Term Loan Facility.”

Planned Debt Offering

We currently intend to issue approximately $         billion of senior unsecured debt securities in the Planned Debt Offering shortly after the completion of this offering. We cannot assure you that the Planned Debt Offering will be completed or, if completed, on what terms it will be completed. See “Description of Certain Indebtedness—New Senior Notes.”

Short-Term Borrowings

Except as described above, there were no material short-term borrowings for the periods presented.

Additional Available Funding Capacity

Existing unsecured revolving credit lines. The Bank is a party to two separate revolving credit agreements, each with a different lender, and each providing us with an unsecured revolving line of credit of up to $500 million. GECC has guaranteed our payment obligations under these agreements. There were no borrowings for the periods presented. We currently anticipate that these agreements will be terminated in connection with or shortly after the completion of the Transactions. See “Description of Certain Indebtedness—Existing Unsecured Credit Lines.”

Undrawn securitized financings. Prior to completion of this offering, we expect to enter into agreements providing us with an aggregate of approximately $         billion of undrawn committed capacity from private lenders under two of our existing securitization programs.

Other. At December 31, 2013, we had more than $25.0 billion of unencumbered assets in the Bank available to be used to generate additional liquidity through secured borrowings or asset sales or to be pledged to the Federal Reserve Board for credit at the discount window.

Contractual Obligations

In the normal course of business, we enter into various contractual obligations that require future cash payments. Our future cash payments associated with our contractual obligations at December 31, 2013 are summarized below.

	Payments Due by Period
($ in millions)	Total	2014	2015 – 2016	2017 – 2018	2019 and Thereafter
Deposits(1)(2)	$25,719	$14,279	$6,665	$3,110	$1,665
Securitized financings(3)	15,362	5,143	6,423	2,634	1,162
Capital lease obligations	3	3	—	—	—
Operating leases	79	24	35	14	6

Total contractual obligations(4)	$41,163	$19,449	$13,123	$5,758	$2,833

(1)	Savings accounts (including money market accounts), brokered network deposits sweeps, and non-interest bearing deposits are assumed for purposes of this table to be due in 2014 because they may be withdrawn at any time without payment of any penalty.

(2)	Deposits do not include interest payments because the amount and timing of these payments cannot be reasonably estimated as certain deposits have early withdrawal rights and also the option to roll interest payments into the balance. The average interest rate on our interest bearing deposits for the year ended December 31, 2013 was 1.7%. See Note 8. Deposits and Borrowings to our combined financial statements.
(3)	The amounts shown exclude interest as the majority of our securitized financing require payments of interest based on floating rates. The average interest rate for the year ended December 31, 2013 was 1.3%. See Note 8. Deposits and Borrowings to our combined financial statements.
(4)	Related party debt is excluded from the table above because it is being repaid in connection with the closing of this offering. See “—Funding Provided by GECC.” This table does not include debt to be incurred in connection with this offering. See “Description of Certain Indebtedness.”

Off-Balance Sheet Items—Guarantees

We do not have any significant off-balance sheet items, including guarantees. Guarantees are contracts or indemnification agreements that contingently require us to make a guaranteed payment or perform an obligation to a third-party based on certain trigger events. At December 31, 2013, we had not recorded any contingent liabilities in our Combined Statements of Financial Position related to any guarantees.

Covenants

The terms of certain credit facilities and real estate leases include financial covenants that require performance measures and ratios to be met. If we do not satisfy the covenants in our credit facilities, the credit facilities may be terminated, the maturity of amounts outstanding thereunder may be accelerated and other amounts may become payable. If we do not satisfy the covenants in the real estate leases, the leases may be terminated and we may be liable for damage claims. At December 31, 2013, we were not in default under any of these credit facilities and had not received any notices of default under any of our real estate leases.

Credit Ratings

Our borrowing costs and capacity in certain funding markets, including securitizations and senior and subordinated debt, may be affected by the credit ratings of the Company, the Bank and the ratings of our asset-backed securities.

We expect our senior unsecured debt to be rated by one or more rating agencies prior to the closing of this offering. In addition, certain of the asset-backed securities issued by our publicly registered securitization trust are also rated by Fitch, S&P and/or Moody’s. A credit rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating. Downgrades in these credit ratings could materially increase the cost of our funding from, and restrict our access to, the capital markets.

See “Risk Factors—Risks Relating to Our Business—A reduction in our credit ratings could materially increase the cost of our funding from, and restrict our access to, the capital markets.”

Liquidity

We seek to ensure that we have adequate liquidity to sustain business operations, fund asset growth and satisfy debt obligations under normal and stress conditions.

We maintain policies outlining the overall framework and general principles for managing liquidity risk across our business, which is the responsibility of our Asset and Liability Management Committee (the “ALCO”), a subcommittee of our Enterprise Risk Management Committee. We employ a variety of metrics to monitor and manage liquidity. We perform regular liquidity stress testing and contingency planning as part of our liquidity management process. We evaluate a range of stress scenarios including Company specific and systemic events that could impact funding sources and our ability to meet liquidity needs.

Historically, we have relied on GECC as our primary source of liquidity under related party funding arrangements. In addition, we maintain a liquidity portfolio, which at December 31, 2013 had $2.1 billion of liquid assets ($2.3 billion of cash and equivalents less $0.2 billion of cash in transit, which is not considered to be liquid).

In connection with this offering, we expect to increase the size of our liquidity portfolio significantly. At December 31, 2013, pro forma for the Transactions, we would have had a liquidity portfolio with $         billion of liquid assets (or         % of total assets). We expect our liquidity portfolio will consist of cash and equivalents (primarily in the form of deposits with the Federal Reserve Board), debt obligations of the U.S. Treasury, certain securities issued by U.S. government sponsored enterprises and other highly rated and highly liquid assets. As a general matter, investments included in our liquidity portfolio are expected to be highly liquid, giving us the ability to raise cash by pledging certain of these investments to access the secured funding markets or selling them. The level and composition of our liquidity portfolio may fluctuate based upon the level of expected maturities of our funding sources as well as operational requirements and market conditions.

As additional sources of liquidity, prior to the completion of this offering, we expect to enter into agreements providing us with an aggregate of approximately $         billion of undrawn committed capacity from private lenders under two of our existing securitization programs, and at December 31, 2013, we had more than $25.0 billion of unencumbered assets in the Bank available to be used to generate additional liquidity through secured borrowings or asset sales or to be pledged to the Federal Reserve Board for credit at the discount window.

The following table sets forth our liquidity portfolio and undrawn capacity information at December 31, 2013, pro forma for the Transactions.

Pro Forma
December 31, 2013
Liquidity portfolio
Cash and equivalents	$

Total liquidity portfolio	$
Undrawn credit facilities
Undrawn committed securitization financings

Total liquidity portfolio and undrawn credit facilities	$

We will rely significantly on dividends and other distributions and payments from the Bank for liquidity; however, bank regulations, contractual restrictions and other factors limit the amount of dividends and other distributions and payments that the Bank may pay to us. For a discussion of regulatory restrictions on the Bank’s ability to pay dividends, see “Risk Factors—Risks Relating to Regulation—We and the Bank are subject to restrictions that limit our ability to pay dividends and repurchase our capital stock” and “Regulation—Savings Association Regulation—Dividends.” For a discussion of the financial covenants contained in the New Bank Term Loan Facility and the New GECC Term Loan Facility that limit our and the Bank’s ability to pay dividends, see “Description of Certain Indebtedness—New Bank Term Loan Facility” and “—New GECC Term Loan Facility.”

Capital

Our primary sources of capital have been earnings generated by our businesses and existing equity capital. The proceeds of this offering will increase our equity capital significantly. We seek to manage capital to a level and composition sufficient to support the risks of our businesses, meet regulatory requirements, adhere to rating agency targets and support future business growth. The level, composition and utilization of capital are influenced by changes in the economic environment, strategic initiatives and legislative and regulatory developments. Within these constraints, we are focused on deploying capital in a manner that will provide attractive returns to our stockholders. At December 31, 2013, pro forma for the Transactions, we had $         billion of capital.

As part of our capital plan, following the offering, our board of directors intends to consider our policy for paying dividends, and, as appropriate, in the future may consider stock repurchases. We are targeting Tier 1 common ratios in excess of regulatory “well capitalized” levels. We measure capital ratios under the Basel I framework and believe we are well positioned to manage our capital ratios as we transition to Basel III requirements in 2015.

The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including the financial condition, earnings, capital and liquidity requirements of us and the Bank, regulatory restrictions, corporate law and contractual restrictions and other factors that our board of directors deems relevant. In addition, banking laws and regulations and our banking regulators may limit our ability to pay dividends and make repurchases of our stock. For a discussion of regulatory restrictions on our and the Bank’s ability to pay dividends and repurchase stock, see “Risk Factors—Risks Relating to Regulation—We and the Bank are subject to restrictions that limit our ability to pay dividends and repurchase our capital stock.” There can be no assurance that we will declare and pay any dividends or repurchase any stock in the future.

Under the Bank’s Operating Agreement with the OCC, which it entered into on January 11, 2013 in connection with its acquisition of the deposit business of MetLife, and regulatory capital requirements adopted by the OCC, the Bank must maintain minimum levels of capital.

The following table sets forth the composition of the Bank’s capital ratios at the dates indicated.

	Bank		Operating Agreement Requirement
At December 31, 2013 ($ in millions)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$6,010	17.3%	$3,828	11.0%
Tier 1 risk-based capital	$5,559	16.0%	$2,436	7.0%
Tier 1 leverage	$5,559	14.9%	$2,243	6.0%

	Bank		Operating Agreement Requirement
At December 31, 2012 ($ in millions)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$5,608	15.1%	N/A	N/A
Tier 1 risk-based capital	$5,134	13.8%	N/A	N/A
Tier 1 leverage	$5,134	17.2%	N/A	N/A

As a savings and loan holding company, we historically have not been required to maintain any specific amount of minimum capital. Beginning as early as 2015, however, we expect that we will be subject to capital requirements similar to those applicable to the Bank. For more information, see “Regulation—Savings and Loan Holding Company Regulation.”

The following table sets forth at December 31, 2013, on a pro forma basis for the Transactions, the composition of our capital ratios under Basel I.

	Pro Forma		Minimum to be Well- Capitalized under Prompt Corrective Action Provisions
At December 31, 2013 ($ in millions)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$	%	$	10.0%
Tier 1 risk-based capital		%		6.0%
Tier 1 leverage		%		5.0%
Tier 1 common equity		%		—

At December 31, 2013, pro forma for the Transactions, we would have had a fully phased-in Basel III Tier 1 common ratio of         %.

As a new savings and loan holding company, the Company historically has not been required by regulators to disclose capital ratios, and therefore these capital ratios are non-GAAP measures. We believe these capital ratios are useful measures to investors because they are widely used by analysts and regulators to assess the capital position of financial services companies, although our pro forma Basel I Tier 1 common ratio is not a Basel I defined regulatory capital ratio, and our pro forma Basel I and Basel III Tier 1 common ratios may not be comparable to similarly titled measures reported by other companies. Our pro forma Basel I Tier 1 common ratio is the ratio of Tier 1 common equity (as calculated below) to total risk-weighted assets as calculated in accordance with the U.S. Basel I capital rules. Our pro forma Basel III Tier 1 common ratio is the ratio of common equity Tier 1 capital to total risk-weighted assets, each as calculated in accordance with the U.S. Basel III capital rules (on a fully phased-in basis). Our pro forma Basel III Tier 1 common ratio is a preliminary estimate reflecting management’s interpretation of the final Basel III capital rules adopted in July 2013 by the Federal Reserve Board, which have not been fully implemented, and our estimate and interpretations are subject to, among other things, ongoing regulatory review and implementation guidance. The following table sets forth a reconciliation of each component of our pro forma capital ratios set forth above to the comparable pro forma GAAP component at December 31, 2013.

	Basel I Pro Forma December 31, 2013	Basel III Pro Forma December 31, 2013
Equity to Tier 1 capital, Tier 1 common equity and Risk-based capital
Total equity
Unrealized gains / losses on investment securities(1)
Disallowed goodwill and other disallowed intangible assets(2)
Disallowed servicing assets and purchased credit card relationships

Tier 1 capital

Non qualifying preferred stock	—	—
Noncontrolling interests	—	—

Tier 1 common equity (Basel I)/common equity Tier 1 capital (Basel III)
Allowance for loan losses includible in risk-based capital

Risk-based capital

Total assets to leveraged assets
Total assets
Disallowed goodwill and other disallowed intangible assets(2)
Disallowed servicing assets
Other additions to assets for leverage capital purposes

Total assets for leverage capital purposes

Risk-weighted assets(3)

(1)	Amounts are presented net of tax.
(2)	Amounts are net of related deferred tax liabilities. Adjustments to the Basel I Tier 1 common equity calculation to estimate the Basel III common equity Tier 1 capital calculation include corresponding adjustments to purchased credit card receivable intangibles.
(3)	Adjustments to Basel I risk-weighted assets to estimate Basel III risk-weighted assets include corresponding adjustments to purchased credit card receivable intangibles, deferred tax assets and certain other assets.

Failure to meet minimum capital requirements can result in the initiation of certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could limit our business activities and have a material adverse effect on our business, results of operations and financial condition. See “Risk Factors—Risks Relating to Regulation—Failure by Synchrony, the Bank and, until the GE SLHC Deregistration, GECC to meet applicable capital adequacy rules could have a material adverse effect on us.”

Critical Accounting Estimates

Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. Many of these estimates include determining fair value. All of these estimates reflect our best judgment about current, and for some estimates future, economic and market conditions and their effects based on information available as of the date of these financial statements. If these conditions change from those expected, it is reasonably possible that the judgments and estimates described below could change, which may result in incremental losses on loan receivables, future impairments of investment securities, goodwill, intangible assets establishment of valuation allowances on deferred tax assets and increased tax liabilities, among other effects. See Note 2. Basis of Presentation and Summary Significant Accounting Policies to our combined financial statements, which discusses the significant accounting policies that we have selected from acceptable alternatives.

Allowance for Loan Losses

Losses on loan receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of probable losses takes into account our historical experience adjusted for current conditions with each product and customer type and our judgment concerning the probable effects of relevant observable data, trends and market factors.

We evaluate each portfolio quarterly. For credit card receivables, our estimation process includes analysis of historical data and there is a significant amount of judgment applied in selecting inputs and analyzing the results produced by the models to determine the allowance. Our risk process includes standards and policies for reviewing major risk exposures and concentrations, and evaluates relevant data either for individual loans or on a portfolio basis, as appropriate. More specifically, we use a migration analysis to estimate the likelihood that a loan will progress through the various stages of delinquency. The migration analysis considers uncollectible principal, interest and fees reflected in the loan receivables. We use other analyses to estimate losses incurred on non-delinquent accounts. The considerations in these analyses include past performance, risk management techniques applied to various accounts, historical behavior of different account vintages, current economic conditions, recent trends in delinquencies, bankruptcy filings, account collection management, policy changes, account seasoning, loan volume and amounts, payment rates, forecasting uncertainties and a qualitative assessment of the adequacy of the allowance for losses, which compares this allowance for losses to projected net charge-offs over the next 12 months, in a manner consistent with regulatory guidance. We do not evaluate credit card loans for impairment on an individual basis, but instead estimate its allowance for credit card loan losses on a portfolio basis. Further, experience is not available for new portfolios; therefore, while we are developing that experience, we set loss allowances based on our experience with the most closely analogous products in our portfolio. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible that we will experience credit losses that are different from our current estimates.

Asset Impairment

Investments. We regularly review investment securities for impairment using both quantitative and qualitative criteria. For debt securities, if we do not intend to sell the security, and it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether a credit loss exists, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Quantitative criteria include determining whether there has been an adverse change in expected future cash flows. For equity securities, our criteria include the length of time and magnitude of the amount that each security is in an unrealized loss position.

Goodwill and Intangible Assets. We do not amortize goodwill, but test it at least annually for impairment at the reporting unit level. A reporting unit is defined under GAAP as the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. Our operating segment consists of a single reporting unit, based on the level at which management regularly reviews and measures the business operating results.

Goodwill impairment risk is first assessed under FASB Accounting Standards Update (“ASU”) 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment by performing a qualitative review of entity-specific, industry, market and general economic factors for our reporting unit. If potential goodwill impairment risk exists that indicates that it is more likely than not that the carrying value of our reporting unit exceeds its fair value, we apply a two-step quantitative test. The first step compares the reporting unit’s estimated fair value with its carrying value. If the carrying value of our reporting unit’s net assets exceeds its fair value, the second step is applied to measure the difference between the carrying value and implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, the goodwill is considered impaired and reduced to its implied fair value. The qualitative assessment for each period presented in the combined financial statements was performed without hindsight, assuming only factors and market conditions existing as of those dates, and resulted in no potential goodwill impairment risk for our reporting unit. Consequently, goodwill was not deemed to be impaired for any of the periods presented.

Definite-lived intangible assets principally consist of customer-related assets, including contract acquisitions and purchased credit card relationships. These assets are amortized over their estimated useful lives and evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The evaluation compares the cash inflows expected to be generated from each intangible asset to its carrying value. If cash flows attributable to the intangible asset are less than the carrying value, the asset is considered impaired and written down to its estimated fair value. No impairments of definite-lived intangible assets have been recognized in the periods presented in the combined financial statements.

Income Taxes

We are subject to income tax in the United States (federal, state and local) as well as other jurisdictions in which we operate. Our provision for income tax expense is based on our income, the statutory tax rates and other provisions of the tax laws applicable to us in each of these various jurisdictions. These laws are complex, and their application to our facts is at times open to interpretation. The process of determining our combined income tax expense includes significant judgments and estimates, including judgments regarding the interpretation of those laws. Our provision for income taxes and our deferred tax assets and liabilities incorporate those judgments and estimates, and reflect management’s best estimate of current and future income taxes to be paid. We review our tax positions quarterly and adjust the balances as new information becomes available.

Deferred tax assets and liabilities relate to temporary differences between the financial reporting and income tax bases of our assets and liabilities, as well as the impact of tax loss carryforwards or carrybacks. Deferred income tax expense or benefit represents the expected increase or decrease to future tax payments as these temporary differences reverse over time, based upon currently enacted income tax laws and rates that will be in effect when such differences are expected to reverse. Deferred tax assets are specific to the jurisdiction in which they arise, and are recognized subject to management’s judgment that realization of those assets is “more likely than not.” In making decisions regarding our ability to realize tax assets, we evaluate all positive and negative evidence, including projected future taxable income, taxable income in carryback periods, expected reversal of deferred tax liabilities, and the implementation of available tax planning strategies. These decisions rely heavily on estimates. We use our historical experience and our short- and long-range business forecasts to provide insight.

FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) (now part of ASC 740, Income Taxes), establishes the framework by which we determine the appropriate level of tax reserves to be maintained for uncertain income tax positions. Applying this framework, we recognize the financial statement impact of uncertain income tax positions when we conclude that it is more likely than not, based on the technical merits of a position, that the position will be sustained upon audit by the taxing authority. In certain situations, we establish a liability that represents the difference between a tax position taken (or expected to be taken) on an income tax return and the amount of taxes recognized in our financial statements. We recognize accrued interest and penalties related to uncertain income tax positions as interest expense and provision for income taxes, respectively.

Fair Value Measurements

Assets and liabilities measured at fair value every reporting period include investments in debt and equity securities. Assets that are not measured at fair value every reporting period, but that are subject to fair value measurements in certain circumstances primarily include loans that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, and cost method investments that are written down to fair value when they are impaired.

Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs. A fair value measurement is determined as the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. The determination of fair value often involves significant judgments about assumptions such as determining an appropriate discount rate that factors in both risk and liquidity premiums, identifying the similarities and differences in market transactions, weighting those differences accordingly and then making the appropriate adjustments to those market transactions to reflect the risks specific to our asset being valued.

Quantitative and Qualitative Disclosures About Market Risk

Market risk refers to the risk that a change in the level of one or more market prices, rates, indices, correlations or other market factors will result in losses for a position or portfolio. We are exposed to market risk primarily from changes in interest rates. See “Risk Factors—Risks Relating to Our Business— Changes in market interest rates could have a material adverse effect on our net earnings, funding and liquidity” and “—A reduction in our credit ratings could materially increase the cost of our funding from, and restrict our access to, the capital markets.”

Interest Rate Risk. We borrow money from a variety of depositors and institutions in order to provide loans to our customers.

Changes in market interest rates cause our net interest income and our interest expense to increase or decrease, as certain of our assets and liabilities carry interest rates that fluctuate with market benchmarks. The interest rate benchmark for our floating rate assets is the prime rate and the interest rate benchmark for our floating rate liabilities is generally either LIBOR or the federal funds rate. The prime rate and the LIBOR or federal funds rate could reset at different times or could diverge, leading to mismatches in the interest rates on our floating rate assets and floating rate liabilities.

Competitive factors may limit, and future regulatory reform may limit or restrict, our ability to raise interest rates, fixed or floating, on our loans. In addition, some of our program agreements limit the rate of interest we can charge to customers under those agreements. If interest rates were to rise materially over a sustained period of time, and we are unable to sufficiently raise our interest rates in a timely manner, our net interest margin could be adversely impacted, which could have a material adverse effect on our net earnings.

Interest rates may also adversely impact our customers’ spending levels and ability and willingness to pay outstanding amounts owed to us. Our floating rate products bear interest rates that fluctuate with the prime rate. Higher interest rates often lead to higher payment obligations by customers to us and other lenders under mortgage, credit card and other consumer loans, which may reduce our customers’ ability to remain current on their obligations to us and therefore lead to increased delinquencies, charge-offs and allowances for loan losses which could have a material adverse effect on our net earnings.

Changes in interest rates and competitor responses to these changes may also impact customer decisions to maintain deposits with us, and reductions in deposits could materially adversely affect our funding costs and liquidity.

To manage interest rate risk we generally pursue a match funding strategy pursuant to which we seek to match the interest rate repricing characteristics of our assets and liabilities. At December 31, 2013, 56.8% of our loans bore a fixed interest rate to the customer, and we have historically funded these assets with fixed rate certificates of deposit, securitized financing and unsecured debt. At December 31, 2013, 43.2% of our loans bore a floating interest rate to the customer, and we generally fund these assets with floating rate deposits, securitized financing and unsecured debt. Historically, we have not used interest rate derivative contracts to manage interest rate risk. To the extent we are unable to effectively match the interest rates on our assets and liabilities (including, in the future, potentially through the use of derivatives), our net earnings could be materially adversely affected.

We assess our interest rate risk by estimating the effect on our net earnings of various scenarios that differ based on assumptions about the direction and the magnitude of interest rate changes.

For purposes of presenting the possible earnings effect of a hypothetical, adverse change in interest rates over the 12-month period from our reporting date, we assume that all interest rate sensitive assets and liabilities will be impacted by a hypothetical, immediate 100 basis point increase in interest rates as of the beginning of the period. The sensitivity is based upon the hypothetical assumption that all relevant types of interest rates that affect our results would increase instantaneously, simultaneously and to the same degree.

Our interest rate sensitive assets include our variable rate loan receivables and the assets that make up our liquidity portfolio. At December 31, 2013, 43.2% of our receivables bore a floating interest rate. Assets with rates that are fixed at period end but which will mature, or otherwise contractually reset to a market-based indexed rate or other fixed rate prior to the end of the 12-month period, are considered to be rate sensitive. The latter category includes certain loans that may be offered at below-market rates for an introductory period, such as balance transfers and special promotional programs, after which the loans will contractually reprice under standard terms in accordance with our normal market-based pricing structure. For purposes of measuring rate sensitivity for such loans, only the effect of the hypothetical 100 basis point change in the underlying market-based indexed rate or other fixed rate has been considered rather than the full change in the rate to which the loan would contractually reprice. For assets that have a fixed interest rate at the period end but which contractually will, or are assumed to, reset to a market-based indexed rate or other fixed rate during the next 12 months, earnings sensitivity is measured from the expected repricing date.

Interest rate sensitive liabilities are assumed to be those for which the stated interest rate is not contractually fixed for the next 12-month period. Thus, liabilities that vary with changes in a market-based index, such as the federal funds rate or LIBOR, which will reset before the end of the 12-month period, or liabilities whose rates are fixed at the period end but which will mature and are assumed to be replaced with a market-based indexed rate prior to the end of the 12-month period, also are considered to be rate sensitive. For these fixed rate liabilities, earnings sensitivity is measured from the expected repricing date.

Assuming an immediate 100 basis point increase in the interest rates affecting all interest rate sensitive assets and liabilities at December 31, 2013, we estimate that net interest income over the following 12-month period would increase by approximately $26 million, or 0.28%.

Limitations of Market Risk Measures. The interest rate risk models that we use in deriving these measures incorporate contractual information, internally-developed assumptions and proprietary modeling methodologies, which project borrower and deposit behavior patterns in certain interest rate environments. Other market inputs, such as interest rates, market prices and interest rate volatility, are also critical components of our interest rate risk measures. We regularly evaluate, update and enhance these assumptions, models and analytical tools as we believe appropriate to reflect our best assessment of the market environment and the expected behavior patterns of our existing assets and liabilities.

There are inherent limitations in any methodology used to estimate the exposure to changes in market interest rates. The sensitivity analysis provided above contemplates only certain movements in interest rates at a particular point in time based on the existing balance sheet. It does not attempt to estimate the effect of a more significant interest rate increase over a sustained period of time, which as described in “—Interest Rate Risk” above, could adversely affect our net interest margin. In addition, the strategic actions that management may take to manage our balance sheet may differ from our projections, which could cause our actual earnings to differ from the above sensitivity analysis. Furthermore, the sensitivity analysis provided above is based on our historical financial position and does not give pro forma effect to the additional financings contemplated as part of the Transactions.

CORPORATE REORGANIZATION

History, Formation and Regulation of Synchrony

Our roots in consumer finance trace back to 1932, when GE began providing financing for consumers to help meet demand for GE appliances. The predecessor of the Bank, GE Capital Consumer Card Co., was established in 1988 under a previous name, Monogram Bank, USA, a limited purpose credit card bank, and was converted to a federally chartered savings association in 2003. On February 7, 2005, Monogram Credit Card Bank of Georgia (a subsidiary of GE Capital Consumer Card Co.) merged into GE Capital Consumer Card Co. and the surviving entity changed its name to GE Money Bank. GE Money Bank changed its name to GE Capital Retail Bank on October 1, 2011.

Synchrony is a holding company for the legal entities that historically conducted GE’s North American retail finance business. Synchrony was incorporated in Delaware on September 12, 2003, but prior to April 1, 2013 conducted no business. During the period from April 1, 2013 to September 30, 2013, as part of a regulatory restructuring, substantially all of the assets and operations of GE’s North American retail finance business, including the Bank, were transferred to Synchrony. The remaining assets and operations of that business have been or will be transferred to Synchrony prior to the completion of this offering.

As a savings and loan holding company, Synchrony is subject to extensive regulation, supervision and examination by the Federal Reserve Board. Prior to the GE SLHC Deregistration, we will be required to file an application with, and receive approval from, the Federal Reserve Board to continue to be a savings and loan holding company and to retain ownership of the Bank following the GE SLHC Deregistration. We will also need to submit to the Federal Reserve Board a request to become a financial holding company in order to engage in activities that are permissible only for savings and loan holding companies that are treated as financial holding companies (including to continue to obtain financing through our securitization programs). In addition, as a large provider of consumer financial services, we are subject to extensive regulation, supervision and examination by the CFPB.

The Bank is a federally chartered savings association. As such, the Bank is subject to extensive regulation, supervision and examination by the OCC, which is its primary regulator, and by the CFPB. In addition, the Bank, as an insured depository institution, is supervised by the FDIC.

For a discussion of regulation of our company and the Bank, see “Regulation.”

BUSINESS

Our Company

We are one of the premier consumer financial services companies in the United States. Our roots in consumer finance trace back to 1932 and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables. We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which we refer to as our “partners.” Through our partners’ 329,000 locations across the United States and Canada, and their websites and mobile applications, we offer their customers a variety of credit products to finance the purchase of goods and services. During 2013, we financed $93.9 billion of sales, and at December 31, 2013, we had $57.3 billion of loan receivables and 62.0 million active accounts. Our active accounts represent a geographically diverse group of both consumers and businesses, with an average FICO score of 714 for consumer active accounts. Our business has been profitable and resilient, including through the recent U.S. financial crisis and ensuing years. For the year ended December 31, 2013, we had net earnings of $2.0 billion, representing a return on assets of 3.5%.

Our business benefits from longstanding and collaborative relationships with our partners, including some of the nation’s leading retailers and manufacturers with well-known consumer brands, such as Lowe’s, Wal-Mart, Amazon and Ethan Allen. We believe our partner-centric business model has been successful because it aligns our interests with those of our partners and provides substantial value to both our partners and our customers. Our partners promote our credit products because they generate increased sales and strengthen customer loyalty. Our customers benefit from instant access to credit, discounts and promotional offers. We seek to differentiate ourselves through deep partner integration and our extensive marketing expertise. We have omni-channel (in-store, online and mobile) technology and marketing capabilities, which allow us to offer and deliver our credit products instantly to customers across multiple channels. For example, the purchase volume from our Retail Card online and mobile channels increased by $3.0 billion, or 39.6%, from $7.6 billion in 2011 to $10.6 billion in 2013.

We offer our credit products primarily through our wholly-owned subsidiary, the Bank. Through the Bank, we offer a range of deposit products insured by the FDIC, including certificates of deposit, IRAs, money market accounts and savings accounts, under our Optimizer+Plus brand, directly to retail and commercial customers. We also take deposits at the Bank through third-party securities brokerage firms that offer our FDIC-insured deposit products to their customers. We are expanding our online direct banking operations to increase our deposit base as a source of stable and diversified low cost funding for our credit activities. We had $25.7 billion in deposits at December 31, 2013.

Retail Card is a leading provider of private label credit cards, and also provides Dual Cards and small and medium-sized business credit products. Payment Solutions is a leading provider of promotional financing for major consumer purchases, offering primarily private label credit cards and installment loans. CareCredit is a leading provider of promotional financing to consumers for elective healthcare procedures or services, such as dental, veterinary, cosmetic, vision and audiology.

Our Value Proposition

We offer strong value propositions to both our partners and our customers.

Our Value Proposition

Value to Our Partners

Our consumer finance programs deliver the following benefits to our partners:

•	Increased sales. Our programs drive increased sales for our partners by providing instant credit with an attractive value proposition (which may include discounts, promotional financing and customized loyalty rewards). Based on our research and experience in our Retail Card and Payment Solutions platforms, we believe average sales per customer in these platforms are generally higher for customers who use our cards compared to consumers who do not. In Payment Solutions the availability of promotional financing is important to the consumer’s decision to make purchases of “big-ticket” items and a driver of retailer selection. In CareCredit, the availability of credit can also have a substantial influence over consumer spending with a significant number of consumers indicating in our research that they would postpone or forego all or a portion of their desired healthcare procedures or services if credit was not available through their healthcare providers.

•	Strengthened customer loyalty. Our programs benefit our partners through strengthened customer loyalty. Our Retail Card customers have had their cards an average of 7.7 years at December 31, 2013. We believe customer loyalty drives repeat business and additional sales. In the year ended December 31, 2013, our 50.8 million active Retail Card accounts made an average of more than 12 purchases per account. Our CareCredit customers can use their card at any provider within our provider network, which we believe is an important source of new business to our providers, and 69% of CareCredit transactions in 2013 were from existing customers reusing their card at one or more providers.

•

Enhanced marketing. We have developed significant marketing expertise that we share with our partners, including through dedicated on-site teams, a national field sales force and experts who reside in our marketing centers of excellence. We believe this expertise is of substantial value to our partners in increasing sales and profitability. Our omni-channel capabilities allow us to market our credit products wherever our partners offer their products. Our CRM and data analytics capabilities allow us to track customer responsiveness to different marketing strategies, which helps us target marketing messages and promotional offers to our partners’ customers. In Payment Solutions, our dedicated industry-focused sales and marketing teams bring substantial retailer marketing expertise to our smaller retailer and merchant partners. These partners benefit from our research on how to increase store traffic with various promotional offerings. We also provide them with website and e-commerce capabilities that many could not afford to develop on their own.

•	Additional economic benefits. Our programs provide economic benefits to our partners in addition to increasing sales. Our Retail Card partners typically benefit from retailer share arrangements that provide for payments to them once the economic performance of the program exceeds a contractually-defined threshold. These shared economics enhance our partners’ engagement with us and provide an incentive for partners to support our programs. In addition, for most of our partners, our credit programs reduce costs by eliminating the interchange fees for in-store purchases that would otherwise be paid when general purpose credit cards or debit cards are used. Our programs also allow our partners to avoid the risks and administrative costs associated with carrying an accounts receivable balance for their customers, and this is particularly attractive to many of our CareCredit partners.

Value to Our Customers

Our consumer finance programs deliver the following benefits to our customers:

•	Instant access to credit. We offer qualified customers instant access to credit at the point of sale and across multiple channels. Annual applications for our credit products increased by 24.7%, from 37.7 million applications in 2011 to 47.0 million in 2013. In addition, our applications from online and mobile channels increased by 43.1%, from 9.4 million in 2011 to 13.4 million in 2013. Our Retail Card programs provide financing for frequent purchases with attractive program benefits, including, in the case of our Dual Card, the convenience of a general purpose credit card. Payment Solutions and CareCredit offer promotional financing that enables qualified customers to make major purchases, including, in the case of CareCredit, elective healthcare procedures or services that typically are not covered by insurance.

•	Attractive discounts, promotional terms and loyalty rewards. We believe our programs provide substantial value to our customers through attractive discounts, promotional terms and loyalty rewards. Retail Card customers typically benefit from first purchase discounts (e.g., 10% or more off the purchase price when a new account is opened) and discounts or loyalty rewards when their card is used to make subsequent purchases from our partners. Our Retail Card customers typically earn rewards based on the amount of their purchases from our partners at a rate which is generally higher than the reward rate on general purpose credit cards. Our Payment Solutions and CareCredit customers typically benefit from promotional financing such as interest-free periods on purchases. These types of promotions typically are not available to consumers when they use a general purpose credit card outside of introductory offer periods.

•	Ability to obtain separate financing for major purchases. We believe many consumers prefer to obtain separate financing for major purchases or category expenditures rather than accessing available borrowing capacity under their general purpose credit cards or using cash. We believe our customers also value the ability to compartmentalize, budget and track their spending and borrowing through separate financing for a major purchase.

Our Industry

We believe our business is well positioned to benefit from the following favorable industry trends:

•

Improvements in consumer spending and credit utilization. Consumer spending has increased as U.S. economic conditions and consumer confidence continue to recover from the recent financial crisis. The U.S. consumer payments industry, which consists of credit, debit, cash, check and electronic payments, is projected to grow by 25% from 2011 to 2016 (from $8.3 trillion in 2011 to $10.4 trillion in 2016) according to The Nilson Report (December 2012). According to that report, credit card payments are expected to account for the majority of the growth of the U.S. consumer payments industry. Credit card payments accounted for $2.1 trillion or 25.6% of U.S. consumer payments volume in 2011 and are expected to grow to $3.5 trillion or 34.1% of U.S. consumer payments volume in 2016. Credit card spending is growing as a percentage of total consumer spending, driven in part by the growth of online and mobile purchases.

•	Improvements in U.S. household finances. U.S. household finances have recovered substantially since the financial crisis. According to the Federal Reserve Board, the average U.S. household’s debt service ratio is better than pre-crisis levels, having improved to 9.9% for the three months ended September 30, 2013 from 13.1% for the three months ended September 30, 2007. According to the Federal Reserve Board, aggregate U.S. household net worth also has increased, from $68.0 trillion at December 31, 2007 to $77.3 trillion at September 30, 2013.

•	Growth of direct banking and deposit balances. According to a 2012 American Bankers Association survey, the percentage of customers who prefer to do their banking via direct channels (internet, mail, phone and mobile) increased from 53% to 62% between 2010 and 2012, while those who prefer branch banking declined from 25% to 18% over the same period. This preference for direct banking has been evidenced by robust growth in direct deposits.

Competitive Strengths

Our business has a number of competitive strengths, including the following:

•	Large, diversified and well established consumer finance franchise. Our business is large and diversified with 62.0 million active accounts and a partner network with 329,000 locations across the United States and in Canada. At December 31, 2013, we had $57.3 billion in total loan receivables, and we are the largest provider of private label credit cards in the United States based on purchase volume and receivables according to The Nilson Report (June 2013). We have built large scale operations that support each of our sales platforms, and we believe our extensive partner network, with its broad geographic reach and diversity by industry, provides us with a distribution capability that is difficult to replicate. We believe the scale of our business and resulting operating efficiencies also contribute significantly to our success and profitability. In addition, we believe our partner-centric model, including our distribution capability, could lend itself to geographic expansion.

•	Partner-centric model with long-standing and stable relationships. Our business is based on a partner-centric, business-to-business model. Our ability to establish and maintain deep, collaborative relationships with our partners is a core skill that we have developed through decades of experience. At December 31, 2013, the average length of our relationship for our 40 largest programs across all platforms (measured by platform revenue for the year ended December 31, 2013), which accounted in aggregate for 74.9% of our 2013 platform revenue, is 14 years. From these same 40 programs, 55.1% of our 2013 platform revenue is generated under programs with current contractual terms that continue through at least January 1, 2017. A diverse and growing group of more than 200,000 partners accounted for the remaining 25.1% of our 2013 platform revenue.

•

Deeply integrated technology across multiple channels. Our proprietary technology is deeply integrated with our partners’ systems and processes, which enables us to provide customized credit products to their customers at the point of sale across multiple channels. Our technologies enable customers to apply for credit at the point of sale, in store, online or on a mobile device and, if approved, purchase instantly. Our online and mobile technologies are capable of being seamlessly integrated into our partners’ systems to enable our customers to check their available credit line, manage their account, access our eChat online customer service and participate in many of our partners’ loyalty rewards programs online and using mobile devices. In addition, in CareCredit, we have developed what we believe is one of the largest healthcare provider locators of its kind, helping to connect customers to our 177,000 healthcare provider locations. This online locator received an average of 560,000 hits per month in 2013, helping to drive incremental business for our provider partners. We believe that our continued investment in technology and mobile offerings will help us deepen our relationships with our existing partners, as well as provide a competitive advantage when seeking to win new business.

•	Strong operating performance. Over the three years ended December 31, 2013, we have grown our purchase volume and loan receivables at 9.8% and 8.2% compound annual growth rates, respectively. For the years ended December 31, 2011, 2012 and 2013, our net earnings were $1.9 billion, $2.1 billion and $2.0 billion, respectively, and our return on assets was 4.1%, 4.2% and 3.5%, respectively. We were profitable throughout the recent U.S. financial crisis. We believe our ability to maintain profitability through various economic cycles is attributable to our rigorous underwriting process, strong pricing discipline, low cost to acquire new accounts, operational expertise and retailer share arrangements with our largest partners.

•	Strong balance sheet and capital base. We have a strong capital base and a diversified and stable funding profile with access to multiple sources of funding, including a growing deposit platform at the Bank, securitized financings under well-established programs, the New GECC Term Loan Facility and the New Bank Term Loan Facility. In addition, following this offering, we intend to access the public unsecured debt markets as a source of funding. At December 31, 2013, pro forma for the Transactions (as defined under “—Summary Historical and Pro Forma Financial Information”), we would have had a fully phased-in Basel III Tier 1 common ratio of % and our business would have been funded with $25.7 billion of deposits at the Bank, $15.4 billion of securitized financings, $ billion of transitional funding from the New GECC Term Loan Facility, $ billion from the New Bank Term Loan Facility, and $ billion of additional unsecured debt from a planned debt offering. At December 31, 2013, on a pro forma basis, we would have had $ billion of cash and short-term liquid investments (or % of total assets) and approximately $ billion of undrawn committed capacity under securitization facilities. We also had, at the same date and on the same basis, more than $25.0 billion of unencumbered assets in the Bank available to be used to generate additional liquidity through secured borrowings or asset sales.

•	Experienced and effective risk management. We have an experienced risk management team and an enterprise risk management infrastructure that we believe enable us to effectively manage our risk. Our enterprise risk management function is designed to identify, measure, monitor and control risk, including credit, market, liquidity, strategic and operational risks. Our focus on the credit process is evidenced by the success of our business through multiple economic cycles. We control the credit criteria for all of our programs and issue credit only to consumers who qualify under those credit criteria. Our systems are integrated with our partners’ systems and therefore we can use our proprietary credit approval processes to make credit decisions instantly at the point of sale and across all application channels in accordance with our underwriting guidelines and risk appetite. Our risk management strategies are customized by industry and partner, and we believe our proprietary decisioning systems and customized credit scores provide significant incremental predictive capabilities over standard credit bureau-based scores alone. In addition, we have an extensive compliance program and we have invested, and will continue to invest, in enhancing our regulatory compliance capabilities.

•	High quality and diverse asset base. The quality of our loan receivables portfolio is high. Our consumer active accounts had an average FICO score of 714, and our total loan receivables had a weighted average consumer FICO score of 696, in each case at December 31, 2013. In addition, 71.3% of our portfolio’s loan receivables are from consumers with a FICO score of greater than 660 at December 31, 2013. Our over-30 day delinquency rate at December 31, 2013 is below 2007 pre-financial crisis levels. We have a seasoned customer base with 32.7% of our loan receivables at December 31, 2013 associated with accounts that have been open for more than six years. Our portfolio is also diversified by geography, with receivables balances broadly reflecting the U.S. population distribution.

•	Experienced management team and business built on GE culture. Our senior management team, including key members who helped us successfully navigate the financial crisis, will continue to lead our company following this offering. We have operated as a largely standalone business within GECC, with our own sales, marketing, risk management, operations, collections, customer service and compliance functions. Our business has been built on GE’s culture and heritage, with a strong emphasis on our partners and customers, a rigorous use of metrics and analytics, a disciplined approach to risk management and compliance and a focus on continuous improvement and strong execution.

Our Business and Growth Strategy

We intend to grow our business and increase our profitability by building on our financial and operating strengths and capitalizing on projected favorable industry trends, as well as by pursuing a number of important growth strategies for our business, including the following:

Increase customer penetration at our existing partners. We believe there is a significant opportunity to grow our business by increasing the usage of our cards in each of our sales platforms. In Retail Card, based on sales data provided by our partners, we have increased penetration of our partners’ aggregate sales in each of the last three years. For the year ended December 31, 2013, penetration of our Retail Card partners’ sales ranged from 1% to 49%, and the aggregate sales of all Retail Card partners were $555.6 billion, which we believe represents a significant opportunity for potential growth. We believe there is also a significant market opportunity for us to increase our penetration in Payment Solutions and CareCredit.

Attract new partners. We seek to attract new partners by both launching new programs and acquiring existing programs from our competitors. In Retail Card, which is typically characterized by longer-term, exclusive relationships, we added four new Retail Card partners from January 1, 2011 through December 31, 2013, which accounted for $2.3 billion of receivables at December 31, 2013. In Payment Solutions, where a significant portion of our programs include independent dealers and merchants that enter into separate arrangements with us, we established 37 new Payment Solutions programs from January 1, 2011 through December 31, 2013, which accounted for $1.2 billion of loan receivables at December 31, 2013, and we increased our total partners from 57,000 at December 31, 2010 to 61,000 at December 31, 2013. In CareCredit, where we attract new healthcare provider partners largely by leveraging our endorsements from professional associations and healthcare consultants, we increased the number of partners with which we had agreements from 122,000 at December 31, 2010 to 149,000 at December 31, 2013. We believe there is a significant opportunity to attract new partners in each of our platforms, including by adding additional merchants, dealers and healthcare providers under existing programs.

Our strategies to both increase penetration among our current partners and attract new partners include the following elements:

•	Leverage technology to support our partners. Our business model is focused on supporting our partners by offering credit wherever they offer their products and services (i.e., in-store, online and on mobile devices). We intend to continue to make significant investments in online and mobile technologies, which we believe will lead to new accounts, increased sales and deeper relationships with our existing partners and will give us an advantage when competing for new partners. We intend to continue to roll out the capability for consumers to apply for our products via their mobile devices, receive an instant credit decision and obtain immediate access to credit, and to deliver targeted rewards and promotions to our customers via their mobile devices for immediate use.

•

Capitalize on our strong data, analytics and customer relationship management capabilities. We believe that our ongoing efforts to expand our data and analytics capabilities help differentiate us from our competitors. We have access to a vast amount of data (such as our customers’ purchase patterns and payment histories) from our 108.9 million open accounts at December 31, 2013 and the hundreds of millions of transactions our customers make each year. Consistent with applicable privacy rules and regulations, we are developing new tools to assess this data to develop and deliver valuable insights and actionable analysis that can be used to improve the effectiveness of marketing strategies leading to incremental growth for both our partners and our business. Our recently enhanced CRM platform will utilize these insights and analysis to drive more relevant and timely offers to our customers via their preferred channels of communication. We believe the combination of our analytics expertise and extensive data access will drive greater partner engagement and increased sales, strengthen customer loyalty, and provide us a competitive advantage.

•	Launch our integrated multi-tender loyalty programs. We are leveraging our extensive data analytics, loyalty experience and broad retail presence to launch multi-tender loyalty programs that enable customers to earn rewards from a partner, regardless of how they pay for their purchases (e.g., cash, private label or general purpose credit cards). By expanding our loyalty program capabilities beyond private label credit cards we can provide deeper insights to our partners about their customers, including spending patterns and shopping behaviors. Multi-tender loyalty programs will also provide us with access to non-cardholders, giving us the opportunity to grow our customer base by marketing our credit products to them and delivering a more compelling value proposition.

•	Increase focus on small and mid-sized businesses. We currently offer private label credit cards and Dual Cards for small to mid-sized commercial customers that are similar to our consumer offerings. We are increasing our focus on marketing our commercial pay-in-full accounts receivable product to a wide range of business customers, and are rolling out an improved customer experience for this product with enhanced functionality. Our loan receivables from business customers were $1.3 billion at December 31, 2013, and we believe our strategic focus on business customers will enable us to continue to attract new business customers and increase the diversity of our loan receivables.

•	Expand our direct banking activities. In January 2013, we acquired the deposit business of MetLife, which is a direct banking platform that at the time of the acquisition had $6.0 billion in U.S. direct deposits and $0.4 billion in brokered deposits. Our U.S. direct deposits grew from $0.9 billion at December 31, 2012 to $10.9 billion at December 31, 2013 (including the MetLife acquisition). The acquisition of this banking platform is a key part of our strategy to increase our deposit base as a source of stable and diversified low cost funding. The platform is highly scalable, allowing us to expand without the overhead expenses of a traditional “brick and mortar” branch network. We believe we are well-positioned to benefit from the consumer-driven shift from branch banking to direct banking. According to a 2012 American Bankers Association survey, the percentage of customers who prefer to do their banking via direct channels (i.e., internet, mail, phone and mobile) increased from 53% to 62% between 2010 and 2012, while those who prefer branch banking declined from 25% to 18% over the same period. To attract new deposits and retain existing ones, we are enhancing our loyalty program and expanding mobile banking offerings. We also intend to introduce new deposit products and enhancements to our existing products. These new and enhanced products include the introduction of checking accounts, overdraft protection lines of credit, a bill payment account feature and debit cards, as well as enhanced small business deposit accounts and expanded affinity offers.

Our Sales Platforms

We offer our credit products through three sales platforms: Retail Card, Payment Solutions and CareCredit. Set forth below is a summary of certain information relating to our Retail Card, Payment Solutions and CareCredit platforms at or for the year ended December 31, 2013:

($ in millions, except for average loan receivable balance)	Retail Card	Payment Solutions	CareCredit
Partners	24	61,000	149,000
Partner locations	34,000	118,000	177,000
Purchase volume	$75,739	$11,360	$6,759
Active accounts (in millions)	50.8	6.8	4.4
Average loan receivable balance	$782	$1,654	$1,470
Average FICO for consumer active accounts	718	709	684
Period end loan receivables	$39,834	$10,893	$6,527

Interest and fees on loans	$8,317	$1,506	$1,472
Other income	407	36	45
Retailer share arrangements(1)	(2,320)	(36)	(6)

Platform revenue(2)	$6,404	$1,506	$1,511

(1)	Most of our Retail Card program agreements contain retailer share arrangements that provide for payments to our partner if the economic performance of the program exceeds a contractually defined threshold.
(2)	Platform revenue is a non-GAAP measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Platform Analysis.”

Retail Card

Retail Card is a leading provider of private label credit cards, and also provides Dual Cards and small and medium-sized business credit products. Retail Card accounted for $6.4 billion, or 68.0% of our total platform revenue for the year ended December 31, 2013. Substantially all of the credit extended in this platform is on standard (i.e., non-promotional) terms.

Retail Card’s platform revenue consists of interest and fees on our loan receivables, plus other income, less retailer share arrangements. Other income primarily consists of interchange fees earned on Dual Card transactions (when the card is used outside of our partners’ sales channels) and fees paid to us by customers who purchase our debt cancellation products, less loyalty program payments.

Retail Card Partners

At December 31, 2013, we had Retail Card programs with 24 national and regional retailers, including department stores, specialty retailers, mass merchandisers, multi-channel electronic retailers, online retailers and oil and gas retailers that collectively have 34,000 retail locations. Set forth below is certain information regarding our Retail Card partners:

	Category	Length of relationship(1)
Amazon	Online retailer	6
American Eagle	Specialty retailer—apparel	17
Belk	Department store	8
Brooks Brothers	Specialty retailer—apparel	16
Chevron (Chevron USA and Chevron Canada)	Oil and gas retailer	6
Dick’s Sporting Goods	Specialty retailer—sporting goods	10
Dillard’s	Department store	9
Ebates	Online retailer	1
Gap (including Old Navy and Banana Republic)	Specialty retailer—apparel	15
JCPenney	Department store	14
Lord & Taylor	Department store	6
Lowe’s	Mass merchandiser—home improvement	34
Meijer	Mass merchandiser	11
Men’s Wearhouse	Specialty retailer—apparel	15
Modell’s	Specialty retailer—sporting goods	6
PayPal (including eBay)	Online retailer	9
Phillips 66	Oil and gas retailer	1
QVC	Multi-channel electronic retailer	8
Sam’s Club	Mass merchandiser	20
ShopHQ	Multi-channel electronic retailer	7
Stein Mart	Department store	7
TJX (including T.J.Maxx, Marshalls and HomeGoods)	Specialty retailer—apparel and home goods	2
Toys “R” Us (including Babies “R” Us)	Specialty retailer—toys	1
Wal-Mart	Mass merchandiser	14

(1)	In years, at December 31, 2013. See text following the table below under “—Term” for information with respect to the future status of our relationship with three of these partners.

Our ten largest Retail Card programs accounted in aggregate for 58.9% of our total platform revenue for the year ended December 31, 2013. Our programs with JCPenney and Wal-Mart each accounted for more than 10% of our total platform revenue and JCPenney, Lowe’s and Wal-Mart each accounted for more than 10% of our total platform interest and fees and other income, in each case for the year ended December 31, 2013. We also have programs with Sam’s Club, a subsidiary of Wal-Mart, pursuant to separate program agreements. For purposes of the information provided in this paragraph with respect to Wal-Mart, the platform revenue and interest and fees and other income from the Sam’s Club program has not been included.

Our Retail Card programs are governed by program agreements that are each negotiated separately with our partners. Although the terms of the agreements are partner-specific, and may be amended from time to time, under a typical program agreement our partner agrees to support and promote the program to its customers, but we control credit criteria and issue credit cards to customers who qualify under those criteria. We generally own the underlying accounts and all loan receivables generated under the program from the time of origination. Other key provisions in the Retail Card program agreements include:

Term. Retail Card program agreements typically have contract terms ranging from approximately five to ten years. Some program agreements have renewal clauses that provide for automatic renewal for one or more years until terminated by us or our partner. We typically seek to renew the program agreements well in advance of their termination dates. Set forth below is certain information regarding the scheduled expiration dates of our partner programs, including the number of programs scheduled to expire during each indicated period and the platform revenue and loan receivables attributable to those programs at the date and for the period indicated:

	Scheduled Program Expiration at the Date Hereof
($ in millions)	2014	2015	2016	2017-18	2019-20	2021 and beyond
Partner programs	4	2	2	8	4	4
Platform revenue (for the year ended December 31, 2013)	$349	$128	$1,045	$828	$2,507	$1,547
Loan receivables (at December 31, 2013)	$2,040	$869	$9,041	$4,817	$12,566	$10,502

Based on written notices received to date from three of our 24 current Retail Card partners, we do not expect their program agreements to be extended beyond their contractual expiration dates in 2014. These three program agreements represented, in the aggregate, 2.3% of our total platform revenue for the year ended December 31, 2013 and 2.8% of our total loan receivables at December 31, 2013. In addition, based on discussions to date with another of our 24 current Retail Card partners, PayPal, we expect to extend our program agreement with that partner for two years beyond its current contractual expiration date in 2014. Although we do not expect the program agreement to be extended beyond the two year extension, we expect that we will agree to a fixed formula for PayPal to purchase the portfolio after the extension expires. The extension is also expected to eliminate certain exclusivity provisions that exist in the current program agreement which we expect will result in lower platform revenue and loan receivables from our PayPal program during the remaining term of the agreement. The PayPal program agreement represented 3.1% of our total platform revenue for the year ended December 31, 2013 and 2.6% of our total loan receivables at December 31, 2013. The table above reflects the expected extended PayPal term.

Exclusivity. The program agreements typically are exclusive for the products we offer and limit our partners’ ability to originate or promote other private label or co-branded credit cards during the term of the agreement.

Retailer share arrangements. Most of our Retail Card program agreements contain retailer share arrangements that provide for payments to our partner if the economic performance of the program exceeds a contractually-defined threshold. Economic performance for the purposes of these arrangements is typically measured based on agreed upon program revenues (including interest income and certain other income) less agreed upon program expenses (including interest expense, provision for credit losses, retailer payments and operating expenses). We may also provide additional economic benefits to our partners such as a signing bonus, royalties on purchase volume or payments for new accounts. All of these arrangements align our interests and provide an additional incentive to our partners to promote our credit products.

Other economic terms. In addition to the retailer share arrangements, the program agreements typically provide that the parties will develop a marketing plan to support the program, it sets the terms by which a joint marketing budget is funded, the basic terms of the rewards program linked to the use of our product (such as opportunities to receive double rewards point for purchases made on a Retail Card product), and the allocation of costs related to the rewards program.

Termination. The program agreements set forth the circumstances in which a party may terminate the agreement prior to expiration. Our program agreements generally permit us and our partner to terminate the agreement prior to its scheduled termination date for various reasons, including if the other party materially breaches its obligations. Some program agreements also permit our partner to terminate the program if we fail to meet certain service levels, if we change certain key cardholder terms, if we fail to achieve certain approval rate targets with respect to approvals of new customers or if we elect not to increase the program size when the outstanding loan receivables under the program reach certain thresholds. Historically, these rights have not typically been triggered or exercised. Some of our program agreements provide that, upon termination or expiration, our partner may purchase or designate a third party to purchase the accounts and loan receivables generated with respect to its program at fair market value or a stated price, including all related customer data.

Acquiring New Retail Card Partners

We seek to partner with medium to large, financially strong retailers who have a national or regional footprint and a desire to grow their business through effective consumer financing programs. Our business development team proactively targets and engages with potential partners that either do not have a card program or may be receptive to an opportunity for us to acquire their existing program. The team responds to competitive requests for proposals (“RFPs”) and informal inquiries initiated by retailers. From January 1, 2011 through December 31, 2013, we added four new Retail Card partners, which accounted for $2.3 billion of loan receivables at December 31, 2013.

Acquiring and Marketing to Retail Card Customers

We work directly with our partners—using their distribution network, communication channels and customer interactions—to market our products to their customers and potential customers. We believe our presence at our partners’ points of sale and our ability to make credit decisions instantly for a customer that is already predisposed to make a purchase enables us to acquire new customer accounts at significantly lower costs than general purpose card issuers, who typically market directly to consumers through mass mailings.

To acquire new customers, we collaborate with our partners and leverage our marketing expertise to create marketing programs that promote our products for creditworthy customers. Frequently, our partners market the availability of credit as part of (and with little incremental cost to) the advertising for their goods and services. Our marketing programs include marketing offers (e.g., 10% off the customer’s first purchase) and consumer communications that are delivered through a variety of channels, including in-store signage, online advertising, retailer website placement, associate communication, emails and text messages, direct mail campaigns, advertising circulars, and outside marketing via television, radio and print. We also employ our proprietary Quickscreen and eQuickscreen acquisition methods to make targeted pre-approved credit offers at the point-of-sale both in-store and online. Our Quickscreen and eQuickscreen technology allows us to run customer information we have obtained from our partners through our risk models in advance so that when these customers seek to make payment for goods and services at our partners in-store or online point of sale we can make a credit offer instantly, if appropriate. Based on our experience, due to the personalized and immediate nature of the offer, Quickscreen and eQuickscreen significantly outperform traditional direct-to-consumer pre-approved channels such as direct mail or email in response rate and dollar spending.

After a customer obtains one of our Retail Card products, our marketing programs encourage card utilization by continuing to communicate our products’ value propositions (such as, depending on the program, promotional financing offers, cardholder events, product discounts, dollar-off certificates, accountholder sales, reward points and offers, new product announcements and previews, and free or reduced cost gift wrapping, alteration or delivery services) through our partners’ distribution channels.

Through our CRM and data analytics teams, we track cardholder responsiveness to our marketing programs and use this research to target marketing messages and promotional offers to cardholders based on their individual characteristics, such as length of relationship and spending pattern. For example, if a cardholder responds positively to a coupon sent by text message, we will tailor future marketing messages so that they are delivered by text message. Our ability to target marketing messages and promotions is enhanced for Dual Card programs because we receive, collect and analyze data on in-store and all other spending.

We also manage retail loyalty programs. These programs typically provide cardholders with rewards in the form of merchandise discounts that are earned by achieving a pre-set spending level on their private label or Dual Card. The merchandise discounts can be mailed to the cardholder, accessed online, or may be immediately redeemable at the partner’s store. Other programs provide cashback or reward points, which are redeemable for a variety of products or awards. These loyalty programs are designed to generate incremental purchase volume per customer, while reinforcing the value of the card to the customer and strengthening customer loyalty. In the future, we intend to offer loyalty programs to customers that utilize non-credit payment types such as cash, debit or check. These multi-tender loyalty programs will allow our partners to market to an expanded customer base, and allow us access to additional prospective cardholders.

In addition to our efforts to acquire and promote consumer cardholders, we are increasing our focus on small to mid-sized commercial customers. We offer these customers private label credit cards and Dual Cards that can be used at our Retail Card partners and are similar to our consumer offerings. We are also increasing our focus on marketing our commercial pay-in-full accounts receivable product that supports a wide range of business customers.

Payment Solutions

Payment Solutions is a leading provider of promotional financing for major consumer purchases, offering private label credit cards and installment loans. Payment Solutions accounted for $1.5 billion, or 16.0%, of our total platform revenue for the year ended December 31, 2013. Substantially all of the credit extended in Payment Solutions is promotional financing.

Payment Solutions’ platform revenue primarily consists of interest and fees on our loan receivables, including “merchant discounts,” which are fees paid to us by our partners in almost all cases to compensate us for all or part of the foregone interest revenue associated with promotional financing. We offer three types of promotional financing: deferred interest (interest accrues during a promotional period and becomes payable if the full purchase amount is not paid off during the promotional period), no interest (no interest on a promotional purchase) and reduced interest (interest is assessed monthly at a promotional interest rate during the promotional period). As a result, during the promotional period we do not generate interest revenue or generate it at a lower rate, although we continue to generate fee income relating to late fees on required minimum payments.

Payment Solutions Partners

In Payment Solutions, we create customized credit programs for national and regional retailers, manufacturers, buying groups, industry associations and our own individually-branded industry programs, which are available to participating merchants, dealers and retail outlets to provide financing offers to their customers. Our programs include:

•	programs with national and regional retailers and their related retail outlets;

•	programs with manufacturers and the merchants and dealers (including franchisees) that sell the manufacturers’ products;

•	programs with buying groups or industry associations and their participating member merchants and dealers; and

•	individually-branded industry programs that we create and the networks of individual, unrelated merchants and dealers who participate in these programs.

At December 31, 2013, we had 252 Payment Solutions programs and a total of 61,000 participating partners that collectively have 118,000 retail locations. During 2013, 67,000 of these retail locations either processed a credit application or made a Payment Solutions credit sale.

Set forth below is certain information regarding our ten largest Payment Solutions programs by platform revenue at December 31, 2013:

	Category	Length of Relationship(1)
Ashley HomeStores	Furniture retailer and manufacturer	2
Discount Tire	Tire retailer	15
Haverty’s Furniture	Furniture retailer	3
h.h.gregg	Electronics and appliances retailer	15
North American Home Furnishings Association	Furniture industry association	4
P.C. Richard & Son	Electronics and appliances retailer	15
Rooms To Go	Furniture retailer	11
Select Comfort	Bedding retailer	10
Sleepy’s	Bedding retailer	13
Yamaha Motor Corp. USA	Powersports manufacturer	9

(1)	In years, at December 31, 2013.

The average length of our relationship for our 10 largest Payment Solutions programs is 9 years.

Payment Solutions’ platform revenue for the year ended December 31, 2013 is diversified across seven retail markets: home furnishings/flooring (39.3%), electronics/appliances (19.9%), home specialty (13.9%), other retail (7.9%), power (motorcycles, ATVs and lawn and garden) (8.0%), automotive (7.5%), and jewelry and other luxury items (3.5%). Payment Solutions is also diversified by program, with no one Payment Solutions program accounting for more than 1.0% of our total platform revenue for the year ended December 31, 2013.

National and Regional Retailer Partners and Manufacturers. For the Payment Solutions programs we have established with national and regional retailers and manufacturers, the terms of our program agreements typically are similar to the terms of our Retail Card program agreements, in that we are the exclusive program provider of financing for the national or regional retailer or manufacturer with respect to the financing products we offer. The term of the program agreements generally run from three to five years. We control credit criteria and issue credit cards or provide installment loans to customers who qualify under those credit criteria. We own the underlying accounts and all loan receivables generated under the program from the time of origination. Our Payment Solutions program agreements set forth the program’s economic terms, including the merchant discount applicable to each promotional finance offering. We typically do not pay fees to our Payment Solutions partners pursuant to any retailer share arrangements, but in some cases we pay a sign-up fee to a partner or provide volume based rebates on the merchant discount paid by the partner. Many of the program agreements have renewal clauses which allow the program agreement to be renewed for successive one or more year terms until terminated by us or our partner. We typically negotiate with program participants to renew the program agreements well in advance of their termination dates. In addition to the credit programs, we also process general purpose card transactions for some merchants and dealers under programs with manufacturers as their acquiring bank within most of the credit card network associations, for which we receive an interchange fee.

Buying Groups and Industry Associations. For the Payment Solutions programs we have established with buying groups and industry associations, such as the North American Home Furnishings Association, Jewelers of America and MEGA Group USA, the programs are governed by program agreements under which we make our credit products available to their respective members or dealers, but these agreements generally do not require the members or dealers to offer our products to their customers. Under the terms of the program agreements, buying groups and industry associations generally agree to support and promote the respective programs. These arrangements may include sign-up fees and volume based incentives paid by us to the groups and their members. In addition to these credit programs, we also process general purpose card transactions for some merchants and dealers as their acquiring bank within most of the credit card network associations, for which we receive an interchange fee.

Individually-branded Programs. Our individually-branded Payment Solutions programs are focused on specific industries, where we create either company branded or company and partner branded private label credit cards that are usable across all participating locations within the industry-specific network. For example, our CarCareONE program, comprised of merchants selling automotive parts, repair services and tires, covers 17,000 locations across the United States, and cards issued may be dual branded with CarCareONE and partners such as Midas, Michelin Tires or Pep Boys. Under the terms of these programs, we establish merchant discounts applicable to each financing offer, and, in some cases, the fees we charge partners for their membership in the network.

Dealer Agreements. For the Payment Solutions programs we have established with manufacturers, buying groups, industry associations and individually-branded programs described above, we enter into individual agreements with the merchants and dealers that offer our credit products under these programs. These agreements generally are not exclusive and some parties who offer our financing products also offer financing from our competitors. Our agreements generally continue until terminated by either party, with termination typically available to either party at will on 15 days’ written notice. Our dealer agreements set forth the economic terms associated with the program, including the fees charged to dealers to offer promotional financing, and in some cases allow us to periodically change the fees we charge.

Acquiring New Payment Solutions Partners

Attracting new partners is a key element to the continued growth of our Payment Solutions platform. In Payment Solutions, we seek to partner with, and proactively target, sellers of “big-ticket” products or services (generally priced from $500 to $25,000) to consumers where our financing products provide strong incremental value to sellers and their customers. Our business development team also responds to RFPs initiated by retailers, manufacturers, industry groups and other organizations, and works within our existing programs to increase the number of partners participating in these programs. We also promote all of our programs through direct marketing activities such as industry trade publications, trade shows and sales efforts by dedicated internal and external sales teams, leveraging our existing partner network or through endorsements from manufacturers, buying groups and industry associations. Our broad array of point of sale technologies and quick enrollment process allow us to quickly and cost-effectively integrate new partners. From January 1, 2011 through December 31, 2013, we established 37 new Payment Solutions programs, which accounted for $1.2 billion of loan receivables at December 31, 2013 and we increased our total partners from 57,000 at December 31, 2010 to 61,000 at December 31, 2013.

Acquiring and Marketing to Payment Solutions Customers

Our Payment Solutions products are generally deeply embedded in our partners’ product offerings and our financing offers are therefore a key component of our partners’ marketing and growth strategies. Our breadth and scale enable us to bring substantial retailer marketing expertise to our smaller retailer and merchant partners. Similar to Retail Card, we help our partners acquire new customers by leveraging our significant marketing expertise to help them develop marketing programs that promote our products for customers through a variety of channels, including in-store signage, online advertising, retailer website placement, emails and text messages, direct mail campaigns, advertising circulars and print media/outside marketing via television, radio and print. In Payment Solutions, we also use our CRM and data analytics capabilities as described above for Retail Card.

CareCredit

CareCredit is a leading provider of promotional financing to consumers for elective healthcare procedures or services, such as dental, veterinary, cosmetic, vision and audiology. CareCredit accounted for $1.5 billion, or 16.0%, of our total platform revenue for the year ended December 31, 2013. Substantially all of the credit extended in CareCredit is promotional financing.

We offer customers a CareCredit-branded private label credit card that may be used across our network of CareCredit providers. We generate revenue in CareCredit primarily from interest and fees on our credit products and from merchant discounts provided by partners to compensate us for all or part of the cost of this promotional financing. We also process general purpose card transactions for some providers as their acquiring bank within most of the credit card network associations, for which we obtain an interchange fee.

CareCredit Partners

The vast majority of our partners are individual and small groups of independent healthcare providers. The remainder are national and regional healthcare providers and manufacturers such as LCA-Vision, Heartland Dental, Starkey Laboratories and the Veterinary Centers of America (VCA Antech). At December 31, 2013, we had CareCredit agreements with 149,000 healthcare providers that collectively have 177,000 locations. During 2013, 132,000 of these locations either processed a CareCredit application or made a sale on a CareCredit credit card. No one CareCredit partner accounted for more than 0.4% of our total platform revenue for the year ended December 31, 2013. CareCredit’s platform revenue for the year ended December 31, 2013 is diversified across five major specialties: dental (63.9%), veterinary (14.2%), cosmetic and dermatology (9.8%), vision (5.7%), audiology (2.8%) and other markets (3.6%).

We enter into provider agreements with individual healthcare providers who become part of our CareCredit network. These provider agreements are similar to the dealer agreements that govern our relationships with the merchants and dealers offering our Payment Solutions products in that the agreements are not exclusive and typically may be terminated at will on 15 days’ notice. There typically are no retailer share arrangements with partners in CareCredit.

Acquiring New CareCredit Partners

CareCredit includes a network of healthcare practitioners that provide elective procedures that generally are not covered by insurance. We screen potential partners using a variety of criteria, including whether the potential provider specializes in one of our approved specialties, carries the appropriate licensing and certifications, and has a strong credit history. We also screen potential partners for reputational issues. We work with professional and other associations, manufacturers, buying groups, industry associations and healthcare consultants to educate their constituents about the products and services we offer. At December 31, 2013, we had relationships with 107 professional and other associations (including the American Dental Association and the American Animal Hospital Association), manufacturers and buying groups, which endorse and promote our credit products to their members. Of these relationships, 63 were paid endorsements linked to member enrollment in, and volume under, the relevant program. We believe our ability to attract new partners is aided by our customer satisfaction rate, which our research in 2013 shows is 89%. We also approach individual healthcare service providers through direct mail and advertising, and at trade shows. From January 1, 2011 through December 31, 2013, we added 44,000 new CareCredit partners.

Acquiring and Marketing to CareCredit Customers

We market our products through our provider network by training our network providers on the advantages of CareCredit products and by making marketing materials available for providers to use to promote the program and educate customers. Our training helps our providers learn to discuss payment options during the pre-treatment consultation phase, including the option to apply for a CareCredit credit card and the offer of promotional credit. According to a 2014 survey of our CareCredit customers, 62% indicated that they would have postponed or deferred treatment if financing was not offered by their provider. Consumers can apply for our CareCredit products in the provider’s office, or on-line via the web or mobile device.

We also market our products to potential and existing customers directly through our web-based partner locator, which allows customers to search for healthcare service providers that accept the CareCredit credit card by desired geography and provider type. According to our records, our CareCredit partner locator averaged 560,000 hits per month during the year ended December 31, 2013. We believe our partners recognize the locator as an important source of new customer acquisition. Our extensive marketing activities targeted to existing customers have yielded high levels of CareCredit card re-use across the network, with 69% of the transactions across our CareCredit network during the year ended December 31, 2013 resulting from repeat use at one or more providers.

Our Credit Products

We offer three principal types of credit products: credit cards, commercial credit products and consumer installment loans. We also offer a debt cancellation product.

The following table sets forth each credit product by type (and within credit cards, by private label credit cards and Dual Cards) and indicates the percentage of our total loan receivables that are under standard terms or pursuant to a promotional financing offer at December 31, 2013.

Credit Product	Standard Terms	Promotional Offer	Total
Private label credit cards	45.7%	27.9%	73.6%
Dual Cards	22.2	0.2	22.4

Total credit cards	67.9	28.1	96.0
Commercial credit products	2.3	—	2.3
Consumer installment loans	—	1.7	1.7

Total	70.2%	29.8%	100.0%

Credit Cards

Our credit card products are loans we extend through open-ended revolving credit card accounts. We offer two principal types of credit cards: private label credit cards and Dual Cards.

Private Label Credit Cards

Private label credit cards are partner-branded credit cards (e.g., Lowe’s or Amazon) or program-branded credit cards (e.g., CarCareONE or CareCredit) that are used primarily for the purchase of goods and services from the partner or within the program network. In addition, in some cases, cardholders may be permitted to access their credit card accounts for cash advances.

Credit under a private label credit card typically is extended on either standard terms only, which means accounts are assessed periodic interest charges using an agreed non-promotional fixed and/or variable interest rate, or pursuant to a promotional financing offer, involving deferred interest, no interest or reduced interest during a set promotional period. Promotional periods typically range between six and 48 months, but we may agree to longer terms with the partner. In almost all cases we receive a merchant discount from our partners to compensate us for all or part of the cost of providing the promotional financing feature. The terms of these promotions vary by partner, but generally the longer the deferred interest, reduced interest or interest-free period, the greater the partner’s merchant discount. Some offers permit customers to pay for a purchase in equal monthly payments with no interest or at a reduced interest rate, rather than deferring or delaying interest charges.

In Retail Card, credit under our private label credit cards typically is extended on standard terms only, and in Payment Solutions and CareCredit, credit under our private label credit cards typically is extended pursuant to a promotional financing offer. In CareCredit, standard rate financing generally applies to charges under $200.

We typically do not charge interchange or other fees to our partners when a customer uses a private label credit card to purchase our partners’ goods and services through our payment system.

Most of our private label credit card business is in the United States. For some of our partners who have locations in Canada, we also support the issuance and acceptance of private label credit cards at their locations in Canada and from customers in Canada.

Dual Cards

Our proprietary Dual Cards are Visa, MasterCard, American Express or Discover general purpose credit cards that are co-branded with our partner’s own brand and may be used to make purchases of goods or services from our partner (functioning as a private label credit card) or purchases from others wherever cards from those card networks are accepted (functioning as a general purpose credit card) or cash advance transactions.

We have been granted two U.S. patents relating to the process by which our Dual Cards function as a private label credit card when used to make purchases from our partners and function as a general purpose credit card when used on the systems of other credit card associations.

Credit extended under our Dual Cards typically is extended on standard terms only. Currently, only Retail Card offers Dual Cards. At December 31, 2013, we offered Dual Cards through 18 of our 24 Retail Card programs. We expect to increase the number of partner programs that offer Dual Cards and seek to increase the portion of our loan receivables attributable to Dual Cards.

Charges using a Dual Card generate interchange income for us in connection with purchases made by cardholders other than in store or online from the partner.

We currently do not issue Dual Cards in Canada.

Loyalty Programs

We operate a number of loyalty programs in our Retail Card platform that are designed to generate incremental purchase volume per customer, while reinforcing the value of the card and strengthening cardholder loyalty. These programs typically provide cardholders with rewards in the form of merchandise discounts that are earned by achieving a pre-set spending level on their private label credit card or Dual Card. Other programs provide cashback or reward points, which are redeemable for a variety of products or awards.

Terms and Conditions

As a general matter, the financial terms and conditions governing our credit card products vary by program and product type and change over time, although we seek to standardize the non-financial provisions consistently across all products. The terms and conditions of our credit card products are governed by a cardholder agreement and applicable laws and regulations.

We assign each card account a credit limit when the account is initially opened. Thereafter, we may increase or decrease individual credit limits from time to time, at our discretion, based primarily on our evaluation of the customer’s creditworthiness and ability to pay. To the extent required by law or regulation, we send a monthly billing statement to each customer who has an outstanding debit or credit balance.

For the vast majority of accounts, periodic interest charges are calculated using the daily balance method, which results in daily compounding of periodic interest charges, subject to, at times, a grace period on new purchases. Cash advances are not subject to a grace period, and some credit card programs do not provide a grace period for promotional purchases. In addition to periodic interest charges, we may impose other charges and fees on credit card accounts, including, as applicable and provided in the cardholder agreement, cash advance transaction fees and late fees where a customer has not paid at least the minimum payment due by the required due date.

Typically, each customer with an outstanding debit balance on his or her credit card account must make a minimum payment each month. A customer may pay the total amount due at any time without penalty. We also may enter into arrangements with delinquent customers to extend or otherwise change payment schedules, and to waive interest charges and/or fees.

Commercial Credit Products

We offer private label cards and co-branded cards for commercial customers that are similar to our consumer offerings. We also offer a commercial pay-in-full accounts receivable product to a wide range of business customers, and are rolling out an improved customer experience for this product with enhanced functionality. We offer commercial credit products primarily through our Retail Card platform to the commercial customers of our Retail Card partners.

Installment Loans

In Payment Solutions, we originate installment loans to consumers (and a limited number of commercial customers) in the United States, primarily in the power segment. Installment loans are closed-end credit accounts where the customer pays down the outstanding balance in installments. The terms of our installment loans are governed by customer agreements and applicable laws and regulations.

Installment loans are assessed periodic interest charges using fixed interest rates. In addition to periodic interest charges, we may impose other charges and fees on loan accounts, including late fees where a customer has not made the required payment by the required due date and returned payment fees.

Debt Cancellation Products

We offer a debt cancellation product to our credit card customers. Customers who choose to purchase this product are charged a monthly fee based on their ending balance on each billing statement. In return, the Bank will cancel all or a portion of a customer’s credit card balance in the event of certain qualifying life events. In October 2012, we ceased telesales of debt cancellation protection products and only offer a debt cancellation product online and, on a limited basis, by direct mail.

Direct Banking

Through the Bank, we offer our customers a range of FDIC-insured deposit products directly through our Optimizer+plus platform. The Bank also takes deposits through third-party securities brokerage firms that offer our FDIC-insured deposit products to their customers. At December 31, 2013, we had $25.7 billion in deposits, $10.9 billion of which were direct deposits (which includes deposits from banks and financial institutions and deposits related to prepaid cards) and $14.8 billion of which were brokered deposits. Direct deposits were received from 95,000 customers that had a total of 142,000 accounts. 5% of our direct deposits (by volume) and 2% of these accounts (by number) were from commercial customers and all the others were from retail customers. The Bank had an 83% retention rate on certificates of deposit balances up for renewal for the year ended December 31, 2013. FDIC insurance is provided for our deposit products up to applicable limits.

In January 2013, we acquired the deposit business of MetLife, which is a direct banking platform that at the time had $6.4 billion in deposits ($6.0 billion in direct deposits). The acquisition of this direct-to-consumer retail banking platform is a key part of our strategy to increase our deposit base as a source of stable and diversified low cost funding going forward. Our online platform is highly scalable allowing us to expand without having to rely on a traditional “brick and mortar” branch network. We expect growth in our direct banking platform to come primarily from retail deposits.

We are growing our direct banking operations and believe we are well-positioned to benefit from the consumer driven-shift from branch banking to direct banking. According to a 2012 American Bankers

Association survey, the percentage of customers who prefer to do their banking via direct channels (internet, mail, phone and mobile) increased from 53% to 62% between 2010 and 2012, while those who prefer branch banking declined from 25% to 18% over the same period.

Our deposit products include certificates of deposit, IRAs, money market accounts and savings accounts. We market our deposit products through multiple channels including our online, print and radio advertising. Customers can apply for, fund, and service their deposit accounts online or via phone. We have a dedicated staff within our call centers to service deposit accounts. Historically, we also offered a partner-branded prepaid re-loadable card product to the customers of a few of our Retail Card partners. We had an aggregate of $172.1 million of deposits in the Bank at December 31, 2013 attributable to this product. In the first quarter of 2014, we sold substantially all of these deposits and no longer offer this product, because the program through which we offered the product did not provide satisfactory returns.

To attract new deposits and retain existing ones, we intend to introduce new deposit products and enhancements to our existing products. These new and enhanced products include the introduction of checking accounts, overdraft protection lines of credit, a bill payment account feature and debit cards, as well as enhanced small business deposit accounts and expanded affinity offers. Our focus on deposit-taking and related branding efforts will also enable us to offer other branded direct-banking products more efficiently in the future.

FIS provides our platform for online retail deposits including a customer-facing servicing platform that customers can access via our marketing site. FIS also provides supplemental back office, IT production and IT development support for our direct banking operations.

We seek to differentiate our deposit product offerings from our competitors on the basis of brand, reputation, convenience, customer service and value. We have launched a subbrand for our deposit products called Optimizer+plus, which emphasizes reliability, trust, security, convenience and attractive rates. Optimizer+plus Perks offers rewards to customers based on their tenure or balance amounts, including reduced fees, travel offers and concierge telephone support.

Credit Risk Management

Credit risk management is a critical component of our management and growth strategy. Credit risk refers to the risk of loss arising from customer default when customers are unable or unwilling to meet their financial obligations to us. Our credit risk arising from consumer credit products is generally highly diversified across 108.9 million open accounts at December 31, 2013, without significant individual exposures. We manage credit risk primarily according to customer segments and product types.

Customer Account Acquisition

We have developed programs to promote credit with each of our partners and have developed varying credit decision guidelines for the different partners. We originate credit accounts through several different channels, including in-store, mail, internet, mobile, telephone and pre-approved solicitations. In addition, we have and may in the future acquire accounts that were originated by third parties in connection with establishing programs with new partners.

Regardless of the channel, in making the initial credit approval decision to open a credit card or other account or otherwise grant credit, we follow a series of credit risk and underwriting procedures. In most cases, when applications are made in-store or by internet or mobile, the process is fully automated and applicants are notified of our credit decision immediately. We generally obtain certain information provided by the applicant and obtain a credit bureau report from one of the major credit bureaus. The credit report information we obtain is electronically transmitted into industry scoring models and our proprietary scoring models developed to calculate a credit score. The risk management team determines in advance the qualifying credit scores and initial credit line assignments for each portfolio and product type. We periodically analyze performance trends of accounts originated at different score levels as compared to projected performance, and adjust the minimum score or the opening credit limit to manage risk. Different scoring models may be used depending upon bureau type and account source.

We also apply additional application screens based on various inputs, including credit bureau information, to help identify potential fraud and prior bankruptcies before qualifying the application for approval. We compare applicants’ names against the Specially Designated Nationals list maintained by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, as well as screens that account for adherence to USA PATRIOT Act of 2001 (the “Patriot Act”) and CARD Act requirements, including ability to pay requirements.

We occasionally use pre-approved account solicitations for certain programs. Potential applicants are pre-screened using information provided by our partner or obtained from outside lists, and qualified individuals receive a pre-approved credit offer by mail or email.

Acquired Portfolio Evaluation

Our risk management team evaluates each portfolio we acquire in connection with establishing programs with new partners to ensure the portfolio satisfies our credit risk guidelines. As part of this review, we receive data on the third-party accounts and loans, which allows us to assess the portfolio on the basis of certain core characteristics, such as historical performance of the assets and distributions of credit and loss information. In addition, we benchmark potential portfolio acquisitions against our existing programs to assess relative current and projected risks. Finally, our risk management team must approve the acquisition, taking into account the results of our risk assessment process. Once assets are migrated to our systems, our account management protocols will apply immediately as described below under “—Customer Account Management,” “—Credit Authorizations of Individual Transactions” and “—Collections.”

Customer Account Management

We regularly assess the credit risk exposure of our customer accounts. This ongoing assessment includes information relating to the customer’s performance with respect to its account with us, as well as information from credit bureaus relating to the customer’s broader credit performance. To monitor and control the quality of our loan portfolio (including the portion of the portfolio originated by third parties), we use behavioral scoring models that we have developed to score each active account on its monthly cycle date. Proprietary risk models, together with the FICO scores obtained on each active account no less than quarterly, are an integral part of our credit decision-making process. Depending on the duration of the customer’s account, risk profile and other performance metrics, the account may be subject to a range of account actions, including limits on transaction authorization and increases or decreases in purchase and cash credit limits.

Credit Authorizations of Individual Transactions

Once an account has been opened, when a credit card is used to make a purchase in-store at one of our partners’ locations or on-line, point-of-sale terminals or on-line sites have an on-line connection with our credit authorization system, which allows for real-time updating of accounts. Each potential sales transaction is passed through a transaction authorization system, which takes into account a variety of behavior and risk factors to determine whether the transaction should be approved or declined, and whether a credit limit adjustment is warranted.

Fraud Investigation

We provide follow up and research with respect to different types of fraud such as fraud rings, new account fraud and transactional fraud. We have developed a proprietary fraud model to identify new account fraud and deployed tools that help identify transaction purchase behavior outside a customer’s established pattern. Our proprietary model is also complemented by externally sourced models and tools used across the industry to better identify fraud and protect our customers. We also are continuously implementing new and improved technologies to detect and prevent fraud. For example we intend to begin implementing EMV chips with some of our partners in 2014.

Collections

All monthly billing statements of accounts with past due amounts include a request for payment of these amounts. Collections personnel generally initiate contact with customers within 30 days after any portion of their balance becomes past due. The nature and the timing of the initial contact, typically a personal call, e-mail, text message or letter, are determined by a review of the customer’s prior account activity and payment habits.

We re-evaluate our collection efforts and consider the implementation of other techniques, including internal collection activities and use of external vendors, as a customer becomes increasingly delinquent. We limit our exposure to delinquencies through controls within the transaction authorization processes, the imposition of credit limits and criteria-based account suspension and revocation processes. In certain situations, we may enter into arrangements to extend or otherwise change payment schedules, decrease interest rates and/or waive fees to aid customers experiencing financial difficulties in their efforts to become current on their obligations to us.

Customer Service

Customer service is an important feature of our relationship with our partners. Our customers can contact us via phone, mail, email, eService and eChat. During the year ended December 31, 2013, we handled approximately 174 million calls.

We assign a dedicated toll-free customer service phone number to each of our Retail Card programs. Our Payment Solutions customers access customer service through one general purpose toll-free customer service phone number (except for a few large Payment Solutions programs, which have dedicated toll-free numbers). Our CareCredit platform has its own, dedicated toll-free customer service phone number. We also have dedicated toll-free customer service phone numbers for our deposit business.

We service all programs through our nine domestic and two off-shore call centers. We also provide phone-based customer service through a third party vendor. Our off-shore facilities are located in Hyderabad, India and Manila, Philippines. We blend domestic and off-shore locations and seek optimal cost as an important part of our servicing strategy. Customer service for cards issued to customers in Canada is supported through agents based in the United States.

Given the nature of our business and the high volume of calls, we maintain several centers of excellence to ensure the quality of our customer service across all of our sites. These centers of excellence consist of quality assurance, customer experience, training, workforce and capacity planning, surveillance and process control, tactical operations center, business solutions and technology support.

Production Services

Our production services organization oversees a number of services, including:

•	payment processing (more than 413 million paper and electronic payments in 2013);

•	embossing and mailing credit cards (approximately 43 million cards in 2013);

•	printing and mailing and eService delivery of credit card statements (more than 598 million paper and electronic statements in 2013); and

•	other letters mailed or sent electronically (more than 92 million in 2013).

All United States customer payments received by mail are processed at one of two centers located in Atlanta, Georgia and Longwood, Florida, both of which are operated by the Bank. United States credit card statement printing and mailing, card embossing and mailing and letter production and mailing for customers is provided through outsourced services with First Data. While these services are outsourced, we monitor and maintain oversight of these other services. First Data also produces our statements and other mailings for deposit customers.

Card production embossing and mailing and statement printing and mailing services related to cards issued to customers in Canada are outsourced to Canadian suppliers.

Technology

We leverage information technology and deliver products and services that meet the needs of our partners and enable us to operate our business efficiently. The integration of our technology with our partners is at the core of our value proposition, enabling, among other things, customers to “apply and buy” at the point of sale, and many of our partners to settle transactions directly with us without an interchange fee. A key part of our strategic focus is the continued development of innovative, efficient, flexible technology and operational platforms to support marketing, risk management, account acquisition and account management, customer service, and new product development. We believe that the continued investment in and development of these platforms is an important part of our efforts to increase our competitive capabilities, reduce costs, improve quality and provide faster, more flexible technology services. Consequently, we continuously review capabilities and develop or acquire systems, processes and competencies to meet our business needs.

As part of our continuous efforts to enhance our technologies, we may either develop these capabilities internally or rely on third-party providers. We rely on third-party providers to help us deliver systems and operational infrastructure based on strategies and, in some cases, architecture, designed by us. These relationships include: First Data for our credit card transaction processing and production, and FIS for retail banking.

To protect our systems and technologies, and the consumer information stored on our systems, we employ security, backup and recovery systems and generally require the same of our third-party service providers. Our information security policy and supporting standards and procedures (including multiple layers of security controls), are designed to enable us to ensure the confidentiality, integrity and availability of consumer data and ensure that access is limited to those with a business need. We evaluate the effectiveness of the key security controls through ongoing assessment and measurement. We have implemented a security program that is designed to ensure oversight of third parties who store, process or have access to consumer data.

In addition, we perform, or cause to be performed, a variety of vulnerability and penetration testing on the platforms, systems and applications used to provide our products and services in an effort to reduce the risk that any attacks on these platforms, systems and applications are successful. We also perform periodic test and validation of our disaster recovery plans and require our third parties to perform the same. In connection with the Separation, we must migrate, and in some cases, establish with third parties, key parts of our technology infrastructure, including our data centers.

Competition

Our industry is highly competitive and is becoming more competitive. We compete for relationships with partners in connection with retaining existing or establishing new consumer credit programs. Our primary competitors for partners include major financial institutions such as Alliance Data, American Express, Capital One, Chase, Citibank, TD Bank and Wells Fargo, and to a lesser extent, potential partners’ own in-house financing capabilities. We compete for partners on the basis of a number of factors, including program financial and other terms, underwriting standards, marketing expertise, service levels, product and service offerings (including incentive and loyalty programs), technological capabilities and integration, brand and reputation. In addition, some of our competitors for partners have a business model that allows for their partners to manage underwriting (e.g., new account approval), customer service and collections, and other core banking responsibilities that we retain.

We also compete for customer usage of our products. Consumer credit provided, and credit card payments made, using our cards constitute only a small percentage of overall consumer credit provided and credit card payments in the United States. Consumers have numerous financing and payment options available to them. As a form of payment, our products compete with cash, checks, debit cards, Visa and MasterCard credit cards, as well as American Express, Discover Card, other private-label card brands, and, to a certain extent prepaid cards. We also compete with non-traditional providers such as PayPal. In the future, we expect our products will face increased competition from new emerging payment technologies, such as Google Wallet, ISIS Mobile Wallet, Square, as well as consortia of merchants that are expected to combine payment systems to reduce interchange and other costs (e.g., MCX). We compete for customers and their usage of our products, and to minimize transfers to competitors of our customers’ outstanding balances, based on a number of factors, including pricing (interest rates and fees), product offerings, credit limits, incentives (including loyalty programs) and customer service. Some of our competitors provide a broader selection of services, including home and automobile loans, debit cards and bank branch ATM access, which may position them better among customers who prefer to use a single financial institution to meet all of their financial needs. In addition, some of our competitors are substantially larger than we are, may have substantially greater resources than we do or may offer a broader range of products and services than we do. Moreover, some of our competitors, including new and emerging competitors in the digital and mobile payments space, are not subject to the same regulatory requirements or legislative scrutiny to which we are subject, which also could place us at a competitive disadvantage.

In our retail deposits business, we have acquisition and servicing capabilities similar to other direct banking competitors. We compete for deposits with traditional banks, and in seeking to grow our direct banking business we compete with other banks that have direct banking models similar to ours, such as Ally Financial, American Express, Capital One (ING), Discover, Nationwide, Sallie Mae and USAA. Competition among direct banks is intense because online banking provides customers the ability to quickly and easily deposit and withdraw funds and open and close accounts in favor of products and services offered by competitors.

Intellectual Property

We use a variety of methods, such as trademarks, patents, copyrights and trade secrets, to protect our intellectual property. We also place appropriate restrictions on our proprietary information to control access and prevent unauthorized disclosures. Our brands are important assets, and we take steps to protect the value of these assets and our reputation. Following this offering, we are launching our new brand, “Synchrony,” and expect to spend significant amounts over the next few years promoting our new brand.

We have two patents for proprietary methods related to our Dual Cards. The patents were issued in 2005 and 2010 and expire in 2023 and 2027, respectively.

We recently filed trademark applications to protect our new name in the United States and certain other countries, and the applications are pending.

Employees

At December 31, 2013, we had 9,333 full time employees including 2,856 employees in global services (which is responsible for customer service and other administrative functions), 2,665 employees in operations, 1,163 employees in collections, 691 employees in risk management (including fraud), 623 employees in client development, 363 employees in marketing, 311 employees in information technology and 661 other employees in other functions. At December 31, 2013, our workforce consisted of 6,477 full time employees in the United States, 1,558 in India and 1,298 in the Philippines. None of our employees is represented by a labor union or is covered by a collective bargaining agreement. We have not experienced any material employment-related work stoppages and consider relations with our employees to be good. We also have relationships with third-party call center providers in the United States and other countries that provided us with additional contractors for customer service, collections and other functions.

Facilities

The table below sets out selected information on our principal facilities at December 31, 2013.

Location	Owned/Leased(1)
Corporate Headquarters:
Stamford, CT	Leased

Bank Headquarters:
Draper, UT	Leased

Payment Processing Centers:
Atlanta, GA	Leased
Longwood, FL	Leased

Customer Service Centers:
Canton, OH	Leased
Charlotte, NC	Leased
Frisco, TX	Leased
Hyderabad, India	Leased
Kettering, OH	Leased
Manila, Philippines	Leased
Manila, Philippines (Alabang)	Leased
Merriam, KS	Owned
Phoenix, AZ	Leased
Rapid City, SD	Leased
San Juan, PR	Leased

Other Support Centers:
Alpharetta, GA	Leased
Bellevue, WA	Leased
Bentonville, AR	Leased
Costa Mesa, CA	Leased
San Francisco, CA	Leased
San Jose, CA	Leased
St. Paul, MN	Leased
Walnut Creek, CA	Leased

Bank Retail Branch Location:
Bridgewater, NJ	Leased

(1)	All the leased properties in this table are either currently leased by us or, in connection with the completion of this offering, GECC will assign the leases or sublease the facilities to us. In addition, in connection with this offering, GECC will transfer ownership of the Merriam, KS facility to us.

Our corporate headquarters are located on a site in Stamford, Connecticut that is leased by GECC from a third party. The site contains three buildings, one of which we currently occupy completely and another which we occupy partially, with the remaining space occupied by other GE businesses. In connection with the completion of this offering, we intend to enter into an arms-length sublease agreement with GECC for our current facilities on this site and to expand our space by an additional 51,000 square feet, after which we will fully occupy two of the three buildings on the site. Our physical space and the technology services in Stamford are separate from the other GE businesses that operate there. GECC’s current lease agreement expires September 30, 2016, and contains two remaining five year renewal options.

We maintain small offices at a few of our United States partner locations pursuant to servicing, lease or license agreements. We also have several locations (in addition to those set forth above) where we use space leased or owned by GE or GECC and we intend to either exit or relocate these operations to other space to be leased directly by us.

We believe our space is adequate for our current needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations.

Legal Proceedings

For a discussion concerning our legal proceedings, see Note 16. Legal Proceedings and Regulatory Matters to our combined financial statements.

Risk Management

Strong risk management is at the core of our business strategy and we have developed processes to manage the major categories of risk we encounter, namely credit, market, liquidity, operational and strategic risk. Historically, the risk function for substantially all of our operations has been managed through the risk management function at the Bank level. We are currently establishing an overall risk management function at the Synchrony level, building on our extensive, well-established risk management experience and processes at the Bank. The Bank will maintain a substantial risk management function that will be coordinated with our overall risk management. The following is a description of our overall risk management function, which we expect will be substantially in place immediately after the closing of this offering.

As described in greater detail below under “—Risk Management Roles and Responsibilities,” we will manage our enterprise risk using an integrated framework that will include board-level oversight, administration by a group of cross-functional management committees, and day-to-day implementation by a dedicated risk management team led by the Chief Risk Officer (“CRO”). The Risk Committee of our board of directors will have responsibility for the oversight of our risk management program, and three other board committees will have other oversight roles with respect to risk management. Several management committees and subcommittees will have important roles and responsibilities in administering our risk management program, including the Enterprise Risk Management Committee (the “ERMC”), the ALCO and the Investment Committee. This committee-focused governance structure will provide a forum through which risk expertise will be applied cross-functionally to all major decisions, including development of processes, policies and controls used by the CRO and risk management team to execute our risk management philosophy.

Our enterprise risk management philosophy is to ensure that all relevant risks in our business activities are appropriately identified, measured, monitored and controlled. Our approach in executing this philosophy focuses on leveraging our strong credit risk culture to drive enterprise risk management using a strong governance framework, a comprehensive enterprise risk assessment program and an effective risk appetite framework.

Risk Categories

Our risk management is organized around five major risk categories: credit risk, market risk, liquidity risk, operational risk and strategic risk. We evaluate the potential impact of a risk event on us (including the Bank and other subsidiaries) by assessing the partner and customer, financial, reputational, and legal and regulatory impacts.

Credit Risk

Credit risk is the risk of loss that arises when an obligor fails to meet the terms of an obligation. Credit risk includes exposure to consumer credit risk from customer loans as well as institutional credit risk, principally from our partners. Consumer credit risk is one of the most significant risks we face. See “—Credit Risk Management” for a description of our customer credit risk management procedures.

Market Risk

Market risk is the risk of loss due to changes in external market variables such as interest rates and asset values. Our principal market risk exposures arise from volatility in interest rates and their impact on our economic value, capitalization levels and earnings. Market risk is managed through our ALCO processes, and is subject to policy and risk appetite limits for both earnings at risk and the economic value of equity sensitivity analysis. The ALCO reviews market risk scenario results on a monthly basis, and interest rate risk appetite metrics are reviewed on a quarterly basis by the ERMC and our board of directors.

Liquidity Risk

Liquidity risk is the risk that an institution’s financial condition or overall safety and soundness are adversely affected by a real or perceived inability to meet contractual obligations and support planned growth. Our primary liquidity objective is to maintain a liquidity profile that will enable us, even in times of stress or market disruption, to fund our existing assets and meet all of our liabilities in a timely manner and at an acceptable cost. Policy and risk appetite limits require us and the Bank (and other entities within our business, as applicable) to ensure that sufficient liquid assets are available to survive liquidity stresses over a specified time period. Our risk appetite policies also call for funding diversification, monitoring early warning indicators in the capital markets, and limits on the amounts of certificates of deposit maturities in any one month. Our ALCO reviews liquidity exposures continuously in the context of approved policy and risk appetite limits and reports results quarterly to the ERMC and our board of directors.

Operational Risk

Operational risk is the risk of loss arising from inadequate or failed processes, people or systems, external events (i.e. natural disasters) or compliance, reputational or legal matters, and includes any of those risks as they relate directly to us and our subsidiaries, including the Bank, as well as to third parties with whom we contract or otherwise do business. Compliance risk arises from the failure to adhere to applicable laws, rules, regulations and internal policies and procedures. Operational risk also includes model risk relating to various financial and other models used by us and our subsidiaries, including the Bank, and is subject to a formal governance process.

Strategic Risk

Strategic risk consists of the current or prospective risk to earnings and capital arising from changes in the business environment and from adverse business decisions, improper implementation of decisions or lack of responsiveness to changes in the business environment. Our operational risk team conducts a formal strategic risk assessment at least annually, and establishes risk mitigation plans for top strategic risks. The Bank’s New Product Innovation Council assesses the strategic viability and consistency of each new Bank product or service. New initiatives require the approval of the ERMC and our board of directors, in the case of projects deemed more risky or critical to the mission of the business.

Risk Management Roles and Responsibilities

Responsibility for risk management will flow to individuals and entities throughout our Company, including our board of directors, various board and management committees and senior management. We believe our credit risk culture has facilitated the evolution of an effective risk presence across the Company. Set forth below is a description of the roles and responsibilities of the key elements of our risk management framework.

Board of Directors

Our board of directors, among other things, will approve the enterprise-wide risk appetite statement and framework for the Company, as well as certain other risk management policies and oversee the Company’s strategic plan and enterprise-wide risk management program. Our board of directors may assign certain risk management activities to applicable committees and management.

Board Committees

Upon completion of this offering, our board of directors will establish four committees that will assist the board in its oversight of our risk management. These committees and their risk-related roles are described below.

Audit Committee. In coordination with the Risk Committees of the Company and the Bank, the Audit Committee, among other things, will review: (i) the Company’s major financial risk exposures and the steps management has taken to monitor and control these risks, (ii) the Company’s risk assessment and risk management practices and the guidelines, policies and processes for risk assessment and risk management, (iii) the organization, scope and audit findings of our internal audit function and (iv) our disclosure and internal controls.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, among other things, will: (i) review and approve certain transactions with related persons, (ii) review and resolve any conflict of interest involving directors or executive officers, (iii) oversee risks related to corporate governance structure and practices and (iv) identify and discuss with management the risks related to social responsibility actions and public policy initiatives.

Management Development and Compensation Committee. The Management Development and Compensation Committee, among other things, will: (i) review our incentive compensation arrangements with a view to appropriately balancing risk and financial results in a manner that does not encourage employees to expose us to imprudent risks, and are consistent with safety and soundness and (ii) review (with input from our CRO and the Bank’s CRO) the relationship between risk management policies and practices, corporate strategies and senior executive compensation.

Risk Committee. The Risk Committee, among other things, will: (i) assist our board of directors in its oversight of the Company’s enterprise-wide risk-management framework, including as it relates to credit, market, liquidity, strategic and operational risks (such as approval of the enterprise-wide risk appetite framework), as well as the guidelines, policies and processes for monitoring and mitigating such risks, (ii) review and recommend to our board of directors for approval the Company’s enterprise-wide risk appetite and strategy relating to managing key risks, (iii) receive reports from our internal audit function on the results of risk management reviews and assessments, (iv) review the status of financial services regulatory examinations, (v) review disclosure regarding risk contained in our annual and quarterly reports, (vi) review and approve the Company’s enterprise-wide capital and liquidity framework and, in coordination with the Bank’s Risk Committee, review the Bank’s allowance for loan losses, annual capital, recovery and resolution items, liquidity policy and risk appetite, regulatory capital policy and ratios, and internal capital adequacy assessment processes, (vii) review, at least semi-annually, information from senior management regarding whether we are operating within our established risk appetite and (viii) review the independence, authority and effectiveness of our risk management function and independent liquidity review function.

Management Committees

Upon completion of this offering, we will establish two management committees with important roles and responsibilities in our risk management function: the ERMC (of which ALCO will be a subcommittee) and the Investment Committee.

ERMC. A management committee that will be under the oversight of the Risk Committee, the ERMC will be comprised of our senior executives and chaired by the CRO. The ERMC will have responsibility for identifying, assessing, monitoring and mitigating material risks across the Company and for reporting on material risks to our board of directors. The responsibilities of the ERMC will include the day-to-day management of risks impacting the Company and ensuring compliance across the Company with the overall risk appetite. The ERMC will also oversee establishment of risk management policies, the performance and functioning of the relevant overall risk management function, and the implementation of appropriate governance activities and systems that support control of risks.

ALCO. A subcommittee of the ERMC, the ALCO will be comprised of our senior executives and chaired by the CFO. It will oversee asset and liability management activities, including monitoring of asset and liability maturity distributions, reviewing interest rate risk profiles over the range of assets and liabilities in the portfolio, and reviewing liquidity risks and opportunities. The ALCO will also review and evaluate funding sources and associated costs of funds, evaluate new product introductions from an interest rate and liquidity exposure perspective, and assess asset and liability pricing strategies as well as current economic and market conditions and asset and liability management model outputs.

Investment Committee. A management committee under the oversight of the Risk Committee, the Investment Committee will be comprised of our senior executives and chaired by the CRO. The Investment Committee will have responsibility for reviewing, approving and recommending proposed new programs, the proposed acquisitions of existing programs and changes to the terms of existing programs, and will also be responsible for monitoring existing programs to ensure they are operating in compliance with their terms.

Chief Executive Officer, Chief Risk Officer and Other Senior Officers

Our Chief Executive Officer has ultimate responsibility for ensuring the management of the Company’s risk in accordance with the Company’s approved risk appetite statement. The Chief Executive Officer also provides leadership in communicating the risk appetite to internal and external stakeholders so as to help embed appropriate risk taking into the overall risk culture.

The CRO manages our risk management team and, as chairperson of the ERMC, is responsible for establishing and implementing standards for the identification, management and measurement of risk on an enterprise-wide basis, as well as for monitoring and reporting such risks. In collaboration with our Chief Executive Officer and the Chief Financial Officer, the CRO develops an appropriate risk appetite with corresponding limits which is approved by our board of directors and aligns with supervisory expectations. The CRO regularly reports to our board of directors and the Risk Committee on risk management matters.

Our senior executive officers are responsible for ensuring that their respective functions operate within established risk limits, in accordance with the Company’s enterprise risk management policy. As members of the ERMC, they are also responsible for identifying risks, considering risk when developing strategic plans, budgets and new products and implementing appropriate risk controls when pursuing business strategies and objectives. In addition, senior executive officers are responsible for deploying sufficient financial resources and qualified personnel to manage the risks inherent in the Company’s business activities.

Risk Management Team

Our risk management team is led by the CRO and provides oversight of our risk profile and the risk profiles of our subsidiaries. This provides a “second line of defense” to the functional organizations’ primary role in creating an appropriate control environment at each functional process.

Compliance Team

Our compliance team is responsible for establishing and maintaining a compliance program that includes compliance risk identification, assessment, policy development, and monitoring, testing, training and reporting activities.

Internal Audit Team

The internal audit team is responsible for performing periodic, independent reviews and testing of compliance with Company’s and the Bank’s risk management policies and standards, as well as with regulatory guidance and industry best practices. The internal audit team also assesses the design and operating effectiveness of these policies and standards and validates risk management controls.

Enterprise Risk Assessment Program

Enterprise risk assessments play an important role in directing our risk management activities to prioritize and focus on appropriate risks. We conduct assessments at least annually for each risk category and update those assessments periodically. The risk leader for each risk category directs the assessment process, reviewing not only the current type and level of risks, but also compliance with regulatory guidance and industry best practices as well as policy and procedural compliance. Progress against any action plans that have been put into place to manage key risks is tracked and reported to the ERMC.

Stress testing efforts as part of the risk assessment process continue to evolve as we model scenarios exploring multi-risk impacts on profitability, liquidity and capital levels. Stress testing activities provide a forward-looking assessment of risks and losses. We seek to integrate the results of our stress testing into our strategic, capital and liquidity planning processes, and use the results to identify portfolio vulnerabilities and develop risk mitigation strategies or contingency plans across a range of stressed conditions.

Effective Risk Appetite Framework

We operate in accordance with a risk appetite statement setting forth our objectives, statements and limits, and expressing our preferences with respect to risk-taking activities in the context of our overall business goals. We intend to submit a substantially similar risk appetite statement for approval by the ERMC, the Risk Committee and our board of directors, with delegated authority to the Chief Risk Officer for implementation throughout the Company. The risk appetite statement will serve as a tool to preclude activities that are inconsistent with our business and risk strategy. The risk appetite statement will be reviewed and modified at least annually as part of our business planning process, to include updated risk tolerances by risk category, enabling us to meet prescribed goals while continuing to operate within our established risk boundaries.

REGULATION

General

Our business, including our relationships with our customers, is subject to extensive regulation, supervision and examination under U.S. federal, state and foreign laws and regulations. These laws and regulations cover all aspects of our business, including lending practices, treatment of our customers, safeguarding deposits, customer privacy and information security, capital structure, liquidity, dividends and other capital distributions, transactions with affiliates, and conduct and qualifications of personnel.

As a savings and loan holding company, Synchrony is subject to extensive regulation, supervision and examination by the Federal Reserve Board. Prior to July 21, 2011, savings and loan holding companies, such as the Bank’s parent before Synchrony, were subject to regulation by the OTS. As a large provider of consumer financial services, we are also subject to extensive regulation, supervision and examination by the CFPB. Until the GE SLHC Deregistration, we will be controlled by GECC, which is also a savings and loan holding company and is subject to extensive regulation, supervision and examination by the Federal Reserve Board.

The Bank is a federally chartered savings association. As such, the Bank is subject to extensive regulation, supervision and examination by the OCC, which is its primary regulator, and by the CFPB. In addition, the Bank, as an insured depository institution, is supervised by the FDIC.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Act, which was enacted in July 2010, significantly restructured the financial regulatory regime in the United States. As discussed further throughout this section, certain aspects of the Dodd-Frank Act are subject to further rulemaking that will take effect over several years, making it difficult to anticipate the overall financial impact on us or across the industry. See also “Risk Factors—Risks Relating to Regulation—The Dodd-Frank Act has had, and may continue to have, a significant impact on our business, financial condition and results of operations.”

Savings and Loan Holding Company Regulation

Overview

As a savings and loan holding company, we are required to register and file periodic reports with, and are subject to extensive regulation, supervision and examination by, the Federal Reserve Board. The Federal Reserve Board has adopted guidelines establishing safety and soundness standards on such matters as liquidity risk management, securitizations, operational risk management, internal controls and audit systems, business continuity, and compensation and other employee benefits. We are regularly reviewed and examined by the Federal Reserve Board, which results in supervisory comments and directions relating to many aspects of our business that require our response and attention. Our parent, GECC, as a savings and loan holding company, is also regularly reviewed and examined by the Federal Reserve Board, which results in supervisory comments and directions relating to many aspects of GECC’s business generally and our business specifically, that require response and attention. The Federal Reserve Board has broad enforcement authority over us and our subsidiaries (other than the Bank and its subsidiaries). Under the Dodd-Frank Act, we are required to serve as a source of financial strength for any insured depository institution that we control, such as the Bank. In addition, until the GE SLHC Deregistration, we will be controlled by GECC, which has its own regulatory obligations as a savings and loan holding company. We may be affected by those obligations of GECC.

Capital

As a savings and loan holding company, Synchrony historically has not been required to maintain any specific amount of minimum capital. Beginning as early as 2015, however, we expect that Synchrony will be subject to capital requirements similar to those applicable to the Bank. In addition, until the GE SLHC

Deregistration, we will be controlled by GECC, which itself is expected to be subject to capital requirements similar to those which apply to the Bank. These capital requirements have recently been substantially revised, including as a result of Basel III and the requirements of the Dodd-Frank Act. Moreover, these requirements are supplemented by outstanding regulatory proposals by the federal banking agencies, based on, and in addition to, changes recently adopted by the Basel Committee to increase the amount and scope of the leverage capital requirement by increasing the assets included in the denominator of the leverage ratio calculation and by potentially decreasing the capital that may be included in the numerator. Although we cannot predict the final form or the effects of these leverage ratio regulatory proposals under the Dodd-Frank Act and the newly adopted rules implementing Basel III (even independent of any potentially increased and expanded leverage capital requirement), Synchrony and GECC expect to be subject to increasingly stringent capital adequacy standards in the future.

The following are the minimum capital ratios to which we and GECC expect to be subject starting as early as 2015:

•	under the Basel III standardized approach, a tier 1 common equity to risk-weighted assets ratio of 7% (the minimum of 4.5% plus a mandatory conservation buffer of 2.5%), a tier 1 capital to risk-weighted assets ratio of 8.5% (the minimum of 6% plus a mandatory conservation buffer of 2.5%), and a total capital to risk-weighted assets ratio of 10.5% (a minimum of 8% plus a mandatory conservation buffer of 2.5%);

•	stress-tested minimum capital ratios described above of 5% tier 1 common equity to risk weighted assets, 6% tier 1 capital to risk-weighted assets and 8% total capital to risk-weighted assets;

•	a leverage ratio of tier 1 capital to total exposures of 4%; and

•	in the case of GECC, a stress-tested minimum supplemental leverage ratio of 3%.

For a discussion of our capital ratios, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital.”

When we and GECC become subject to capital requirements, we and GECC will also be required to conduct stress tests on an annual basis. Under the Federal Reserve Board’s stress test regulations, we and GECC will each be required to utilize stress-testing methodologies providing for results under at least three different sets of conditions, including baseline, adverse and severely adverse conditions. In addition, as part of meeting our minimum capital requirements, we and GECC may be required to comply with the Federal Reserve Board’s CCAR process, or some modified version of the CCAR process, which would measure our minimum capital requirement levels under various stress scenarios. In connection with such a process, we and GECC may be required to develop for the Federal Reserve Board’s review and approval a capital plan that will include how we and GECC will meet our minimum capital requirements under specified stress scenarios.

Dividends and Stock Repurchases

We are limited in our ability to pay dividends or repurchase our stock by the Federal Reserve Board, including on the basis that doing so would be an unsafe or unsound banking practice. If we intend to declare or pay a dividend, we generally will be required to inform and consult with the Federal Reserve Board in advance to ensure that such dividend does not raise supervisory concerns. It is the policy of the Federal Reserve Board that a savings and loan holding company like us should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the company’s capital needs and overall current and prospective financial condition.

According to guidance from the Federal Reserve Board, our dividend policies will be assessed against, among other things, our ability to achieve applicable Basel III capital ratio requirements. If we do not achieve applicable Basel III capital ratio requirements when they are fully phased-in, we may not be able to pay dividends. Although we currently expect to meet the applicable final Basel III capital ratio requirements, inclusive of any applicable capital conservation buffer, when they are fully phased in by the Federal Reserve Board, we cannot be sure that we will meet those requirements or even if we do, if we will be able to pay dividends. In addition, as discussed above, the federal banking agencies have recently proposed significant changes to their rules regarding the way in which both the numerator and the denominator of the leverage capital ratio is to be calculated, based on, and in addition to, changes recently adopted by the Basel Committee. As proposed, these changes would result in higher leverage capital requirements for many institutions that are subject to the leverage capital requirement. We cannot predict what effect, if any, such revised leverage capital rules will have on us, but adoption of the proposed rule revisions could increase our need to raise and hold additional capital and limit our ability to pay dividends.

We also will be required to inform and consult with the Federal Reserve Board in advance of redeeming or repurchasing our stock if the result will be a net reduction in our equity compared to our equity as of the beginning of the quarter in which the redemption or repurchase occurs. In evaluating the appropriateness of a proposed redemption or repurchase of stock, the Federal Reserve Board will consider, among other things, the potential loss that we may suffer from the prospective need to increase reserves and write down assets as a result of continued asset deterioration, and our ability to raise additional common equity and other capital to replace the stock that will be redeemed or repurchased. The Federal Reserve Board also will consider the potential negative effects on our capital structure of replacing common stock with any lower-tier form of regulatory capital issued. Moreover, the approval process for any capital plan we are required to submit could result in restrictions on our ability to pay dividends or make other capital distributions.

Until the GE SLHC Deregistration, we will be controlled by GECC, which as a savings and loan holding company is subject to all of the same regulatory requirements regarding dividends and stock repurchases and redemptions to which we are subject. Accordingly, until the GE SLHC Deregistration, our ability to pay dividends and repurchase our shares may be affected by GECC’s ability to meet the same requirements to which we are subject. In addition, the FSOC has designated GECC as a nonbank SIFI under the Dodd-Frank Act. As a nonbank SIFI, GECC may be required to provide a capital plan for Federal Reserve Board approval that includes proposed capital distributions (including dividends and stock redemptions or repurchases) not only by GECC but also by entities controlled by GECC, such as us. As long as we are controlled by GECC for bank regulatory purposes, any such capital plan requirement imposed on GECC by the Federal Reserve Board could affect our ability to pay dividends and to repurchase our shares.

Activities

In general, savings and loan holding companies may only conduct, or acquire control of companies engaged in, financial activities specified in the relevant provisions of the Bank Holding Company Act and Savings and Loan Holding Company Act. We and each of our current parent companies are not subject to these activity restrictions and therefore are permitted to engage in non-financial activities, because we are grandfathered unitary savings and loan holding companies. This grandfathered status is based on the fact that our parent companies, GE and GECC, became grandfathered unitary savings and loan holding companies through the conversion of GE Capital Retail Bank from a state bank to a federal savings bank under an application pending with the OTS before May 4, 1999. We succeeded to our parent companies’ grandfathered status upon becoming a savings and loan holding company on April 1, 2013.

In an effort to ensure that we preserve our status as a grandfathered unitary savings and loan holding company following this offering, we and the underwriters have agreed that we and the underwriters will not knowingly make a stock allocation in this offering to any investor (including any known subsidiary and affiliate) that results in an investor owning or controlling more than 4.99% of our capital stock entitled to vote generally in the election of directors that is outstanding following this offering. Further, our certificate of incorporation will provide that until the earlier to occur of: (i) the time immediately prior to the Split-off and (ii) the GE SLHC Deregistration, no stockholder or group (other than GE or its affiliates and certain other exempt persons) shall have the right to vote more than 4.99% of our capital stock entitled to vote generally in the election of directors. However, assuming the GE SLHC Deregistration occurs, and possibly at the

Separation if it occurs prior to the GE SLHC Deregistration, we expect we will then no longer qualify to be a grandfathered unitary savings and loan holding company. See “Risk Factors—Risks Relating to Our Separation from GE—We need Federal Reserve Board approval to continue to be a savings and loan holding company following the GE SLHC Deregistration, and we cannot be certain we will receive this approval in a timely manner or at all, or what approval conditions may be imposed.” If we were no longer to qualify to be a grandfathered unitary savings and loan holding company, we would be subject to the activity restrictions. In that event, although we are not currently engaged in non-financial activities, we will also need to submit to the Federal Reserve Board a request to become a financial holding company in order to engage in activities that are permissible only for savings and loan holding companies that are treated as financial holding companies (including to continue to obtain financing through our securitization programs).

Even as a grandfathered unitary savings and loan holding company (and, until the GE SLHC Deregistration, as a subsidiary of GECC, which is also a savings and loan holding company), we and the Bank are subject to banking laws and regulations that limit in certain respects the types of acquisitions and investments that we can make. For example, certain acquisitions of and investments in depository institutions or their holding companies that we undertake are subject to the prior review and approval of our banking regulators, including the Federal Reserve Board, the OCC and the FDIC. Our banking regulators have broad discretion on whether to approve such acquisitions and investments. In deciding whether to approve a proposed acquisition or investment, federal bank regulators may consider, among other factors: (i) the effect of the acquisition or investment on competition, (ii) our (and, until the GE SLHC Deregistration, GECC’s) financial condition and future prospects, including current and projected capital ratios and levels, (iii) the competence, experience and integrity of our (and, until the GE SLHC Deregistration, GECC’s) management and its (and their) record of compliance with laws and regulations, (iv) the convenience and needs of the communities to be served, including our (and, until the GE SLHC Deregistration, GECC’s) record of compliance under the CRA, (v) our (and, until the GE SLHC Deregistration, GECC’s) effectiveness in combating money laundering and (vi) any risks that the proposed acquisition poses to the U.S. banking or financial system.

Certain acquisitions of our voting stock may be subject to regulatory approval or notice under federal law. Investors are responsible for ensuring that they do not, directly or indirectly, acquire shares of our stock in excess of the amount that can be acquired without regulatory approval under the Change in Bank Control Act and the Savings and Loan Holding Company Act, which prohibit any person or company from acquiring control of us without, in most cases, the prior written approval of the Federal Reserve Board.

Savings Association Regulation

Overview

The Bank is required to file periodic reports with the OCC and is subject to extensive regulation, supervision and examination by the OCC and the FDIC. The OCC has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. The Bank is periodically reviewed and examined by the OCC and the FDIC, which results in supervisory comments and directions relating to many aspects of the Bank’s business that require the Bank’s response and attention. In addition, the OCC and the FDIC have broad enforcement authority over the Bank.

Capital

The Bank is required by OCC regulations to maintain specified levels of regulatory capital. The OCC may impose capital requirements on individual institutions in excess of these requirements on a case-by-case basis. Institutions that are not well-capitalized are subject to certain restrictions on brokered deposits and interest rates on deposits. The OCC is authorized and, under certain circumstances, required to take certain actions against an institution that fails to meet the minimum ratios for an adequately capitalized institution. At December 31, 2013, the Bank met or exceeded all applicable requirements to be deemed well-capitalized under OCC regulations.

The capital requirements to which the Bank is subject have recently been substantially revised, including as a result of Basel III and the requirements of the Dodd-Frank Act. The following are the minimum capital ratios to which the Bank expects to be subject starting as early as 2015:

•	under the Basel III standardized approach, a tier 1 common equity to risk-weighted assets ratio of 7% (the minimum of 4.5% plus a mandatory conservation buffer of 2.5%), a tier 1 capital to risk-weighted assets ratio of 8.5% (the minimum of 6% plus a mandatory conservation buffer of 2.5%), and a total capital to risk-weighted assets ratio of 10.5% (a minimum of 8% plus a mandatory conservation buffer of 2.5%); and

•	a leverage ratio of tier 1 capital to total exposures of 5%.

For a discussion of the Bank’s capital ratios, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital.”

The Bank will also be required to conduct stress tests on an annual basis. Under the OCC’s stress test regulations, the Bank will be required to utilize stress-testing methodologies providing for results under at least three different sets of conditions, including baseline, adverse and severely adverse conditions.

As an insured depository institution, the Bank is also subject to the FDIA that requires, among other things, the federal banking agencies to take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. The FDIA sets forth the following five capital tiers: “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors that are established by regulation. At December 31, 2013, the Bank met or exceeded all applicable requirements to be deemed well-capitalized for purposes of the FDIA. As described above, recently-issued rules of the federal banking agencies regarding the implementation of Basel III will alter the capital adequacy framework applicable to the Bank when they are fully phased in beginning in 2015. In addition, proposals by federal banking agencies and the Basel Committee to increase the amount and scope of the leverage capital requirement by increasing the assets included in the denominator of the leverage ratio calculation and by potentially decreasing the capital that can be included in the numerator could alter the capital adequacy framework applicable to the Bank if they are finally adopted. In addition, the Bank is subject to enhanced capital and liquidity requirements under the operating agreement with the OCC described below under “—Activities.”

Dividends and Stock Repurchases

OCC regulations limit the ability of savings associations to make distributions of capital, including payment of dividends, stock redemptions and repurchases, cash-out mergers and other transactions charged to the capital account. The Bank must obtain the OCC’s approval prior to making a capital distribution in certain circumstances, including if the Bank proposes to make a capital distribution when it does not meet certain capital requirements (or will not do so as a result of the proposed capital distribution) or certain net income requirements. In addition, the Bank must file a prior written notice of a planned or declared dividend or other distribution with the Federal Reserve Board. The Federal Reserve Board or the OCC may object to a capital distribution if: among other things, (i) the Bank is, or as a result of such distribution would be, undercapitalized, significantly undercapitalized or critically undercapitalized, (ii) the regulators have safety and soundness concerns or (iii) the distribution violates a prohibition in a statute, regulation, agreement between us and the OCC, or a condition imposed on us in an application or notice approved by the OCC. Additional restrictions on dividends apply if the Bank fails the QTL test (described below under “—Activities”).

The FDIA also prohibits any depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be “undercapitalized.” If a depository institution is less than adequately capitalized, it must prepare and submit a capital restoration plan to its primary federal regulator for approval. For a capital restoration plan to be acceptable, among other things, the depository institution’s parent holding company must guarantee that the institution will comply with the capital restoration plan. If a depository institution fails to submit an acceptable capital restoration plan, it is treated as if it is “significantly undercapitalized.” A “significantly undercapitalized” depository institution may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” elect a new board of directors, reduce total assets or cease taking deposits from correspondent banks. A “critically undercapitalized” institution may be subject to the appointment of a conservator or receiver which could sell or liquidate the institution.

Activities

Under the Home Owners’ Loan Act (“HOLA”), the OCC requires the Bank to comply with the qualified thrift lender, or “QTL” test. Under the QTL test, the Bank is required to maintain at least 65.00% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20.00% of total assets, (ii) intangibles, including goodwill and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments (including certain mortgage-backed securities, credit card loans, student loans and small business loans) in at least nine months of the most recent 12-month period. The Bank currently meets that test. A savings association that fails to meet the QTL test is subject to certain operating restrictions and may be required to convert to a national bank charter. Also, if the Bank fails to meet the QTL test, Synchrony, as well as GE, GECC and GECFI, would no longer qualify to be grandfathered unitary savings and loan holding companies.

Savings associations, including the Bank, are subject as well to limitations on their lending and investments. These limitations include percentage of asset limitations on various types of loans the Bank may make. In addition, there are similar limitations on the types and amounts of investments the Bank may make.

Insured depository institutions, including the Bank, are subject to restrictions under Sections 23A and 23B of the Federal Reserve Act (as implemented by Federal Reserve Board Regulation W), which govern transactions between an insured depository institution and any affiliate, including an entity that is the institution’s direct or indirect holding company and a non-bank subsidiary of such a holding company. Restrictions in Sections 23A and 23B of the Federal Reserve Act apply to “covered transactions” such as extensions of credit, issuance of guarantees or asset purchases. In general, these restrictions require that any extensions of credit made by the insured depository institution to an affiliate must be fully secured with qualifying collateral and are limited, as to any one affiliate of the Bank, to 10% of the Bank’s capital stock and surplus, and, as to all of the Bank’s affiliates in the aggregate, to 20% of the Bank’s capital stock and surplus. In addition, transactions between the Bank and its affiliates must be on terms and conditions that are, or in good faith would be, offered by the Bank to non-affiliated companies (i.e., at arm’s length).

The CRA is a federal law that generally requires an insured depository institution to identify the communities it serves and to make loans and investments, offer products and provide services, in each case designed to meet the credit needs of these communities. The CRA also requires an institution to maintain comprehensive records of CRA activities to demonstrate how it is meeting the credit needs of communities. These records are subject to periodic examination by the responsible federal banking agency of the institution. Based on these examinations, the agency rates the institution’s compliance with CRA as “Outstanding,” “Satisfactory,” “Needs to Improve” or “Substantial Noncompliance.” The CRA requires the agency to take into account the record of an institution in meeting the credit needs of the entire communities served, including low- and moderate- income neighborhoods, in determining such rating. Failure of an institution to receive at least a “Satisfactory” rating could inhibit the institution or its holding company from undertaking certain activities, including acquisitions. The Bank received a CRA rating of “Outstanding” as of its most recent CRA examination.

The FDIA prohibits insured banks from accepting brokered deposits or offering interest rates on any deposits significantly higher than the prevailing rate in the bank’s normal market area or nationally (depending upon where the deposits are solicited) unless it is “well-capitalized,” or it is “adequately capitalized” and receives a waiver from the FDIC. A bank that is “adequately capitalized” and that accepts brokered deposits under a waiver from the FDIC may not pay an interest rate on any deposit in excess of 75 basis points over certain prevailing market rates. There are no such restrictions under the FDIA on a bank that is “well-capitalized.” Further, “undercapitalized” institutions are subject to growth limitations. At December 31, 2013, the Bank met or exceeded all applicable requirements to be deemed well-capitalized for purposes of the FDIA. An inability to accept brokered deposits in the future could materially adversely impact our funding costs and liquidity.

In connection with the OCC’s December 12, 2012 approval of the Bank’s assumption of certain deposits and related liabilities of MetLife and acquisition of certain assets of MetLife, the Bank entered into an Operating Agreement with the OCC (the “Operating Agreement”) and also into a Capital Assurance and Liquidity Maintenance Agreement with GECC, GECFI and Synchrony (the “CALMA”) on January 11, 2013. The material terms of the Operating Agreement and the CALMA are summarized below, and the Operating Agreement and the CALMA have been filed as exhibits to the registration statement of which this prospectus forms a part.

The Operating Agreement requires, among other things, that the Bank: (i) maintain a total risk-based capital ratio of at least 11%, a Tier 1 risk-based capital ratio of at least 7% and a leverage ratio of at least 6%, (ii) maintain liquid assets at least equal to the greater of $500 million or 90 days’ coverage of the Bank’s operating expenses, (iii) not materially change or significantly deviate from a business plan for 2013 and 2014 that was submitted to the OCC without first giving the OCC notice and obtaining its supervisory non-objection, (iv) must meet certain conditions to declare or pay a dividend (including being in compliance with the Operating Agreement), (v) maintain a board with at least 40% independent directors and (vi) for three years immediately after the date of the Operating Agreement, not appoint any new director or senior executive officer or enter into a material services contract with an affiliate without providing prior notice to the OCC.

The Operating Agreement provides that, if the OCC determines there is an existing or imminent material breach of the Bank’s obligation to maintain the required amounts of capital or liquidity and in certain other circumstances, the Bank must submit to the OCC a plan for the sale, merger or dissolution of the Bank and must implement such plan upon obtaining the OCC’s non-objection and written direction to begin implementation (subject to a right on the Bank’s part to cure the basis for such direction within 15 days of its issuance). The Operating Agreement also provides that the OCC may require the Bank to immediately cease extending new or additional credit under certain circumstances, including if the OCC determines there is an existing or imminent material breach of the Bank’s obligation to maintain the required amounts of capital or liquidity and the OCC deems that breach likely to pose an imminent threat to the financial condition of the Bank and that has not been cured within five days of receiving written notice from the OCC. The Operating Agreement imposes certain monitoring and reporting obligations, including, among other things, notification to the OCC regarding material changes to the financial condition of the Bank, GECC, GECFI and Synchrony. The Operating Agreement will remain in effect until it is terminated in writing by the OCC, the Bank ceases to be a federal savings association or the consummation of a merger, consolidation or other business combination in which the Bank is not the resulting entity.

The CALMA requires, among other things, that GECC, GECFI and Synchrony shall: (i) make capital infusions as requested by the Bank to ensure that the Bank remains in compliance with the capital requirements of the Operating Agreement, (ii) provide such financial support as requested by the Bank to ensure that the Bank remains in compliance with the liquidity requirements of the Operating Agreement, and (iii) provide certain information to the Bank and the OCC relevant to their financial condition and ability to fulfill their obligations under the CALMA. We currently expect that the CALMA’s obligations will terminate as to GECC and GECFI once GE no longer controls the Bank as defined in the CALMA or as otherwise determined by the OCC. We expect that Synchrony will continue to be subject to the CALMA’s obligations after the Bank and we are no longer controlled by GE.

Deposit Insurance

The FDIA requires the Bank to pay deposit insurance assessments. Deposit insurance assessments are affected by the minimum reserve ratio with respect to the DIF. The Dodd-Frank Act increased the minimum reserve ratio with respect to the DIF to 1.35% and removed the statutory cap on the reserve ratio. The FDIC subsequently set a reserve ratio of 2% and may increase that ratio in the future. Under the FDIC’s current deposit insurance assessment methodology, the Bank is required to pay deposit insurance assessments based on its average consolidated total assets, less average tangible equity, and various other regulatory factors included in an FDIC assessment scorecard.

The FDIA creates a depositor preference regime for the resolution of all insured depository institutions, including the Bank. If any such institution is placed into receivership, the FDIC will pay (out of the remaining net assets of the failed institution and only to the extent of such assets) first secured creditors (to the extent of their security), second the administrative expenses of the receivership, third all deposits liabilities (both insured and uninsured), fourth any other general or senior liabilities, fifth any obligations subordinated to depositors or general creditors, and finally any remaining net assets to shareholders in that capacity.

The Bank may be held liable by the FDIC for any loss incurred, or reasonably expected to be incurred by the DIF, due to the default of another commonly controlled FDIC-insured institution or for any assistance provided by the FDIC to another commonly controlled FDIC-insured institution that is in danger of default. As long as we are directly or indirectly controlled by GE, the Bank will be commonly controlled with another FDIC-insured institution, GE Capital Bank, an industrial bank chartered under the laws of Utah.

Consumer Financial Services Regulation

The relationship between us and our U.S. customers is regulated extensively under federal and state consumer protection laws. Federal laws include the Truth in Lending Act, the Equal Credit Opportunity Act, HOLA, the Fair Credit Reporting Act (the “FCRA”), the GLBA, the CARD Act and the Dodd-Frank Act. These and other federal laws, among other things, require disclosures of the cost of credit, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, require safe and sound banking operations, prohibit unfair, deceptive and abusive practices, restrict our ability to raise interest rates, and subject us to substantial regulatory oversight. State and, in some cases, local laws also may regulate the relationship between us and our U.S. customers in these areas, as well as in the areas of collection practices, and may provide other additional consumer protections. Moreover, we and our U.S. subsidiaries are subject to the Servicemembers Civil Relief Act, which protects persons called to active military service and their dependents from undue hardship resulting from their military service. The Servicemembers Civil Relief Act applies to all debts incurred prior to the commencement of active duty (including credit card and other open-end debt) and limits the amount of interest, including service and renewal charges and any other fees or charges (other than bona fide insurance) that is related to the obligation or liability.

Violations of applicable consumer protection laws can result in significant potential liability from litigation brought by customers, including actual damages, restitution and attorneys’ fees. Federal banking regulators, as well as state attorneys general and other state and local consumer protection agencies, also may seek to enforce consumer protection requirements and obtain these and other remedies, including civil money penalties and fines.

The CARD Act was enacted in 2009 and most of the requirements became effective in 2010. The CARD Act made numerous amendments to the Truth in Lending Act, requiring us to make significant changes to many of our business practices, including marketing, underwriting, pricing and billing. The CARD Act’s restrictions on our ability to increase interest rates on existing balances to respond to market conditions and credit risk ultimately limits our ability to extend credit to new customers and provide additional credit to current customers. Other CARD Act restrictions, such as limitations on late fees, have resulted and will continue to result in reduced interest income and loan fee income.

The FCRA regulates the Bank’s and our use of credit reports and the reporting of information to credit reporting agencies, and also provides a standard for lenders to share information with affiliates and certain third parties and to provide firm offers of credit to consumers. The FCRA also places further restrictions on the use of information shared between affiliates for marketing purposes, requires the provision of disclosures to consumers when risk-based pricing is used in a credit decision, and requires safeguards to help protect consumers from identity theft.

Under HOLA, the Bank is prohibited from engaging in certain tying or reciprocity arrangements with its customers. In general, the Bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that: (i) the customer obtain or provide some additional credit, property, or services from or to the Bank or Synchrony or their subsidiaries or (ii) the customer may not obtain some other credit, property, or services from a competitor, except in each case to the extent reasonable conditions are imposed to assure the soundness of the credit extended. Certain arrangements are permissible. For example, the Bank may offer more favorable terms if a customer obtains two or more traditional bank products.

The Durbin Amendment in the Dodd-Frank Act requires the Federal Reserve Board to promulgate certain rules related to debit transaction interchange fees. On June 29, 2011, the Federal Reserve Board adopted a final rule with respect to the Durbin Amendment effective on October 1, 2011, which, among other things, established a regulatory cap for many types of debit interchange transactions that is no more than 21 cents plus five basis points of the value of the transaction. These rules are being challenged in pending litigation brought by retailers claiming that the interchange fee and network non-exclusivity provisions of the rule are arbitrary, capricious, an abuse of discretion, and otherwise not in accordance with the law. The outcome of this litigation is uncertain, but if the plaintiffs were to succeed, it is possible that the Federal Reserve Board would have to reduce interchange fees below the rates in the current rule. The Federal Reserve Board also adopted a rule to allow a debit card issuer to recover 1% per transaction for fraud prevention purposes if the issuer complies with certain fraud- related requirements. In addition, the rule prohibits the imposition of restrictions on a merchant’s ability to direct the routing of electronic debit transactions over a network for which the issuer has enabled processing.

The Dodd-Frank Act established the CFPB, which regulates consumer financial products and services and certain financial services providers. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” and ensure consistent enforcement of laws so that all consumers have access to markets for consumer financial products and services that are fair, transparent and competitive. The CFPB has rulemaking and interpretive authority under the Dodd-Frank Act and other federal consumer financial services laws, as well as broad supervisory, examination and enforcement authority over large providers of consumer financial products and services, such as us. In addition, the CFPB has an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the products we offer. The system could inform future agency decisions with respect to regulatory, enforcement or examination focus. There continues to be uncertainty as to how the CFPB’s strategies and priorities will have an impact on our businesses and our results of operations going forward. Although we have been subject to various matters with the CFPB as described below, neither we nor the Bank has had its first comprehensive examination by the CFPB, and we cannot predict when such examination will occur or what the results will be. See “Risk Factors—Risks Relating to Regulation—The Consumer Financial Protection Bureau is a new agency and there continues to be uncertainty as to how the agency’s actions will impact our business. The agency’s actions have had and may continue to have an adverse impact on our business.”

In July 2012, the CFPB issued an industry bulletin regarding marketing practices with respect to credit card add-on products, including debt cancellation products. The Bank has made a number of changes, including changes in response to the CFPB bulletin, with respect to its marketing and sale of debt cancellation products to credit card customers, including ceasing all telesales of such products, and the Bank has also enhanced the disclosures associated with its website sales of such products. Starting in December 2012 and continuing into 2013, the CFPB conducted a review of the Bank’s debt cancellation products and its marketing practices in its telesales channel related to those products. We are currently in discussions with the CFPB relating to this review. We cannot predict the final outcome of the discussions and the resolution could include customer remediation in addition to what we have voluntarily undertaken, as well as civil money penalties and required changes to how the Bank currently conducts its business. See “Risk Factors—Risks Relating to Our Business—Litigation and regulatory actions could subject us to significant fines, penalties, judgments and/or requirements resulting in increased expenses.”

In October 2013 the CFPB published its first biennial report reviewing the impact of the CARD Act on the consumer credit card market. In the report, the CFPB identified practices that may warrant further scrutiny by it, including add-on products (such as debt protection, identity theft protection, credit score monitoring, and other products that are supplementary to the extension of credit), cards that charge substantial application fees, and deferred interest offers and products (which could include our promotional financing products). The report further identified concerns regarding the adequacy of online disclosures as well as of the disclosures associated with rewards products and grace periods. Separately, the CFPB is also studying pre-dispute arbitration clauses, and our litigation exposure could increase if the CFPB exercises its authority to limit or ban pre-dispute arbitration clauses.

On December 10, 2013, we entered into the Consent Order relating to our CareCredit platform, which requires us to pay up to $34.1 million to customers, to provide additional training and monitoring of our CareCredit partners, to include provisions in agreements with our CareCredit partners prohibiting charges for certain services not yet rendered, to make changes to certain consumer disclosures, application procedures and procedures for resolution of customer complaints, and to terminate CareCredit partners that have chargeback rates in excess of certain thresholds. Some of the changes required by the Consent Order are similar to requirements in the Assurance that we entered with the Attorney General for the State of New York on June 3, 2013. The Bank expects to be in full compliance with the business practice changes required by the Consent Order and the Assurance by the third quarter of 2014, subject to ongoing reporting obligations and will complete the additional provider training by the fourth quarter of 2015. In addition to the costs of remediation, which were not material for the Assurance and will be up to $34.1 million for the Consent Order, the Company estimates it will incur one-time costs of approximately $3 million to implement these changes, and ongoing annual costs of approximately $3 million. At this time, we do not believe that the Consent Order or the Assurance will have a material impact on our net earnings going forward. In addition, in 2012, the Bank discovered through an audit of its collection operations, potential violations of the Equal Credit Opportunity Act where certain Spanish-speaking customers and customers residing in Puerto Rico were excluded from certain statement credit and settlement offers that were made to certain delinquent customers. We provided information to the CFPB in connection with this matter and have been in discussions with them. This matter has been referred to the Department of Justice, which has initiated a civil investigation. We cannot predict the final outcome of the discussions or the investigation, and the resolution could include customer remediation in addition to what we have voluntarily undertaken, as well as civil money penalties and required changes to how the Bank currently conducts its business.

GECC’s Regulatory Status

GECC is a regulated savings and loan holding company and therefore is subject to all of the regulatory obligations to which we are subject. Until the GE SLHC Deregistration, GECC’s regulatory obligations as a savings and loan holding company may, for reasons related or unrelated to us, adversely affect us, including restricting our ability to initiate or continue various business activities or practices, pay dividends or repurchase stock.

As a nonbank SIFI, GECC is subject to enhanced prudential standards under the Dodd-Frank Act and regulation by the Federal Reserve Board, which is expected to include regulatory capital requirements. Nonbank SIFIs, such as GECC, currently are subject to some, but not all, of the enhanced prudential standards under the Dodd-Frank Act. The Federal Reserve Board has issued regulations implementing certain of the enhanced prudential standards of the Dodd-Frank Act for bank holding companies and foreign banking organizations, but not for nonbank SIFIs. In connection with these regulations, the Federal Reserve Board has indicated that it will apply enhanced prudential standards to an individual nonbank SIFI, such as GECC, by rule or order. Although the enhanced prudential standards currently applicable to GECC in its capacity as a nonbank SIFI do not have the effect of imposing direct regulatory obligations on us, we cannot be certain that standards imposed by rule or order on GECC as a nonbank SIFI by the Federal Reserve Board in the future will not have the effect of directly or indirectly imposing obligations on us so long as we are controlled by GECC for bank regulatory purposes.

Privacy

We, along with the Bank, are subject to various privacy, information security and data protection laws, including requirements concerning security breach notification. For example, in the United States, certain of our businesses are subject to the GLBA and implementing regulations and guidance. Among other things, the GLBA: (i) imposes certain limitations on the ability of financial institutions to share consumers’ nonpublic personal information with nonaffiliated third parties, (ii) requires that financial institutions provide certain disclosures to consumers about their information collection, sharing and security practices and affords customers the right to “opt out” of the institution’s disclosure of their personal financial information to nonaffiliated third parties (with certain exceptions) and (iii) requires financial institutions to develop, implement and maintain a written comprehensive information security program containing safeguards that are appropriate to the financial institution’s size and complexity, the nature and scope of the financial institution’s activities, and the sensitivity of customer information processed by the financial institution as well as plans for responding to data security breaches. Federal and state laws also require us to respond appropriately to data security breaches. We, along with the Bank have a program to comply with applicable privacy, information security, and data protection requirements imposed by federal, state, and foreign laws, including the GLBA. See also “Risk Factors—Risks Relating to Regulation—Regulations relating to privacy, information security and data protection could increase our costs, affect or limit how we collect and use personal information and adversely affect our business opportunities.”

GE Transfer of Unrelated Bank

As part of the Separation (assuming it is accomplished by the Split-off), GE intends to transfer ownership of GE Capital Bank (a bank that is and will be separate from and unrelated to Synchrony and the Bank) from one of its subsidiaries to another. GE has indicated to us that it does not believe that this transfer requires an application to, or an approval or non-objection by, any bank regulatory authorities. However, if those authorities disagree and were to require an application or other opportunity for approval or non-objection, we cannot predict what action the authorities might take on such an application or notice, or what conditions or restrictions, if any, the regulators might impose in connection with any such action. Any such action, or any conditions or restrictions in connection with such action, could have a material adverse effect on GE’s ability to retain that bank and could affect GE’s willingness to proceed with the Separation as currently planned.

Money Laundering and Terrorist Financing Prevention Program

We maintain an enterprise-wide program designed to comply fully with all applicable anti-money laundering and anti-terrorism laws and regulations, including the Bank Secrecy Act and the Patriot Act. This program includes policies, procedures, processes and other internal controls designed to identify, monitor, manage and mitigate the risk of money laundering or terrorist financing posed by our products, services, customers and geographic locale. These controls include procedures and processes to detect and report suspicious transactions, perform customer due diligence, respond to requests from law enforcement, and meet all recordkeeping and reporting requirements related to particular transactions involving currency or monetary instruments. The program is coordinated by a compliance officer, undergoes an annual independent audit to assess its effectiveness, and requires training of employees.

Sanctions Programs

We have a program designed to comply with applicable economic and trade sanctions programs, including those administered and enforced by the United States Department of the Treasury’s Office of Foreign Assets Control. These sanctions are usually targeted against foreign countries, terrorists, international narcotics traffickers and those believed to be involved in the proliferation of weapons of mass destruction. These regulations generally require either the blocking of accounts or other property of specified entities or individuals, but they may also require the rejection of certain transactions involving specified entities or individuals. We maintain policies, procedures and other internal controls designed to comply with these sanctions programs.

Environmental and Health and Safety Matters

We are subject to various environmental, health and safety laws and regulations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information concerning our directors and executive officers as of the completion of this offering:

Name	Age	Positions
Margaret M. Keane	54	President, Chief Executive Officer and Director
Brian D. Doubles	39	Executive Vice President, Chief Financial Officer and Treasurer
Henry F. Greig	51	Executive Vice President, Chief Risk Officer
Jonathan S. Mothner	50	Executive Vice President, General Counsel and Secretary
David P. Melito	48	Senior Vice President, Chief Accounting Officer and Controller
Thomas M. Quindlen	51	Executive Vice President and Chief Executive Officer—Retail Card
Glenn P. Marino	57	Executive Vice President and Chief Executive Officer—Payment Solutions and Chief Commercial Officer
David Fasoli	55	Executive Vice President and Chief Executive Officer—CareCredit
William H. Cary	54	Director
Daniel O. Colao	47	Director
Alexander Dimitrief	55	Director
Anne Kennelly Kratky	52	Director
Dmitri L. Stockton	49	Director
Roy A. Guthrie	60	Director Nominee
Richard C. Hartnack	68	Director Nominee
Jeffrey G. Naylor	55	Director Nominee

The following sets forth certain biographical information with respect to our executive officers, directors and nominees for director.

Margaret M. Keane has been our President, Chief Executive Officer since February 2014 and has served as Chief Executive Officer and President of GE’s North American retail finance business since April 2011. She has also been a member of our board of directors since 2013 and a member of the board of directors of the Bank since 2009. From June 2004 to April 2011, Ms. Keane served as President and Chief Executive Officer of the Retail Card platform of GE’s North American retail finance business. From January 2002 to May 2004, Ms. Keane served as Senior Vice President of Operations of the Retail Card platform of GE’s North American retail finance business. From January 2000 to December 2001, Ms. Keane served as Chief Quality Leader of GECC. From October 1999 to December 1999, Ms. Keane served as Shared Services Leader for GECC’s Mid-Market Leasing Businesses. Prior to that, Ms. Keane served in various operations and quality leadership roles at GECC and Citibank. Ms. Keane was named a GE Officer in 2005 and a GECC Officer in 1996. Ms. Keane received a B.A. in Government and Politics and an M.B.A. from St. John’s University. Ms. Keane was designated to our board of directors by GE. We believe that Ms. Keane should serve as a member of our board of directors due to her extensive experience in the retail finance business and the perspective she brings as our Chief Executive Officer and President.

Brian D. Doubles has been our Executive Vice President, Chief Financial Officer and Treasurer since February 2014 and has served as Chief Financial Officer of GE’s North American retail finance business since January 2009 and a member of the board of directors of the Bank since 2009. From July 2008 to January 2009, Mr. Doubles served as Vice President of Financial Planning and Analysis of GE’s global consumer finance business. From March 2007 to July 2008, Mr. Doubles led the winddown of GE’s U.S. mortgage business (WMC Mortgage) as Chief Financial Officer and subsequently Chief Executive Officer. From May 2006 to March 2007, Mr. Doubles served as Vice President Financial Planning and Analysis of GE’s North American retail finance business. From January 2001 to May 2006, Mr. Doubles served in roles of increasing responsibility for GE’s internal audit staff. From February 1997 to January 2001, Mr. Doubles held various roles as part of a GE management leadership program. Mr. Doubles was named a GECC Officer in 2009. Mr. Doubles received a B.S. in Engineering from Michigan State University.

Henry F. Greig has been our Executive Vice President, Chief Risk Officer since February 2014 and has served as Chief Risk Officer of GE’s North American retail finance business since October 2010 and the Bank since May 2011 and a member of the board of directors of the Bank since 2011. From June 2004 to October 2010, Mr. Greig served as Chief Risk Officer of the Retail Card platform of GE’s North American retail finance business. From December 2002 to June 2004, Mr. Greig served as Vice President of Risk for GE’s North American retail finance business. From June 2000 to December 2002, Mr. Greig served as Vice President of Information & Customer Marketing of GE’s North American retail finance business. Prior to that, Mr. Greig served in various business and risk positions with GE affiliates. Mr. Greig was named a GECC Officer in 2010. Mr. Greig received an A.B. in Mathematics from Bowdoin College and an M.S. in Applied Mathematics from Rensselaer Polytechnic Institute.

Jonathan S. Mothner has been our Executive Vice President, General Counsel and Secretary since February 2014 and has served as General Counsel for GE’s North American retail finance business since January 2009 and the Bank since September 2011. From December 2005 to July 2009, Mr. Mothner served as Chief Litigation Counsel and Chief Compliance Officer of GE’s global consumer finance business. From June 2004 to December 2005, Mr. Mothner served as Chief Litigation Counsel and head of the Litigation Center of Excellence of GE Commercial Finance. From May 2000 to June 2004, Mr. Mothner served as Litigation Counsel of GE’s global consumer finance business. Mr. Mothner was named a GECC Officer in 2005. Prior to joining GECC, Mr. Mothner served in various legal roles in the U.S. Department of Justice and a private law firm. Mr. Mothner received a B.A. in Economics from Hobart College and a J.D. from New York University School of Law.

David P. Melito has been our Senior Vice President, Chief Accounting Officer and Controller since February 2014 and has served as Controller for GE’s North American retail finance business since March 2009. From January 2008 to March 2009, Mr. Melito served as Global Controller, Technical Accounting for GE Capital Aviation Services. From January 2001 to January 2008, Mr. Melito served as Global Controller, Technical Accounting for GE Capital Commercial Finance. Prior to that, Mr. Melito worked in public accounting. Mr. Melito holds a B.A. in Accounting from Queens College, City University of New York and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Thomas M. Quindlen has been our Executive Vice President and Chief Executive Officer of our Retail Card platform since February 2014 and has served as Vice President of the Retail Card platform for GE’s North American retail finance business since December 2013. From January 2009 to December 2013, Mr. Quindlen served as Vice President and Chief Executive Officer of GECC Corporate Finance. From November 2005 to January 2009, Mr. Quindlen served as President of GECC Corporate Lending, North America. From March 2005 to November 2005, Mr. Quindlen served as Vice President and Chief Marketing Officer of GECC Commercial Financial Services. From May 2002 to March 2005, Mr. Quindlen served as President and Chief Executive Officer of GECC Franchise Finance. From September 2001 to May 2002, Mr. Quindlen served as Senior Vice President of GECC Global Six Sigma for Commercial Equipment Financing. Prior to that, Mr. Quindlen served in various sales, marketing, business development and financial positions with GE affiliates. Mr. Quindlen was named a GE Officer in 2005 and a GECC Officer in 2001. Mr. Quindlen received a B.S. in Accounting from Villanova University.

Glenn P. Marino has been our Executive Vice President and Chief Executive Officer of our Payment Solutions platform and our Chief Commercial Officer since February 2014 and has served as Chief Executive Officer of the Payment Solutions platform and as Chief Commercial Leader of GE’s North American retail finance business since December 2011. From July 2002 to December 2011 Mr. Marino served as Chief Executive Officer of the Payment Solutions platform of GE’s North American retail finance business. From

March 1999 to July 2002, Mr. Marino served as Chief Executive Officer of Monogram Credit Services, a joint venture between GE and BankOne (now JPMorgan Chase & Co.). From February 1996 to March 1999, Mr. Marino served as Chief Risk Officer of the Visa/MasterCard division of GE’s North American retail finance business. Prior to that, Mr. Marino served as Vice President of Risk within Citigroup’s U.S. retail banking business. Mr. Marino was named a GE Officer in 2006 and a GECC Officer in 1999. Mr. Marino received a B.S. in Biology from Syracuse University and an M.B.A. from the University of Michigan.

David Fasoli has been our Executive Vice President and Chief Executive Officer of our CareCredit platform since February 2014 and has served as President and Chief Executive Officer of the CareCredit platform of GE’s North American retail finance business since March 2008. From June 2003 to March 2008, he served as General Manager of Home and Recreational Products Business of GE’s North American retail finance business. Prior to June 2003, Mr. Fasoli served as Vice President of Client Development of GE’s North American retail finance business and held several positions of increasing responsibility within GE and GE’s North American retail finance business in Finance, Client Development, Business Integration and Quality. Mr. Fasoli was named a GECC Officer in 2007. Mr. Fasoli received a B.S. in Business and Economics from the State University of New York at Albany.

William H. Cary has been a member of our board of directors since February 2014. Mr. Cary has served as President and Chief Operating Officer of GECC since November 2008. From February 2008 to November 2008, Mr. Cary served as President and Chief Executive Officer of GE’s global consumer finance business. From January 2006 to February 2008, Mr. Cary served as President and Chief Executive Officer of GE’s European consumer finance business. From February 2004 to January 2006, Mr. Cary served as Corporate Vice President, Investor Relations of GE Corporate Finance. From October 2002 to February 2004, Mr. Cary served as Corporate Vice President, Financial Planning and Analysis. From January 2001 to October 2002, Mr. Cary served as President and Chief Executive Officer of GE Capital Vendor Financial Services. From April 1996 to January 2001, Mr. Cary served as Vice President and Manager, Financial Planning and Analysis of GECC. Mr. Cary was named a GE Officer in 1999 and a GECC Officer in 1999. We believe that Mr. Cary should serve as a member of our board of directors due to his extensive background in finance (including consumer finance) and his experience as a leader in both financial and operational roles.

Daniel O. Colao has been a member of our board of directors since February 2014. Mr. Colao has served as Vice President, Financial Planning and Analysis of GECC since January 2011. From July 2008 to January 2011, Mr. Colao served as Chief Financial Officer of GE Asset Management. From March 2007 to July 2008, Mr. Colao served as Managing Director and as Chief Financial Officer for two divisions of Lehman Brothers. From September 1999 to March 2007, Mr. Colao served in various Chief Financial Officer roles in several GECC businesses including Real Estate, Consumer Auto Finance, Fleet Services, Vendor Financial Services and Aviation Services. Prior to that, Mr. Colao served in various financial roles at GE and GECC. Mr. Colao was named a GE Officer in 2013 and a GECC Officer in 2004. Mr. Colao received a B.S. in Finance from Boston College. Mr. Colao was designated to our board of directors by GE. We believe that Mr. Colao should serve as a member of our board of directors due to his extensive background in finance and leadership experience, including more than 10 years served as a chief financial officer of various businesses.

Alexander Dimitrief has been a member of our board of directors since February 2014. Mr. Dimitrief has served as Senior Vice President and General Counsel of GECC since October 2012. From November 2011 to October 2012, Mr. Dimitrief served as Vice President and General Counsel of GE Energy. From February 2007 to November 2011, Mr. Dimitrief served as Vice President for Litigation and Legal Policy at GE. Mr. Dimitrief was named a GE Officer in 2007 and a GECC Officer in 2012. Prior to February 2007, Mr. Dimitrief was a senior partner at Kirkland & Ellis LLP. Mr. Dimitrief received a B.A. in Economics and Political Science from Yale College and a J.D. from Harvard Law School. Mr. Dimitrief was designated to our board of directors by GE. We believe that Mr. Dimitrief should serve as a member of our board of directors due to his extensive experience in the areas of law and compliance spanning many industries and subject areas, including the financial services industry.

Anne Kennelly Kratky has been a member of our board of directors since February 2014. Ms. Kratky has served as Deputy Treasurer and Chief Risk Officer of GE Corporate Treasury since August 2011. From October 2006 to August 2011, Ms. Kratky served as Chief Risk Officer of GECC Aviation Financial Services. From November 2005 to October 2006, Ms. Kratky served as Chief Risk Officer of Global Media and Communications for GE Capital Americas. From January 2004 to November 2005, Ms. Kratky served as Chief Risk Officer of Commercial and Industrial for GE Capital Solutions and from July 1998 to January 2004, served as Managing Director of GE Capital Structured Finance Group. Ms. Kratky was named a GE Officer in 2012 and a GECC Officer in 2006. Ms. Kratky received a B.S. in Systems Analysis from Miami University in Ohio. Ms. Kratky was designated to our board of directors by GE. We believe that Ms. Kratky should serve as a member of our board of directors due to her extensive background and leadership experience in risk management, including more than 10 years served as a chief risk officer of various businesses and treasury.

Dmitri L. Stockton has been a member of our board of directors since February 2014. Mr. Stockton has served as President and Chief Executive Officer of GE Asset Management since May 2011. From January 2009 to April 2011, Mr. Stockton served as Chief Executive Officer of GE Capital Global Banking. From October 2004 to December 2008, Mr. Stockton served as President and Chief Executive Officer of GE’s Central and Eastern European consumer finance business. From September 2001 to October 2004, Mr. Stockton served as Chief Executive Officer of GE’s Swiss consumer finance business. From August 1999 to September 2001, Mr. Stockton served as Senior Vice President of GE Mortgage Insurance. Mr. Stockton was named a GE Officer in 2005. Mr. Stockton received a B.A. in Accounting from North Carolina Agricultural Technical State University School of Business and Economics. Mr. Stockton was designated to our board of directors by GE. We believe that Mr. Stockton should serve as a member of our board of directors due to his extensive background in finance (including consumer finance), banking and asset management and leadership experience in various businesses.

Roy A. Guthrie has agreed to join our board effective as of the date of this prospectus. From July 2005 to January 2012, Mr. Guthrie served as Executive Vice President and Chief Financial Officer of Discover Financial Services, Inc. From September 2000 to July 2004, Mr. Guthrie served as President and Chief Executive Officer of various businesses of Citigroup Inc., including CitiFinancial International from 2000 to 2004 and CitiCapital from 2000 to 2001. From April 1978 to September 2000, Mr. Guthrie served in various roles of increasing responsibility at Associates First Capital Corporation. Mr. Guthrie serves on the board of directors of Nationstar Mortgage Holdings, Inc., an originator and servicer of real estate mortgage loans, Springleaf Finance Corporation, a financial services company, LifeLock, Inc., a company offering identity theft protection and detection services, Garrison Capital, Inc., a closed-end management investment company, and Bluestem Brands, Inc., a multi-brand retailer, and served on the board of directors of Discover Bank. Mr. Guthrie received a B.A. in Economics from Hanover College and a M.B.A. from Drake University. We believe that Mr. Guthrie should serve as a member of our board of directors due to his leadership experience and extensive background in consumer finance (including the private label credit card industry), including more than 30 years of experience in finance and/or operating roles.

Richard C. Hartnack has agreed to join our board effective as of the date of this prospectus. From April 2005 to February 2013, Mr. Hartnack served as Vice Chairman and Head, Consumer and Small Business Banking of U.S. Bancorp. From June 1991 to March 2005, Mr. Hartnack served in various leadership roles at Union Bank, N.A. (formerly known as Union Bank of California, N.A.), including Vice Chairman and Head, Community Banking and Investment Services from 1999 to 2005. From June 1982 to May 1991, Mr. Hartnack served in various leadership roles at First Chicago Corporation, including Executive Vice President and Head, Community Banking. Mr. Hartnack serves on the board of directors of Federal Home Loan Mortgage Corporation and has served on the board of directors of MasterCard International, Inc. and UnionBanCal Corporation. Mr. Hartnack received a B.A. in Economics from the University of California, Los Angeles and a M.B.A. from Stanford University. We believe that Mr. Hartnack should serve as a member of our board of directors due to his leadership experience and extensive background in consumer finance and banking accumulated over the course of a 40 year career in the banking industry.

Jeffrey G. Naylor has agreed to join our board effective as of the date of this prospectus. Mr. Naylor has served as Founder and Managing Director of Topaz Consulting, LLC, a financial consulting firm, since April 2014. From February 2013 to April 2014, Mr. Naylor served as Senior Corporate Advisor of the TJX Companies, Inc. From January 2012 to February 2013, Mr. Naylor served as Chief Administrative Officer of the TJX Companies, Inc., from February 2009 to January 2012, he served as its Chief Financial and Administrative Officer, from June 2007 to February 2009, he served as its Chief Administrative and Business Development Officer, from September 2006 to June 2007, he served as its Chief Financial and Administrative Officer, and from February 2004 to September 2006, he served as its Chief Financial Officer. From September 2001 to January 2004, Mr. Naylor served as Chief Financial Officer of Big Lots, Inc. From September 2000 to September 2001, Mr. Naylor served as Senior Vice President, Chief Financial and Administrative Officer of Dade Behring, Inc. From November 1998 to September 2000, he served as Vice President, Controller of Limited, Inc. Mr. Naylor serves on the board of directors of Fresh Market, Inc. a grocery retailer and Emerald Expositions, which conducts business and consumer trade shows. Mr. Naylor received a B.A. in Economics and Political Science and an M.B.A. from the J.L. Kellogg Graduate School of Management, Northwestern University. We believe that Mr. Naylor should serve as a member of our board of directors due to his executive management and leadership experience, his extensive financial and accounting background, and his considerable experience in the retail industry.

Status as a “Controlled Company” under NYSE Listing Standards

Our common stock will be listed on the NYSE and, as a result, we will be subject to the NYSE’s corporate governance listing standards. However, a listed company that meets the NYSE’s definition of “controlled company” (i.e., a company of which more than 50% of the voting power is held by a single entity or group), may elect not to comply with certain of these requirements. Consistent with this, the Master Agreement will provide that, so long as GE owns more than 50% of our outstanding common stock and we are therefore a “controlled company,” we will elect not to comply with the corporate governance standards of the NYSE requiring: (i) a majority of independent directors on the board of directors, (ii) a fully independent corporate governance and nominating committee and (iii) a fully independent compensation committee. As discussed below, upon completion of this offering, we expect that six of our nine directors, including one member of the board of directors’ Nominating and Corporate Governance Committee and one member of the board of directors’ Management Development and Compensation Committee, will not qualify as “independent directors” under the applicable rules of the NYSE.

Board Leadership Structure

Following completion of this offering, our board of directors will be led by an independent director serving as non-executive Chairman. We believe that having an independent director serve as the non-executive Chairman of the board of directors will be in the best interests of our stockholders in light of the fact that we are a newly public company as well as a “controlled company” with GE as our majority stockholder. The separation of roles will allow our Chairman to focus on the organization and effectiveness of our board of directors and any potential conflicts of interest with GE that require review by the independent members of the board of directors. At the same time, it will allow our Chief Executive Officer to focus on executing our strategy and managing our operations, performance and risk.

Composition of the Board of Directors

Following completion of this offering, our board of directors will have nine members, consisting of our Chief Executive Officer (who is an officer of GE), five other officers of GE and three directors who will be “independent” under the listing standards of the NYSE. Messrs. Guthrie, Hartnack and Naylor, who will serve as independent directors, were selected by GE following an extensive search conducted with the assistance of a third party search firm and a review by GE and Synchrony of these individuals’ experience, qualifications, attributes, skills and independence from both companies.

Under our certificate of incorporation, the number of directors constituting our entire board of directors will be fixed from time to time by resolution of our board of directors. The Master Agreement will provide that, until GE’s beneficial ownership of our common stock decreases below 20%, we cannot change the size of our board of directors without GECC’s prior written approval.

Under our bylaws, our directors will be elected annually by plurality vote. As discussed under “Committees of the Board of Directors” below, our Nominating and Corporate Governance Committee will be responsible for recommending to our board of directors, for their approval, the director nominees to be presented for stockholder approval at the annual meeting. Until the GE SLHC Deregistration, the Master Agreement will give GECC the right to designate a specified number of persons for nomination by our board of directors at any stockholder meeting at which directors are to be elected. The number will vary with the level of GE’s beneficial ownership of our outstanding common stock, as follows:

•	when GE beneficially owns more than 50% of our outstanding common stock, GECC will be entitled to designate five persons for nomination (a majority of the board of directors’ nominees for election);

•	when GE beneficially owns at least 33% and no more than 50% of our outstanding common stock, GECC will be entitled to designate four persons for nomination;

•	when GE beneficially owns at least 20% but less than 33% of our outstanding common stock, GECC will be entitled to designate three persons for nomination;

•	when GE beneficially owns at least 10% but less than 20% of our outstanding common stock, GECC will be entitled to designate two persons for nomination; and

•	when GE beneficially owns less than 10% of our outstanding common stock, GE will be entitled to designate one person for nomination.

In the event that (with GECC’s approval) the size of our board of directors is changed, GECC will have the right to designate a proportional number of persons for nomination for election to the board of directors (rounded up to the nearest whole number).

Under the Master Agreement, our Nominating and Corporate Governance Committee or our board of directors must consider for approval in good faith each person designated by GECC for nomination for election to the board of directors, applying the same standards as shall be applied for the consideration of other proposed nominees for election as directors. We are required to recommend and solicit proxies in favor of, and to otherwise use our best efforts to cause the election of, each person designated by GECC whose nomination has been approved. In the event that the committee or the board of directors does not approve the nomination of any person designated by GECC, GECC shall have the right to designate an alternative person for consideration.

The holders of any outstanding series of our preferred stock may have the right to elect certain directors under certain limited circumstances.

Committees of the Board of Directors

Upon completion of this offering, the standing committees of our board of directors will consist of an Audit Committee, a Nominating and Corporate Governance Committee, a Management Development and Compensation Committee, and a Risk Committee. These committees are described below. Our board of directors may also establish various other committees to assist it in its responsibilities. However, the Master Agreement provides that, until the GE SLHC Deregistration, without GECC’s prior written approval, our board of directors will not establish an executive committee or any other committee having powers typically delegated to an executive committee.

Audit Committee. The primary responsibilities of this committee will include:

•	selecting, evaluating, compensating and overseeing the independent registered public accounting firm;

•	reviewing the audit plan and scope and results of the audit to be conducted by the independent registered public accounting firm;

•	overseeing our financial reporting activities, including our annual report, and the accounting standards and principles followed;

•	in coordination with the Risk Committee, reviewing our major financial risk exposures (and the steps management has taken to monitor and control these risks) and reviewing the Company’s risk assessment and risk management practices and the guidelines, policies and processes for risk assessment and risk management;

•	approving audit and non-audit services provided by the independent registered public accounting firm;

•	meeting with management and the independent registered public accounting firm to review and discuss our financial statements;

•	establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters;

•	reviewing the organization, performance and audit findings of our internal audit function and our disclosure and internal controls; and

•	overseeing the Company’s compliance with applicable legal, ethical and regulatory requirements.

The Audit Committee will be comprised of three directors, all of whom will be “independent” under the listing standards of the NYSE and the Company’s independence guidelines, and meet the SEC’s independence requirements for audit committee membership. The Audit Committee will be comprised of at least one “audit committee financial expert” as prescribed under the Exchange Act. We intend to appoint these directors to serve on our board of directors and the Audit Committee as soon as practicable after completion of this offering. Initially the Audit Committee will be comprised of Messrs. Naylor (chair), Guthrie and Hartnack.

Nominating and Corporate Governance Committee. The primary responsibilities of this committee will include:

•	reviewing GE’s designees for nomination for election to our board of directors pursuant to the Master Agreement, considering potential director nominees properly recommended by other stockholders, leading the search for other individuals qualified to become members of the board of directors, and recommending to our board of directors for approval the director nominees to be presented for stockholder approval at the next annual meeting;

•	reviewing and making recommendations to our board of directors, taking into account the Master Agreement as appropriate, with respect to the board’s leadership structure and the size and composition of the board of directors and the board committees;

•	developing and annually reviewing our governance principles;

•	annually reviewing director compensation and benefits;

•	overseeing the annual self-evaluation of our board of directors and its committees;

•	reviewing and making recommendations to our board of directors concerning the board’s leadership structure and the structure and membership of board committees;

•	reviewing and, if appropriate, approving or ratifying transactions with related persons required to be disclosed under SEC rules;

•	reviewing our policies and procedures with respect to political spending;

•	reviewing actions in furtherance of our corporate social responsibility;

•	reviewing and resolving any conflict of interest involving directors or executive officers;

•	overseeing risks related to corporate governance structure and practices; and

•	identifying and discussing with management the risks related to our social responsibility actions and public policy initiatives.

Under the Master Agreement, so long as GE beneficially owns more than 50% of our outstanding common stock, the Nominating and Corporate Governance Committee will be comprised of three directors, one of whom will be designated by GECC from among the directors it has designated for nomination and two of whom will be “independent” under the listing standards of the NYSE and the Company’s independence guidelines. When GE beneficially owns 50% or less of our outstanding common stock, the Nominating and Corporate Governance Committee will be comprised of three directors, each of whom will be “independent” under the listing standards of the NYSE and the Company’s independence guidelines. Initially the Nominating and Corporate Governance Committee will be comprised of Messrs. Hartnack (chair), Guthrie and Dimitrief.

Management Development and Compensation Committee. The primary responsibilities of this committee will include:

•	establishing, reviewing and approving Chief Executive Officer compensation, and reviewing and approving other senior executive compensation;

•	monitoring our management resources, structure, succession planning, development and selection process as well as the performance of the Chief Executive Officer and senior executives;

•	reviewing incentive compensation arrangements with a view to appropriately balancing risk and financial results in a manner that does not encourage employees to expose us to imprudent risks, and are consistent with safety and soundness, and reviewing (with input from our CRO and the Bank’s CRO) the relationship between risk management policies and practices, corporate strategies and senior executive compensation; and

•	overseeing incentive compensation plans and programs, including any equity-based compensation plans.

Under the Master Agreement, so long as GE beneficially owns more than 50% of our outstanding common stock, the Management Development and Compensation Committee will be comprised of three directors, one of whom will be designated by GECC from among the directors it has designated for nomination, and two of whom will be “independent” under the listing standards of the NYSE and the Company’s independence guidelines. When GE beneficially owns 50% or less of our outstanding common stock, the Management Development and Compensation Committee will be comprised of three directors, each of whom will be “independent” under the listing standards of the NYSE and the Company’s independence guidelines. At all times, at least two members of the Management Development and Compensation Committee will qualify as both an “outside director” for purposes of Section 162(m) of the Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Initially the Management Development and Compensation Committee will be comprised of Messrs. Cary (chair), Hartnack and Naylor.

Risk Committee. The primary responsibilities of this committee will include:

•	assisting our board of directors in its oversight of our enterprise-wide risk management framework, including as it relates to credit, market, liquidity, operational and strategic risks, as well as the guidelines and policies for monitoring and mitigating such risks;

•	reviewing and, at least annually, recommending to our board of directors for approval, our enterprise-wide risk appetite, including our liquidity risk tolerance and our strategy relating to managing key risks;

•	meeting separately on a regular basis with our CRO and (in coordination with the Bank’s Risk Committee, as appropriate) the Bank’s CRO;

•	receiving reports from our internal audit function on the results of risk management reviews and assessments;

•	reviewing and approving the Company’s enterprise-wide capital and liquidity framework and, in coordination with the Bank’s Risk Committee, reviewing the Bank’s allowance for loan losses, annual capital, recovery and resolution items, liquidity policy and risk appetite, regulatory capital policy and ratios, and internal capital adequacy assessment processes;

•	reviewing, at least semi-annually, information from senior management regarding whether we are operating within our established risk appetite;

•	reviewing the independence, authority and effectiveness of our risk management function and independent liquidity review function;

•	approving the appointment of, evaluating and, when appropriate, replacing the CRO;

•	reviewing the status of financial services regulatory examinations; and

•	reviewing the disclosure regarding risk contained in our annual and quarterly reports.

Under the Master Agreement, until the GE SLHC Deregistration, the Risk Committee will be comprised of three directors, one of whom will be designated by GECC from among the directors it has designated for nomination and two of whom will be “independent” under the listing standards of the NYSE and the Company’s independence guidelines. Initially the Risk Committee will be comprised of Mr. Guthrie (chair), Ms. Kratky and Mr. Naylor.

Related Person Transaction Approval Policy

Prior to the completion of this offering, our board of directors will adopt a written policy for the review, approval or ratification of transactions (known as “related person transactions”) between us or any of our subsidiaries and any related party, in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one of our executive officers, directors, director nominees or stockholders beneficially owning more than 5% of any class of our voting stock (or their immediate family members) has a direct or indirect material interest.

The policy will call for the related person transactions to be reviewed and, if deemed appropriate, approved or ratified by the Nominating and Corporate Governance Committee. In determining whether or not to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems important, whether the related person transaction is in our best interests and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. In the event a member of the Nominating and Corporate Governance Committee is not disinterested with respect to the related person transaction under review, that member may not participate in the review, approval or ratification of that related person transaction.

Certain decisions and transactions are not subject to the related person transaction approval policy, including: (i) decisions on compensation or benefits relating to directors or executive officers and (ii) indebtedness to the Bank in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank and not presenting more than the normal risk of collectability or other unfavorable features.

The transactions described in the section “Arrangements Among GE, GECC and Our Company” (collectively, the “GE Contemplated Transactions”) will be entered into prior to the adoption of our related person transaction approval policy and therefore will not be approved under the policy. However, the policy will apply to new agreements, amendments and modifications to existing agreements, terminations, disputes and extensions, in each case involving amounts in excess of $120,000. Any executive officer of the Company who is also an officer, director or employee of GE may participate in discussions concerning these matters provided that they do so solely on behalf of the Company and under the direction of, and subject to the approval of, the Nominating and Corporate Governance Committee. Any director of the Company who is an affiliate of GE may participate in discussions concerning these matters provided that they do so solely on behalf of GE and that the Nominating and Corporate Governance Committee has received advance notice of his or her participation. At any time at which a director of the Company who is also an officer, director or employee of GE is a member of the Nominating and Corporate Governance Committee, that director shall recuse himself or herself from all activities of the Nominating and Corporate Governance Committee relating to related person transactions with GE.

Compensation Discussion and Analysis

Introduction

The executive officers whose compensation we discuss in this Compensation Discussion and Analysis and whom we refer to as our named executive officers (“NEOs”) are Margaret M. Keane, President and Chief Executive Officer; Brian D. Doubles, Executive Vice President, Chief Financial Officer and Treasurer; Glenn P. Marino, Executive Vice President, Chief Executive Officer – Payment Solutions and Chief Commercial Leader; Jonathan S. Mothner, Executive Vice President, General Counsel and Secretary; and Thomas M. Quindlen, Executive Vice President and Chief Executive Officer – Retail Card.

We currently operate as a business unit of GECC and, at least for a period following this offering, will continue to operate as a majority-owned subsidiary of GECC. As a result, in 2013, our NEOs participated in GE and GECC compensation and benefit plans, and their compensation was subject to the oversight and approval of the Compensation Committee of GECC’s board of directors, as well as the Development and Compensation Committee of the Bank’s board of directors (except in the case of Mr. Quindlen, who joined us from another GECC business unit in December 2013), as our executive officers are also executive officers of the Bank. Their incentive compensation and equity awards were also subject to the approval of the Chief Executive Officer of GE and the Management Development and Compensation Committee of GE’s board of directors. These historical compensation arrangements are discussed below.

Following the completion of this offering, the Management Development and Compensation Committee of our board of directors, as well as the Bank’s Development and Compensation Committee, will oversee our compensation plans, policies and programs for our NEOs. Our employees will receive equity awards based on our common stock following the completion of this offering (including during the period in which we operate as a majority-owned subsidiary of GECC), and will no longer receive awards under the GE 2007 Long-Term Incentive Plan. As long as GE owns at least 50% of our outstanding common stock, we will be part of the GE group, and our employees generally will continue to participate in GE benefit plans other than the GE 2007 Long-Term Incentive Plan. When GE ceases to own at least 50% of our outstanding common stock, we anticipate that our U.S. employees will be covered by benefit plans that we expect to establish.

Compensation Framework

Goals

The goal of GECC’s 2013 executive compensation program for its business units, including our company, was aligned with GE’s compensation goal, which was to retain and reward leaders who create long-term value. GE’s executive compensation program is designed to reward sustained financial and operating performance and leadership excellence, align executives’ long-term interests with those of GE’s shareowners and motivate executives to remain with GE for long and productive careers built on expertise.

Program Principles

GECC’s executive compensation program for its business units, including our company, is designed to be consistent with GECC’s and our company’s safety and soundness and to identify, measure, monitor and control incentive compensation arrangements so that such arrangements do not encourage excessive or imprudent risk-taking. The key principles guiding this program and underlying the oversight of this program by GECC’s Compensation Committee and the Bank’s Development and Compensation Committee are:

•	Performance – rewards should be linked to business and individual performance against both qualitative and quantitative goals and objectives;

•	Growth Values – rewards should be linked to the employee’s demonstration of the behaviors and values expected of employees;

•	Market Competitiveness – reward opportunities should be competitive with the external labor markets in which GECC and its business units compete;

•	Internal Equity – reward opportunities should be internally equitable, subject to the individual’s experience, performance and other relevant factors; and

•	Prudent Risk – rewards, particularly incentive compensation, must not encourage excessive risk-taking and should be based in part on the long-term performance outcomes of risks taken.

Key Considerations in Setting Compensation

GECC has adopted the following key considerations in setting compensation for its business units, including our company. These considerations are consistent with the framework established by GE in setting compensation.

Consistent and sustainable performance. GECC’s executive compensation program provides the greatest pay opportunity for executives who demonstrate superior performance for sustained periods of time. It also rewards executives for executing our company’s strategy through business cycles, so that the achievement of long-term strategic objectives is not compromised by short-term considerations. The emphasis on consistent performance affects the annual cash bonus and equity incentive compensation. With the prior year’s award or grant serving as an initial basis for consideration, such awards are determined based on an assessment of an executive’s past performance and expected future contributions. Because current-year, past and sustainable performance are incorporated into compensation decisions, any percentage increase or decrease in the amount of annual compensation tends to be more gradual than in a framework that is focused solely or largely on current-year performance.

Future pay opportunity versus current pay. GECC strives to provide an appropriate mix of compensation elements to achieve a balance between current versus long-term, deferred compensation, cash versus equity incentive compensation, and other features that cause the amounts ultimately received by the NEOs to appropriately reflect risk and risk outcomes. Cash payments primarily, but not exclusively, reward more recent performance, whereas equity awards encourage our NEOs to continue to deliver results over a longer period of time, and serve as a retention tool. GECC believes that the compensation paid or awarded to our NEOs should be more heavily weighted towards rewards based on our company’s sustained operating performance as well as GE’s stock price performance over the long-term.

Qualitative and quantitative factors. Except with respect to payouts under GE’s Long-Term Performance Awards (“LTPAs”), which are tied to achieving specific quantitative performance objectives, quantitative formulas are not used exclusively in determining the amount and mix of compensation. Instead, a broad range of both quantitative and qualitative factors are evaluated to avoid excessive weight being placed on any one performance measure. These factors include, but are not necessarily limited to, reliability in delivering financial growth and operating targets, performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth, the ability to lead others, and other considerations that cause the amounts ultimately received by the NEOs to appropriately reflect risk and risk outcomes.

Consideration of risk. GECC’s compensation program is balanced, focused on the long term and takes into consideration the full range and duration of risks associated with a NEO’s activities. Under this structure, the highest amount of compensation can be achieved through consistent superior performance within the limits of GECC’s stated risk appetite. In addition, significant portions of compensation are earned only over the longer term and may be adjusted during the vesting period for risk outcomes. This provides strong incentives for executives to manage our company for the long term while avoiding excessive risk-taking in the short term. As discussed further below, both GECC’s Compensation Committee and the Bank’s Development and Compensation Committee review the relationship between our risk management policies and practices and the incentive compensation provided to our NEOs.

2013 Compensation Elements

The following summarizes the compensation elements used in 2013 to reward and retain our NEOs.

Base Salary

Base salaries for our NEOs depend on a number of factors, including the size, scope and impact of their role, the market value associated with their role, leadership skills and values, length of service, and individual performance and contributions. Decisions regarding salary increases are affected by the NEOs’ current salary and the amounts paid to their peers within and outside our company.

Annual Bonus

Annual cash bonuses to our NEOs are made under the GECC Executive Incentive Compensation Plan, which is funded based on an assessment of GE’s and GECC’s overall performance and is designed to reward executives for sustained financial and operating performance, effective risk management and overall leadership excellence. Bonus amounts are based on achieving specific performance goals for each executive and are driven by the executive’s success in achieving these goals. The prior year’s award serves as an initial basis for consideration. After an assessment of a NEO’s ongoing performance and current year contributions to our company’s results, as well as the performance of any business or function he or she leads, judgment is used in determining the bonus amount, if any, and the resulting percentage change from the prior year. Because GE and GECC emphasize consistent performance over time, the relative size of our NEOs’ bonuses is driven by current year, past and sustainable performance, and percentage increases or decreases in the amount of annual compensation therefore tend to be more gradual than in a framework that is focused solely or largely on current year performance. Our NEOs will continue to participate in the GECC Executive Incentive Compensation Plan until the date on which GE ceases to own at least 50% of our outstanding common stock.

GE Equity Awards

As part of GE’s equity compensation program for 2013, our NEOs received GE stock options in the amounts set forth in the “—2013 Grants of GE Plan-Based Awards Table.” No grants of equity awards based on our common stock were made in 2013. Important factors in determining the amount of GE stock options awarded to each NEO include the size of past grant amounts, individual performance and expected future contributions to GE. GE’s equity compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, align the interests of award recipients with those of GE’s shareholders and retain award recipients. GE uses grants of stock options to focus its executives on delivering long-term value to its shareowners because options have value only to the extent that the price of GE stock on the date of exercise exceeds the stock price on the grant date, as well as to retain its executives, as stock options generally vest 20% per year while employed. In prior years, GE has also used grants of RSUs to reward and retain executives by offering them the opportunity to receive shares of GE stock on the date the restrictions lapse as long as they continue to be employed by GE. Although our NEOs have received grants of GE RSUs in prior years and currently hold GE RSUs, they did not receive any grants of GE RSUs in 2013. Following this offering, the equity awards previously granted to our NEOs will continue to relate to GE equity, and service with us will be counted as service with GE for all purposes. As of the date GE ceases to own at least 50% of our outstanding common stock, all unvested GE stock options that are held by our employees will vest, and all unexercised GE stock options held by our employees will remain exercisable for GE common stock for five years or until the expiration of the stock option, whichever is earlier. GE RSUs will remain outstanding and vest in accordance with their terms. We will have no obligations with respect to GE stock options and GE RSUs.

GE LTPAs

In early 2013, as part of a broader GE program, GE granted contingent LTPAs to our NEOs, which will be payable if GE achieves, on an overall basis for a three-year period (2013 through 2015), specified goals based on four equally weighted GE-specific performance metrics. These performance metrics are: (i) cumulative operating earnings per share, (ii) cumulative total cash generation, (iii) 2015 industrial earnings as a percentage of total GE earnings and (iv) 2015 return on total capital. The awards are payable in cash (or, at the discretion of GE’s Management Development and Compensation Committee, in GE common stock), based on achieving threshold, target or maximum levels for any of the performance metrics, with payments prorated for performance between the established levels. As was the case with the awards granted under GE’s prior long-term performance award programs, the target levels of the 2013-2015 LTPA performance metrics are challenging but achievable with good performance, whereas maximum levels represent stretch goals. For each NEO, the award is based on a multiple (e.g., in the case of Ms. Keane, 0.5x at threshold, 0.75x at target and 1.5x at maximum) of base salary and incentive compensation, and will be subject to forfeiture if the individual’s employment terminates for any reason other than disability, death, retirement or in connection with a business disposition prior to the settlement of the award. Assuming the date on which GE ceases to own at least 50% of our outstanding common stock will occur prior to the LTPA 2016 payment date, our NEOs who remain employed by us until the 2016 payment date will remain eligible to receive a pro rata portion of their award from GE, based on their service from the LTPA’s grant date to the date on which GE ceases to own at least 50% of our outstanding common stock and based on their annual salary then in effect on such date and the last annual bonus received prior to such date. These awards are not based on our performance, except to the extent that the results of our performance are included in GE’s results, and will not be paid by us.

GE Deferred Compensation

GE periodically offers both a deferred salary plan and a deferred bonus plan, with only the deferred salary plan providing for payment of an “above-market” rate of interest as defined by the SEC. These plans are available to approximately 3,600 eligible employees in GE’s executive band and above, including our NEOs. These plans are described in further detail in the narrative accompanying the “—2013 Nonqualified Deferred Compensation Table.” Payouts for our NEOs will begin to occur in the year following the date on which GE ceases to own at least 50% of our outstanding common stock and in accordance with participants’ payout elections.

GE Pension Plans

During 2013, our NEOs were eligible to participate in the same GE Pension Plan, GE Supplementary Pension Plan and GE Excess Benefits Plan in which other eligible executives and employees participate. The GE Pension Plan is a broad-based tax-qualified plan under which eligible employees may retire at age 60 or later. Unlike the GE Pension Plan, the GE Supplementary Pension Plan and the GE Excess Benefits Plan are unfunded, unsecured obligations of GE and are not qualified for tax purposes. These plans are described in further detail in the narrative accompanying the “—2013 GE Pension Benefits Table.” Pursuant to the terms of the Employee Matters Agreement, we will reimburse GE for the payment of pension benefits under the GE Supplementary Pension Plan and the GE Excess Benefits Plan when our NEOs are entitled to receive them. Our NEOs’ benefits under these plans will continue to accrue until the date on which GE ceases to own at least 50% of our outstanding common stock. We do not intend to establish our own tax-qualified defined benefit pension plan for our employees, including our NEOs.

Transaction Awards

We have entered into transaction award agreements with certain of our employees, including each of the NEOs. These agreements are intended to provide an incentive to our management team to remain dedicated to, and to continue their employment with, our company. Under these agreements, each of the NEOs is eligible to receive a transaction award equal to 100% of their base salary in effect as of the date they enter into the agreement plus their 2012 bonus, with 50% of the transaction award payable within 60 days following the completion of this offering and the remaining 50% payable within 60 days following the date on which GE ceases to own at least 50% of our outstanding common stock. The transaction award will be forfeited in its entirety if a NEO voluntarily resigns or is terminated by us for “cause” (as determined by us). Each of the NEOs will also be subject to a non-compete/non-solicit provision for eighteen months from the date of termination of employment. These transaction award agreements are discussed in further detail under “—2013 Potential Payments Upon Termination at Fiscal Year-End.”

Other Compensation

Our NEOs received other benefits, reflected in “—2013 All Other Compensation Table,” consistent with those provided to certain GE executives, such as a leased car. In addition, as officers of GE, Ms. Keane, Mr. Marino and Mr. Quindlen received benefits provided to GE officers, such as financial counseling and tax preparation. We do not expect to provide our executive officers with all of the same types of benefits as provided to GE executives.

Performance Objectives and Evaluations for Our Named Executive Officers for 2013

At the beginning of 2013, Ms. Keane developed the objectives that she believed should be achieved for our company to be successful, which were based on the 2013 objectives established for GE and for GECC and tailored to our business. These objectives include both quantitative financial measurements and qualitative strategic, operational and risk management considerations and are focused on the factors that Ms. Keane, the Chief Executive Officer of GE and the Chief Executive Officer of GECC believe create long-term shareowner value. Ms. Keane’s 2013 performance was evaluated and measured against these goals by the Chief Executive Officer of GECC, GECC’s Compensation Committee and the Bank’s Development and Compensation Committee to develop a recommendation as to the appropriate incentive compensation awards for her. The amount of her incentive compensation was ultimately approved by the Chief Executive Officer of GE and GE’s Management Development and Compensation Committee, based on their discretion and judgment. Ms. Keane did not participate in the determination of her compensation.

During 2013, our other NEOs – other than Mr. Quindlen, who joined us in December 2013 – reported directly to Ms. Keane, who developed their objectives based on our company’s objectives. Each of our other NEOs’ objectives include both quantitative financial measurements and qualitative strategic, operational and risk management considerations affecting our company and the businesses or functions that they lead. Each of our other NEOs’ 2013 performance was evaluated and measured against their respective goals by the Chief Executive Officer of GECC, GECC’s Compensation Committee and the Bank’s Development and Compensation Committee, as well as by Ms. Keane, in the case of Mr. Marino, and by the heads of GECC’s Finance and Legal functions, with input from Ms. Keane, in the case of Mr. Doubles and Mr. Mothner, respectively, to develop recommendations as to the appropriate incentive compensation awards for each of them. The amount of their incentive compensation was ultimately approved by the Chief Executive Officer of GE and GE’s Management Development and Compensation Committee, based on their discretion and judgment. None of our other named executive officers participated in the determination of their compensation.

2013 Performance Objectives and Achievements

Under Ms. Keane’s leadership, management delivered the following results on the qualitative and quantitative performance goals set for our company by Ms. Keane with respect to 2013:

•	Prepare our company for an initial public offering in 2014. To prepare for the initial public offering, we took a number of actions including: (i) the preparation of carve-out financial statements, (ii) the preparation of regulatory filings, including drafts of the S-1 Registration Statement, (iii) significant financial planning activity, (iv) substantial corporate governance activity and (v) various actions to enable us to operate as a stand-alone entity, including hiring key talent and putting retention plans in place.

•

Drive growth and invest in new capabilities. During 2013, we achieved 10.2% average loan receivables growth with all three sales platforms growing year over year. In January 2013, we acquired MetLife’s deposit business, which is a key part of our strategy to increase our deposit base as a source of stable and diversified low cost funding. We also launched new programs with 14 partners and added more than 17,000 new partners in 2013.

•	Execute world-class compliance and enterprise risk management. During 2013, we meaningfully increased headcount in our regulatory and compliance groups to further invest in our compliance and enterprise risk management capabilities and to enhance our ability to work with our regulators. The Bank also achieved an “outstanding” rating on the publicly released examination under the Community Reinvestment Act.

•	Drive simplification and operational efficiencies. We significantly simplified our operating and organizational structure in 2013, which resulted in costs being in line with our goals, as adjusted for the incremental costs associated with preparing for this offering.

•	Operationalize commercial excellence. For 2013, our purchase volume increased 9.3% and average active accounts increased 6.1%, as compared to 2012. We renewed three contracts through 2017-2020 with partners representing, in the aggregate, 23% of 2013 loan receivables.

•	Develop leadership and talent. We invested more than $6 million in leadership development activities in 2013, including sending more than 550 employees through GE Crotonville development courses and sponsoring a pre-executive leadership program for our senior professional level employees.

•	Strong financial results. Our financial performance in 2013 was strong, with purchase volume of $93.9 billion, as compared to $85.9 billion in 2012, and loan receivables of $57.3 billion, as compared to $52.3 billion in 2012. Moreover, we had net earnings of $2.0 billion in 2013, as compared to $2.1 billion in 2012. This decrease was driven primarily by an increase in our provision for loan losses as a result of enhancements to our allowance for loan loss methodology.

2013 Compensation Decisions

Ms. Keane

GECC’s Compensation Committee and the Bank’s Development and Compensation Committee believe that Ms. Keane performed very well in 2013 in executing on the performance framework and 2013 financial objectives outlined above. Ms. Keane’s base salary, which was last increased in October 2012, was unchanged for 2013. In light of the assessment of Ms. Keane’s performance by GECC’s Compensation Committee and the Bank’s Development and Compensation Committee, she received a $1,150,000 cash bonus, an increase of 15% from 2012. In addition, Ms. Keane received a stock option grant to purchase 250,000 shares of GE common stock.

Mr. Doubles

In addition to his contributions toward our company’s objectives described above, the head of GECC’s Finance function specifically recognized that, as the leader of our finance organization, Mr. Doubles led several key processes in preparation for this offering, continued to maintain strong controllership of the business while simplifying accounting and legal entity structures, and reorganized the finance organization to operate more efficiently. Based on his performance, Mr. Doubles’s base salary was increased by 11% to $555,000, effective July 1, 2013. In light of the assessment of Mr. Doubles’s performance by GECC’s Compensation Committee and the Bank’s Development and Compensation Committee, he received a $330,000 cash bonus, an increase of 10% from 2012. In addition, Mr. Doubles received a stock option grant to purchase 75,000 shares of GE common stock.

Mr. Marino

In addition to his contributions toward our company’s objectives described above, Ms. Keane specifically recognized that Mr. Marino provided strong leadership of the Payment Solutions sales platform, increasing platform revenue, executing renewals of significant programs, and developing important new products and digital marketing capabilities. In addition, his leadership of sales teams across our sales platforms resulted in the expansion of a key partner marketing effort and the launch of a comprehensive digital sales tool. Based on his performance, Mr. Marino’s base salary was increased by 6% to $675,000, effective April 1, 2013. In light of the assessment of Mr. Marino’s performance by GECC’s Compensation Committee and the Bank’s Development and Compensation Committee, he received a $530,000 cash bonus, an increase of 10% from 2012. In addition, Mr. Marino received a stock option grant to purchase 75,000 shares of GE common stock.

Mr. Mothner

In addition to his contributions toward our company’s objectives described above, the head of GECC’s Legal function specifically recognized that, as the leader of our legal organization, Mr. Mothner led a team that provided critical legal support for the negotiation of key program agreements, an important disposition, the resolution of significant regulatory and enforcement matters and the reorganization and simplification of our legal entity structure, all while controlling legal costs. In addition, he played a lead role in preparing the legal organization for this offering. Based on his performance, Mr. Mothner’s base salary was increased by 9% to $600,000, effective October 1, 2013. In light of the assessment of Mr. Mothner’s performance by GECC’s Compensation Committee and the Bank’s Development and Compensation Committee, he received a $300,000 cash bonus, an increase of 20% from 2012. Mr. Mothner also received an award of $75,000 under GECC’s Extraordinary Performance Program, which rewards a small number of executives who demonstrated truly extraordinary performance over the year. Although this award is subject to the same approval process as for the annual bonus and will be reported in the “Bonus” column in the “—2013 Summary Compensation Table,” this award is distinct and separate from the annual bonus. In addition, Mr. Mothner received a stock option grant to purchase 35,000 shares of GE common stock.

Mr. Quindlen

As Mr. Quindlen joined us as Chief Executive Officer – Retail Card, effective December 23, 2013, his 2013 incentive compensation was determined by GECC’s Compensation Committee and was awarded primarily for his service as Chief Executive Officer and President of GE Capital Corporate Finance (a business separate from our company). GECC’s Compensation Committee specifically recognized that Mr. Quindlen, in his prior GE role, met or exceeded his goals for net income, total volume and on-book volume, while still reducing key cost drivers. In addition, he led his prior business in the implementation of a new risk framework, the evolution of the organization to a specialty finance company, and key simplification efforts. Based on his performance, Mr. Quindlen’s base salary was increased by 6% to $680,000, effective April 1, 2013. In light of the assessment of Mr. Quindlen’s performance by GECC’s Compensation Committee, he received a $760,000 cash bonus, an increase of 7% from 2012. In addition, Mr. Quindlen received a stock option grant to purchase 110,000 shares of GE common stock.

Other Compensation Practices

Role of GE, GECC, the Bank and Executives in Establishing and Implementing Compensation Goals

As noted above, in 2013, each of GECC’s Compensation Committee and the Bank’s Development and Compensation Committee had responsibility for overseeing and approving the compensation of our NEOs. GECC’s Compensation Committee is comprised of GECC’s Chairman and Chief Executive Officer, Chief Operating Officer, Chief Risk Officer, Chief Financial Officer, Chief Regulatory and Compliance Officer, Vice President and General Counsel, Vice President – Human Resources, and Compensation and Benefits Leader. The Bank’s Development and Compensation Committee is comprised of three independent members of the Bank’s Board of Directors, Ms. Keane and the Bank’s Executive Vice President, Human Resources.

All incentive and equity awards require the approval of the Chief Executive Officer of GE and GE’s Management Development and Compensation Committee, based on the recommendations of GECC’s Compensation Committee and the Bank’s Development and Compensation Committee. In addition, each year, the Chief Executive Officer of GE and GE’s Senior Vice President, Human Resources determine the annual bonus pool under the GECC Executive Incentive Compensation Plan within the overall funding limits of GE’s overall incentive compensation program, as approved by GE’s Management Development and Compensation Committee. Once the annual bonus pool for GECC has been approved, GECC’s Compensation Committee apportions to us our bonus pool.

Review of Compensation Policies and Practices Related to Risk Management

In 2013, both GECC’s Compensation Committee and the Bank’s Development and Compensation Committee reviewed the relationship between our risk management policies and practices and the incentive compensation provided to our NEOs to confirm that their incentive compensation appropriately balances risk and reward and determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company. The Bank’s Development and Compensation Committee met with the Bank’s Chief Risk Officer to discuss the annual risk assessment conducted with respect to incentive compensation plans in which all employees (including the NEOs) participate, including whether these arrangements had any features that might encourage excessive risk-taking that could threaten the value of the Bank. The Bank’s Chief Risk Officer also discussed the risk mitigation factors reviewed in the annual risk assessment, including the balance between financial and non-financial measures as well as the short-term and long-term oriented measures. GECC’s Compensation Committee and the Bank’s Development and Compensation Committee also continue to monitor a separate, ongoing risk assessment by senior management of our broader employee compensation practices consistent with the federal banking regulators’ guidance on sound incentive compensation policies.

Equity Grant Practices

The exercise price of each GE stock option granted to our NEOs in 2013 was the closing price of GE stock on the date of grant, which was the date of GE’s Management Development and Compensation Committee meeting at which equity awards for the NEOs were determined. GE’s board and board committee meetings are generally scheduled at least a year in advance and without regard to anticipated earnings or other major announcements by GE. GE prohibits the repricing of its stock options.

Potential Impact on Compensation from Executive Misconduct

If it is determined that an executive officer has engaged in conduct detrimental to GECC or the Bank, GECC’s Compensation Committee or the Bank’s Development and Compensation Committee may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation: (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, (iii) reducing, cancelling or seeking reimbursement of any paid or awarded compensation and (iv) if the conduct resulted in a material inaccuracy in GE’s or GECC’s financial statements or performance metrics that affects the executive officer’s compensation, seeking reimbursement of any portion of incentive compensation paid or awarded to the executive that is greater than what would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. If it is determined that an executive engaged in fraudulent misconduct, GECC’s Compensation Committee or the Bank’s Development and Compensation Committee will seek such reimbursement. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

2013 Summary Compensation

The following table contains 2013 compensation information for our NEOs.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Margaret M. Keane President and Chief Executive Officer	2013	$825,000	$1,150,000		$1,130,000	$563,573	$95,255	$3,763,828

Brian D. Doubles Executive Vice President, Chief Financial Officer and Treasurer	2013	$527,500	$330,000		$339,000	$57,570	$29,657	$1,283,727

Glenn P. Marino Executive Vice President, Chief Executive Officer –Payment Solutions and Chief Commercial Leader	2013	$665,000	$530,000		$339,000	$277,460	$120,309	$1,931,769

Jonathan S. Mothner Executive Vice President, General Counsel and Secretary	2013	$562,500	$375,000	(4)	$158,200	$51,290	$29,868	$1,176,858

Thomas M. Quindlen Executive Vice President and Chief Executive Officer – Retail Card	2013	$670,000	$760,000		$497,200	$31,623	$67,155	$2,025,978

(1)	This column represents the aggregate grant date fair value of stock options granted in 2013 in accordance with SEC rules. These amounts reflect GE’s accounting expense and do not correspond to the actual value that will be realized by the NEOs. GE measures the fair value of each stock option grant at the date of grant using a Black-Scholes option pricing model. The weighted average grant-date fair value of options granted during 2013 was $4.52. GE used the following assumptions in arriving at the fair value of options granted during 2013: risk-free interest rate of 2.5%, dividend yield of 4.0%, expected volatility of 28% and expected life of 7.5 years. See the “—2013 Grants of GE Plan-Based Awards Table” for further information on stock options granted in 2013.
(2)	This column represents the sum of the change in pension value and nonqualified deferred compensation earnings for each of the NEOs. The change in pension value in 2013 was $556,095, $56,882, $257,064 and $51,290 for Ms. Keane and Messrs. Doubles, Marino and Mothner, respectively. There was no change in pension value reported for Mr. Quindlen because the present value of his pension benefits decreased, which resulted from the effect of the higher discount rate assumption exceeding the effect of his benefit growth. See “—2013 GE Pension Benefits” for additional information, including the present value assumptions used in this calculation. In 2013, the above-market earnings on the executive deferred salary plans in which the NEOs participated were $7,478, $688, $20,396 and $31,623 for Ms. Keane and Messrs. Doubles, Marino and Quindlen, respectively. Above-market earnings represent the difference between market interest rates calculated pursuant to SEC rules and the 8.5% to 12% interest contingently credited by GE on salary deferred by the NEOs under various executive deferred salary plans in effect between 1987 and 2013. See “—2013 Nonqualified Deferred Compensation” for additional information.
(3)	See the “—2013 All Other Compensation Table” for additional information.
(4)	This amount includes an award of $75,000 under GECC’s Extraordinary Performance Program.

2013 All Other Compensation

In 2013, our NEOs received additional benefits, reflected in the table below, for 2013 and included in the “All Other Compensation” column in “—2013 Summary Compensation Table” that GE and GECC believed to be reasonable, competitive and consistent with their overall executive compensation programs. The incremental costs of these benefits, which are shown below after giving effect to any reimbursements by the NEOs, constitute only a small percentage of each NEO’s total compensation.

2013 All Other Compensation Table

Name of Executive	Perquisites & Other Personal Benefits(1)	Leased Cars(2)	Value of Supplementary Life Insurance Premium(3)	Payments Relating to Employer Savings Plan(4)	Total
Margaret M. Keane	$18,397	$25,042	$42,891	$8,925	$95,255
Brian D. Doubles	—	$19,090	$1,642	$8,925	$29,657
Glenn P. Marino	$51,794	$20,028	$39,562	$8,925	$120,309
Jonathan S. Mothner	—	$14,874	$6,069	$8,925	$29,868
Thomas M. Quindlen	$5,155	$24,909	$28,166	$8,925	$67,155

(1)	Amounts in this column include financial counseling and tax preparation services for Ms. Keane and Messrs. Marino and Quindlen, and participation in the GE Executive Products and Lighting Program for Ms. Keane and Mr. Quindlen pursuant to which executives can receive GE appliances or other products with the incremental cost calculated based on the fair market value of the products received. For Mr. Marino, this column also includes $37,594 in personal use of GE aircraft. The calculation of incremental cost for personal use of GE aircraft includes the variable costs incurred as a result of personal flight activity: a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and any travel expenses for the flight crew. It excludes non-variable costs, such as exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use of aircraft. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive on both business and non-business occasions is also included.
(2)	This column includes expenses associated with GE’s leased cars program, such as leasing and management fees, administrative costs, maintenance fees and gas allowance.
(3)	This column reports taxable payments made to the NEOs to cover premiums for universal life insurance policies owned by the executives. These policies include: (i) Executive Life for Ms. Keane and Messrs. Marino and Quindlen, which provides universal life insurance policies for the NEOs totaling $3 million in coverage at the time of enrollment, increased 4% annually thereafter and (ii) Leadership Life for each of the NEOs, which provides universal life insurance policies for the NEOs with coverage of two times their annual pay (salary plus 100% of their latest bonus payments).
(4)	This column reports company matching contributions to the NEOs’ 401(k) savings accounts of 3.5% of pay up to the limitations imposed under IRS rules.

2013 Grants of GE Plan-Based Awards

The following table provides information about awards granted to the NEOs in 2013: (i) the grant date, (ii) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the LTPA granted in 2013 for the 2013-2015 performance period, (iii) the number of shares underlying stock options granted to the NEOs under the GE 2007 Long-Term Incentive Plan, (iv) the exercise price of the stock option grants, which reflects the closing price of GE stock on the date of grant and (v) the grant date fair value of each option grant computed in accordance with applicable SEC rules. Our NEOs did not receive any other GE stock-based awards in 2013.

2013 Grants of GE Plan-Based Awards Table

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards(3)
Name of Executive		Threshold	Target	Maximum
Margaret M. Keane	3/14/13	$912,500	$1,368,750	$2,737,500	—	—	—
	9/13/13	—	—	—	250,000	$23.78	$1,130,000
Brian D. Doubles	3/14/13	$200,000	$400,000	$800,000	—	—	—
	9/13/13	—	—	—	75,000	$23.78	$339,000
Glenn P. Marino	3/14/13	$278,750	$557,500	$1,115,000	—	—	—
	9/13/13	—	—	—	75,000	$23.78	$339,000
Jonathan S. Mothner	3/14/13	$200,000	$400,000	$800,000	—	—	—
	9/13/13	—	—	—	35,000	$23.78	$158,200
Thomas M. Quindlen	3/14/13	$337,500	$675,000	$1,350,000	—	—	—
	9/13/13	—	—	—	110,000	$23.78	$497,200

(1)	These columns show the potential value of the payout for each NEO under the 2013-2015 LTPA if the threshold, target or maximum goals are satisfied for all four performance measures, based on the executive’s 2013 salary and bonus at the time of grant. The potential payouts are performance-driven and therefore completely at risk. The performance metrics, performance goals and salary and bonus multiples for determining the payout are described in “—Compensation Discussion and Analysis—2013 Compensation Elements.” As reflected in the “—2013 Summary Compensation Table,” no amounts were paid with respect to these LTPA awards for 2013. Assuming the date on which GE ceases to own at least 50% of our outstanding common stock will occur prior to the LTPA 2016 payment date, our NEOs who remain employed by us through the 2016 payment date will remain eligible to receive a pro rata portion of their award from GE, based on their service from the LTPA’s grant date to the date on which GE ceases to own at least 50% of our outstanding common stock and based on their annual salary then in effect on such date and the last annual bonus received prior to such date, on the same basis as GE employees who receive LTPAs.
(2)	This column shows the number of stock options granted, which will vest and become exercisable ratably in five equal annual installments beginning one year from the date of grant and each year thereafter. Following this offering, the equity awards previously granted to our NEOs will continue to relate to GE equity, and service with us will be counted as service with GE for all purposes. When GE ceases to own at least 50% of our outstanding common stock, each outstanding, unvested GE stock option will vest and will be exercisable for GE common stock until the expiration of the award or, if earlier, five years from the vesting date.
(3)	This column shows the aggregate grant date fair value of stock options under applicable SEC rules granted to the NEOs in 2013. Generally, the aggregate grant date fair value is the expected accounting expense that will be recognized over the award’s vesting schedule. For stock options, fair value is calculated using the Black-Scholes value of an option on the grant date. See the “—2013 Summary Compensation Table” for additional information.

2013 Outstanding GE Equity Awards at Fiscal Year-End

The following table provides information on the holdings of GE equity awards by the NEOs at fiscal year-end. This table includes unexercised (both vested and unvested) option grants and unvested RSUs with vesting conditions that were not satisfied as of December 31, 2013. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following this table.

2013 Outstanding GE Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Margaret M. Keane	9/17/04	16,800	—	$34.22	9/17/14	7/28/05	3,750	$105,113
	9/16/05	18,600	—	$34.47	9/16/15
	9/8/06	17,500	—	$34.01	9/8/16
	9/7/07	22,500	—	$38.75	9/7/17
	9/9/08	30,000	—	$28.12	9/9/18
	3/12/09	—	24,000	$9.57	3/12/19
	7/23/09	—	28,000	$11.95	7/23/19
	6/10/10	120,000	80,000	$15.68	6/10/20
	6/9/11	110,000	165,000	$18.58	6/9/21
	9/7/12	60,000	240,000	$21.59	9/7/22
	9/13/13	—	250,000	$23.78	9/13/23

Total		395,400	787,000				3,750	$105,113

Brian D. Doubles	5/10/04	480	—	$30.03	5/10/14	9/3/10	8,000	$224,240
	4/21/06	2,400	—	$33.97	4/21/16	11/4/11	15,000	420,450
	9/7/07	2,500	—	$38.75	9/7/17
	9/9/08	3,750	—	$28.12	9/9/18
	3/12/09	—	3,000	$9.57	3/12/19
	7/23/09	—	4,000	$11.95	7/23/19
	6/10/10	—	20,000	$15.68	6/10/20
	6/9/11	24,000	36,000	$18.58	6/9/21
	9/7/12	15,000	60,000	$21.59	9/7/22
	9/13/13	—	75,000	$23.78	9/13/23

Total		48,130	198,000				23,000	$644,690

Glenn P. Marino	9/17/04	12,000	—	$34.22	9/17/14
	9/16/05	15,000	—	$34.47	9/16/15
	9/8/06	17,500	—	$34.01	9/8/16
	9/7/07	22,500	—	$38.75	9/7/17
	9/9/08	22,500	—	$28.12	9/9/18
	3/12/09	—	18,000	$9.57	3/12/19
	7/23/09	—	18,000	$11.95	7/23/19
	6/10/10	75,000	50,000	$15.68	6/10/20
	6/9/11	54,000	81,000	$18.58	6/9/21
	9/7/12	25,000	100,000	$21.59	9/7/22
	9/13/13	—	75,000	$23.78	9/13/23

Total		243,500	342,000

	Option Awards					Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Jonathan S. Mothner	5/10/04	1,620	—	$30.03	5/10/14	6/8/06	1,250	$35,038
	9/16/05	2,880	—	$34.47	9/16/15
	9/8/06	4,800	—	$34.01	9/8/16
	9/7/07	7,500	—	$38.75	9/7/17
	9/9/08	10,000	—	$28.12	9/9/18
	3/12/09	—	8,000	$9.57	3/12/19
	7/23/09	—	8,000	$11.95	7/23/19
	6/10/10	9,000	18,000	$15.68	6/10/20
	6/9/11	15,000	33,000	$18.58	6/9/21
	9/7/12	10,000	40,000	$21.59	9/7/22
	9/13/13	—	35,000	$23.78	9/13/23

Total		60,800	142,000				1,250	$35,038

Thomas M. Quindlen	9/17/04	13,800	—	$34.22	9/17/14
	9/16/05	18,000	—	$34.47	9/16/15
	9/8/06	17,500	—	$34.01	9/8/16
	9/7/07	25,000	—	$38.75	9/7/17
	9/9/08	32,500	—	$28.12	9/9/18
	3/12/09	—	26,000	$9.57	3/12/19
	7/23/09	13,000	26,000	$11.95	7/23/19
	6/10/10	105,000	70,000	$15.68	6/10/20
	6/9/11	70,000	105,000	$18.58	6/9/21
	9/7/12	35,000	140,000	$21.59	9/7/22
	9/13/13	—	110,000	$23.78	9/13/23

Total		329,800	477,000

(1)	The market value of the stock awards represents the product of the closing price of GE stock at December 31, 2013, which was $28.03, and the number of shares underlying each such award.

2013 Outstanding GE Equity Awards Vesting Schedule

	Option Awards		Stock Awards
Name of Executive	Grant Date	Option Awards Vesting Schedule(1)	Grant Date	Stock Awards Vesting Schedule(2)
Margaret M. Keane	3/12/09	100% vests 2014	7/28/05	100% vests 7/28/15
	7/23/09	100% vests 2014
	6/10/10	50% vests 2014 and 2015
	6/9/11	33% vests 2014, 2015 and 2016
	9/7/12	25% vests 2014, 2015, 2016 and 2017
	9/13/13	20% vests 2014, 2015, 2016, 2017 and 2018

	Option Awards		Stock Awards
Name of Executive	Grant Date	Option Awards Vesting Schedule(1)	Grant Date	Stock Awards Vesting Schedule(2)

Brian D. Doubles	3/12/09	100% vests 2014	9/3/10	50% vests 9/3/14 and 9/3/15
	7/23/09	100% vests 2014	11/4/11	33% vests 11/4/14, 11/4/15 and 11/4/16
	6/10/10	50% vests 2014 and 2015
	6/9/11	33% vests 2014, 2015 and 2016
	9/7/12	25% vests 2014, 2015, 2016 and 2017
	9/13/13	20% vests 2014, 2015, 2016, 2017 and 2018

Glenn P. Marino	3/12/09	100% vests 2014
	7/23/09	100% vests 2014
	6/10/10	50% vests 2014 and 2015
	6/9/11	33% vests 2014, 2015 and 2016
	9/7/12	25% vests 2014 and 2015 and 50% vests 2016
	9/13/13	20% vests 2014 and 2015 and 60% vests 2016

Jonathan S. Mothner	3/12/09	100% vests 2014	6/8/06	100% vests 6/8/16
	7/23/09	100% vests 2014
	6/10/10	50% vests 2014 and 2015
	6/9/11	33% vests 2014, 2015 and 2016
	9/7/12	25% vests 2014, 2015, 2016 and 2017
	9/13/13	20% vests 2014, 2015, 2016, 2017 and 2018

Thomas M. Quindlen	3/12/09	100% vests 2014
	7/23/09	100% vests 2014
	6/10/10	50% vests 2014 and 2015
	6/9/11	33% vests 2014, 2015 and 2016
	9/7/12	25% vests 2014, 2015, 2016 and 2017
	9/13/13	20% vests 2014, 2015, 2016, 2017 and 2018

(1)	This column shows the vesting schedule of unexercisable or unearned options reported in the “Number of Securities Underlying Unexercised Options (Unexercisable)” column of the “—2013 Outstanding GE Equity Awards at Fiscal Year-End Table.” The stock options generally vest on the anniversary of the grant date in the years shown in the table above.
(2)	This column shows the vesting schedule of unvested stock awards reported in the “Number of Shares or Units of Stock That Have Not Vested” column of the “—2013 Outstanding GE Equity Awards at Fiscal Year-End Table.” The stock awards generally vest on the anniversary of the grant date in the years shown in the table above.

2013 GE Option Exercises and Stock Vested

The following table provides information for the NEOs on (i) stock option awards exercised during 2013, including the number of shares acquired upon exercise and the value realized at such time and (ii) the number of shares acquired upon the vesting of RSUs and the value realized at such time, each before payment of any applicable withholding tax and brokerage commission.

2013 GE Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Margaret M. Keane	186,000	$2,542,803	2,000	$46,640
Brian D. Doubles	53,500	$669,919	9,250	$230,800
Glenn P. Marino	90,000	$1,153,805	1,500	$34,980
Jonathan S. Mothner	32,000	$390,900	1,917	$45,192
Thomas M. Quindlen	123,000	$1,669,808	6,167	$144,094

2013 GE Pension Benefits

The table below sets forth information on the pension benefits for the NEOs under each of the following pension plans:

GE Pension Plan

The GE Pension Plan is a funded and tax-qualified retirement program that covers eligible employees. As applicable to the NEOs, the plan provides benefits based primarily on a formula that takes into account the NEO’s earnings for each fiscal year. Since 1989, the formula has provided an annual benefit accrual equal to 1.45% of the NEO’s earnings for the year up to “covered compensation” and 1.9% of his or her earnings for the year in excess of “covered compensation.” “Covered compensation” was $45,000 for 2013 and has varied over the years based in part on changes in the average of the Social Security taxable wage bases. The NEO’s annual earnings taken into account under this formula include base salary and up to one-half of his or her bonus payments, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($255,000 for 2013). As a result, for service in 2013, the maximum incremental annual benefit a NEO could have earned toward his or her total pension payments under this formula was $4,642.50 ($386.88 per month), payable after retirement, as described below.

The accumulated benefit an employee earns over his or her career with GE is payable starting after retirement on a monthly basis for life with a guaranteed minimum term of five years. The normal retirement age as defined in this plan is 65. For employees who commenced service prior to 2005, including the NEOs, retirement may occur at age 60 without any reduction in benefits. Employees vest in the GE Pension Plan after five years of qualifying service. In addition, the plan provides for Social Security supplements and spousal joint and survivor annuity options, and requires employee contributions.

Section 415 of the Code limits the benefits payable under the GE Pension Plan. For 2013, the maximum single life annuity a NEO could have received under these limits was $205,000 per year. This ceiling is actuarially adjusted in accordance with IRS rules to reflect employee contributions, actual forms of distribution and actual retirement dates.

Our NEOs’ benefits under the GE Pension Plan will continue to accrue until the date on which GE ceases to own at least 50% of our outstanding common stock. We have no obligation to reimburse GE for the payment of benefits under the GE Pension Plan.

GE Supplementary Pension Plan

GE offers the GE Supplementary Pension Plan to approximately 3,600 eligible employees in the executive band and above, including the NEOs, to provide for retirement benefits above amounts available under GE’s tax-qualified and other pension programs. The Supplementary Pension Plan is unfunded and not qualified for tax purposes. A NEO’s annual supplementary pension, when combined with certain amounts payable under GE’s tax-qualified and other pension programs and Social Security, will equal 1.75% of his “earnings credited for retirement benefits” multiplied by the number of his years of credited service, up to a maximum of 60% of such earnings credited for retirement benefits. The “earnings credited for retirement benefits” are the NEO’s average annual compensation (base salary and bonus) for the highest 36 consecutive months out of the last 120 months prior to retirement. Employees are generally not eligible for benefits under the Supplementary Pension Plan if they leave GE prior to reaching age 60. The normal retirement age as defined in this plan is 65. For employees who commenced service prior to 2005, including the NEOs, retirement may occur at age 60 without any reduction in benefits. The Supplementary Pension Plan provides for spousal joint and survivor annuities. Benefits under this plan would be available to the NEOs only as monthly payments and could not be received in a lump sum.

Our NEOs’ benefits under the GE Supplementary Pension Plan will continue to accrue until the date on which GE ceases to own at least 50% of our outstanding common stock. We will reimburse GE for the payment of benefits under the GE Supplementary Pension Plan.

GE Excess Benefits Plan

GE offers the GE Excess Benefits Plan to employees whose benefits under the GE Pension Plan are limited by Section 415 of the Code. The GE Excess Benefits Plan is unfunded and not qualified for tax purposes. Benefits payable under this program are equal to the excess of (i) the amount that would be payable in accordance with the terms of the GE Pension Plan disregarding the limitations imposed pursuant to Section 415 of the Code over (ii) the pension actually payable under the GE Pension Plan taking such Section 415 limitations into account. Benefits under the GE Excess Benefits Plan for the NEOs are generally payable at the same time and in the same manner as the GE Pension Plan benefits.

Our NEOs’ benefits under the GE Excess Benefits Plan will continue to accrue until the date on which GE ceases to own at least 50% of our outstanding common stock. We will reimburse GE for the payment of benefits under the GE Excess Benefits Plan.

The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2013 for the NEOs under each plan based upon the assumptions described in note 1 to that table.

2013 GE Pension Benefits Table

Name of Executive	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Margaret M. Keane	GE Pension Plan	17.751	$822,050
	GE Supplementary Pension Plan	17.751	$5,010,746
	GE Excess Benefits Plan	17.751	$577
Brian D. Doubles	GE Pension Plan	13.855	$261,095
	GE Supplementary Pension Plan	13.855	$631,697
	GE Excess Benefits Plan	13.855	—
Glenn P. Marino	GE Pension Plan	17.847	$927,803
	GE Supplementary Pension Plan	17.847	$3,261,294
	GE Excess Benefits Plan	17.847	—

Name of Executive	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Jonathan S. Mothner	GE Pension Plan	13.669	$535,745
	GE Supplementary Pension Plan	13.669	$1,058,768
	GE Excess Benefits Plan	13.669	—
Thomas M. Quindlen	GE Pension Plan	28.950	$853,032
	GE Supplementary Pension Plan	28.950	$5,318,274
	GE Excess Benefits Plan	28.950	—

(1)	The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the plans for the period through December 31, 2013. Our NEOs’ benefits under the plans will continue to accrue until the date on which GE ceases to own at least 50% of our outstanding common stock. The accumulated benefit includes the value of contributions made by the NEOs throughout their careers. The present value has been calculated assuming the NEOs will remain in service until age 60, the age at which their retirement may occur without any reduction in benefits, and assuming that the benefit is payable under the available forms of annuity consistent with the assumptions used by GE, as set forth below. Although illustration of a present value is required under SEC rules, the NEOs are not entitled to receive the present values of their accumulated benefits shown above in a lump sum. The postretirement mortality assumption used for present value calculations is the RP-2000 mortality table projected to 2024.

Discount rates of 4.85% and 3.96% at December 31, 2013 and 2012, respectively, are used by GE to measure the year-end benefit obligations and the pension costs for the GE Pension Plan, the GE Supplementary Pension Plan and the GE Excess Benefits Plan for the subsequent year.

2013 Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the NEOs in 2013, including:

Bonus deferrals

GE’s executive-band and above employees, including our NEOs, are able to defer all or a portion of their bonus payments in either: (i) GE stock (“GE Stock Units”), (ii) an index based on the S&P 500 (“S&P 500 Index Units”) or (iii) cash units. The participants may change their election among these options four times per year. If a participant elects to defer bonus payments in either GE Stock Units or the S&P 500 Index Units, GE credits a number of such units to the participant’s deferred bonus plan account based on the respective average price of GE stock and the S&P 500 Index for the 20 trading days preceding the date GE’s board of directors approves GE’s total bonus allotment.

Deferred cash units earn interest income on the daily outstanding balance in the account based on the prior calendar month’s average yield for U.S. Treasury Notes and Bonds issued with maturities of 10 years and 20 years. The interest income does not constitute an “above-market interest rate” as defined by the SEC and is credited to the participant’s account monthly. Deferred GE Stock Units and S&P 500 Index Units earn dividend-equivalent income on such units held as of the start of trading on the NYSE ex-dividend date equal to: (i) for GE Stock Units, the quarterly dividend declared by the Board of Directors of GE or (ii) for S&P 500 Index Units, the quarterly dividend as declared by Standard & Poor’s for the S&P 500 Index for the preceding calendar quarter. Participants are permitted to receive their deferred compensation balance upon termination of employment either through a lump-sum payment or in annual installments over 10 to 20 years.

Salary deferrals

GE’s executive-band and above employees are able to defer their salary payments under executive deferred salary plans. These plans have been offered periodically (the last such plan was offered in 2010 with respect to 2011 salary) and are available to approximately 3,600 eligible employees in the executive band and above, including our NEOs. The deferred salary plans in which our NEOs participate pay accrued interest, including an above-market interest rate as defined by the SEC, ranging from 8.5% to 12%, compounded annually. Early termination before the end of the five-year vesting period will result in a payout of the deferred amount with no interest income paid, with exceptions for events such as retirement, death and disability. With respect to distributions under all deferred salary plans, participants elected at the time of deferral to receive either a lump-sum payment or 10 to 20 annual installments.

GE makes all decisions with respect to the measures for calculating interest or other earnings on the nonqualified deferred compensation plans. Payouts for our NEOs and continuing employees will begin to occur in the year following the date on which GE ceases to own at least 50% of our outstanding common stock, and in accordance with participants’ payout elections.

2013 Nonqualified Deferred Compensation Table

Name of Executive	Type of Deferred Compensation Plan	Executive Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year-End
Margaret M. Keane	Deferred bonus plans	—	$17,147	$100,135
	Deferred salary plans	—	$23,340	$248,598
Brian D. Doubles	Deferred salary plans	—	$1,905	$24,313
Glenn P. Marino	Deferred bonus plans	—	$46,635	$1,809,342
	Deferred salary plans	—	$63,465	$677,927
Jonathan S. Mothner	Deferred bonus plans	—	$7,970	$31,822
Thomas M. Quindlen	Deferred bonus plans	—	$55,963	$243,631
	Deferred salary plans	—	$88,779	$1,001,403

(1)	The amounts reported are limited to deferred compensation contributed during 2013. They do not include any amounts reported as part of 2013 compensation in the “— 2013 Summary Compensation Table,” which were credited to the NEO’s deferred account plan, if any, in 2014, and are described in the notes to that table.
(2)	Reflects earnings on each type of deferred compensation listed in this section. The earnings on deferred bonus payments are calculated based on: (a) the total number of deferred units in the account multiplied by the GE common stock or S&P 500 Index price at December 31, 2013; less (b) the total number of deferred units in the account multiplied by the GE common stock or S&P 500 Index price at December 31, 2012; and less (c) any NEO contributions during the year. The earnings on the executive deferred salary plans are calculated based on the total amount of interest earned. See the “—2013 Summary Compensation Table” for the above-market portion of those interest earnings in 2013.

2013 Potential Payments Upon Termination At Fiscal Year-End

The information below describes and quantifies certain compensation that would have become payable under existing plans and arrangements if the NEO’s employment had terminated on December 31, 2013, given the NEO’s compensation and service levels as of such date and, if applicable, based on GE’s closing stock price on December 31, 2013. These benefits are in addition to benefits available generally to salaried employees who joined GE prior to 2005, such as distributions under the GE Retirement Savings Plan, subsidized retiree medical benefits, disability benefits and accrued vacation pay. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, GE’s stock price and the executive’s age.

GE Equity Awards

If one of the NEOs were to die or become disabled, any unexercisable stock options become exercisable and remain exercisable until their expiration date. In the event of disability, this provision applies only to options that have been held for at least one year. Remaining restrictions on RSUs that were awarded prior to death or disability may lapse immediately in some cases, depending on the terms of the particular award. In addition, any unvested options or RSUs held for at least one year become fully vested upon either becoming retirement-eligible (reaching the applicable retirement age) or retiring at age 60 or thereafter, depending on the terms of the particular award, and provided the award holder has at least five years of service with GE. Each of the NEOs was below the applicable retirement age as of December 31, 2013. For these purposes, “disability” generally means disability resulting in the NEO being unable to perform his job. The following table provides the intrinsic value (that is, the value based upon the GE’s stock price, and, in the case of stock options, minus the exercise price) of equity awards that would become exercisable or vested if the NEO had died or become disabled as of December 31, 2013.

Potential Equity Benefits upon Termination Table

	Upon Death		Upon Disability
Name of Executive	Stock Options	RSUs	Stock Options	RSUs
Margaret M. Keane	$6,048,630	$105,113	$4,986,130	—
Brian D. Doubles	$1,412,050	$644,690	$1,093,300	—
Glenn P. Marino	$2,967,420	—	$2,648,670	—
Jonathan S. Mothner	$1,216,820	$35,038	$1,068,070	—
Thomas M. Quindlen	$4,123,890	—	$3,656,390	—

Transaction Awards

As discussed in “—Compensation Discussion and Analysis,” in November 2013, we entered into transaction award agreements with certain of our employees, including each of the NEOs. These agreements are intended to provide an incentive to our management team to remain dedicated to, and to continue their employment with, our company. Under these award transaction agreements, each of the NEOs is eligible to receive a transaction award equal to 100% of their base salary in effect as of the date they enter into the agreement plus their 2012 bonus, with 50% of the transaction award payable within 60 days following this offering and the remaining 50% payable within 60 days following the date on which GE ceases to own at least 50% of our outstanding common stock. The transaction award will be forfeited in its entirety if a NEO voluntarily resigns or is terminated by us for “cause” (as determined by us). Each of the NEOs will also be subject to a non-compete/non-solicit provision for eighteen months from the date of termination of employment. Under the terms of the transaction award agreements, award recipients are eligible to receive (i) a prorated award in the event of his or her retirement prior to the payment of the award and (ii) a full award payout in the event of his or her death or termination by us without cause prior to the payment of the award. For purposes of the NEOs’ transaction awards, a participant becomes retiree eligible upon attaining age 60. As of December 31, 2013, none of our NEOs were retiree eligible. Assuming the NEOs’ termination without cause or death on December 31, 2013, the NEOs would have been eligible to receive the following payments under the transaction award agreements: Ms. Keane – $1,825,000, Mr. Doubles – $855,000, Mr. Marino – $1,155,000, Mr. Mothner – $850,000 and Mr. Quindlen – $1,460,000.

Deferred Compensation

The NEOs are entitled to receive the amount in their deferred compensation accounts in the event of termination of employment. The account balances continue to be credited with increases or decreases reflecting changes in the value of the GE Stock Units or S&P 500 Index Units and to accrue interest income or dividend payments, as applicable, between the termination event and the date that distributions are made. Therefore, amounts received by the NEOs will differ from those shown in the “—2013 Nonqualified Deferred Compensation Table.” See the narrative accompanying that table for information on the available types of distribution under each deferral plan.

Pension Benefits

In “—2013 GE Pension Benefits,” we describe the general terms of each pension plan in which the NEOs participate, the years of credited service and the present value of each NEO’s accumulated pension benefit, assuming payment begins at age 60. The table below provides the pension benefits that would have become payable if the NEOs had died, become disabled or voluntarily terminated as of December 31, 2013.

In the event of death before retirement, the surviving spouse may receive a benefit based upon the accrued pension benefits under the GE Pension Plan and GE Excess Benefits Plan either: (i) in the form of an annuity as if the NEO had retired and elected the spousal 50% joint and survivor annuity option prior to death, or (ii) as an immediate lump-sum payment based on five years of pension distributions. The surviving spouse of a NEO who meets certain age and service criteria may also receive a lump-sum payment under the GE Supplementary Pension Plan based on the greater of the value of: (i) the 50% survivor annuity that the spouse would have received under that plan if the NEO had retired and elected the spousal 50% joint and survivor annuity option prior to death or (ii) five years of pension distributions under that plan. The amounts payable depend on several factors, including employee contributions and the ages of the NEO and the surviving spouse. If the named executive does not meet the age and service criteria for a lump sum death benefit from the GE Supplementary Pension Plan, the surviving spouse would receive an annuity payment when the employee would have turned 60. The survivors of each of the NEOs who are at least age 50 as of December 31, 2013 would have been entitled to receive any annuity distributions promptly following death.

In the event a disability occurs before retirement, the NEOs who have at least 15 years of pension qualification service may receive an annuity payment of accrued pension benefits, payable immediately.

The table below shows, for the NEOs, the lump sum payable to the surviving spouse in the case of the NEO’s death on December 31, 2013. It also reflects the annual annuity payment payable: (i) for the life of the surviving spouse in the case of the NEO’s death on December 31, 2013, (ii) as a 50% joint and survivor annuity to the NEO in the case of disability on December 31, 2013 and (iii) as a 50% joint and survivor annuity to the NEO payable after age 60 upon voluntary termination on December 31, 2013. The annuity payments upon voluntary termination do not include any payments under the GE Supplementary Pension Plan because such payments are forfeited upon voluntary termination before age 60. Payments would be made on a monthly basis.

Potential Pension Benefits upon Termination Table

Name of Executive	Lump Sum upon Death(1)	Annual Annuity upon Death	Annual Annuity upon Disability(2)	Annual Annuity Payable at Age 60 after Voluntary Termination
Margaret M. Keane	$3,920,986	$37,213	$519,868	$71,403
Brian D. Doubles	$—	$83,680	$—	$47,370
Glenn P. Marino	$2,468,463	$36,742	$315,342	$70,248
Jonathan S. Mothner	$—	$80,509	$—	$57,041
Thomas M. Quindlen	$5,225,675	$42,658	$649,624	$86,408

(1)	As of December 31, 2013, Messrs. Doubles and Mothner did not have 15 years of pension qualification service, which is the service requirement for a lump sum death benefit to a surviving spouse under the GE Supplementary Pension Plan. The GE Supplementary Pension benefit payable to the surviving spouse (when the executive would have turned 60) is included in the annual annuity upon death column.
(2)	As of December 31, 2013, Messrs. Doubles and Mothner did not have 15 years of pension qualification service, which is the service requirement for disability pension. Therefore they would not have been eligible to receive immediate payments if they had become disabled as of December 31, 2013. They would be entitled to receive a GE Pension Plan benefit at age 60 in the same amount as shown in the voluntary termination column.

Life Insurance Benefits

For a description of the supplemental life insurance plans that provide coverage to the named executive officers, see the “—2013 All Other Compensation Table.” If the NEOs had died on December 31, 2013, the survivors of Ms. Keane and Messrs. Doubles, Marino, Mothner, and Quindlen would have received $4,965,932, $1,600,000, $3,495,324, $1,600,000 and $4,015,924, respectively, under these arrangements.

Compensation Plans Following This Offering

The following section summarizes the compensation plans we anticipate implementing for our executive officers, including our named executive officers, and other employees following the completion of this offering.

Benefit Plans—Transition from GE to Synchrony Plans

Prior to this offering, our employees have been covered under GE benefit plans. These GE benefit plans include the GE 2007 Long-Term Incentive Plan providing stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and long-term performance awards, the GECC Executive Incentive Compensation Plan providing annual incentive compensation, retirement benefits, health, life and disability insurance benefits, and severance. We have reimbursed GE for benefits it has provided to our employees under these benefit plans.

After the completion of this offering, and for so long as GE owns 50% or more of our outstanding common stock, we will be part of the GE group, and our employees generally will continue to be eligible to participate in GE benefit plans, except as noted below. When GE ceases to own at least 50% of our outstanding common stock, we anticipate that U.S. employees will be covered by the benefit plans that we expect to establish.

Prior to this offering, some of the employees of our business received certain awards under the GE 2007 Long-Term Incentive Plan. As of the date GE ceases to own at least 50% of our outstanding common stock, all unvested GE stock options that are held by our employees will vest and all unexercised GE stock options will remain exercisable in accordance with their terms and the GE 2007 Long-Term Incentive Plan. In addition, GE’s RSUs will remain outstanding and vest in accordance with their terms, and service with us will be taken into account for vesting purposes. After the completion of this offering, our employees will no longer be eligible to receive awards under the GE 2007 Long-Term Incentive Plan.

Prior to the completion of this offering, we will establish, adopt and maintain plans for our selected employees providing for stock options, SARs, restricted stock, RSUs, performance awards and other stock-based awards. See “—Synchrony 2014 Long-Term Incentive Plan” for information concerning this plan. However, we expect that certain of our employees will continue to participate in the GECC Executive Incentive Compensation Plan until the date that GE ceases to own at least 50% of our outstanding common stock. We expect that our corresponding plan providing for annual cash or other bonus awards will not become effective until the date that GE ceases to own at least 50% of our outstanding common stock.

From the completion of this offering until GE ceases to own at least 50% of our outstanding common stock, we will reimburse GE for the costs incurred by GE and its affiliates for continuing coverage of our employees in the GE benefit plans, consistent with applicable regulatory requirements and the practices and procedures established and uniformly applied to GE businesses. See “Arrangements Among GE, GECC and Our Company—Relationship with GE and GECC—Employee Matters Agreement” for information concerning our benefit plans, our reimbursement obligations to GE, and other employment matters after the completion of this offering.

Synchrony 2014 Long-Term Incentive Plan

In connection with the completion of this offering, we intend to establish the Synchrony Financial 2014 Long-Term Incentive Plan, which we refer to as the “Incentive Plan.” The Incentive Plan will permit us to issue stock-based, stock-denominated and other awards to officers, employees, consultants and non-employee directors providing services to Synchrony and our participating affiliates. Available awards under the Incentive Plan will include stock options and SARs, restricted stock and RSUs, performance awards and other awards valued in whole or in part by reference to or otherwise based on our common stock (other stock-based awards), and dividend equivalents.

The following is a description of the Incentive Plan and the treatment of those awards to be made in connection with and after this offering.

Effective date and term. The Incentive Plan will become effective prior to the completion of this offering and will authorize the granting of awards for a term of up to 10 years.

Administration. The Incentive Plan will be administered by the Management Development and Compensation Committee of Synchrony’s board of directors (“Committee”). The Committee has the authority to make any determination or take any action that the Committee deems necessary or desirable for the administration of the Incentive Plan, including, for example: (i) the authority to establish rules and guidelines for the administration of the Incentive Plan, (ii) select the participants to whom awards are granted, (iii) determine the types of awards to be granted and the number of shares covered by such awards, (iv) set the terms and conditions of such awards and (v) cancel, suspend and amend awards. The Committee has the sole discretion to make determinations with respect to and interpret the Incentive Plan and award agreements. The Committee may delegate its authority under the Incentive Plan to the chairman of the Committee, a subcommittee of the Committee or to one or more officers or managers of the Company, provided, however, that the Committee may not delegate to officers or managers of the Company its authority to grant awards and to cancel or suspend awards for executive officers and directors of the Company who file reports under Section 16 of the Exchange Act.

Eligibility. Officers, employees, consultants and non-employee directors of the Company and its affiliates are eligible to participate in the Incentive Plan.

Number of shares available for issuance. Subject to adjustment as described below,            shares of our common stock (including authorized and unissued shares and treasury shares) will be available for granting awards under the Incentive Plan. If any shares covered by an award under the Incentive Plan are forfeited or otherwise terminated without delivery of shares or other consideration, then the shares covered by such an award shall again be available for granting awards under the Incentive Plan. In an acquisition, any awards made and any of the shares delivered upon the assumption of or in substitution for outstanding grants made by the acquired company will not be counted against the shares available for granting awards under the Incentive Plan. Dividend equivalents denominated in shares and awards not denominated, but potentially payable, in shares shall be counted against the aggregate number of shares available for granting awards under the Incentive Plan in such amount and at such time as the dividend equivalents and such awards are settled in shares. Shares surrendered for the payment of the exercise price or withholding taxes under stock options or SARs, and stock repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the Incentive Plan. In addition, shares that were subject to an option or stock-settled SAR and were not issued upon the net settlement or net exercise of such option or SAR will also not be made available for issuance.

Adjustments. In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a dividend or other distribution (whether in cash or stock), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make adjustments as it deems appropriate in order to prevent dilution or enlargement of Incentive Plan benefits. These adjustments include: (i) changing the number and type of shares to be issued under the Incentive Plan and outstanding awards, (ii) changing the per participant limitations on awards and the grant, purchase or exercise price of outstanding awards and (iii) changing the restriction on the total amount of restricted stock, RSUs, performance awards or other stock-based awards that may be granted. The Committee may also make adjustments in the terms of awards in connection with acquisitions of another business or business entity in which the Company assumes outstanding employee awards or the right or obligation to make future awards, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or of changes in applicable laws, regulations, or accounting principles.

Awards. Awards generally will be granted for no cash consideration. We intend that, under the Incentive Plan, awards may provide that upon exercise the participant will receive cash, stock, other securities, other awards, other property, or any combination thereof, as the Committee will determine. The exercise price per share of common stock purchasable under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award will be not less than 100% of the fair market value of the stock or other security on the date of the grant of such option, SAR, or right. It is intended that, under the Incentive Plan, any exercise or purchase price may be paid in cash or, if permitted by the Committee, by surrender of shares.

Award limits. The awards which may be granted under the Incentive Plan are generally subject to the following limits (each, an “Award Limit”). The maximum number of our shares of common stock with respect to which stock options or SARs may be granted or measured to any participant in a three-year period is             shares. The maximum number of our shares of common stock with respect to which restricted stock, RSUs, performance awards and other stock-based awards may be granted or measured to any participant in any three-year period is             shares. These provisions are designed so that compensation resulting from awards can qualify as tax deductible performance-based compensation under Section 162(m) of the Code, assuming other applicable regulatory requirements are satisfied.

Stock options and SARs. The Committee may award stock options in the form of nonqualified stock options or incentive stock options, or SARs, each with a maximum term of ten years. The Committee will establish the vesting schedule for stock options and SARs and, with respect to stock options, the method of payment for the exercise price, which may include cash, shares or other awards.

Restricted stock and RSUs. The Committee may award restricted stock and RSUs and establish the applicable restrictions, including any limitation on voting rights or the receipt of dividends. The Committee will establish the manner and timing under which restrictions may lapse. If employment is terminated during the applicable restriction period, shares of restricted stock and RSUs still subject to restriction will be forfeited, except as determined otherwise by the Committee.

Performance awards and other stock-based awards. The Committee may grant performance awards, which may be denominated in cash, shares, other securities or other awards and payable to, or exercisable by, the participant upon the achievement of performance goals during performance periods, as established by the Committee. Performance criteria mean any measures, as determined by the Committee, which may be used to measure the level of performance of the Company or participant during a performance period. The Committee may grant other stock-based awards that are denominated or payable in shares, under the terms and conditions as the Committee will determine.

Dividends and dividend equivalents. The Committee may decide to include dividends or dividend equivalents as part of an award (other than stock options and SARs), and the payment of any such dividends may be deferred, with or without interest, until the award is paid.

Deferrals. The Committee also will be able to require or permit award payments to be deferred and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral.

Transferability. Awards are not transferable otherwise than by will or the laws of descent and distribution unless determined otherwise by the Committee. Awards may not be pledged or otherwise encumbered and are exercisable during the participant’s lifetime only by the participant.

Conditions and restrictions on stock issuable under an award. The Committee may provide that shares of our common stock issuable under an award will be subject to such further restrictions or conditions as the Committee may determine, including, but not limited to, conditions on vesting or transferability, forfeiture or repurchase provisions, tax withholding conditions and restrictions regarding the timing and manner of resales or other subsequent transfers by the participant of shares issuable under an award.

Amendments and termination. Our board of directors may amend, suspend or terminate the Incentive Plan, provided, however, that our board of directors will seek stockholder approval of material amendments to the Incentive Plan as required by law, regulation or stock exchange and any amendment that would increase the total number of shares available for awards under the Incentive Plan (except pursuant to the corporate transaction adjustment provisions discussed above) or permit stock options, SARs or other rights to purchase our common stock to be repriced, replaced or regranted through cancellation or by lowering the exercise or purchase price. The Committee generally may waive conditions or amend the term of awards, or otherwise amend, suspend or terminate awards already granted, provided that such action does not, without the participant’s consent, impair the rights of the award holder.

Founders’ Grants

To promote retention and alignment with our stockholders, in connection with this offering we intend to grant restricted stock units and stock options under our Incentive Plan to a broad group of several hundred employees, including our executive officers. These awards will have a four-year cliff vesting period. The stock options will have a term of 10 years, and their exercise price will be the initial public offering price of our common stock. Dividends earned on the RSUs will be reinvested in additional RSUs at each dividend-payable date. These additional RSUs will vest under the same terms and conditions as the original RSU award.

Stock Ownership Guidelines

We intend to require our Chief Executive Officer and executive vice presidents to own significant amounts of our common stock. The number of shares of our common stock that must be held will be set at a multiple of the officer’s base salary rate in effect on the date on which GE ceases to own at least 50% of our outstanding common stock. Our officers will have five years from that date to satisfy our share ownership requirement.

Position	Multiple	Time to Attain
Chief Executive Officer	5X	5 years
Executive Vice President	3X	5 years

Individual and joint holdings of our common stock with immediate family members, including those shares held in our 401(k) plan and any deferred compensation accounts, and unvested time-based restricted stock or restricted stock units will count toward this requirement.

Clawback Policy

We intend to adopt our Bank’s clawback policy, pursuant to which, if it is determined that an executive officer has engaged in conduct detrimental to our company or the Bank, our Management and Development Compensation Committee or the Bank’s Development and Compensation Committee may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation: (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, (iii) reducing, cancelling or seeking reimbursement of any paid or awarded compensation and (iv) if the conduct resulted in a material inaccuracy in our financial statements or performance metrics that affects the executive officer’s compensation, seeking reimbursement of any portion of incentive compensation paid or awarded to the executive that is greater than what would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. If it is determined that an executive engaged in fraudulent misconduct, our Management Development and Compensation Committee or the Bank’s Development and Compensation Committee will seek such reimbursement. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

ARRANGEMENTS AMONG GE, GECC AND OUR COMPANY

Relationship with GE and GECC

Historically, GE has provided a variety of services to us, and we have provided a variety of services to GE. These arrangements are described below under “—Other Related Party Transactions.”

Prior to the completion of this offering, we will enter into a master agreement and a number of other agreements with GE and GECC for the purpose of accomplishing the Separation and setting forth various matters governing our relationship with GE after the completion of this offering. The agreements will also provide for the allocation of employee benefits, tax and other liabilities and obligations attributable or related to periods or events prior to and in connection with this offering. The material terms of these agreements are summarized below, and the agreements have been filed as exhibits to the registration statement of which this prospectus forms a part. We will enter into these agreements with GE and GECC while we are still a wholly-owned subsidiary of GE and certain terms of these agreements are not necessarily the same as could have been obtained from a third party.

Master Agreement

We will enter into a master agreement with GECC and, for limited purposes only, GE, prior to the completion of this offering. We refer to this agreement in this prospectus as the “Master Agreement.” The Master Agreement will set forth our agreements with GE and GECC relating to the ownership of certain assets and the allocation of certain liabilities in connection with the separation of our company from GECC. It also will set forth other agreements governing our relationship with GECC and its affiliates after this offering.

The separation of our business

The Master Agreement generally will allocate certain assets and liabilities between us and GECC according to the business to which such assets and liabilities primarily relate, which is consistent with the basis of presentation of our historical financial statements. To the extent not previously transferred to us or one of our subsidiaries prior to the completion of this offering, the Master Agreement will provide that GECC or its affiliates, as applicable, will transfer and assign to us or our subsidiaries certain assets related to our business owned by them. We or our subsidiaries will perform, discharge and fulfill certain liabilities related to our businesses (which, in the case of tax matters, will be governed by the TSSA) in accordance with their terms.

Except as expressly set forth in the Master Agreement or in any other transaction document, neither we nor GECC will make any representation or warranty as to:

•	any assets or liabilities allocated under the Master Agreement;

•	the value of or freedom from any security interests of, or any other matter concerning, any assets or liabilities of such party;

•	the legal sufficiency of any assignment, document or instrument to convey title to any asset;

•	any consents or approvals required in connection with any transfer of assets or assumptions of liabilities; or

•	the absence of any defenses or right of set-off or freedom from counterclaim with respect to any claim of either us or GECC.

Except as expressly set forth in any transaction document, in connection with the transactions through which we were formed, all assets were transferred to us on an “as is,” “where is” basis, and we and our subsidiaries will agree to bear the economic and legal risks that any conveyance was insufficient to vest in us good title, free and clear of any security interest, and that any necessary consents or approvals were not or are not obtained or that any requirements of law or judgments were not or are not complied with. For a discussion of the transfer of the assets and operations of GE’s North American retail finance business to us in connection with our formation, see “Corporate Reorganization.”

The Distribution

GE has indicated that after this offering it currently is targeting to continue its exit from our business in 2015 through the Separation. See “Risk Factors—Risks Relating to Our Separation from GE—GE may not complete the Separation as planned or at all.” We refer to any potential distribution involved in the Separation as the “Distribution.” The Master Agreement provides that we will cooperate with GECC and its affiliates to accomplish the Distribution.

Regulatory requirements and information rights

The Master Agreement will provide that until the GE SLHC Deregistration, we will be required to provide to GE all financial and other information that GE requires to prepare and provide any report or other submission to the Federal Reserve Board or any other federal or state bank regulatory agency or authority or to comply with any other supervisory or regulatory requirement to which GE is subject under any federal or state banking laws. In addition, we will be required to provide GECC with copies of all reports of examinations and any other supervisory communications from federal or state bank regulatory agencies or authorities identifying any matter requiring our attention or correction or regarding any existing or potential investigation or enforcement action by those agencies or authorities relating to us, and the prior written approval of GECC will be required in connection with any material agreements to be entered into by us with any governmental authority. We will further agree to enforce the limitation on voting rights in our certificate of incorporation described under “Description of Capital Stock—Common Stock—Voting Rights” and not to take any action that is not permissible for a savings and loan holding company under HOLA. Any information obtained from us by GE must be used solely for the purpose of complying with the reporting requirement or other supervisory or regulatory requirement for which GE obtained such information, and for no other purpose.

Financial information

We will agree that, for so long as GE owns shares of our common stock, we will cooperate with GE and GECC and we will provide such entities with quarterly and annual historical financial information needed by GE to issue its own earnings releases and public filings. We also will agree that for so long as GE beneficially owns at least 5% of our outstanding common stock, we will provide GE with certain financial projections, as well as access to quarterly and annual financial information. We will further agree that, for so long as GE beneficially owns more than 20% of our outstanding common stock (or is required to account for its investment in us on a consolidated basis or under the equity method of accounting), we will provide GE with information requested by GE in connection with its press releases and public filings and advance notice of all meetings to be held by us with financial analysts. We will also agree during this time, among other things, to issue our quarterly and annual earnings releases and file our quarterly and annual reports with the SEC immediately after GE issues its quarterly and annual earnings releases and files its quarterly and annual reports with the SEC, respectively. For so long as GE beneficially owns more than 50% of our outstanding common stock (or is required to account for its investment in us on a consolidated basis), in addition to the items described above, we will agree to provide GE with access to our books and records so that it may conduct audits of our financial statements, notice of any proposed material changes in our accounting estimates or discretionary accounting principles, and a quarterly representation of our chief executive officer and our chief financial or accounting officer as to the accuracy and completeness of our financial and accounting records. If GE beneficially owns any of our outstanding common stock, we will also provide to GE copies of reports submitted by our accountants.

We also will agree, for so long as GE beneficially owns more than 50% of our outstanding common stock (or is required to account for its investment in us on a consolidated basis), to conduct our strategic and operational review process on the same schedule on which GECC conducts its strategic and operational review process.

Exchange of other information

The Master Agreement will also provide for other arrangements with respect to the mutual sharing of information between us and GECC and its affiliates in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the completion of this offering. We and GECC and its affiliates will also agree to provide mutual access to historical business records.

Releases and indemnification

Except for each party’s obligations under the Master Agreement, the other transaction documents and certain other specified liabilities, we, GE and GECC, on behalf of ourselves and each of our respective affiliates, will release and discharge the other and its respective affiliates from all liabilities existing or arising between us on or before the completion of this offering, including in connection with the separation of our business from GECC and this offering. The release will not extend to obligations or liabilities under any agreements between us and GECC or its affiliates that remain in effect following this offering, including ordinary course liabilities for products and services.

We will indemnify, hold harmless and defend GECC, each of its affiliates and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations of our businesses, whether arising before or after the completion of this offering;

•	the operations, liabilities and obligations of our businesses;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by GECC or any of its affiliates for our benefit;

•	any breach by us or any of our affiliates of the Master Agreement, certain of the other transaction documents or our certificate of incorporation or by-laws;

•	any untrue statement of, or omission to state, a material fact in GE’s or GECC’s public filings to the extent it was as a result of information that we furnished to GECC or its affiliates or which GECC or its affiliates incorporated by reference from our public filings, if that statement or omission was made or occurred after the completion of this offering; and

•	any untrue statement of, or omission to state, a material fact in any registration statement or prospectus related to this offering, the Distribution or the Planned Debt Offering, except to the extent the statement was made or omitted in reliance upon information provided to us by GECC expressly for use in any such registration statement or prospectus.

GECC will indemnify, hold harmless and defend us and each of our directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure of GECC or any affiliate of GECC or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of GECC or its affiliates other than liabilities of our businesses, whether arising before or after the completion of this offering;

•	the liabilities of GECC and its affiliates’ businesses other than liabilities of our businesses;

•	any breach by GECC or any of its affiliates of the Master Agreement or certain of the other transaction documents;

•	any untrue statement of, or omission to state, a material fact in our public filings to the extent it was as a result of information that GE or any of its affiliates furnished to us or which we incorporated by reference from GE’s or GECC’s public filings (other than any registration statement or prospectus related to this offering, the Distribution or the Planned Debt Offering); and

•	any untrue statement of, or omission to state, a material fact contained in any registration statement or prospectus related to this offering, the Distribution or the Planned Debt Offering, but only to the extent the untrue statement or omission was made or omitted in reliance upon information provided by GE or any of its affiliates expressly for use in any such registration statement or prospectus.

The Master Agreement will also specify procedures with respect to claims subject to indemnification and related matters and provide for contribution in the event that indemnification is not available to an indemnified party.

Expenses of the Separation and this offering

Except as otherwise provided in the Master Agreement, the ancillary agreements or any other agreement between us and GECC relating to the Separation or this offering, GECC will pay or reimburse us for out-of-pocket fees, costs and expenses incurred in connection with this offering (other than underwriting discounts) and the Distribution. Except as otherwise provided in the Master Agreement, the ancillary agreements or any other agreement between us and GECC relating to the Separation or this offering, we will be responsible for out-of-pocket fees, costs and expenses (including certain legal and financial advisor, information technology, human resource-related and marketing expenses) in connection with the Separation and the Planned Debt Offering, and in connection with the other debt, credit and securitization facilities described in this prospectus that we have entered into or intend to incur or enter into concurrently with or shortly after the completion of this offering.

Noncompetition agreement

GE has agreed that, subject to certain exceptions, for two years after the GE SLHC Deregistration, it will not engage in the business of providing credit to consumers through: (i) private label credit cards or dual cards in conjunction with programs with retailers, merchants or healthcare providers primarily for the purchase of goods and services from the applicable retailer, merchant or healthcare provider, or (ii) general purpose credit cards, in each case, in the United States and Canada.

Credit support obligations

In the ordinary course of our business, we enter into agreements (including leases) which require guarantees and other credit support obligations (we refer to such obligations, collectively as the “Credit Support Obligations”). Prior to this offering, GE and certain of its subsidiaries agreed to be primary obligors on most of our currently outstanding Credit Support Obligations. We and GE will cooperate to eliminate or replace certain Credit Support Obligations and we will use reasonable best efforts to attempt to release or replace the liability of GE or its subsidiaries, as applicable and necessary, under any Credit Support Obligations that are not novated prior to completion of this offering. If GE or its subsidiaries cannot be relieved of these obligations as of the completion of this offering, we have agreed to be liable to GE or such subsidiary for: (i) all costs of GE or its subsidiaries of maintaining such obligations, (ii) fees to GE or its subsidiaries (on an arms’ length basis) for maintaining such obligations and (iii) indemnification and reimbursement obligations with respect to the obligations underlying any such Credit Support Obligations.

To the extent that the Credit Support Obligations are not novated prior to completion of this offering, GE and each applicable subsidiary of GE will maintain in full force and effect each Credit Support Obligation which is issued and outstanding as of the date of this offering until the earlier of: (i) such time as the contract, or all of the obligations of us or our applicable affiliate thereunder, to which such Credit Support Obligation relates, terminates and (ii) such time as such credit support obligation expires in accordance with its terms or is otherwise released.

Dispute resolution procedures

We will agree with GECC that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days of the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will resolve the dispute in accordance with New York law. Most of the other agreements between us and GECC have similar dispute resolution provisions.

These dispute resolution procedures will not apply to any dispute or claim related to GECC’s or its affiliates’ rights as a holder of our common stock and both parties will submit to the exclusive jurisdiction of the Delaware courts for resolution of any such dispute. In addition, both parties will be permitted to seek injunctive or interim relief in the event of any actual or threatened breach of the provisions of the Master Agreement relating to confidentiality, use of restricted marks, noncompetition agreements and corporate governance matters (including GECC’s approval rights, director nomination rights and composition of certain of our board committees), and any of the provisions of the Employee Matters Agreement, the Registration Rights Agreement, the Intellectual Property Cross License Agreement or the Transitional Trademark License Agreement. If an arbitral tribunal has not been appointed, both parties may seek injunctive or interim relief from any court with jurisdiction over the matter.

Approval Rights

Until the GE SLHC Deregistration, we may not (and we may not permit or authorize any of our subsidiaries to), without the prior written approval of GECC:

•	consolidate or merge with or into any person or, subject to certain exceptions, permit any subsidiary to merge with or into any person;

•	acquire control of a bank or savings association or make any other acquisition of assets or equity for a price in excess of $500 million (other than acquisitions of receivables portfolios in the ordinary course of business that do not exceed $1 billion); provided, that once GE’s beneficial ownership of our common stock decreases below 20%, the threshold for ordinary course transactions will be increased to $2 billion;

•	dispose of assets or securities in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $500 million (other than dispositions of receivables portfolios in the ordinary course of business that do not exceed $1 billion); provided, that once GE’s beneficial ownership of our common stock decreases below 20%, the threshold for ordinary course transactions will be increased to $2 billion;

•	incur or guarantee debt that would reasonably be expected to result in a downgrade of our publicly-issued debt below specified ratings at the time of this offering;

•	dissolve, liquidate, or wind up our company;

•	alter, amend, terminate or repeal or adopt any provision inconsistent with, the provisions of our certificate of incorporation or our bylaws;

•	adopt or implement any stockholder rights plan or similar takeover defense measure;

•	declare or pay any dividend or other distribution in respect of our common stock;

•	repurchase our common stock, subject to certain exceptions;

•	enter into a new principal line of business or enter into business outside of the United States and Canada; or

•	establish an executive committee of our board of directors.

Until such time as GE’s beneficial ownership of our common stock decreases below 20% of our outstanding common stock, we may not, without the prior written approval of GECC:

•	issue capital stock or other securities convertible into capital stock; or

•	change the size of our board of directors from nine directors.

GECC’s approval right for entry into new principal lines of business or business outside of the United States or Canada that is reasonably expected to have less than $200 million in average receivables or annual purchase volume will expire when GE’s beneficial ownership of our outstanding common stock decreases below 10%.

Board Rights

Until the GE SLHC Deregistration, GECC will be entitled to designate persons for nomination for election to our board of directors. The number of such GECC designees will depend on the level of beneficial ownership by GE of our outstanding common stock. At each election of members of our board of directors when GE beneficially owns:

•	more than 50% of our outstanding common stock, GECC will have the right to designate five persons for nomination for election to our board of directors;

•	at least 33% but not more than 50% of our outstanding common stock, GECC will have the right to designate four persons for nomination for election to our board of directors;

•	at least 20% but less than 33% of our outstanding common stock, GECC will have the right to designate three persons for nomination for election to our board of directors;

•	at least 10% but less than 20% of our outstanding common stock, GECC will have the right to designate two persons for nomination for election to our board of directors; and

•	less than 10% of our outstanding common stock and prior to the GE SLHC Deregistration, GECC will have the right to designate one person for nomination for election to our board of directors. See “Management—Composition of the board of directors.”

In the event that (with GECC’s approval) the size of our board of directors is changed, GECC will have the right to designate a proportional number of persons for nomination for election to the board of directors (rounded up to the nearest whole number).

So long as GE beneficially owns at least 50% of our outstanding common stock, or, in certain cases, until the GE SLHC Deregistration, GECC will have the right to designate, from among the GECC director designees serving on our board of directors, certain members of certain committees of our board of directors (see “Management—Committees of the Board of Directors”).

Until GE’s beneficial ownership of our common stock decreases below 50%, GECC will also be entitled to designate two directors to the board of directors of the Bank and we will cause such designees to be appointed.

Other Provisions

The Master Agreement also will contain covenants between us and GECC with respect to:

•	confidentiality of our and GE and its subsidiaries’ information;

•	our right to continue coverage under GE’s insurance policies for so long as GE beneficially owns more than 50% of our outstanding common stock, as such policies may be amended from time to time;

•	restrictions on the parties’ ability to take any action or enter into any agreement that would cause the other party or any of its subsidiaries to violate any law, organizational document or judgment;

•	restrictions on our ability to take any action that limits GECC’s or any of its affiliates’ ability to freely sell, transfer, pledge or otherwise dispose of our common stock;

•	until the GE SLHC Deregistration, and except to the extent a GE policy conflicts with our certificate of incorporation or bylaws or any of the agreements between us and GECC or any of its affiliates, our obligation: (i) to comply (x) with policies adopted or authorized by our board of directors, (y) with certain policies of the Bank if our board of directors has not adopted or authorized a corresponding policy or (z) if the Bank is not executing the relevant activities on behalf of the Company or if the Bank does not have a corresponding policy, with the corresponding GE policies and (ii) to cause our and our subsidiaries’ policies and procedures to comply with all applicable laws and not contravene the GE Spirit & Letter;

•	restrictions on the parties’ ability to take action that reasonably could result in a breach or default under any agreement which binds or purports to bind the other party or any of its other subsidiaries;

•	litigation and settlement cooperation between us and GE and its subsidiaries; and

•	proposed intercompany transactions, including material amendments to the agreements accomplishing the Separation, all of which must be approved by a majority of our independent directors or a committee comprised solely of independent directors or a committee comprised solely of our independent directors.

Transitional Services Agreement

We will enter into a transitional services agreement with GECC prior to the completion of this offering to provide each other, on a transitional basis, certain administrative and support services and other assistance consistent with the services we and GECC provided to each other before this offering. We refer to this agreement in this prospectus as the “Transitional Services Agreement.”

Pursuant to the Transitional Services Agreement: (i) we may provide GECC various services related to those GECC businesses that were not transferred to us that had received services from us prior to the completion of this offering and (ii) GECC will provide services to us, including:

•	treasury, payroll, tax and other financial services;

•	human resources and employee benefits services;

•	information systems, network access, application and support related services; and

•	procurement and sourcing support.

We also will provide each other, on a transitional basis, additional services that we and GECC may identify during the term of the agreement. We and GECC will pay to each other fees for the services rendered under the Transitional Services Agreement, which fees differ depending upon the services.

Under the Transitional Services Agreement, we and GECC will each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The Transitional Services Agreement also will provide for the continuation of existing leases or subleases of certain facilities used in the operation of our respective businesses and for access to each other’s facilities and computing and telecommunications systems to the extent necessary to perform or receive the transitional services.

The services provided under the Transitional Services Agreement will terminate at various times specified in the agreement (for most services within 24 months after the completion of this offering), but the receiving party may terminate any service by giving at least 60 days’ prior written notice to the provider of the service. In addition, subject to consent rights or requirements under third party agreements, the Transitional Services Agreement will provide either party, at its sole expense, the right to extend services for up to 6 months, or longer, under specified circumstances. Except for breaches of certain IP licenses, breaches of confidentiality and data protection provisions of the Transitional Services Agreement, breaches of applicable law in the provision or receipt of services, a party’s negligence or gross negligence (depending on the service provider), willful breach or willful misconduct or as otherwise provided by applicable law, the maximum liability of each party in connection with any single service received from the other party will be limited to the aggregate of the charges paid by the receiving party for such service and the aggregate liability of each party arising out of or in connection with the Transitional Services Agreement will be limited to the aggregate of fees paid to such party for all the transitional services it has delivered.

Registration Rights Agreement

We will enter into a registration rights agreement with GECC prior to the completion of this offering to provide GECC with registration rights relating to shares of our common stock held by GECC or permitted transferees, after this offering. We refer to this agreement in this prospectus as the “Registration Rights Agreement.” GECC may assign its rights under the Registration Rights Agreement to any person that acquires shares of our common stock subject to the agreement and agrees to be bound by the terms of the agreement. GECC and its permitted transferees may require us to register under the Securities Act of 1933 (the “Securities Act”) all or any portion of these shares, a so-called “demand request.” The demand registration rights will be subject to certain limitations. We will not be obligated to effect:

•	a demand registration within 60 days after the effective date of a previous demand registration, other than a shelf registration pursuant to Rule 415 under the Securities Act;

•	a demand registration within 180 days after the effective date of the registration statement of which this prospectus is a part;

•	a demand registration unless the demand request is for a number of shares with a market value of at least $150 million; and

•	more than two demand registrations during the first 12 months after completion of this offering or more than three demand registrations during any 12-month period thereafter.

After the first anniversary of this offering, we may defer the filing of a registration statement for up to 90 days after a demand request has been made, but not more than once in any six month period, if: (i) at the time of such request we are engaged in confidential business activities, which would be required to be disclosed in the registration statement, and our board of directors determines that such disclosure would be materially detrimental to us and our stockholders or (ii) prior to receiving such request, our board of directors had determined to effect a registered public offering of our securities for our account and we have taken substantial steps to effect such offering.

GECC and its permitted transferees also have so-called “piggyback” registration rights, which means that GECC and its permitted transferees may include their respective shares in any future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders. The demand registration rights and piggyback registrations are each subject to market cut-back exceptions.

GECC or its permitted transferees will pay all costs and expenses in connection with any demand registration. We will pay all costs and expenses in connection with any “piggyback” registration, except underwriting discounts, commissions or fees attributable to the shares of common stock sold by our stockholders. In addition, we are required to bear the fees and expenses of one firm of counsel for the selling stockholders in any “piggyback” registration. The Registration Rights Agreement will set forth customary registration procedures, including an agreement by us to make our management available for road show presentations in connection with any underwritten offerings. We will also agree to indemnify GECC and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in the registration statement by GECC or any permitted transferee.

The rights of GECC and its permitted transferees under the Registration Rights Agreement will remain in effect with respect to the shares covered by the agreement until those shares:

•	have been sold pursuant to an effective registration statement under the Securities Act;

•	have been sold to the public pursuant to Rule 144 under the Securities Act;

•	have been transferred in a transaction where subsequent public distribution of the shares would not require registration under the Securities Act; or

•	are no longer outstanding.

In addition, the registration rights under the agreement will cease to apply to: (i) a holder other than GECC or its affiliates when such holder holds less than 5% of the then outstanding shares covered by the agreement and such shares are eligible for sale without restriction pursuant to Rule 144 under the Securities Act and (ii) GECC and its affiliates when such holder holds less than 3% of the then outstanding shares covered by the agreement and such shares are eligible for sale without restriction pursuant to Rule 144 under the Securities Act.

Tax Sharing and Separation Agreement

We will enter into the Tax Sharing and Separation Agreement with GE prior to the completion of this offering. We refer to this agreement in this prospectus as the “TSSA.” Among other things, the TSSA will govern the allocation between GE and us of the responsibility for the taxes of the GE group. The TSSA will also allocate rights, obligations and responsibilities in connection with certain administrative matters relating to the preparation of tax returns and control of tax audits and other proceedings relating to taxes.

Allocation of taxes

Under the TSSA, we will be responsible for all taxes attributable to us or our operations for taxable periods following the completion of this offering. To the extent we file tax returns on a consolidated basis with GE, we will be required to make tax sharing payments to GE in amounts equal to our separate company tax liability. Our separate company tax liability will generally be equal to the amount of taxes we would have paid had we been filing tax returns separately from GE, subject to certain adjustments, whether or not GE is actually required to pay such amounts to the taxing authorities. However, GE will be responsible for all income taxes imposed in the United States, Canada and Puerto Rico attributable to taxable periods prior to the completion of this offering. We will be responsible for all other taxes attributable to our businesses for taxable periods prior to the completion of this offering.

In addition, GE will be required to compensate us for the use by GE of any of our tax attributes that arise after the completion of this offering to reduce taxes that are otherwise the responsibility of GE under the TSSA. Similarly, we will be required to compensate GE for reductions in our tax liabilities to the extent that the reductions result from expenses economically borne by GE or from tax attributes created in certain transactions in which GE incurred a related tax liability, including for any reduction in our taxes resulting from tax elections described below that might be entered into in connection with GE’s disposition of its interest in us.

We will also be obligated to compensate GE for reductions in our taxes that are attributable to increases in our tax attributes resulting from a tax audit or filing of an amended tax return for periods prior to the closing of this offering if GE is responsible under the TSSA for any resulting increase in its taxes. Conversely, if resulting from a tax audit or filing an amended tax returns, GE will be required to compensate us for decreases in our tax attributes if GE receives a corresponding decrease in its taxes.

The TSSA will generally allocate the right to refunds of taxes to the party that would be liable under the TSSA for the underlying taxes that are refunded.

The TSSA will allocate between the parties the right to control, and to participate in, the preparation and filing of tax returns and defense of tax audits or other proceedings relating to taxes, and will require the parties to cooperate with each other in connection with preparing and filing tax returns and defending tax audits and other tax proceedings.

With the exception of the Bank Agreement (as defined below), upon entering into the TSSA, all other formal or informal tax sharing arrangements between GE and us will be terminated and the TSSA will generally govern all of our relationship with GE relating to tax returns and tax liabilities.

Separation from GE

The TSSA will generally allocate to GE any income taxes incurred in connection with the failure to qualify for tax-free treatment of the Distribution and certain related preliminary internal transactions. However, under the TSSA such income taxes will be allocated to us if the failure to qualify for tax-free treatment results from any action or inaction after the Distribution that is within our control or if the failure results from any direct or indirect transfer of our stock. The TSSA will include a provision generally prohibiting us after the Distribution from taking any action or failing to take action within our control that would cause the failure of such tax-free treatment.

The TSSA will also provide GE with the right to make certain tax elections to treat solely for tax purposes its disposition of our stock as a transfer of our assets in a manner that would result in us having a new cost tax basis in our assets. Any taxes resulting from such election will be allocated to GE subject, as discussed above, to our obligation to compensate GE for reductions in our tax liability arising from the resulting new cost tax basis in our assets.

GE intends to make these tax elections, on a protective basis, to treat the Distribution as a taxable transfer of our assets. Those elections would be effective only if the IRS were to successfully assert that, notwithstanding the IRS private letter ruling and opinion of tax counsel, the Distribution is taxable. However, if, as is expected consistent with the IRS private letter ruling and the opinion of tax counsel, the Distribution is in fact tax-free, then these elections will have no effect.

Employee Matters Agreement

We will enter into an agreement with GE and GECC prior to the completion of this offering relating to certain employee, compensation and benefits matters. We refer to this agreement in this prospectus as the “Employee Matters Agreement.” Under the Employee Matters Agreement, we will generally assume or retain liabilities relating to the employment or services of any person with respect to our business before or after the completion of this offering. We will only be responsible for liabilities under GE benefit plans to the extent described in the Employee Matters Agreement.

Employment

After the completion of this offering, we will continue to employ the employees of our business.

Continuation on GE payroll and in GE plans

Prior to this offering, employees of our business have been paid through GE’s payroll system. In addition, these employees have been covered under GE benefit plans. These employees generally will continue to be paid through GE’s payroll system and be eligible to participate in GE benefit plans for so long as GE owns at least 50% of our outstanding common stock. These GE benefit plans include: (i) retirement benefits, (ii) health, life and disability insurance benefits, severance, (iii) stock options, RSUs and long-term performance awards under the GE 2007 Long-Term Incentive Plan (but only for awards granted prior to this offering) and (iv) annual incentive compensation under the GECC Executive Incentive Compensation Plan. Certain of our non-U.S. employees will continue on GE’s payroll and in GE plans for up to one year following the date that GE ceases to own at least 50% of our outstanding common stock.

Compensation

From the completion of this offering until at least one year after the date that GE ceases to own at least 50% of our outstanding common stock, our employees will receive at least the same salary, wages, incentive compensation, and bonus opportunities and at least the same (on an aggregate basis) other material terms and conditions of employment as were provided to such employees prior to the completion of this offering.

Transition to our benefit plans.

Effective no later than the date on which GE ceases to own at least 50% of our outstanding common stock, our applicable U.S. employees will cease to participate in GE benefit plans and will participate in employee benefit plans established and maintained by us. For at least one year following the date that GE ceases to own at least 50% of our outstanding common stock, we will maintain plans that will provide our employees with benefits that are comparable in the aggregate to the value of those benefits provided by GE benefit plans immediately prior to the date that GE ceases to own at least 50% of our outstanding common stock, excluding nonqualified defined benefit pension plans, retiree medical benefits, stock options, other equity awards and certain executive fringe benefits. Our plans will include retirement benefits, health, life and disability insurance benefits, and severance. We will recognize prior GE service for purposes of eligibility, vesting or calculation of vacation, sick days, severance, layoff and similar benefits under our new plans and programs to the same extent such service is recognized under corresponding GE plans.

We will also establish new benefit plans for our non-U.S. employees that, together with any benefit plans we assume or continue, will provide such non-U.S. employees with benefits that are comparable in the aggregate to the value of those benefits provided by the benefit plans in effect immediately prior to the date on which GE ceases to own at least 50% of our outstanding common stock. We will maintain these existing or new plans for our non-U.S. employees for a period of at least one year following the benefit transition date (or such longer period required by applicable law).

As described under “Management—Compensation Plans Following This Offering—Synchrony 2014 Long-Term Incentive Plan,” prior to completion of this offering, we will establish, adopt and maintain plans for our selected employees providing for stock options, SARs, restricted stock, RSUs, performance awards (stock or cash-based) and other stock-based awards. However, we expect that certain of our employees will continue to participate in the GECC Executive Incentive Compensation Plan until the date that GE ceases to own at least 50% of our outstanding common stock. We expect that our corresponding plan providing for annual cash or other bonus awards will not become effective until the date that GE ceases to own at least 50% of our outstanding common stock.

Treatment of our U.S. employees under certain GE plans.

Effective as of the date that GE ceases to own at least 50% of our outstanding common stock: (i) our employees will cease to accrue any benefits under the GE retirement plans and (ii) our employees will fully vest in the GE retirement plans. However, with respect to the GE Supplementary Pension Plan and the GE Excess Benefit Plan, only those employees who have at least ten years of qualified pension service as of the date that GE ceases to own at least 50% of our outstanding common stock will vest in such plan. GE will be responsible for paying directly to our eligible employees (including their surviving spouses and beneficiaries) any vested benefits to which they are entitled under the GE retirement plans when eligible under the terms of such plans to receive such payments. We will have certain reimbursement obligations to GE.

GE generally will remain obligated to provide post-retirement welfare benefits under the GE Health Choice, consistent with the terms of the plan as in effect from time to time, to our employees and their eligible dependents who, as of the date GE ceases to own at least 50% of our outstanding common stock, are participants in such plan and either (i) have completed 25 years of eligible service with us, our affiliates and their respective predecessors or (ii) have attained at least 60 years of age and have completed at least ten years of eligible service, in either case upon such employee’s election to participate in the GE Health Choice. Participation by our employees will be under circumstances and at the applicable contribution levels entitling them to receive such benefits pursuant to the terms of the GE Health Choice. GE will be responsible for paying directly to our eligible employees and their eligible dependents any post-retirement welfare benefits pursuant to such coverage. We will have certain reimbursement obligations to GE.

GE generally will retain responsibility under the GE benefit plans that are welfare benefit plans in which our employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by such employees and their eligible dependents to the extent the claims were incurred prior to the date that GE ceases to own at least 50% of our outstanding common stock. We will have certain reimbursement obligations to GE.

As of the date GE ceases to own at least 50% of our outstanding common stock, all unvested GE stock options that are held by our employees will vest and all unexercised GE stock options will remain exercisable in accordance with their terms and the GE 2007 Long-Term Incentive Plan. Each such GE stock option permits the holder, generally for a period of ten years from the date of grant or, if earlier, five years from the date that GE ceases to own at least 50% of our outstanding common stock, to purchase one share of GE stock from GE at the market price of GE stock on the date of grant. GE will remain responsible for the GE stock options of our employees that are vested on the date GE ceases to own at least 50% of our outstanding common stock. We will have no obligations with respect to those options.

Agreements not to solicit or hire GE’s or our employees.

We will agree with GE that for so long as GE beneficially owns at least 50% of our outstanding common stock, and for a certain period of time after GE ceases to beneficially own at least 50% of our outstanding common stock, neither of us will, directly or indirectly, solicit or hire for employment certain of each other’s employees.

Intellectual Property Arrangements

Prior to the completion of this offering, we will enter into the following intellectual property license agreements with GE, GECC and/or their affiliates:

•	a Transitional Trademark License Agreement; and

•	an Intellectual Property Cross License Agreement.

Transitional Trademark License Agreement

Pursuant to the Transitional Trademark License Agreement, GE will grant us a limited, non-exclusive, royalty-free, non-transferable license (with no right to sublicense) to use certain “GE,” GE Capital,” “GE Capital Retail Bank,” “GE Money” and “GECAF” marks and related logos and the GE monogram in connection with our products and services until such time as GE ceases to beneficially own more than 50% of our outstanding common stock, subject to certain exceptions (e.g., we will generally have a right to use those marks and related logos and the monogram on our credit cards for a period of three and a half years after the completion of this offering). The Transitional Trademark License Agreement automatically terminates in the event of our merger or consolidation with, or sale of substantially all of our assets to, an unrelated third person, or our change of control whereby an unrelated third person acquires control over us. GE also retains the right to terminate the Transitional Trademark License Agreement in the event we materially breach its provisions. In addition, the Transitional Trademark License Agreement automatically terminates in the event of our bankruptcy, insolvency, liquidation, dissolution or similar event. The Transitional Trademark License Agreement also automatically terminates with respect to any of our subsidiaries in the event of such subsidiary’s merger or consolidation with, or sale of substantially all of its assets to, an unrelated third person, or its change of control whereby an unrelated third person acquires control over it, or upon such subsidiary’s bankruptcy, insolvency, liquidation, dissolution or similar event.

Intellectual Property Cross License Agreement

Pursuant to the Intellectual Property Cross License Agreement, we and GE will grant each other a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, perpetual license under certain intellectual property rights that we each own or license. The intellectual property rights being licensed (with no rights to sublicense except as described below) under the Intellectual Property Cross License Agreement are patents, patent applications, statutory invention registrations, copyrights, mask work rights, trade secrets and other intellectual property rights arising from or in respect of technology (but not including trademarks, service marks, trade dress, logos, other source identifiers or domain names). The intellectual property rights being licensed under the Intellectual Property Cross License Agreement also must be those that we and GE have the right to license and that are used, held for use or contemplated to be used by the licensee generally prior to the completion of this offering. In addition, with respect to any third-party intellectual property licensed under the Intellectual Property Cross License Agreement, we and GE will only grant each other sublicenses to the extent each has the right to do so under the applicable third-party intellectual property licenses. The license allows us and GE to make, have made, use, sell, have sold, import and otherwise commercialize certain products and services, and to use and practice the licensed intellectual property rights for internal purposes. Each party will only be able to sublicense its license rights to acquirors of its businesses, operations or assets, and only assign its license rights to an acquiror of all or substantially of its assets or equity or the surviving entity in its merger, consolidation, equity exchange or reorganization. Each party will own any modifications, derivative works and improvements it creates. The Intellectual Property Cross License Agreement will be perpetual and may not be terminated, even upon material breach, except upon mutual written agreement by us and GE.

Other Related Party Transactions

Formation of Synchrony

Between April 1, 2013 and October 15, 2013: (i) GECFI contributed the stock of the Bank to us as a capital contribution and (ii) in exchange for all of our outstanding common stock (other than the shares issued in connection with our formation in 2003 for nominal consideration) and approximately $1.6 billion, we acquired from GE its interests in RFS Holding, Inc., GEC RF Global Services Philippines, Inc., Retail Finance International Holdings, Inc., CareCredit LLC and GE Global Servicing Private Limited, as well as certain receivables and other tangible and intangible assets related to the North American retail finance business. The remaining assets and operations of the North American retail finance business have been or will be transferred to us prior to the completion of this offering.

Funding Provided by GECC

GECC historically has provided funding to us pursuant to various intercompany funding arrangements. Of the amounts outstanding under these arrangements upon the completion of this offering (the Outstanding Related Party Debt), $             billion will be repaid at that time. For information on these arrangements as reflected in our combined historical financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity—Funding Sources,” for a description of funding to be provided by GECC in connection with this offering, see “Description of Certain Indebtedness—New GECC Term Loan Facility” and for information on the use of proceeds, see “Use of Proceeds.”

Securitized Financings

For information regarding GECC’s roles as servicer and servicer performance guarantor in connection with certain of our securitizations, see “Management’s Discussion and Analysis of Financial Condition and Liquidity and Capital Resources—Funding Sources—Securitized Financings” and “Description of Certain Indebtedness—Securitized Financings.”

GECC serves as servicer performance guarantor for the Bank as servicer of SFT (the “SFT Servicer”) and for the Bank as servicer of GMT (the “GMT Servicer”). Pursuant to the servicer performance guarantees, GECC has guaranteed the performance by the SFT Servicer and the GMT Servicer of their respective obligations under the securitization documents. We have not compensated GECC for providing either of these guarantees and GECC has not been required to undertake any performance with respect to the guarantees. Prior to the completion of this offering, we expect to have entered into amendments to the documents governing each SFT series and the sole GMT series pursuant to which the note holders will release GECC from its obligations as servicer performance guarantor.

We have entered into contribution agreements with GECC pursuant to which GECC has agreed that in the event of certain indemnity claims against us relating to our securitized financings and under certain other circumstances, it will make contributions to us to the extent required for us to make any required indemnity payments. We have not compensated GECC for entering into these contribution agreements and GECC has not been required to make any payments with respect to these agreements. Prior to the completion of this offering, we expect to terminate these contribution agreements with GECC.

Support Servicing

We are party to certain servicing agreements and subservicing agreements with GECC with respect to, among other things, a broad range of servicing and administrative services relating to loan receivables owned by the Bank, MNT, SFT and GMT. For certain of these arrangements, the part of GECC providing and receiving services was historically managed as part of our business and therefore related payments have been eliminated in our combined financial statements. On a legal entity basis (without regards to elimination in our combined financial statements), for the years ended December 31, 2013, 2012 and 2011, we incurred servicing expenses of $874 million, $849 million and $1,200 million, respectively, and we received subservicing income of $783 million, $528 million and $618 million, respectively.

MNT Notes Owned by GECC

GECC purchased $202 million, $627 million and $516 million aggregate principal amount of subordinated classes of MNT notes from us in the years ended December 31, 2013, 2012, and 2011, respectively, at an aggregate purchase price of slightly less than par. GECC owned $1,312 million, $1,424 million and $1,873 million aggregate principal amount of subordinated classes of MNT notes as of December 31, 2013, 2012 and 2011, respectively (representing MNT notes purchased during and prior to those periods). GECC recognized $39 million, $71 million and $113 million of interest income, and received $314 million, $751 million and $536 million of principal payments from MNT in the years ended December 31, 2013, 2012, and 2011, respectively. Most of these notes were owned by parts of GECC that historically were managed as part of our business and therefore the notes have been eliminated in our combined financial statements. We expect that all of these notes will be transferred to us prior to the completion of this offering.

Credit Agreement Guarantees by GE

We are a party to revolving credit agreements with two banks, each of which provides a revolving line of credit of up to $500 million. GE has guaranteed our payment obligations under the agreements. We have agreed to pay GE a fee based on market rates and amounts outstanding under the agreements. No amounts have been borrowed under the agreements in the years ended December 31, 2013, 2012 and 2011, and therefore no fees have been paid to GE for the guarantees. We currently anticipate that these agreements and the guarantees will be terminated in connection with or shortly after the completion of the Transactions.

Other Services Provided by GE

We also receive services provided by GE under other arrangements where our business is only a recipient of services. For the years ended December 31, 2013, 2012 and 2011, we incurred $437 million, $390 million and $364 million of expenses relating to services provided by GE in our Combined Statements of Earnings, respectively. For a description of those cases where we are only a recipient of services and the associated historical costs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Separation from GE and Related Financial Arrangement.” GE will continue to provide us with many support services on a transitional basis pursuant to the agreements described under “—Relationship with GE and GECC—Transitional Services Agreement.”

We also make payments to GE for use of certain intellectual property, and we incurred $20.0 million, $15.6 million and $12.4 million of expenses in the years ended December 31, 2013, 2012 and 2011, respectively, for use of this intellectual property.

CALMA

In connection with the OCC’s December 12, 2012 approval of the Bank’s assumption of certain deposits and related liabilities of MetLife and acquisition of certain assets of MetLife, the Bank entered into the CALMA with GECC, GECFI and the Company, dated as of January 11, 2013. The CALMA will remain in effect after the completion of this offering. For information regarding the CALMA, see “Regulation—Savings Association Regulation.” We have not compensated GECC for entering into the CALMA, and it has not been required to make any payments under this agreement.

Support Agreement Related to Purchased Receivables

On December 30, 2008, the Bank acquired approximately $5.5 billion of loan receivables from GE, and the Bank, GECC and GECFI entered into a Parental Support Agreement (the “PSA”), pursuant to which, among other things: (i) GECFI agreed to purchase from the Bank any transferred receivables that became “low-quality assets” and reimburse the Bank for any losses incurred on these receivables, (ii) GECFI and GECC committed to provide capital if the Bank was unable to maintain specified capital requirements until December 31, 2010, (iii) GECC waived its right to terminate or restrict the Bank’s access under certain funding arrangements with GECC and (iv) GECFI was required to pledge certain assets to the Bank to support GECFI’s and GECC’s obligations under the PSA. GECC and GECFI’s obligations under the PSA terminated as of December 30, 2013. The aggregate payments made by GECFI to the Bank to repurchase loans and reimburse for losses pursuant to the PSA was $27 million, $45 million and $88 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Commercial Credit Support by GE and Other Arrangements

In the ordinary course of our business, GE has provided payment and performance guarantees with respect to certain of our obligations under a limited number of partner program agreements. We have not compensated GE for providing any of these guarantees and GE has not been required to make any payments or undertake any performance with respect to the guarantees. In the event a guarantee cannot be replaced prior to the completion of this offering, we intend to replace such guarantee as soon as practicable, but we have agreed that, until we do so, we will be liable to GE for certain costs, fees and indemnification and reimbursement obligations relating to such guarantee. See “Arrangements Among GE, GECC and Our Company—Relationship with GE and GECC—Master Agreement—Credit Support Obligations.”

GECC and the Bank are both creditors of one of our former partners and have entered into an intercreditor agreement that defines their relative rights with respect to payments received after the occurrence of certain specified events. To date the agreement has not affected any payments otherwise payable to the Bank.

In connection with the extension of one of our program agreements, GE agreed not to pursue certain intellectual property claims against the partner so long as the program agreement remains in effect. The partner has the right to terminate the program agreement if GE pursues those claims. We paid GE an immaterial amount for GE’s agreement not to pursue its claims.

GE Appliances Program Agreements

We entered into a program agreement with GE that provides consumer financing to qualified customers purchasing appliances on an online store operated by GE’s Home & Business Solutions division (“GEHB”). We also entered into a program agreement with GEHB under which credit-based promotions may be provided to qualified customers of participating dealers with whom we have a consumer financing program and who are part of GEHB’s dealer network when such customers purchase specially-designated GE products. Customers can use the participating dealer financing program to purchase both GE and non-GE products from the dealers but the credit-based promotions apply only when purchasing such designated GE products. The terms of these programs (including the fees paid by GE to us and by us to GE) are generally comparable to those offered to unrelated parties for similar programs. The aggregate payments made by GE to us under these programs was $1.1 million, $2.2 million and $2.8 million for the years ended December 31, 2013, 2012 and 2011, respectively. The aggregate payments by us to GE under these programs were $0.2 million, $0.3 million and $0.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

GECC Deposit in the Bank

From time to time, the Bank extends credit to its customers in transactions where the transaction proceeds are used for the benefit of, or are otherwise transferred to, GE or one of its subsidiaries (a “Covered Transaction”). To ensure the Bank’s compliance with applicable laws relating to Covered Transactions (including Federal Reserve Board Regulation W), GECC has, from time to time, deposited funds with the Bank as collateral for the Covered Transactions (the “Segregated Deposit”). The deposit earns interest at market rates and the aggregate interest expense in respect of the Segregated Deposit was $2.0 million, $1.9 million and $1.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. At December 31, 2013, 2012 and 2011, the balance of the Segregated Deposit was $651 million, $301 million and $251 million, respectively. In connection with the completion of this offering, GECC intends to withdraw this deposit, and we will replace the deposited funds with a deposit in a similar amount from Synchrony. The GECC deposit has been eliminated in the combined financial statements.

Tax Allocation Agreement

GECC and the Bank are parties to a tax allocation agreement. The amount payable by the Bank under the tax allocation agreement in respect of U.S. federal, state and local income taxes is generally calculated to be the amount that the Bank would have to pay if it were paying its taxes on a “stand alone” basis as if the Bank filed tax returns separate from GE and its subsidiaries. The Bank made tax payments for the years ended December 31, 2013, 2012 and 2011 of $1,188 million, $1,359 million and $355 million, respectively, in respect of U.S. federal, state and local income taxes under the tax allocation agreement. This tax allocation agreement between GECC and the Bank will be terminated prior to the completion of this offering. It will be replaced with an agreement between the Bank and Synchrony (the “Bank Agreement”). We expect that GE will also be a party to the Bank Agreement for the limited purpose of agreeing to hold certain tax refunds allocable to the Bank in trust for the benefit of the Bank and to otherwise act as an agent for the Bank in its dealings with taxing authorities on the Bank’s behalf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Prior to the completion of this offering, all shares of our common stock were owned by GE Consumer Finance Inc., an indirect subsidiary of GE. Upon completion of this offering, we will have             shares of common stock issued and outstanding, assuming the underwriters’ option to purchase additional shares of common stock from us is not exercised, and             shares, if it is exercised in full. Upon the completion of this offering, GE (through GE Consumer Finance Inc.) will beneficially own approximately     % of our outstanding common stock, assuming the underwriters’ option to purchase additional shares of common stock from us is not exercised, and     %, if it is exercised in full.

The following table sets forth information at                    , 2014 regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of our common stock, including GE Consumer Finance Inc.;

•	our chief executive officer and each of our NEOs;

•	each of our directors and director nominees; and

•	all directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

Name and Address of Beneficial Owner(1)	Beneficial Ownership Prior to the Completion of this Offering		Number of Shares to be Sold in this Offering	Beneficial Ownership After the Completion of this Offering
	Number	Percentage		Number	Percentage
GE Consumer Finance, Inc.		100%	0
Margaret M. Keane	0	0%	0	0	0%
Brian D. Doubles	0	0%	0	0	0%
Jonathan S. Mothner	0	0%	0	0	0%
Thomas M. Quindlen	0	0%	0	0	0%
Glenn P. Marino	0	0%	0	0	0%
William H. Cary	0	0%	0	0	0%
Daniel O. Colao	0	0%	0	0	0%
Alexander Dimitrief	0	0%	0	0	0%
Anne Kennelly Kratky	0	0%	0	0	0%
Dmitri L. Stockton	0	0%	0	0	0%
Roy A. Guthrie	0	0%	0	0	0%
Richard C. Hartnack	0	0%	0	0	0%
Jeffrey G. Naylor	0	0%	0	0	0%
All directors, director nominees and executive officers as a group (16 persons)	0	0%	0	0	0%

*	Less than 1%.
(1)	The address for GE Consumer Finance Inc. is 777 Long Ridge Rd., Stamford, Connecticut 06902. The address for all other persons is c/o Synchrony Financial, 777 Long Ridge Rd., Stamford, Connecticut 06902. GE, as the ultimate parent of GE Consumer Finance Inc., beneficially owns all shares of our common stock owned of record by GE Consumer Finance Inc. The address for GE is 3135 Easton Turnpike, Fairfield, Connecticut 06828.

Potential Future Sale or Distribution of Common Stock Held by GE

For a discussion of the potential future sales or distribution of common stock held by GE, see “Shares Eligible for Future Sale.”

DESCRIPTION OF CAPITAL STOCK

We were incorporated in Delaware on September 12, 2003. The following information reflects our amended and restated certificate of incorporation and amended and restated bylaws as these documents will be in effect upon the completion of this offering. Our amended and restated certificate of incorporation and amended and restated bylaws have been filed as exhibits to the registration statement of which this prospectus forms a part, and we refer to them in this prospectus as the certificate of incorporation and bylaws, respectively. The following descriptions are summaries of the material terms of these documents and relevant sections of the DGCL and Federal Reserve Board regulations and are qualified in their entirety by reference to the full text of the documents.

References in this section to “we,” “us” and “our” refer to SYNCHRONY FINANCIAL and not to any of its subsidiaries.

General

Our authorized capital stock will consist of             shares of common stock, par value $0.001 per share, and             shares of preferred stock, par value $         per share. Prior to this offering, there were             shares of common stock outstanding, all of which were held by GECFI. Immediately after the completion of this offering,             shares of common stock will be outstanding, assuming the underwriters’ option to purchase additional shares of common stock from us is not exercised, and no shares of preferred stock will be outstanding.

Common Stock

Voting Rights

Holders of common stock will be entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote except as described in the following paragraph. Holders of the common stock will not have cumulative voting rights in the election of directors.

We and each of our current parent companies, including GE and GECC, are grandfathered unitary savings and loan holding companies. As such, none of us is subject to the activity restrictions imposed generally on savings and loan holding companies and each of us is therefore permitted to engage in non-financial activities that would otherwise be prohibited. See “Regulation—Savings and Loan Holding Company Regulation—Activities.” In an effort to ensure that each of us preserves our status as a grandfathered unitary savings and loan holding company following this offering, our certificate of incorporation will provide that, until the earlier to occur of (i) such time as is immediately prior to the Split-off and (ii) the GE SLHC Deregistration, no stockholder or group (other than GE or its affiliates and certain other exempt persons) shall have the right to vote more than 4.99% of our capital stock entitled to vote generally in the election of directors.

Rights to Dividends

Subject to the prior rights of holders of preferred stock, if any, holders of common stock will be entitled to receive, on a pro rata basis, such dividends and distributions, if any, as may be lawfully declared from time to time by our board of directors. Declaration and payment of dividends will be subject to the discretion of our board of directors and, under the Master Agreement, until the GE SLHC Deregistration, will require the prior written approval of GECC.

Other Rights

Upon any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to stockholders after there will have been paid or set apart for payment of the full amounts necessary to satisfy any preferential or participating rights to which the holders of any outstanding series of preferred stock are entitled by the express terms of such series. The common stock sold in this offering will not have any preemptive, subscription, redemption, sinking fund or conversion rights. The outstanding shares of our common stock are, and the shares of common stock being offered hereby will be, upon payment for such shares, validly issued, fully paid and non-assessable. Our board of directors will have the authority to issue additional shares of authorized common stock, without stockholder approval, except as may be required by applicable stock exchange requirements.

Listing

We will apply to have the common stock listed on the NYSE under the symbol “SYF.”

Preferred Stock

Our board of directors will have the authority, without stockholder approval, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including:

•	the designation of the series;

•	the number of shares constituting the series;

•	dividend rights;

•	conversion or exchange rights; and

•	the terms of redemption and liquidation preferences.

Under the Master Agreement, until such time as GE’s beneficial ownership of our common stock decreases below 20%, the issuance of preferred stock will be subject to the prior written approval of GECC.

Anti-Takeover Effects of Provisions of the DGCL, Federal Reserve Board Regulations and Our Certificate of Incorporation and Bylaws

The DGCL, Federal Reserve Board regulations and our certificate of incorporation and bylaws contain provisions that may delay, deter, prevent or render more difficult a takeover attempt that our stockholders might consider to be in their best interests. Even in the absence of a takeover attempt, these provisions may also adversely affect the prevailing market price for our common stock if they are viewed as limiting the liquidity of our common stock or discouraging takeover attempts in the future.

Under the Master Agreement, until the GE SLHC Deregistration occurs, we may not adopt a shareholder rights plan or similar defensive measure, or amend our certificate of incorporation or bylaws, without GECC’s prior written approval.

Federal Reserve Board Requirements

Under Federal Reserve Board regulations, takeover attempts, business combinations and certain acquisitions of our common stock may require the prior approval of or notice to the Federal Reserve Board. If a company seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, acquire control of the election or appointment of a majority of the directors on our board of directors, or exercise a controlling influence over our management or policies, it would be required to obtain the prior approval of the Federal Reserve Board. In addition, if any individual seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, the individual generally is required to provide 60 days’ prior notice to the Federal Reserve Board. An individual (and also a company not otherwise required to obtain Federal Reserve Board approval to control us) is presumed to control us, and therefore generally required to provide 60 days’ prior notice to the Federal Reserve Board, if the individual (or such company) acquires 10% or more of any class of our voting stock, although the individual (or such company) may seek to rebut the presumption of control based on the facts.

Limitation on Voting of Common Stock

In an effort to ensure that each of us, GE and GECC preserves our status as a grandfathered unitary savings and loan holding company following this offering, our certificate of incorporation will provide that, until the earlier to occur of (i) such time as is immediately prior to the Split-off and (ii) the GE SLHC Deregistration, no stockholder or group (other than GE or its affiliates and certain other exempt persons) shall have the right to vote more than 4.99% of our capital stock entitled to vote generally in the election of directors.

Authorized but Unissued Common and Preferred Stock

The existence of authorized and unissued common and preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. Under the Master Agreement, until such time as GE’s beneficial ownership of our common stock decreases below 20%, we may not issue any common or preferred stock without GECC’s prior written approval.

Board of Directors

Under the Master Agreement, until GE’s beneficial ownership of our common stock decreases below 20%, the size of our nine-member board of directors may not be changed without the prior written approval of GECC.

Vacancies and newly-created directorships resulting from an increase (with GE’s approval) in the number of directors will be filled by the vote of a majority of the directors, subject to GE’s right under the Master Agreement to designate a certain number of persons for nomination for election as directors.

Our certificate of incorporation will provide that any director may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of our outstanding common stock entitled to vote thereon (and any series of preferred stock entitled to vote in the election of directors).

Stockholder action

Our certificate of incorporation will provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our certificate of incorporation will also provide that, except as required by law and subject to the rights of any holders of preferred stock, special meetings of our stockholders for any purpose or purposes may be called only: (i) by or at the direction of the board of directors, any committee of the board of directors, the Chairman of the board of directors or the Chief Executive Officer, (ii) by the secretary of the Company upon the written request of holders of a majority of our issued and outstanding common stock or (iii) by the secretary of the Company upon the written request of GE or any of its affiliates, provided that GE or any of its affiliates is a holder of our common stock and the GE SLHC Deregistration shall not have occurred. No business other than that stated in the notice will be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance notice requirements for nominations of directors or other stockholder proposals

Our bylaws will require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders (other than GE exercising its right under the Master Agreement to designate persons for nomination), or to bring other business before an annual or special meeting (other than a matter brought under Rule 14a-8 under the Exchange Act), to provide timely notice in writing. To be timely, a stockholder’s notice generally must be received by our corporate secretary, in the case of an annual meeting, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the case of the annual meeting of stockholders to be held in 2015, or if the annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, or in the case of a special meeting, to be timely a stockholder’s notice must be received by our corporate secretary no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which public announcement is first made by us of the date of such meeting.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•	information as to the ownership by the stockholder and the beneficial owner of our capital stock, derivative instruments, short positions and related information;

•	a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination or business; and

•	a representation whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination or proposal.

As to each person whom the stockholder proposes to nominate for election as a director, the notice shall include, among other information, the following:

•	all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election contest, or otherwise required, pursuant to the Exchange Act;

•	the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	the person’s written representation and agreement that: (i) except as has been disclosed to us, such person is not and will not become a party to any voting commitment or compensation, reimbursement or indemnification arrangement in connection with service as a director and (ii) such person would, if elected as a director, comply with all of our corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to our directors; and

•	such other information as we request.

As to any other business that the stockholder proposes to bring before the meeting, the notice shall include, among other information, the following:

•	a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions or bylaw amendment proposed for consideration), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made; and

•	a description of all agreements, arrangements and understandings between the stockholder and beneficial owner and any other person or persons acting in concert with them in connection with the proposal.

Exclusive forum

Our certificate of incorporation will provide that, unless we consent in writing to the selection of another forum, the Court of Chancery of the State of Delaware shall be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee to us or our stockholders, (iii) any action asserting a claim pursuant to the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. Our certificate of incorporation will further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to this provision. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in such action.

Amendments to our governing documents

Under the Master Agreement, until the GE SLHC Deregistration, GECC’s prior written approval is required for amendments to our certificate of incorporation and bylaws. Subject to GECC’s approval (and any series of preferred stock entitled to vote thereon), our certificate of incorporation may be amended by the affirmative vote of majority of our board of directors and the holders of a majority of our outstanding common stock entitled to vote. Subject to GECC’s approval, our bylaws may be amended by the affirmative vote of either a majority of our board of directors or holders of a majority of our outstanding common stock entitled to vote.

Provisions of Our Certificate of Incorporation Relating to Corporate Opportunities

In order to address potential conflicts of interest between GE and us, our certificate of incorporation will contain provisions regulating and defining the conduct of our affairs as they may involve GE and its officers, directors and/or employees, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with GE. In general, these provisions will recognize that we and GE may engage in the same or similar business activities and lines of business, have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including directors, officers and/or employees of GE serving as our directors or officers.

Our certificate of incorporation will provide that, subject to any written agreement to the contrary (including the Master Agreement), GE will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us; or

•	doing business with any of our clients, customers or vendors.

In addition, we may enter into and perform agreements with GE pursuant to which we and GE agree to engage in transactions, compete, refrain from competing or allocate opportunities and, subject to the provisions described below, no such agreement will be considered contrary to any fiduciary duty that GE may have to us or that any director or officer of the Company who is also a director, officer or employee of GE may have.

Our certificate of incorporation will provide that, except as otherwise agreed in writing between GE and us, if GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both us and GE, such corporate opportunity will belong to GE unless the corporate opportunity was expressly offered to GE in its capacity as a stockholder of us. GE will to the fullest extent permitted by law have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that GE acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not otherwise communicate information regarding that corporate opportunity to us.

If one of our directors and/or officers who is also a director, officer and/or employee of GE learns of a potential transaction or matter that may be a corporate opportunity for both us and GE, our certificate of incorporation will provide that, except as otherwise agreed in writing between GE and us, the director and/or officer will have satisfied his or her fiduciary duties to us and our stockholders with respect to the corporate opportunity, and we will have renounced our interest or expectancy in the corporate opportunity and waived any claim that such business opportunity constituted a corporate opportunity that should have been presented to us, if the director and/or officer acts in a manner consistent with the following policy:

•	such a corporate opportunity offered to any of our directors who is not one of our officers and who is also a director, officer and/or employee of GE will belong to us only if that opportunity is expressly offered to that person solely in his or her capacity as our director, and otherwise will belong to GE; and

•	such a corporate opportunity offered to any of our officers who is also a director, officer and/or employee of GE will belong to us, unless that opportunity is expressly offered to that person solely in his or her capacity as a director, officer and/or employee of GE, in which case that opportunity will belong to GE.

Except as otherwise agreed in writing between GE and us, if one of our officers and/or directors, who also serves as a director, officer and/or employee of GE, learns of a potential transaction or matter that may be a corporate opportunity for both us and GE in any manner not addressed above, our certificate of incorporation provides that the director and/or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of GE’s actions with respect to that corporate opportunity and we will have renounced our interest or expectancy in the corporate opportunity and waived any claim that such business opportunity constituted a corporate opportunity that should have been presented to us.

For purposes of our certificate of incorporation, “corporate opportunities” will include, but are not limited to, business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of GE or its officers, directors and/or employees will be brought into conflict with our self-interest.

By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our certificate of incorporation related to corporate opportunities that are described above.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation will provide that, to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL as it now reads, such limitation of liability is not permitted:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us, or has or had agreed to become a director of us, or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of our certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director or officer of us under our certificate of incorporation in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to grant similar indemnification rights to our employees or agents and our bylaws authorize us to maintain insurance on behalf of any person who is an officer, director, employee or agent.

The Master Agreement also provides for indemnification by us of GE and its directors, officers and employees for specified liabilities, including certain liabilities under the Securities Act.

In addition, GE maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries, including us. This insurance provides for coverage, subject to certain exceptions, against non-indemnifiable loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws. Prior to the completion of this offering, we intend to obtain additional liability insurance for our directors and officers.

Prior to the completion of this offering, we expect to enter into an indemnification agreement with each of our directors and executive officers. The indemnification agreement will provide our directors and executive officers with contractual rights to indemnification and expense advancement rights under our bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Delaware Business Combination Statute

Our certificate of incorporation will contain a provision by which we expressly elect not to be governed by Section 203 of the DGCL, which is described below, until the moment in time, if ever, immediately following the time at which both of the following conditions exist: (i) Section 203 by its terms would, but for the terms of our certificate of incorporation, apply to us and (ii) there occurs a transaction following consummation of which GE no longer owns at least 15% of the voting power of our outstanding shares of voting stock. Our certificate of incorporation will provide that, at such time, we will automatically become subject to Section 203 of the DGCL. However, any person that acquires 15% or more of the voting power of our outstanding shares of voting stock in the same transaction in which GE ceases to own at least 15% of the voting power of our outstanding shares of voting stock will not be an interested stockholder under Section 203 as a result of that transaction.

Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation from the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Our election to not initially be subject to Section 203 may have positive or negative consequences, depending on the circumstances. Being subject to Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with us for a three-year period. Section 203 also may have the effect of preventing changes in our management. Section 203 also could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests. If the provisions of Section 203 were applicable, they may cause persons interested in acquiring us to negotiate in advance with our board of directors. In addition, because we did not elect to be initially subject to Section 203, GE, as a controlling stockholder, may find it easier to sell its controlling interest to a third party because Section 203 would not apply to such third party. The restrictions on business combinations set forth in Section 203 would not have been applicable to GE.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be                     .

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Bank Term Loan Facility

Prior to the completion of this offering, we will enter into the New Bank Term Loan Facility with third party lenders that will provide $         billion principal amount of unsecured term loans maturing in 2019. We expect to borrow the full amount available under the New Bank Term Loan Facility concurrent with the closing of this offering.

New GECC Term Loan Facility

Prior to the completion of this offering we will enter into the New GECC Term Loan Facility with GECC that will provide $         billion principal amount of unsecured term loans maturing in 2019. We expect to borrow the full amount available under the New GECC Term Loan Facility concurrent with the closing of this offering.

New Senior Notes

We currently intend to issue approximately $         billion of senior unsecured debt securities in one or more series shortly after the completion of this offering. The senior unsecured debt securities offering will be made pursuant to a separate prospectus. We cannot assure you that this offering will be completed or, if completed, on what terms it will be completed. The closing of this offering is not conditioned upon the closing of the Planned Debt Offering.

Securitized Financings

A significant portion of our funding historically has, and in the future is expected to, come from the securitization of credit card receivables and other loans generated by us in the ordinary course of business. The securitization of receivables is accomplished by a series of transfers of the receivables to be securitized to a trust, which in turn issues to third-party investors asset-backed securities that are collateralized by the receivables in the securitization trust. The proceeds from issuance are distributed to us through wholly owned indirect subsidiaries of Synchrony. The balance of our outstanding asset-backed securities held by unrelated third parties was $15.4 billion at December 31, 2013 and $17.2 billion at December 31, 2012. We currently have three securitization trusts, each of which has issued one or more series of asset-backed securities that remains outstanding: MNT, SFT, and GMT. For a discussion of our securitization activities, including contractual maturities and average excess spreads, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Funding Sources—Securitized Financings” and Note 8. Deposits and Borrowings to our combined financial statements.

Future Securitization Offerings

We currently expect to maintain the aggregate outstanding (e.g. drawn) balance of SFT, MNT and GMT asset-backed securities near current levels by extending series with private lenders prior to their maturities and/or issuing additional privately placed and, with respect to MNT publicly registered, asset-backed securities as existing series mature. In addition, for MNT and SFT, prior to the completion of this offering, we plan to enter into agreements securing commitments from private lenders to increase the amount of their asset-backed securities upon receipt of a draw request from us by an aggregate of approximately $         billion, which will be accomplished through the issuance of new series of asset-backed securities and the amendment of certain existing series in MNT and SFT. The ability to draw on such commitments will be subject to the satisfaction of certain conditions, including the applicable securitization trust having sufficient collateral to support the asset-backed securities issuance and the absence of an early amortization event.

Securitization Trusts

GE Capital Credit Card Master Note Trust

MNT was established in 2003 by RFS Holding, L.L.C, a subsidiary of RFS Holding, Inc., which is a wholly-owned subsidiary of Synchrony. At December 31, 2013, MNT held $19.9 billion of Retail Card receivables originated by the Bank. At December 31, 2013, MNT had 20 series of asset-backed securities outstanding with an aggregate outstanding balance of $13.0 billion. 13 MNT series were issued pursuant to public offerings and 7 were issued in private offerings to financial institutions and commercial paper conduits. Each of the outstanding publicly registered series of MNT asset-backed securities are rated by one or more of Moody’s, S&P and/or Fitch. At December 31, 2013, there were no undrawn amounts with respect to any series (i.e., all series were currently drawn to their committed capacity).

GE Sales Finance Master Trust

SFT was established in 2012 by GE Sales Finance Holding, L.L.C., which is a wholly-owned indirect subsidiary of the Bank, to add securitization to the business’s range of funding options for assets held on the Bank’s consolidated balance sheet. At December 31, 2013, SFT held $5.3 billion of Payment Solutions and CareCredit receivables originated by the Bank. At December 31, 2013, SFT had 4 series of asset-backed securities outstanding with an aggregate outstanding balance of $2.0 billion. All of the series were issued pursuant to private offerings to financial institutions and commercial paper conduits. None of the outstanding series are rated by any rating agency. At December 31, 2013, there were no undrawn amounts with respect to any series.

GE Money Master Trust

GMT was established in 2007 as a subsidiary of GEM Holding, LLC, which is a subsidiary RFS Holding, Inc. (which is a wholly-owned subsidiary of Synchrony). At December 31, 2013, GMT held $0.9 billion of Payment Solutions and CareCredit receivables originated by the Bank. At December 31, 2013, GMT had one series of asset-backed securities outstanding with an aggregate outstanding note balance of $350 million. This series was issued in a private offering to a financial institution. At December 31, 2013, there were no undrawn amounts with respect to the sole series in GMT.

GECC as Servicer and Servicer Performance Guarantor

GECC currently acts as servicer with respect to MNT and its related series of asset-backed securities. If GECC defaults in its servicing obligations, an early amortization event could occur with respect to our MNT asset-backed securities and/or GECC could be replaced as servicer. Servicer defaults include, without limitation, the failure of the servicer to make any payment, transfer or deposit in accordance with the securitization documents, a material breach by the servicer of its representations, warranties or agreements made by the servicer under the securitization documents, the delegation by the servicer of its duties contrary to the securitization documents and the occurrence of certain insolvency events with respect to the servicer.

We currently perform substantially all of the servicing functions with respect to MNT pursuant to a sub-servicing arrangement with GECC. We expect that GECC will resign and assign its servicing obligations for MNT to us at the earlier of: (i) when all asset-backed securities that were outstanding as of the date of the amendment to the MNT program documents that enables the transfer of servicing to us is executed have been paid in full (which is expected to occur no later than 2019), or have been prepaid or redeemed, and (ii) the Expected GECC Servicer Assignment Date. Until the Expected GECC Servicer Assignment Date, our ability to service MNT’s assets pursuant to the sub-servicing arrangement with GECC will be dependent on GECC not being terminated as servicer for a servicer default specified in the MNT program documents.

GECC currently acts as servicer performance guarantor for the Bank as servicer of SFT (in such capacity, the “SFT Servicer”) and for the Bank as servicer of GMT (in such capacity, the “GMT Servicer”). Pursuant to the servicer performance guaranties for SFT and GMT, GECC has agreed to cause the due performance and observance by the SFT Servicer and the GMT Servicer (for so long as the SFT Servicer or the GMT Servicer, as applicable, or any affiliate of GECC is the servicer under the securitization documents) of all of the terms, covenants, conditions, agreements and undertakings of the SFT Servicer or the GMT Servicer, as applicable under the program agreements. Prior to the completion of this offering we expect to have entered into amendments to the documents governing each SFT series and the sole GMT series pursuant to which the noteholders will release GECC from its obligations as servicer performance guarantor and waive the related amortization event that would otherwise occur when the servicer performance guaranty is no longer in effect.

Early Amortization Events

All of our securitized financings include early repayment triggers, referred to as early amortization events, including events related to material breaches of representations, warranties or covenants, inability or failure of the Bank to transfer loans to the trusts as required under the securitization documents, failure to make required payments or deposits pursuant to the securitization documents, and certain insolvency-related events with respect to the related securitization depositor, GECC (solely with respect to MNT) or the Bank. In addition, an early amortization event will occur with respect to a series if the excess spread for such series falls below a specified minimum level. Excess spread is generally the amount by which income received by a trust during a collection period (including interest collections, fees and interchange proceeds) exceeds the fees and expenses of the trust during such collection period (including interest expense, servicing fees and charged-off receivables). An early amortization event would occur if excess spread falls below the specified minimum level because income on the trust’s assets is too low and/or defaults and other expenses are too high. Following an early amortization event, principal collections on the loans in our trusts are applied to repay principal of the asset-backed securities rather than being available on a revolving basis to fund the origination activities of our business. The occurrence of an early amortization event also would limit or terminate our ability to issue future series out of the trust in which the early amortization event occurred. No early amortization event has occurred with respect to any of the securitized financings in MNT, SFT or GMT.

Existing Unsecured Credit Lines

On June 23, 2013, the Bank entered into a revolving credit agreement with Mizuho Corporate Bank, Ltd. (the “Mizuho Credit Agreement”), pursuant to which the Bank may borrow up to $500 million (subject to satisfaction of customary borrowing conditions). Borrowings under the Mizuho Credit Agreement bear interest at a floating rate. The Mizuho Credit Agreement provides a 364-day revolving credit facility, which matures on June 22, 2014, but may be extended for 364 day periods upon the Bank’s request and at Mizuho’s sole discretion. The Mizuho Credit Agreement is unsecured and guaranteed by GECC and there were no borrowings outstanding under this agreement at December 31, 2013.

On February 26, 2013, the Bank entered into a revolving credit agreement with Sumitomo Mitsui Banking Corporation (the “Sumitomo Credit Agreement”), pursuant to which the Bank may borrow up to $500 million (subject to satisfaction of customary borrowing conditions). Borrowings under the Sumitomo Credit Agreement bear interest at a floating rate. The Sumitomo Credit Agreement provides a 364-day revolving credit facility, which initially matured on February 25, 2014 but was extended by 364 days pursuant to its terms and is now subject to further extensions for 364-day periods upon the Bank’s request and at Sumitomo’s sole discretion. The Sumitomo Credit Agreement is unsecured and guaranteed by GECC and there were no borrowings outstanding under this agreement at December 31, 2013.

We currently anticipate that these agreements will be terminated in connection with or shortly after the completion of the Transactions.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock in the public market or the exchange of our shares held by GE for shares of GE common stock in the Split-off after our initial public offering or the perception that such sales or exchange could occur could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us (if needed). We cannot predict with certainty whether or when the Split-off will occur or if GE will otherwise dispose of its remaining shares of our common stock. We can make no prediction as to the effect, if any, that market sales of shares of common stock, or the Split-off or the availability of shares of common stock for sale or the exchange will have on the market price prevailing from time to time. We will apply to list our shares of common stock on the NYSE under the symbol “SYF.”

Sale of Restricted Shares

Upon completion of this offering, we will have outstanding          million shares of common stock, assuming the underwriters’ option to purchase additional shares of common stock from us is not exercised. All the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by or owned by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Shares held by affiliates may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from registration, including, among others, the exemption provided by Rule 144 under the Securities Act. At such time as these restricted shares become unrestricted and available for sale, the sale of these restricted shares, whether pursuant to Rule 144 or otherwise, may have a negative effect on the price of our common stock. Approximately              shares of our common stock will be beneficially owned by our officers, directors and other affiliates immediately after the completion of this offering.

Potential Future Sale or Distribution of Common Stock Held by GE

After the completion of this offering, GE will beneficially own     % of our outstanding common stock, assuming the underwriters’ option to purchase additional shares of common stock from us is exercised. GE has indicated that after this offering it currently is targeting to complete its exit from our business in 2015 through the Split-off and may exit our business through another Separation transaction. The Separation would be subject to various conditions, including receipt of any necessary bank regulatory and other approvals, the existence of satisfactory market conditions, and, in the case of a tax-free transaction, a private letter ruling from the IRS as to certain issues relating to, and an opinion of counsel confirming, the tax-free treatment of the transaction to GE and its shareholders. The conditions to any transaction involved in the Separation may not be satisfied in 2015 or thereafter, or GE may decide for any reason not to consummate the Separation in 2015 or thereafter.

See “Risk Factors—Risks Relating to Our Separation from GE—GE may not complete the Separation as planned or at all.”

We are unable to predict whether significant numbers of shares will be sold in the open market or otherwise in anticipation of or following any exchange, distribution or sales of our shares by GE.

Registration Statement on Form S-8

In addition to the issued and outstanding shares of our common stock, we intend to file a registration statement on Form S-8 to register an aggregate of approximately              shares of common stock reserved for issuance under our incentive programs. That registration statement will become effective upon filing and shares of common stock covered by such registration statement are eligible for sale in the public market immediately after the effective date of such registration statement (unless held by affiliates), subject to the lock-up agreements.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), will be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year will be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of our common stock, which will equal approximately shares immediately after this offering; and

•	the average weekly trading volume of our common during the four calendar weeks preceding such sale.

These sales are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, an employee, consultant or advisor who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of the registration statement of which this prospectus forms a part in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period restriction, contained in Rule 144.

Lock-up Agreements

We, our executive officers and directors and GECFI have agreed with the underwriters pursuant to lock-up agreements that, subject to limited exceptions described in “Underwriters,” for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of                                          , on behalf of the underwriters, offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of shares of common stock, or cause a registration statement covering any shares of common stock to be filed, without the prior written consent of the representatives of the underwriters. See “Underwriters.” The underwriters do not have any present intention or arrangement to release any shares of common stock subject to lock-up agreements prior to the expiration of the lock-up period.

Registration Rights

As described in “Arrangements Among GE, GECC and Our Company—Relationship with GE and GECC—Registration Rights Agreement,” we will enter into a registration rights agreement with GECC. We do not have any other contractual obligations to register our common stock.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion describes U.S. federal income and, to a limited extent, certain estate tax consequences to Non-U.S. Holders (as defined below) of ownership and disposition of our common stock. This discussion is limited to Non-U.S. Holders who hold our common stock as capital assets within the meaning of Section 1221 of the Code. This description is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. The description does not discuss all of the tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor does it discuss special tax provisions, which may apply to you and holders of your equity, if applicable, if you are subject to special treatment under U.S. federal income tax laws, such as for certain financial institutions or financial services entities, insurance companies, tax-exempt entities, dealers in securities or currencies, entities that are treated as partnerships for U.S. federal income tax purposes, “controlled foreign corporations,” “passive foreign investment companies,” former U.S. citizens or long-term residents, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, conversion transaction, or other integrated investment. In addition, this discussion does not address the Medicare tax on certain investment income, any state, local or foreign tax laws or any U.S. federal tax law other than U.S. federal income tax law (such as gift tax laws).

You are urged to consult with your own tax advisor concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock, as well as the application of any state, local, and foreign income and other tax laws.

As used in this section, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	any individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

•	any estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	any trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are an individual, you may, in certain cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States (i) for at least 183 days during the calendar year, or (ii) for at least 31 days in the calendar year and for an aggregate of at least 183 days during the three-year period ending in the current calendar year. For purposes of (ii), all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation” or “passive foreign investment company,” as defined under the Code, and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, you should consult with your own tax advisor about the tax consequences of acquiring, holding, and disposing of our common stock.

U.S. Trade or Business Income

For purposes of the discussion below, dividends and gains on the sale, exchange or other disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, and

•	in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, if required by the applicable treaty.

Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may, under specific circumstances, be subject to an additional “branch profits tax” at a 30% rate (or a lower rate that may be specified by an applicable tax treaty).

Distributions on Common Stock

Distributions paid on our common stock will be treated as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If a distribution exceeds our current or accumulated earnings and profits, such excess will constitute a return of capital that reduces, but not below zero, a Non-U.S. Holder’s tax basis in our common stock. Any remainder will constitute gain from the sale or exchange of our common stock. Dividends, if any, that are paid to a Non-U.S. Holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. However, subject to the discussions below on backup withholding and other withholding requirements, dividends that are U.S. trade or business income are not subject to the withholding tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of an applicable tax treaty, a Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form that the IRS designates, as applicable, prior to the payment of the dividends. These IRS forms must be periodically updated.

Dispositions of Common Stock

Subject to the discussions below on backup withholding and other withholding requirements, gain realized by a Non-U.S. Holder on a sale, exchange or other disposition of our common stock generally will not be subject to U.S. federal income or withholding tax, unless:

•	the gain is U.S. trade or business income,

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of such disposition and certain other conditions are met, or

•	we are, or have been, a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our common stock and the Non-U.S. Holder’s holding period for our common stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of: (i) its worldwide real property interests and (ii) its other assets used or held for use in a trade or business. The tax relating to stock in a USRPHC does not apply to a Non-U.S. Holder whose holdings, actual and constructive, amount to 5% or less of our common stock at all times during the applicable period, provided that our common stock is regularly traded on an established securities market. We believe we are not currently a USRPHC, and do not anticipate being a USRPHC in the future. No assurance can be given, however, that we will not be a USRPHC or that our common stock will be considered regularly traded on an established securities market when a Non-U.S. Holder disposes of shares of our common stock. Non-U.S. Holders should consult with their tax advisors about the tax consequences that could result if we are, or become, a USRPHC.

Federal Estate Taxes

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Any dividends that are paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns also may be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of various treaties or agreements for the exchange of information. Unless the Non-U.S. Holder is an exempt recipient, dividends paid on our common stock and the gross proceeds from a taxable disposition of our common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding (at a rate of 28%) if such Non-U.S. Holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of any IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances will generally satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded by the IRS or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Other Withholding Requirements

Non-U.S. Holders of our common stock may be subject to U.S. withholding tax at a rate of 30% under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”). This withholding tax may apply if a Non-U.S. Holder (or any foreign intermediary that receives a payment on a Non-U.S. Holder’s behalf) does not comply with certain U.S. informational reporting requirements. The payments potentially subject to this withholding tax include dividends on, and gross proceeds from the sale or other disposition of, our common stock. If FATCA is not complied with, the withholding tax described above will apply to dividends paid on or after July 1, 2014, and to gross proceeds from the sale or other disposition of our common stock on or after January 1, 2017. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

You should consult your own tax advisor as to particular tax consequences to you of acquiring, holding, and disposing of our common stock, including the applicability and effect of other U.S. federal, state, local or foreign tax laws, and of any proposed changes in applicable law.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom                                                                               are acting as representatives, have severally agreed to purchase, and Synchrony has agreed to sell to them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

Goldman, Sachs & Co., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the joint book-running managers of this offering.

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

The underwriters initially propose to offer part of the shares of our common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $         a share to other underwriters or to certain dealers. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of             additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our common stock listed next to the names of all underwriters in the preceding table.

The underwriting discounts and commissions will be determined by negotiations among us and the representatives and are a percentage of the offering price to the public. Among the factors to be considered in determining the discounts and commissions will be the size of this offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

The estimated offering expenses are approximately $        , which includes legal, accounting and printing costs and various other fees associated with registering and listing our common stock. All offering expenses will be payable by us. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. of $        .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We intend to apply to list our shares of common stock on the NYSE under the symbol “SYF.” In order to meet one of the requirements for listing our common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares of common stock to a minimum of 400 beneficial holders.

A prospectus in electronic format may be made available on web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the joint book-running managers to underwriters that may make Internet distributions on the same basis as other allocations.

Each of the Company, its directors and executive officers, and GECFI has agreed that, subject to certain exceptions, without the prior written consent of                                         , on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	file or cause to be filed any registration statement with the SEC relating to this offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The 180-day restricted period described above is subject to extension such that, in the event that either (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the “lock-up” restrictions described above subject to limited exceptions, will continue to apply until the expiration of

the 18-day period beginning on the earnings release or the occurrence of the material news or material event.                                              , in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate this offering of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale or position may be either “covered” or “naked.” A short sale is covered if the aggregate short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares described above. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares described above. The underwriters may also sell shares in excess of their option to purchase additional shares, creating a naked short position to the extent of the excess. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Restrictions with Respect to Investors Owning or Controlling More than 4.99% of Our Voting Stock

We and each of our current parent companies, including GE and GECC, are a grandfathered unitary savings and loan holding company. As such we are not subject to the activity restrictions imposed generally on savings and loan holding companies and are therefore permitted to engage in non-financial activities that would otherwise be prohibited. See “Regulation—Savings and Loan Holding Company Regulation—Activities.” In an effort to ensure that we preserve our status as a grandfathered unitary savings and loan holding company following this offering, we and the underwriters have agreed that we and the underwriters will not knowingly make a stock allocation in this offering to any investor (including any known subsidiary and affiliate) that results in an investor owning or controlling more than 4.99% of our capital stock entitled to vote generally in the election of directions that is outstanding following this offering. Further, our certificate of incorporation will provide that, until the earlier to occur of: (i) the time immediately prior to the Split-off and (ii) the GE SLHC Deregistration, no stockholder or group (other than GE or its affiliates and certain other exempt persons) shall have the right to vote more than 4.99% of our capital stock entitled to vote generally in the election of directors.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong

The shares of common stock may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (b) where no consideration is given for the transfer or (c) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a ‘‘sophisticated investor’’ under section 708(8)(a) or (b) of the Corporations Act;

(ii) a ‘‘sophisticated investor’’ under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a ‘‘professional investor’’ within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares of our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Relationships with Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and our affiliates, including GE and GECC, for which they received or will receive customary fees and expenses.

The underwriters in this offering are also lenders under the New Bank Term Loan and we expect that certain underwriters in this offering will participate in the Planned Debt Offering shortly after the completion of this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) of ours and/or our affiliates, including GE and GECC. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price will be determined by negotiations among us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be our future prospects and our industry in general, our net interest income and net earnings, and certain of our other financial operating information in recent periods, and the price-earnings ratios, price-to-book-value ratios, market prices of comparable companies and certain financial and operating information of companies engaged in activities similar to us. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the initial public offering price.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The combined financial statements for Synchrony Financial and combined affiliates at December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits that are part of the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and exhibits thereto. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference rooms and the website of the SEC referred to above.

Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Synchrony Financial:

We have audited the accompanying Combined Statements of Financial Position of Synchrony Financial and combined affiliates (“Synchrony”) as of December 31, 2013 and 2012, and the related Combined Statements of Earnings, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2013. These combined financial statements are the responsibility of Synchrony’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Synchrony as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Stamford, Connecticut

March 12, 2014

Synchrony Financial and combined affiliates

Combined Statements of Earnings

For the years ended December 31 ($ in millions)	2013	2012	2011
Interest income:
Interest and fees on loans (Note 5)	$11,295	$10,300	$9,134
Interest on investment securities	18	9	7

Total interest income	11,313	10,309	9,141

Interest expense:
Interest on deposits	374	362	351
Interest on borrowings of consolidated securitization entities	211	228	248
Interest on related party debt (Note 14)	157	155	333

Total interest expense	742	745	932

Net interest income	10,571	9,564	8,209
Retailer share arrangements	(2,362)	(1,975)	(1,430)

Net interest income, after retailer share arrangements	8,209	7,589	6,779
Provision for loan losses (Note 5)	3,072	2,565	2,258

Net interest income, after retailer share arrangements and provision for loan losses	5,137	5,024	4,521

Other income:
Interchange revenue	325	288	237
Debt cancellation fees	324	309	319
Loyalty programs	(213)	(199)	(198)
Other	52	75	140

Total other income	488	473	498

Other expense:
Employee costs	698	620	596
Professional fees	485	450	431
Marketing and business development	208	155	164
Information processing	193	165	157
Other	899	731	661

Total other expense	2,483	2,121	2,009

Earnings before provision for income taxes	3,142	3,376	3,010
Provision for income taxes (Note 13)	(1,163)	(1,257)	(1,120)

Net earnings	$1,979	$2,119	$1,890

See accompanying notes.

Synchrony Financial and combined affiliates

Combined Statements of Comprehensive Income

For the years ended December 31 ($ in millions)	2013	2012	2011
Net earnings	$1,979	$2,119	$1,890

Other comprehensive income (loss)
Investment securities	(10)	2	3
Currency translation adjustments	(4)	2	35
Other	(1)	—	1

Other comprehensive income (loss)	(15)	4	39

Comprehensive income	$1,964	$2,123	$1,929

Amounts presented net of taxes.

See accompanying notes.

Synchrony Financial and combined affiliates

Combined Statements of Financial Position

At December 31 ($ in millions)	2013	2012
Assets
Cash and equivalents	$2,319	$1,334
Investment securities (Note 4)	236	193
Loan receivables: (Notes 5 and 6)
Unsecuritized loans held for investment	31,183	26,938
Restricted loans of consolidated securitization entities	26,071	25,375

Total loan receivables	57,254	52,313
Less: Allowance for loan losses	(2,892)	(2,274)

Loan receivables, net	54,362	50,039
Goodwill (Note 7)	949	936
Intangible assets, net (Note 7)	300	255
Other assets(a)	919	705

Total assets	$59,085	$53,462

Liabilities and Equity
Deposits: (Note 8)
Interest bearing deposit accounts	$25,360	$18,398
Non-interest bearing deposit accounts	359	406

Total deposits	25,719	18,804
Borrowings: (Notes 6 and 8)
Borrowings of consolidated securitization entities	15,362	17,208
Related party debt (Note 14)	8,959	10,607

Total borrowings	24,321	27,815
Accrued expenses and other liabilities	3,085	2,261

Total liabilities	$53,125	$48,880

Equity:
Parent’s net investment	$5,973	$4,580
Accumulated other comprehensive income:
Investment securities	(9)	1
Currency translation adjustments	(3)	1
Other	(1)	—

Total equity	5,960	4,582

Total liabilities and equity	$59,085	$53,462

(a)	Other assets include restricted cash of $76 million and $56 million at December 31, 2013 and 2012, respectively.

See accompanying notes.

Synchrony Financial and combined affiliates

Combined Statements of Changes in Equity

($ in millions)	2013	2012	2011
Beginning balance at January 1	$4,582	$4,328	$4,306
Increases from net earnings	1,979	2,119	1,890
Change in Parent’s net investment	(586)	(1,869)	(1,907)
Other comprehensive income (loss)	(15)	4	39

Total equity balance at December 31	$5,960	$4,582	$4,328

See accompanying notes.

Synchrony Financial and combined affiliates

Combined Statements of Cash Flows

For the years ended December 31 ($ in millions)	2013	2012	2011
Cash flows—operating activities
Net earnings	$1,979	$2,119	$1,890
Adjustments to reconcile net earnings to cash provided from operating activities
Provision for loan losses	3,072	2,565	2,258
Deferred income taxes	(237)	(18)	128
Depreciation and amortization	104	83	96
Increase in interest and fee receivable	(152)	(541)	(392)
Decrease in other assets	40	1,180	1,045
Increase in accrued expenses and other liabilities	810	189	561
All other operating activities	63	60	(70)

Cash from operating activities	5,679	5,637	5,516

Cash flows—investing activities
Maturity and redemption of investment securities	40	40	17
Purchases of investment securities	(100)	(31)	(94)
Acquisitions of loan receivables	(206)	(815)	(822)
Net cash from principal business purchased (Note 3)	6,393	—	—
Net (increase) decrease in restricted cash	(20)	(17)	48
Net increase in loans held for investment	(7,355)	(5,902)	(5,666)
Proceeds from sale of loan receivables	289	379	1,810
Proceeds from sale of business	—	—	1,378
Proceeds from sale of discontinued business	—	—	1,775
All other investing activities	(107)	(106)	(16)

Cash used for investing activities	(1,066)	(6,452)	(1,570)

Cash flows—financing activities
Increase in borrowings of consolidated securitization entities
Proceeds from issuance of securitized debt	866	7,799	3,958
Maturities and repayment of securitized debt	(2,708)	(4,775)	(2,599)
Net decrease in related party debt	(1,649)	(1,099)	(6,405)
Net increase in deposits	481	972	4,034
Net transfers to Parent	(586)	(1,869)	(1,907)
All other financing activities	(32)	(66)	(59)

Cash (used for) from financing activities	(3,628)	962	(2,978)

Increase in cash and equivalents	985	147	968
Cash and equivalents at beginning of year	1,334	1,187	219

Cash and equivalents at end of year	$2,319	$1,334	$1,187

Supplemental disclosure of cash flow information
Cash paid during the year for interest(a)	$(729)	$(736)	$(930)
Cash paid during the year for income taxes	(1,183)	(228)	(101)

(a)	Assumes all interest expense accrued on related party debt was paid during the year.

See accompanying notes.

Synchrony Financial and combined affiliates

Notes to Combined Financial Statements

NOTE 1.	FORMATION OF THE COMPANY

Synchrony Financial (the “Company”) provides a range of credit products through programs it has established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers. The Company is a holding company for the legal entities that historically conducted General Electric Company’s (“GE”) North American retail finance business. The Company was incorporated in Delaware on September 12, 2003, but prior to April 1, 2013, conducted no business. During the period from April 1, 2013 to September 30, 2013, substantially all of the assets and operations of GE’s North American retail finance business, including GE Capital Retail Bank (the “Bank”), were transferred to the Company. The remaining assets and operations of that business have been or will be transferred to the Company prior to the completion of the Company’s proposed initial public offering of its common stock (the “IPO”).

On April 1, 2013, the Company became the new parent holding company of the Bank as a result of a contribution of the Bank’s shares by its immediate parent company, GE Consumer Finance, Inc. (“GECFI”). Between April 1, 2013 and October 15, 2013, (i) GECFI contributed the stock of RFS Holding, Inc., GEC RF Global Services Philippines, Inc. and Retail Finance International Holdings, Inc. to the Company, (ii) the Company formed Retail Finance Credit Services LLC and Retail Finance Servicing LLC and (iii) the Company and its subsidiaries acquired from affiliates of GE their interests in CareCredit LLC, GE Global Servicing Private Limited, as well as certain receivables and other tangible and intangible assets related to the North American retail finance business. Our financial statements combine all of the Company’s subsidiaries and certain accounts of other GECC subsidiaries that were historically managed as part of the Company’s business.

The Company was originally incorporated under the name “GESF-E Inc.,” and has changed its name several times, most recently in March 2014 to Synchrony Financial. References to the Company, “we,” “us” and “our” are to Synchrony Financial and its combined subsidiaries unless the context otherwise requires.

The Company currently is wholly-owned by GECFI, which is wholly-owned by General Electric Capital Corporation (“GECC”), and all of the common stock of GECC in turn is owned by GE.

NOTE 2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles

The accompanying combined financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Basis of Presentation

The accompanying combined financial statements were prepared in connection with the proposed IPO. These financial statements present the combined results of operations, financial condition and cash flows of the Company, which is under the control of GECC. The Combined Statements of Earnings reflect intercompany expense allocations made to us by GE and GECC for certain corporate functions and for shared services historically provided by GE and GECC. Where possible, these allocations were made on a specific identification basis, and in other cases these expenses were allocated by GE and GECC based on relative percentages of net operating costs or some other basis depending on the nature of the allocated cost. See Note 14. Related Party Transactions and Parent’s Net Investment for further information on expenses allocated by GE and GECC.

The historical financial results in the combined financial statements presented may not be indicative of the results that would have been achieved had we operated as a separate, stand-alone entity during those periods. The combined financial statements presented do not reflect any changes that may occur in our financing and operations in connection with or as a result of the IPO. Management has not provided an estimate of the costs that would have been incurred had the Company been independent of GE and GECC because it is impracticable to do so. We believe that the combined financial statements include all adjustments necessary for a fair presentation of the business. Unless otherwise indicated, information in these combined financial statements relates to continuing operations.

We conduct our operations within the United States and Canada. Substantially all of our revenues are from U.S. customers. The operating activities conducted by our non-U.S. affiliates use the local currency as their functional currency. The effects of translating the financial statements of these non-U.S. affiliates to U.S. dollars are included in equity. Asset and liability accounts are translated at year-end exchange rates, while revenues and expenses are translated at average rates for the respective periods.

Preparing financial statements in conformity with U.S. GAAP requires us to make estimates based on assumptions about current, and for some estimates future, economic and market conditions (for example, unemployment, housing, interest rates and market liquidity) which affect reported amounts and related disclosures in our combined financial statements. Although our current estimates contemplate current conditions and how we expect them to change in the future, as appropriate, it is reasonably possible that actual conditions could be different than anticipated in those estimates, which could materially affect our results of operations and financial position. Among other effects, such changes could result in future impairments of investment securities, goodwill, intangible assets and long-lived assets, incremental losses on loan receivables, increases in reserves for contingencies, establishment of valuation allowances on deferred tax assets and increased tax liabilities.

Combined Financial Statements

Our financial statements combine all of our subsidiaries (i.e., entities in which we have a controlling financial interest (typically because we hold a majority voting interest)) and certain accounts of other GECC subsidiaries that were historically managed as part of our business.

To determine if we hold a controlling financial interest in an entity, we first evaluate if we are required to apply the variable interest entity (“VIE”) model to the entity, otherwise the entity is evaluated under the voting interest model. Where we hold current or potential rights that give us the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (“power”) combined with a variable interest that gives us the right to receive potentially significant benefits or the obligation to absorb potentially significant losses (“significant economics”), we have a controlling financial interest in that VIE. Rights held by others to remove the party with power over the VIE are not considered unless one party can exercise those rights unilaterally. We consolidate certain securitization entities under the VIE model because we have both power and significant economics. See Note 6. Variable Interest Entities.

Segment Reporting

We conduct our operations through a single business segment. Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 280, Segment Reporting, operating segments represent components of an enterprise for which separate financial information is available that is regularly evaluated by the chief operating decision maker in determining how to allocate resources and in assessing performance. The chief operating decision maker uses a variety of measures to assess the performance of the business as a whole, depending on the nature of the activity. Revenue activities are managed through three sales platforms (Retail Card, Payment Solutions and CareCredit). Those platforms are organized by the types of partners we work with to reach our customers, with success principally measured based on revenues, new accounts and other cardholder sales metrics. Detailed profitability information of the nature that could be used to allocate resources and assess the performance and operations for each sales platform individually, however, is not used by our chief operating decision maker. Expense activities, including funding costs, loan losses and operating expenses, are not measured for each platform but instead are managed for the Company as a whole.

Cash and Equivalents

Debt securities, money market instruments and bank deposits with original maturities of three months or less are included in cash equivalents unless designated as available-for-sale and classified as investment securities.

Restricted Cash

Restricted cash represents cash and equivalents that are not available to us due to restrictions related to its use. The Bank is required to maintain reserves against its deposit liabilities in the form of vault cash and/or balances with the Federal Reserve Bank. In addition, under certain circumstances, our securitization entities are required to fund segregated accounts that may only be used for certain purposes, including repayment of maturing debt. We include our restricted cash in other assets in our Combined Statements of Financial Position.

Investment Securities

We report investments in debt and marketable equity securities at fair value. See Note 9. Fair Value Measurements for further information on fair value. Unrealized gains and losses on these investment securities, which are classified as available-for-sale, are included in equity, net of applicable taxes. We regularly review investment securities for impairment using both quantitative and qualitative criteria.

For debt securities, if we do not intend to sell the security or it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether we do not expect to recover the amortized cost basis of the security, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. We also evaluate quantitative criteria including determining whether there has been an adverse change in expected future cash flows. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security’s amortized cost basis and its recoverable amount in earnings and the difference between the security’s recoverable amount and fair value in other comprehensive income. If we intend to sell the security or it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, the security is also considered other-than-temporarily impaired and we recognize the entire difference between the security’s amortized cost basis and its fair value in earnings. For equity securities, we consider the length of time and magnitude of the amount that each security is in an unrealized loss position. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security’s amortized cost basis and its fair value in earnings.

Realized gains and losses are accounted for on the specific identification method.

Loan Receivables

Loan receivables primarily consist of open-end consumer revolving credit card accounts, closed-end consumer installment loans, and open-end commercial revolving credit card accounts. Loan receivables are reported at the amounts due from customers, including unpaid interest and fees.

Allowance for Loan Losses

Losses on loan receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of probable losses takes into account our historical experience adjusted for current conditions with each product and customer type and our judgment concerning the probable effects of relevant observable data, trends and market factors.

We evaluate each portfolio for impairment quarterly. For credit card receivables, our estimation process includes analysis of historical data, and there is a significant amount of judgment applied in selecting inputs and analyzing the results produced by the models to determine the allowance. We use a migration analysis to estimate the likelihood that a loan will progress through the various stages of delinquency. The migration analysis considers uncollectible principal, interest and fees reflected in the loan receivables. We use other analyses to estimate losses incurred on non-delinquent accounts. The considerations in these analyses include past performance, risk management techniques applied to various accounts, historical behavior of different account vintages, current economic conditions, recent trends in delinquencies, bankruptcy filings, account collection management, policy changes, account seasoning, loan volume and amounts, payment rates, forecasting uncertainties, and a qualitative assessment of the adequacy of the allowance for losses, which compares this allowance for losses to projected net charge-offs over the next twelve months, in a manner consistent with regulatory guidance. We regularly review our collection experience (including delinquencies and net charge-offs) in determining our allowance for loan losses. We also consider our historical loss experience to date based on actual defaulted loans and overall portfolio indicators including delinquent and non-accrual loans, trends in loan volume and lending terms, credit policies and other observable environmental factors such as unemployment and home price indices.

The underlying assumptions, estimates and assessments we use to provide for losses are updated periodically to reflect our view of current conditions and are subject to the regulatory examination process, which can result in changes to our assumptions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible that we will experience credit losses that are different from our current estimates. Charge-offs are deducted from the allowance for losses when we judge the principal to be uncollectible and subsequent recoveries are added to the allowance at the time cash is received on a charged-off account.

Delinquent receivables are those that are 30 days or more past due based on their contractual payments. “Non-accrual” loan receivables are those on which we have stopped accruing interest. We continue to accrue interest until the earlier of the time at which collection of an account becomes doubtful or the account becomes 180 days past due, with the exception of non-credit card accounts, for which we stop accruing interest in the period that the account becomes 90 days past due.

Beginning in the fourth quarter of 2013, we revised our methods of classifying loan receivables as non-accrual to more closely align with regulatory guidance. As a result we continue to accrue interest on credit card balances until they reach 180 days past due. Previously, we stopped accruing interest on credit cards when the accounts became 90 days past due. As a result of this revision, credit card receivables of $949 million that were previously classified as non-accrual were returned to accrual status in the fourth quarter of 2013. This revision did not have a material effect on earnings for the year ended December 31, 2013.

“Impaired” loans represent restructured loans for which it is probable that we will be unable to collect all amounts due according to the original contractual terms of the loan agreement and meeting the definition of a troubled debt restructuring (“TDR”). TDRs are those loans for which we have granted a concession to a borrower experiencing financial difficulties where we do not receive adequate compensation.

The same loan receivable may meet more than one of the definitions above. Accordingly, these categories are not mutually exclusive and it is possible for a particular loan to meet the definitions of a TDR, impaired loan and non-accrual loan and be included in each of these categories. The categorization of a particular loan also may not be indicative of the potential for loss.

Loan Modifications and Restructurings

Our loss mitigation strategy is intended to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions or other actions, which may cause the related loan to be classified as a TDR and also as impaired. We utilize short-term (3 to 12 months) or long term (12 to 60 months) modification programs to borrowers experiencing financial difficulty as a loss mitigation strategy to improve long-term collectability of the loans that are classified as TDRs. For our credit card customers, the short term program primarily consists of a reduced minimum payment and an interest rate reduction, both lasting for a period no longer than 12 months. The long term program involves changing the structure of the loan to a fixed payment loan with a maturity no longer than 60 months and reducing the interest rate on the loan. The long term program does not normally provide for the forgiveness of unpaid principal, but may allow for the reversal of certain unpaid interest or fee assessments. We also make loan modifications for customers who request financial assistance through external sources, such as a consumer credit counseling agency program. The loans that are modified typically receive a reduced interest rate but continue to be subject to the original minimum payment terms and do not normally include waiver of unpaid principal, interest or fees. The determination of whether these changes to the terms and conditions meet the TDR criteria includes our consideration of all relevant facts and circumstances. See Note 5. Loan Receivables and Allowance for Loan Losses for additional information on our loan modifications and restructurings.

Our allowance for loan losses on TDRs is generally measured based on the difference between the recorded loan receivable and the present value of the expected future cash flows, discounted at the original effective interest rate of the loan. If the loan is collateral dependent, we measure impairment based upon the fair value of the underlying collateral less estimated selling costs.

Data related to redefault experience is also considered in our overall reserve adequacy review. Once the loan has been modified, it returns to current status (re-aged) only after three consecutive minimum monthly payments are received post modification date, subject to a re-aging limitation of once a year, or twice in a five-year period in accordance with the Federal Financial Institutions Examination Council (“FFIEC”) guidelines on Uniform Retail Credit Classification and Account Management policy issued in June 2000. We believe that the allowance for loan losses would not be materially different had we not re-aged these accounts.

Charge-Offs

Net charge-offs consist of the unpaid principal balance of loans held for investment that we determine are uncollectible, net of recovered amounts. We exclude accrued and unpaid finance charges, fees and third party fraud losses from charge-offs. Charged-off and recovered accrued and unpaid finance charges and fees are included in interest and fees on loans while fraud losses are included in other expense. Charge-offs are recorded as a reduction to the allowance for loan losses and subsequent recoveries of previously charged-off amounts are credited to the allowance for loan losses. Costs incurred to recover charged-off loans are recorded as collection expense and are included in other expense in our Combined Statements of Earnings.

We charge-off unsecured closed-end consumer installment loans and loans secured by collateral when they are 120 days contractually past due and unsecured open-ended revolving loans at 180 days contractually past due. Unsecured consumer loans in bankruptcy are charged-off within 60 days of notification of filing by the bankruptcy court or within contractual charge-off periods, whichever occurs earlier. Credit card loans of deceased account holders are charged-off within 60 days of receipt of notification.

Goodwill and Intangible Assets

We do not amortize goodwill, but test it at least annually for impairment at the reporting unit level. A reporting unit is defined under GAAP as the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. Our operating segment comprises a single reporting unit, based on the level at which segment management regularly reviews and measures the business operating results.

Goodwill impairment risk is first assessed under FASB Accounting Standards Update (“ASU”) No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment by performing a qualitative review of entity-specific, industry, market and general economic factors for our reporting unit. If potential goodwill impairment risk exists that indicates that it is more likely than not that the carrying value of our reporting unit exceeds its fair value, we apply a two-step quantitative test. The first step compares the reporting unit’s estimated fair value with its carrying value. If the carrying value of our reporting unit’s net assets exceeds its fair value, the second step is applied to measure the difference between the carrying value and implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, the goodwill is considered impaired and reduced to its implied fair value. The qualitative assessment for each period presented in the combined financial statements was performed without hindsight, assuming only factors and market conditions existing as of those dates, and resulted in no potential goodwill impairment risk for our reporting unit. Consequently, goodwill was not deemed to be impaired for any of the periods presented.

Definite-lived intangible assets principally consist of customer-related assets including contract acquisitions and purchased credit card relationships. These assets are amortized over their estimated useful lives and evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The evaluation compares the cash inflows expected to be generated from each intangible asset to its carrying value. If cash flows attributable to the intangible asset are less than the carrying value, the asset is considered impaired and written down to its estimated fair value. No impairments of definite-lived intangible assets have been recognized in the periods presented in the combined financial statements.

Revenue Recognition

Interest and Fees on Loans

We use the effective interest method to recognize income on loans. Interest on loans is comprised largely of interest and late fees on credit card and other loans. Interest income is recognized based upon the amount of loans outstanding and their contractual interest rate. Late fees are recognized when billable to the customer. We continue to accrue interest and fees on credit cards until the accounts are charged-off in the period the account becomes 180 days past due. For non-credit card loans, we stop accruing interest and fees when the account becomes 90 days past due. Previously recognized interest income that was accrued but not collected from the customer is reversed. Although we stop accruing interest in advance of payments, we recognize interest income as cash is collected when appropriate, provided the amount does not exceed that which would have been earned at the historical effective interest rate; otherwise, payments received are applied to reduce the principal balance of the loan.

We resume accruing interest on non-credit card loans when the customer’s account is less than 90 days past due and collection of such amounts is probable. Interest accruals on modified loans that are not considered to be TDRs may return to current status (re-aged) only after receipt of at least three consecutive minimum monthly payments subject to a re-aging limitation of once a year, or twice in a five-year period.

Direct loan origination costs on credit card loans are deferred and amortized on a straight-line basis over a one-year period, or the life of the loan for other loan receivables, and are included in interest and fees on loans in our Combined Statements of Earnings. See Note 5. Loan Receivables and Allowance for Loan Losses for further detail.

Other loan fees including returned check, cash advance and other miscellaneous fees are recognized net of waivers and charge-offs when the related transaction or service is provided, and are included in other income in our Combined Statements of Earnings.

Promotional Financing

Loans originated with promotional financing may include deferred interest (interest accrues during a promotional period and becomes payable if the full purchase amount is not paid off during the promotional period), no interest (no interest accrues during a promotional period but begins to accrue thereafter on any outstanding amounts at the end of the promotional period) and reduced interest (interest accrues monthly at a promotional interest rate during the promotional period). For deferred interest financing, we bill interest to the borrower, retroactive to the inception of the loan, if the loan is not repaid prior to the specified date. Income is recognized on such loans when it is billable. In almost all cases, our retail partner will pay an upfront fee or reimburse us to compensate us for all or part of the costs associated with providing the promotional financing. Upfront fees are deferred and accreted to income over the promotional period. Reimbursements are estimated and accrued as income over the promotional period.

Purchased Loans

Loans acquired by purchase are recorded at fair value, which incorporates our estimate at the acquisition date of the credit losses over the remaining life of the acquired loans. As a result, the allowance for losses is not carried over at acquisition. For loans acquired with evidence of credit deterioration, the excess of cash flows expected at acquisition over the initial acquisition cost is recognized into interest income over their remaining lives using the effective interest method. Subsequent decreases to the expected cash flows for these loans require us to evaluate the need for an allowance for credit losses. Subsequent improvements in expected cash flows are recognized into interest income prospectively. For other acquired loans, the excess of contractually required cash flows over the initial acquisition cost is recognized into interest income over the remaining lives using the effective interest method. Subsequent increases in incurred losses for these loans require us to evaluate the need for an allowance for credit losses. Our evaluation of the amount of future cash flows expected to be collected is performed in a similar manner as that used to determine our allowance for loan losses.

Retailer Share Arrangements

Most of our Retail Card program agreements and certain other program agreements contain retailer share arrangements that provide for payments to our partners if the economic performance of the program exceeds a contractually defined threshold. Although the share arrangements vary by partner, these arrangements are generally structured to measure the economic performance of the program, based typically on agreed upon program revenues (including interest income and certain other income) less agreed upon program expenses (including interest expense, provision for credit losses, retailer payments and operating expenses), and share portions of this amount above a negotiated threshold. These thresholds and the economic performance of a program are based on, among other things, agreed upon measures of program expenses. On a quarterly basis, we make a judgment as to whether it is probable that the performance threshold will be met under a particular retail partner’s retailer share arrangement. The current period’s estimated contribution to that ultimate expected payment is recorded as a liability. To the extent facts and circumstances change and the cumulative probable payment for prior months has changed, a cumulative adjustment is made to align the retailer share arrangement liability balance with the amount considered probable of being paid relating to past periods.

Loyalty Programs

Our loyalty programs are designed to generate increased purchase volume per customer while reinforcing the value of our credit cards and strengthening cardholder loyalty. These programs typically provide cardholders with rewards in the form of merchandise discounts that are earned by achieving a pre-set spending level on their private label or Dual Card. Other programs provide cashback or reward points, which are redeemable for a variety of products or awards. These programs are primarily in our Retail Card platform. We establish a rewards liability based on points and merchandise discounts earned that are ultimately expected to be redeemed and the average cost per point redemption. The rewards liability is included in accrued expenses and other liabilities in our Combined Statements of Financial Position. Cash rebates are earned based on a tiered percentage of purchase volume. As points and discounts are redeemed or cash rebates are issued, the rewards liability is relieved. The estimated cost of loyalty programs is classified as a reduction to other income in our Combined Statements of Earnings.

Fraud Losses

We experience third party fraud losses from the unauthorized use of credit cards and when loans are obtained through fraudulent means. Transactions suspected of third party fraud are included as a charge within other expense in our Combined Statements of Earnings, after the investigation period has completed, net of recoveries.

Income Taxes

We are included in the consolidated U.S. federal and state income tax returns of GE, where applicable, but also file certain separate state and foreign income tax returns. The tax provision and current and deferred tax balances have been presented on a separate company basis as if we were a separate filer. The effects of tax adjustments and settlements from taxing authorities are presented in our financial statements in the period to which they relate as if we were a separate filer. Our current obligations for taxes are settled with our parent on an estimated basis and adjusted in later periods as appropriate and are reflected in our financial statements in the periods in which those settlements occur. We recognize the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws and rates that will be in effect when the differences are expected to reverse. We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. See Note 13. Income Taxes for additional detail.

Fair Value Measurements

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1—	Quoted prices for identical instruments in active markets.

Level 2—	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3—	Significant inputs to the valuation model are unobservable.

We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, we have risk management teams that review valuation, including independent price validation for certain instruments. We use non-binding broker quotes and other third-party pricing services as our primary basis for valuation when there is limited or no relevant market activity for a specific instrument or for other instruments that share similar characteristics. We have not adjusted prices we have obtained.

As is the case with our primary pricing vendor, third party brokers and other third party pricing services do not provide us access to their proprietary valuation models, inputs and assumptions. Accordingly, our risk management personnel conduct reviews of these brokers and services, as applicable, similar to the reviews performed of our primary pricing vendor. In addition, we conduct internal reviews of pricing for all investment securities on a quarterly basis to ensure reasonableness of valuations used in the combined financial statements. These reviews are designed to identify prices that appear stale, those that have changed significantly from prior valuations, and other anomalies that may indicate that a price may not be accurate. Based on the information available, we believe that the fair values provided by the primary pricing vendor, third party brokers and other third-party pricing services are representative of prices that would be received to sell the assets at the measurement date (exit prices) and are classified appropriately in the hierarchy.

Recurring Fair Value Measurements

Our investments in debt and equity securities are measured at fair value every reporting period on a recurring basis.

Non-Recurring Fair Value Measurements

Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an on-going basis but are subject to fair value adjustments only in certain circumstances. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs.

Repossessed assets and cost method investments are currently the only significant categories of assets which are accounted for at fair value on a non-recurring basis.

Financial Instruments Carried at Other than Fair Value

The following paragraph describes the valuation methodologies we use to measure our financial instruments carried at other than fair value.

When available, we use observable market data, including pricing on recent closed market transactions, to value loan receivables that are included in Level 2. When this data is unobservable, we use valuation methodologies using current market interest rate data adjusted for inherent credit risk, and such loan receivables are included in Level 3. When appropriate, loan receivables may be valued using collateral values.

Accounting Changes

On January 1, 2012, we adopted FASB ASU 2011-05, an amendment to ASC 220, Comprehensive Income. This ASU introduced a new statement, the Consolidated Statement of Comprehensive Income. The amendments affect only the display of those components of equity categorized as other comprehensive income and do not change existing recognition and measurement requirements that determine net earnings.

On January 1, 2012, we adopted FASB ASU 2011-04, an amendment to ASC 820, Fair Value Measurements. This ASU clarifies or changes the application of existing fair value measurements, including: (i) that the highest and best use valuation premise in a fair value measurement is relevant only when measuring the fair value of nonfinancial assets, (ii) that a reporting entity should measure the fair value of its own equity instrument from the perspective of a market participant that holds that instrument as an asset, (iii) to permit an entity to measure the fair value of certain financial instruments on a net basis rather than based on its gross exposure when the reporting entity manages its financial instruments on the basis of such net exposure, (iv) that in the absence of a Level 1 input, a reporting entity should apply premiums and discounts when market participants would do so when pricing the asset or liability consistent with the unit of account and (v) that premiums and discounts related to size as a characteristic of the reporting entity’s holding are not permitted in a fair value measurement. Adopting these amendments had no effect on our combined financial statements.

On July 1, 2011, we adopted FASB ASU 2011-02, an amendment to ASC 310, Receivables. This ASU provides guidance for determining whether the restructuring of a debt constitutes a TDR and requires that such actions be classified as a TDR when there is both a concession and the debtor is experiencing financial difficulties. The amendment also clarifies guidance on a creditor’s evaluation of whether it has granted a concession. The amendment applies to restructurings that have occurred subsequent to January 1, 2011. As a result of adopting these amendments on July 1, 2011, we have classified an additional $218 million of financing receivables as TDRs and have recorded an increase of $71 million to our allowance for losses on financing receivables. See Note 5. Loan Receivables and Allowance for Loan Losses.

NOTE 3.	ACQUISITIONS AND DISPOSITIONS

Acquisitions

Effective January 11, 2013, we acquired the deposit business of MetLife Bank, N.A. in a transaction that was accounted for using the acquisition method of accounting. In exchange for assuming $6,441 million of deposit liabilities we received assets that included $6,393 million of cash, $19 million of core deposit intangibles, $8 million of other intangibles and $8 million of deferred tax assets. The $13 million excess of the fair value of the consideration conveyed to the seller over the fair value of the net assets acquired was recognized as goodwill. See Note 7. Goodwill and Other Intangible Assets for further detail pertaining to goodwill associated with this transaction. During 2013, we recognized interest expense on deposits and operating costs related to the acquired deposit taking operations of $66 million and $60 million, respectively. Comparable pro forma interest expense and operating costs prepared as if the acquisition occurred at the beginning of 2012 was deemed impracticable to produce because estimating such amounts would entail significant assumptions about management’s intent during 2012 which cannot be independently substantiated, including assumptions of how our funding strategy would have incorporated the alternative sources of funding from the acquired deposit business and the associated costs of that strategy.

When we establish new relationships with retail partners we may also acquire the customer accounts for that partner’s existing credit card financing programs. During the three years ended December 31, 2013, transactions where we have acquired significant receivable balances include: Phillips 66 ($206 million, effective June 28, 2013), Toys “R” Us, Inc. ($815 million, effective June 21, 2012), The TJX Companies, Inc. ($328 million, effective June 15, 2011) and Ashley HomeStores, Ltd. ($494 million, effective January 11, 2011).

Dispositions

In January 2011, we completed the sale of a credit card portfolio and certain related business operations and recorded a pre-tax gain of $30 million. Cash proceeds of $1,378 million were received in 2011 and are presented in our Combined Statements of Cash Flows as proceeds from the sale of business.

In January 2011, we completed the sale of the net assets of a recreational vehicle lending operation that had been discontinued in 2010. Cash proceeds of $1,775 million were received in 2011 and therefore have been presented in our Combined Statements of Cash Flows as proceeds from sale of discontinued business. The sale had no effect on 2011 earnings as the net assets of the business were previously written down to the amount of the expected sale proceeds.

NOTE 4.	INVESTMENT SECURITIES

All of our investment securities are classified as available-for-sale and are primarily held to comply with the Community Reinvestment Act (“CRA”). Our investment securities consist of the following:

	2013				2012
At December 31 ($ in millions)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Debt
State and municipal	$53	$—	$(7)	$46	$42	$1	$(4)	$39
Residential mortgage-backed(a)	183	1	(9)	175	144	5	—	149
Equity	15	—	—	15	5	—	—	5

Total	$251	$1	$(16)	$236	$191	$6	$(4)	$193

(a)	At December 31, 2013 and 2012 all of our residential mortgage-backed securities relate to securities issued by government-sponsored entities and are pledged by the Bank as collateral to the Federal Reserve to secure Federal Reserve Discount Window advances. All residential mortgage-backed securities are collateralized by U.S. mortgages.

The following table presents the estimated fair values and gross unrealized losses of our available-for-sale investment securities:

	In loss position for
	Less than 12 months		12 months or more
At December 31 ($ in millions)	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses
2013
Debt
State and municipal	$23	$(2)	$20	$(5)
Residential mortgage-backed	127	(7)	20	(2)
Equity	14	—	—	—

Total	$164	$(9)	$40	$(7)

2012
Debt
State and municipal	$—	$—	$21	$(4)
Residential mortgage-backed	25	—	—	—
Equity	1	—	—	—

Total	$26	$—	$21	$(4)

We regularly review investment securities for impairment using both qualitative and quantitative criteria. We presently do not intend to sell our debt securities that are in an unrealized loss position and believe that it is not more likely than not that we will be required to sell these securities before recovery of our amortized cost. Our equity securities had gross unrealized losses of less than $1 million at December 31, 2013 and 2012. We believe that these unrealized losses associated with our equity securities will be recovered within the foreseeable future.

There were no other-than-temporary impairments recognized for each of the three years ended December 31, 2013.

Contractual Maturities of Investment in Available-for-Sale Debt Securities (Excluding Residential Mortgage-Backed Securities)

At December 31, 2013 ($ in millions)	Amortized cost	Estimated fair value
Due in
Within one year	$—	$—
After one year through five years	$1	$1
After five years through ten years	$1	$1
After ten years	$51	$44

We expect actual maturities to differ from contractual maturities because borrowers have the right to prepay certain obligations.

There were insignificant realized gains recognized for each of the three years ended December 31, 2013.

Although we generally do not have the intent to sell any specific securities at the end of the period, in the ordinary course of managing our investment securities portfolio, we may sell securities prior to their maturities for a variety of reasons, including diversification, credit quality, yield, liquidity requirements and funding obligations.

NOTE 5.	LOAN RECEIVABLES AND ALLOWANCE FOR LOAN LOSSES

At December 31 ($ in millions)	2013	2012
Credit cards	$54,958	$49,572
Consumer installment loans	965	1,424
Commercial credit products	1,317	1,307
Other	14	10

Total loan receivables, before allowance for losses(a)	$57,254	$52,313

(a)	Total loan receivables include $26,071 million and $25,375 million of restricted loans of consolidated securitization entities at December 31, 2013 and 2012, respectively. See Note 6. Variable Interest Entities for further information on these restricted loans.

At December 31, 2013, loan receivables included deferred expense of $8 million. At December 31, 2012, loan receivables were net of deferred income of $42 million.

Loan receivables also included $3 million and $28 million at December 31, 2013 and 2012, respectively, relating to loans that had been acquired but have been subject to credit deterioration, above the original estimate, since origination.

Allowance for Loan Losses

($ in millions)	Balance at January 1, 2013	Provision charged to operations	Other(a)	Gross charge-offs(b)	Recoveries(b)	Balance at December 31, 2013
Credit cards	$2,185	$2,970	$—	$(2,847)	$530	$2,838
Consumer installment loans	61	49	—	(111)	19	18
Commercial credit products	28	53	—	(53)	8	36
Other	—	—	—	—	—	—

Total	$2,274	$3,072	$—	$(3,011)	$557	$2,892

($ in millions)	Balance at January 1, 2012	Provision charged to operations	Other(a)	Gross charge-offs(b)	Recoveries(b)	Balance at December 31, 2012
Credit cards	$1,913	$2,438	$—	$(2,680)	$514	$2,185
Consumer installment loans	112	54	—	(130)	25	61
Commercial credit products	27	69	—	(76)	8	28
Other	—	4	—	(4)	—	—

Total	$2,052	$2,565	$—	$(2,890)	$547	$2,274

($ in millions)	Balance at January 1, 2011	Provision charged to operations	Other(a)	Gross charge-offs(b)	Recoveries(b)	Balance at December 31, 2011
Credit cards	$2,148	$2,130	$(8)	$(2,850)	$493	$1,913
Consumer installment loans	175	54	—	(151)	34	112
Commercial credit products	39	74	—	(99)	13	27
Other	—	—	—	—	—	—

Total	$2,362	$2,258	$(8)	$(3,100)	$540	$2,052

(a)	Other includes the effects of foreign currency exchange.

(b)	Net charge-offs (gross charge-offs less recoveries) in certain portfolios may exceed the beginning allowance for loan losses as our revolving credit portfolios turn over more than once per year or, in all portfolios, can reflect losses that are incurred subsequent to the beginning of the year due to information becoming available during the year, which may identify further deterioration of existing loan receivables.

Information related to the delinquencies and net charge-offs in our loan portfolio, which excludes loans held for sale, is shown below by each class of loan receivables.

Delinquent and Non-accrual Loans

At December 31, 2013 ($ in millions)	30-89 days delinquent	90 or more days delinquent	Total past due	90 or more days delinquent and accruing(a)	Total non-accruing(a)
Credit cards	$1,327	$1,105	$2,432	$1,105	$—
Consumer installment loans	12	2	14	—	2
Commercial credit products	28	14	42	14	—
Other	—	—	—	—	—

Total delinquent loans	$1,367	$1,121	$2,488	$1,119	$2

Percentage of total loan receivables(b)	2.4%	2.0%	4.3%	2.0%	0.0%

At December 31, 2012 ($ in millions)	30-89 days delinquent	90 or more days delinquent	Total past due	90 or more days delinquent and accruing(a)	Total non-accruing(a)
Credit cards	$1,287	$1,038	$2,325	$15	$1,023
Consumer installment loans	21	4	25	—	4
Commercial credit products	31	15	46	—	15
Other	—	—	—	—	—

Total delinquent loans	$1,339	$1,057	$2,396	$15	$1,042

Percentage of total loan receivables(b)	2.6%	2.0%	4.6%	0.0%	2.0%

(a)	Beginning in the fourth quarter of 2013 we revised our methods for classifying loan receivables as non-accrual to more closely align with regulatory guidance. As a result we continue to accrue interest on credit card balances until they reach 180 days past due. For further information see Note 2. Basis of Presentation and Summary of Significant Accounting Policies.
(b)	Percentages are calculated based on period end balances.

Impaired Loans and Troubled Debt Restructurings

Most of our non-accrual loan receivables are smaller balance loans evaluated collectively, by portfolio, for impairment and therefore are outside the scope of the disclosure requirements for impaired loans. Accordingly, impaired loans represent restructured smaller balance homogeneous loans meeting the definition of a TDR. We use certain loan modification programs for borrowers experiencing financial difficulties. These loan modification programs include interest rate reductions and payment deferrals in excess of three months, which were not part of the terms of the original contract.

We have both internal and external loan modification programs. The internal loan modification programs include both temporary and permanent programs. For our credit card customers, the temporary hardship program primarily consists of a reduced minimum payment and an interest rate reduction, both lasting for a period no longer than 12 months. The permanent workout program involves changing the structure of the loan to a fixed payment loan with a maturity no longer than 60 months and reducing the interest rate on the loan. The permanent program does not normally provide for the forgiveness of unpaid principal, but may allow for the reversal of certain unpaid interest or fee assessments. We also make loan modifications for customers who request financial assistance through external sources, such as a consumer credit counseling agency programs. These loans typically receive a reduced interest rate but continue to be subject to the original minimum payment terms and do not normally include waiver of unpaid principal, interest or fees. The following table provides information on loans that entered a loan modification program during the period:

For the years ended December 31 ($ in millions)	2013	2012
Credit cards	$506	$565
Consumer installment loans	26	45
Commercial credit products	7	13
Other	—	—

Total	$539	$623

Loans classified as TDRs are recorded at their present value with impairment measured as the difference between the loan balance and the discounted present value of cash flows expected to be collected. Consistent with our measurement of impairment of modified loans on a collective basis, the discount rate used for credit card loans is the original effective interest rate. Interest income from loans accounted for as TDRs is accounted for in the same manner as other accruing loans.

The following table provides information about loans classified as TDRs and specific reserves. We do not evaluate credit card loans for impairment on an individual basis, but instead estimate an allowance for loan losses on a collective basis. As a result, there are no impaired loans for which there is no allowance.

At December 31, 2013 ($ in millions)	Total recorded investment	Related allowance	Net recorded investment	Unpaid principal balance	Average recorded investment
Credit cards	$799	$(246)	$553	$692	$890
Consumer installment loans	—	—	—	—	—
Commercial credit products	12	(5)	7	12	12

Total	$811	$(251)	$560	$704	$902

At December 31, 2012 ($ in millions)	Total recorded investment	Related allowance	Net recorded investment	Unpaid principal balance	Average recorded investment
Credit cards	$852	$(268)	$584	$768	$908
Consumer installment loans	62	(30)	32	62	80
Commercial credit products	5	(1)	4	5	5

Total	$919	$(299)	$620	$835	$993

Financial Effects of TDRs

As part of our loan modifications for borrowers experiencing financial difficulty, we may provide multiple concessions to minimize our economic loss and improve long-term loan performance and collectability. The following tables present the types and financial effects of loans modified and accounted for as TDRs during the period:

For the years ended December 31,

($ in millions)	2013		2012		2011
	Interest income recognized during period when loans were impaired	Interest income that would have been recorded with original terms	Interest income recognized during period when loans were impaired	Interest income that would have been recorded with original terms	Interest income recognized during period when loans were impaired	Interest income that would have been recorded with original terms
Credit cards	$79	$175	$75	$173	$88	$197
Consumer installment loans	1	3	1	4	1	6
Commercial credit products	1	2	1	3	1	4

Total	$81	$180	$77	$180	$90	$207

Payment Defaults

The following table presents the type, number and amount of loans accounted for as TDRs that enrolled in a modification plan and experienced a payment default during the period. A customer defaults from a modification program after two consecutive missed payments.

For the years ended December 31, ($ in millions)

	2013		2012		2011
	Accounts defaulted	Loans defaulted	Accounts defaulted	Loans defaulted	Accounts defaulted	Loans defaulted
Credit cards	30,640	$56	43,609	$82	75,454	$152
Consumer installment loans	98	3	129	4	226	7
Commercial credit products	42	—	95	—	227	1

Total	30,780	$59	43,833	$86	75,907	$160

Credit Quality Indicators

Our loan receivables portfolio includes both secured and unsecured loans. Secured loan receivables are largely comprised of consumer installment loans secured by equipment. Unsecured loan receivables are largely comprised of our open-ended revolving credit card and commercial loans. As part of our credit risk management activities, on an ongoing basis we assess overall credit quality by reviewing information related to the performance of a customer’s account with us as well as information from credit bureaus, such as a Fair Isaac Corporation (“FICO”) or other credit scores, relating to the customer’s broader credit performance. FICO scores are generally obtained at origination of the account and are refreshed, at a minimum quarterly, but could be as often as weekly, to assist in predicting customer behavior. These credit scores are categorized into three credit score categories, including: (i) 671 or higher, which are considered the strongest credits, (ii) 626 to 670, considered moderate credit risk and (iii) 625 or less, which are considered weaker credits. There are certain customer accounts for which a FICO score is not available where we use alternative sources to assess their credit and predict behavior. The following table provides the most recent FICO scores available for our customers at December 31, 2013 and 2012, as a percentage of each class of loan receivable. The table below excludes 1.1%

and 1.0% of our total loan receivables balance at December 31, 2013 and 2012 respectively, which represents those customer accounts for which a FICO score is not available.

At December 31,

	2013			2012
	671 or higher	626 to 670	625 or less	671 or higher	626 to 670	625 or less
Credit cards	66.2%	19.8%	14.0%	65.7%	19.1%	15.2%
Consumer installment loans	73.9%	15.6%	10.5%	70.4%	15.5%	14.1%
Commercial credit products	82.3%	9.5%	8.2%	83.4%	9.4%	7.2%

Unfunded Lending Commitments

We manage the potential risk in credit commitments by limiting the total amount of credit, both by individual customer and in total, by monitoring the size and maturity of our portfolios and by applying the same credit standards for all of our credit products. Unused credit card lines available to our customers totaled $277 billion and $256 billion at December 31, 2013 and 2012, respectively. While these amounts represented the total available unused credit card lines, we have not experienced and do not anticipate that all of our customers will access their entire available line at any given point in time.

Interest Income by Product

The following table provides additional information about our interest and fees on loans from our loan receivables:

For the years ended December 31, ($ in millions)	2013	2012	2011
Credit cards	$11,015	$9,967	$8,720
Consumer installment loans	129	176	245
Commercial credit products	150	156	168
Other	1	1	1

Total	$11,295	$10,300	$9,134

NOTE 6.	VARIABLE INTEREST ENTITIES

We use variable interest entities to securitize loans and arrange asset-backed financing in the ordinary course of business. Investors in these entities only have recourse to the assets owned by the entity and not to our general credit. We do not have implicit support arrangements with any VIE and we did not provide non-contractual support for previously transferred loan receivables to any VIE in 2013 or 2012. Our VIEs are able to accept new loan receivables and arrange new asset-backed financings, consistent with the requirements and limitations on such activities placed on the VIE by existing investors. Once an account has been designated to a VIE, the contractual arrangements we have require all existing and future loans originated under such account to be transferred to the VIE. The amount of loan receivables held by our VIEs in excess of the minimum amount required under the asset-backed financing arrangements with investors may be removed by us under random removal of accounts provisions. All loan receivables held by a VIE are subject to claims of third-party investors.

In evaluating whether we have the power to direct the activities of a VIE that most significantly impact its economic performance, we consider the purpose for which the VIE was created, the importance of each of the activities in which it is engaged and our decision-making role, if any, in those activities that significantly determine the entity’s economic performance as compared to other economic interest holders. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affects the entity’s future performance and the exercise of professional judgment in deciding which decision-making rights are most important.

In determining whether we have the right to receive benefits or the obligation to absorb losses that could potentially be significant to the VIE, we evaluate all of our economic interests in the entity, regardless of form (debt, equity, management and servicing fees, and other contractual arrangements). This evaluation considers all relevant factors of the entity’s design, including: the entity’s capital structure, contractual rights to earnings (losses), subordination of our interests relative to those of other investors, as well as any other contractual arrangements that might exist that could have potential to be economically significant. The evaluation of each of these factors in reaching a conclusion about the potential significance of our economic interests is a matter that requires the exercise of professional judgment.

We consolidate our VIEs because we have the power to direct the activities that significantly affect the VIEs economic performance, typically because of our role as either servicer or manager for the VIE. The power to direct exists because of our role in the design and conduct of the servicing of the VIE’s assets as well as directing certain affairs of the VIE, including determining whether and on what terms debt of the VIE will be issued.

The loan receivables in these entities have risks and characteristics similar to our other financing receivables and were underwritten to the same standard. Accordingly, the performance of these assets has been similar to our other comparable loan receivables; however, the blended performance of the pools of receivables in these entities reflects the eligibility criteria that we apply to determine which receivables are selected for transfer. Contractually the cash flows from these financing receivables must first be used to pay third-party debt holders as well as other expense of the entity. Excess cash flows are available to us. The creditors of these entities have no claim on our other assets.

The table below summarizes the assets and liabilities of our consolidated securitization VIEs described above.

At December 31, ($ in millions)	2013	2012
Assets
Loans receivables, net(a)	$24,766	$24,180
Other assets	20	29

Total	$24,786	$24,209

Liabilities
Borrowings	$15,362	$17,208
Other liabilities	228	157

Total	$15,590	$17,365

(a)	Includes $1,305 million and $1,195 million of related allowance for loan losses resulting in gross restricted loans of $26,071 million and $25,375 million for the years ending December 31, 2013 and 2012, respectively.

The balances presented above are net of intercompany balances and transactions that are eliminated in our combined financial statements.

We provide servicing to these VIEs and are contractually permitted to commingle cash collected from customers on loan receivables owned by the VIEs with our own cash prior to payment to a VIE, provided GECC’s short-term credit rating does not fall below A-1/P-1. These VIEs also owe us amounts for purchased loan receivables and amounts due to us under the equity and other interests we have in the VIEs. At December 31, 2013 and 2012, the amounts of commingled cash owed to these VIEs were $4,071 million and $4,268 million, respectively, and the amounts owed to us by the VIEs were $3,341 million and $4,230 million, respectively.

Income (principally, interest and fees on loans) earned by our consolidated VIEs were $5,301 million, $4,839 million and $4,223 million in 2013, 2012 and 2011, respectively. Related expenses consisted primarily of provisions for loan losses of $1,219 million, $1,334 million and $1,125 million in 2013, 2012 and 2011, respectively, and interest expense of $211 million, $228 million and $248 million in 2013, 2012 and 2011, respectively. These amounts do not include intercompany transactions, principally fees and interest, which are eliminated in our combined financial statements.

NOTE 7.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

($ in millions)	2013	2012
Balance at January 1	$936	$936
Acquisitions	13	—

Balance at December 31	$949	$936

The increase in goodwill during 2013 relates to the acquisition of the MetLife Bank, N.A deposit business. See Note 3. Acquisitions and Dispositions.

Intangible Assets Subject to Amortization

	2013			2012
At December 31, ($ in millions)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Customer-related	$586	$(312)	$274	$504	$(266)	$238
Capitalized software	55	(29)	26	39	(22)	17

Total	$641	$(341)	$300	$543	$(288)	$255

During 2013, we recorded additions to intangible assets subject to amortization of $128 million, primarily related to payments made to acquire customer relationships or extend retail partner relationships.

The components of definite-lived intangible assets acquired during 2013 and their respective weighted-average amortizable periods are: $108 million—Customer-related (6 years) and $9 million—Capitalized software (5 years) (excludes internally developed software of $11 million).

Amortization expense related to intangible assets was $83 million, $68 million and $71 million for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in other expense in our Combined Statements of Earnings. We estimate annual pre-tax amortization for existing intangible assets over the next five calendar years to be as follows: 2014 - $77 million, 2015 - $70 million, 2016 - $61 million, 2017 - $41 million and 2018 - $17 million.

NOTE 8.	DEPOSITS AND BORROWINGS

The tables below summarize the components of our deposits, borrowings of consolidated securitization entities and related party debt at December 31, 2013 and 2012. The amounts presented for outstanding borrowings include unamortized debt premiums and discounts.

Deposits	2013		2012
At December 31, ($ in millions)	Amount	Average rate (a)	Amount	Average rate (a)
Interest bearing deposits(b)(e)	$25,360	1.7%	$18,398	2.1%
Non-interest bearing deposits	359	—	406	—

Total deposits	$25,719		$18,804

Borrowings		2013		2012
At December 31, ($ in millions)	Maturities	Amount	Average rate (a)	Amount	Average rate (a)
Borrowings of consolidated securitization entities(c)	2014 - 2019	$15,362	1.3%	$17,208	1.5%
Related party debt(d)	2014 - 2017	8,959	1.7%	10,607	1.5%

Total borrowings		$24,321		$27,815

Liquidity

At December 31, 2013, interest-bearing time deposits and borrowings maturing over the next five years were as follows:

($ in millions)	2014	2015	2016	2017	2018
Deposits(f)	$8,765	$4,711	$1,953	$1,641	$1,469
Borrowings of consolidated securitization entities(c)	$5,143	$5,279	$1,144	$1,834	$800
Related party debt(d)	$22	$105	$—	$68	$—

(a)	Based on interest expense for the year and average deposits and borrowings balances.
(b)	At December 31, 2013 and 2012, interest bearing deposits included $5,695 million and $447 million, respectively, which represented large denomination certificates of $100,000 or more.
(c)	We securitize credit card receivables as an additional source of funding. During 2013 and 2012, we completed new debt issuances with proceeds of $866 million and $7,799 million, respectively. During 2013, we amended the terms of $400 million of debt, primarily to extend maturities and revise terms to current market pricing. See Note 6. Variable Interest Entities.
(d)	At December 31, 2013 and 2012, $195 million and $391 million, respectively, of debt issued by one of our securitization entities was held by a GECC affiliate, of which $22 million and $136 million, respectively, was repayable within 12 months of the respective period end. The remaining balance of related party debt is classified as long-term debt on the basis that there are no stated repayment terms. See Note 14. Related Party Transactions and Parent’s Net Investment for information about related party debt.
(e)	At December 31, 2013 and 2012, $651 million and $301 million, respectively, of deposits issued by the Bank were held by GECC and have been reflected as being held by our company and therefore eliminated in our combined financial statements in accordance with the basis of presentation described in Note 2. Basis of Presentation and Summary of Significant Accounting Policies.
(f)	In addition to interest-bearing time deposits, at December 31, 2013 we had $2,618 million of broker network deposit sweeps procured through a program arranger who channels brokerage account deposits to us. Unless extended, those contracts will terminate in 2014 and 2015, representing $262 million and $2,356 million, respectively.

In addition, the Bank is a party to two separate revolving credit agreements, each with a different lender, and each of which provides us with an unsecured revolving line of credit of up to $500 million. GECC has guaranteed our payment obligations under these agreements. There were no borrowings under these agreements for the periods presented.

NOTE 9.	FAIR VALUE MEASUREMENTS

For a description of how we estimate fair value, see Note 2. Basis of Presentation and Summary of Significant Accounting Policies.

The following tables present our assets and liabilities measured at fair value on a recurring basis. Included in the tables are debt and equity securities.

Recurring Fair Value Measurements

The following tables present our assets measured at fair value on a recurring basis.

At December 31, 2013 ($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Investment securities
Debt
State and municipal	$—	$—	$46	$46
Residential mortgage-backed	—	175	—	175
Equity	15	—	—	15

Total	$15	$175	$46	$236

At December 31, 2012 ($ in millions)
Assets
Investment securities
Debt
State and municipal	$—	$—	$39	$39
Residential mortgage-backed	—	149	—	149
Equity	5	—	—	5

Total	$5	$149	$39	$193

For the years ended December 31, 2013 and 2012, there were no securities transferred between Level 1 and Level 2. At December 31, 2013 and 2012, we did not have any liabilities measured at fair value on a recurring basis.

The following tables present the changes in Level 3 instruments measured on a recurring basis for the years ended December 31, 2013 and 2012, respectively. All of our Level 3 balances consist of investment securities classified as available-for-sale with changes in fair value included in equity.

Changes in Level 3 Instruments for the Year Ended December 31, 2013

($ in millions)	Balance at January 1, 2013	Net realized/ unrealized gains (losses) included in earnings	Net realized/ unrealized gains (losses) included in accumulated other comprehensive income	Purchases	Sales	Settlements	Transfers into Level 3	Transfers out of Level 3	Balance at December 31, 2013	Net change in unrealized gains (losses) relating to instruments still held at December 31, 2013
Investment securities
Debt
State and municipal	$39	$—	$(4)	$16	$—	$(5)	$—	$—	$46	$(4)
Residential mortgage-backed	—	—	—	—	—	—	—	—	—	—
Equity	—	—	—	—	—	—	—	—	—	—

Total	$39	$—	$(4)	$16	$—	$(5)	$—	$—	$46	$(4)

Changes in Level 3 Instruments for the Year Ended December 31, 2012

($ in millions)	Balance at January 1, 2012	Net realized/ unrealized gains (losses) included in earnings	Net realized/ unrealized gains (losses) included in accumulated other comprehensive income	Purchases	Sales	Settlements	Transfers into Level 3	Transfers out of Level 3	Balance at December 31, 2012	Net change in unrealized gains (losses) relating to instruments still held at December 31, 2012
Investment securities
Debt
State and municipal	$32	$—	$4	$4	—	$(1)	$—	$—	$39	$4
Residential mortgage- backed	—	—	—	—	—	—	—	—	—	—
Equity	—	—	—	—	—	—	—	—	—	—

Total	$32	$—	$4	$4	—	$(1)	$—	$—	$39	$4

Non-Recurring Fair Value Measurements

The following table represents non-recurring fair value amounts (as measured at the time of the adjustment) for those assets remeasured to fair value on a non-recurring basis during the year and held at December 31, 2013 and 2012. These assets can include repossessed assets and cost method investments that are written down to fair value when they are impaired. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs. At December 31, 2013 we had an insignificant balance of loans held-for-sale which was remeasured at fair value on a non-recurring basis. At December 31, 2012, we had no loans held-for-sale.

	Remeasured during the years ended December 31,
	2013		2012
($ in millions)	Level 2	Level 3	Level 2	Level 3
Repossessed assets	$—	$1	$—	$2
Cost method investments	—	4	—	—

Total	$—	$5	$—	$2

The following table represents the fair value adjustments to assets measured at fair value on a non-recurring basis and held at December 31, 2013 and 2012.

Years ended December 31 ($ in millions)	2013	2012
Repossessed assets	$(1)	$—
Cost method investments(a)	—	—

Total	$(1)	$—

(a)	Adjustments relating to cost method investments were less than $1 million for the year ended December 31, 2013.

Level 3 Measurements

Our Level 3 non-recurring fair value measurements include repossessed assets of $1 million and $2 million at December 31, 2013 and 2012, respectively, and cost method investments of $4 million at December 31, 2013.

The significant unobservable inputs used to estimate the non-recurring fair value measurement of repossessed assets include recovery rates that are calculated as net repossessed asset sale proceeds divided by the unpaid principal balance. The range (weighted average) of these inputs for the year ended December 31, 2013 was 24% - 52% (51%) and for the year ended December 31, 2012 was 22% - 56% (53%).

Cost method investments are valued based on the net asset value that represents the sum of individual portfolio investment values as reported by each investment fund.

Other Level 3 recurring fair value measurements include state and municipal debt instruments of $46 million and $39 million at December 31, 2013 and 2012, respectively, are valued using non-binding broker quotes or other third-party sources. For a description of our process to evaluate third-party pricing servicers, see Note 2. Basis of Presentation and Summary of Significant Accounting Policies.

Financial Assets and Financial Liabilities Carried at Other than Fair Value

At December 31, 2013 ($ in millions)	Carrying value	Corresponding fair value amount
		Total	Level 1	Level 2	Level 3
Financial Assets
Financial assets for which carrying values equal or approximate fair value:
Cash and equivalents	$2,319	$2,319	$2,319	$—	$—
Other assets(a)	$76	$76	$76	$—	$—
Financial assets carried at other than fair value:
Loan receivables, net	$54,362	$60,344	$—	$—	$60,344

Financial Liabilities
Financial liabilities carried at other than fair value:
Deposits	$25,719	$25,994	$—	$25,994	$—
Borrowings of consolidated securitization entities	$15,362	$15,308	$—	$8,206	$7,102
Related party debt(b)	$8,959	$209	$—	$209	$—

At December 31, 2012 ($ in millions)	Carrying value	Corresponding fair value amount
		Total	Level 1	Level 2	Level 3
Financial Assets
Financial assets for which carrying values equal or approximate fair value:
Cash and equivalents	$1,334	$1,334	$1,334	$—	$—
Other assets(a)	$56	$56	$56	$—	$—
Financial assets carried at other than fair value:
Loan receivables, net	$50,039	$54,980	$—	$—	$54,980
Cost method investments	$3	$4	$—	$—	$4

Financial Liabilities
Financial liabilities carried at other than fair value:
Deposits	$18,804	$19,067	$—	$19,067	$—
Borrowings of consolidated securitization entities	$17,208	$17,405	$—	$9,279	$8,126
Related party debt(b)	$10,607	$422	$—	$422	$—

(a)	This balance relates to restricted cash which is included in other assets.
(b)	The fair value of the related party debt relates to the $195 million and $391 million at December 31, 2013 and 2012, respectively, of debt issued by one of our securitization entities which was held by a GECC affiliate. With respect to the remaining balance of related party debt, as there are no stated repayment terms or rates and the balance is an allocation of Parent’s net investment, it is not meaningful to provide a corresponding fair value amount.

The following is a description of how we estimate fair values:

Loan receivables, net

Loan receivables are recorded at historical cost, less reserves in our Combined Statements of Financial Position. In estimating the fair value for our loans we use a discounted future cash flow model. We use various inputs including estimated interest and fee income, payment rates, loss rates and discount rates (which consider current market interest rate data adjusted for credit risk and other factors) to estimate the fair values of loans.

Deposits

For demand deposits with no defined maturity and fixed-maturity certificates of deposit with one year or less remaining to maturity, carrying value approximates fair value due to the potentially liquid nature of these deposits. For fixed-maturity certificates of deposit with remaining maturities of more than one year, fair values are estimated by discounting expected future cash flows using market rates currently offered for deposits with similar remaining maturities.

Borrowings

Fair values of borrowings of consolidated securitization entities and related party debt issued by one of our securitization entities which was held by a GECC affiliate are based on valuation methodologies using current market interest rate data which are comparable to market quotes adjusted for our non-performance risk.

NOTE 10.	REGULATORY AND CAPITAL ADEQUACY

As a savings and loan holding company, we are subject to extensive regulation, supervision and examination by the Federal Reserve Board. The Bank is a federally chartered savings association. As such, the Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency (“OCC”), which is its primary regulator, and by the Consumer Financial Protection Bureau (“CFPB”). In addition, the Bank, as an insured depository institution, is supervised by the Federal Deposit Insurance Corporation.

As a savings and loan holding company, we historically have not been required to maintain any specific amount of minimum capital. Beginning as early as 2015, however, we expect that we will be subject to capital requirements similar to those applicable to the Bank. These capital requirements have recently been substantially revised, including as a result of Basel III and the requirements of the Dodd-Frank Act. Moreover, these requirements are supplemented by outstanding regulatory proposals by the federal banking agencies, based on, and in addition to, changes recently adopted by the Basel Committee to increase the amount and scope of a supplemental leverage capital requirement that will be applicable to larger savings and loan holding companies, like GECC, by increasing the assets included in the denominator of the leverage ratio calculation.

When we become subject to capital requirements, we will also be required to conduct stress tests on an annual basis. Under the Federal Reserve Board’s stress test regulations, we will be required to utilize stress-testing methodologies providing for results under at least three different sets of conditions, including baseline, adverse and severely adverse conditions. In addition, as part of meeting our minimum capital requirements, we may be required to comply with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (“CCAR”) process, or some modified version of the CCAR process, which would measure our minimum capital requirement levels under various stress scenarios. In connection with such a process, we may be required to develop for the Federal Reserve Board’s review and approval a capital plan that will include how we will meet our minimum capital requirements under specified stress scenarios.

Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could limit our business activities and have a material adverse effect on our financial statements. Under capital adequacy guidelines, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-

sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined).

At December 31, 2013 and 2012, the Bank met all applicable requirements to be deemed well-capitalized pursuant to OCC regulations and for purposes of the Federal Deposit Insurance Act. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and leverage ratios as set forth in the following table. There are no conditions or events subsequent to that date that management believes have changed the Bank’s capital category.

The actual capital amounts and ratios and the required minimums of the Bank are as follows:

At December 31, 2013 ($ in millions)	Actual		Minimum for capital adequacy purposes		Minimum to be well- capitalized under prompt corrective action provisions
	Amount	Ratio(a)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$6,010	17.3%	$2,784	8.0%	$3,480	10.0%
Tier 1 risk-based capital	$5,559	16.0%	$1,392	4.0%	$2,088	6.0%
Tier 1 leverage	$5,559	14.9%	$1,495	4.0%	$1,869	5.0%

At December 31, 2012 ($ in millions)	Actual		Minimum for capital adequacy purposes		Minimum to be well- capitalized under prompt corrective action provisions
	Amount	Ratio(a)	Amount	Ratio	Amount	Ratio
Total risk-based capital	$5,608	15.1%	$2,980	8.0%	$3,725	10.0%
Tier 1 risk-based capital	$5,134	13.8%	$1,490	4.0%	$2,235	6.0%
Tier 1 leverage	$5,134	17.2%	$1,193	4.0%	$1,492	5.0%

(a)	Represent Basel I capital ratios calculated for the Bank.

The Bank may pay dividends on its stock, with consent or non-objection from the OCC and the Federal Reserve Board, if, among other things, its regulatory capital would not thereby be reduced below the amount then required by the applicable regulatory capital requirements. Throughout the three years ended December 31, 2013, the Bank met all regulatory capital adequacy requirements to which it was subject. Due to this restriction on the payment of dividends, we have included parent company financial statements in accordance with Regulation S-X of the SEC. See Note 15. Parent Company Financial Information.

NOTE 11.	EMPLOYEE BENEFIT PLANS

Historically, we have reimbursed GE for benefits provided to our employees under various U.S. GE employee benefit plans, including costs associated with our participation in GE’s retirement plans (pension, retiree health and life insurance, and savings benefit plans) and active health and life insurance benefit plans.

Certain of our employees participate in GE’s primary retirement pension plan (the “GE Pension Plan”), a defined benefit pension plan. Our participation in that plan is accounted for as a participant in a multi-employer plan, and therefore, we record expense only to the extent that we are required to fund that plan. We have not been required to fund that plan, beyond the service costs for active participating employees. As such, we have not recorded any liability associated with our participation in this plan in our Combined Statements of Financial Position at December 31, 2013 and 2012.

In addition to the GE Pension Plan, certain of our employees are also covered under the GE Supplementary Pension Plan and the GE Retirement Savings Plan. The GE Supplementary Pension Plan is a pension plan providing retirement benefits primarily to higher-level, long service U.S. employees. Our employees are also eligible to participate in the GE Retirement Savings Plan, a defined contribution savings plan that allows an employee to contribute a portion of their pay on a pre-tax basis. GE matches 50% of these contributions up to a maximum of 8% of the employee’s pay. Employees who commence service after January 1, 2011, receive a non-elective contribution into this plan in lieu of participating in the GE Pension Plan.

We incurred expenses associated with these plans of $124 million, $107 million and $107 million for the years ended December 31, 2013, 2012 and 2011, respectively.

NOTE 12.	STOCK RELATED INFORMATION

Certain of our employees have been granted GE stock options and restricted stock units (“RSUs”) under GE’s 2007 Long-Term Incentive Plan. Share requirements for all plans may be met by GE from either unissued or treasury shares of its stock. Stock options expire 10 years from the date they are granted and vest over service periods that range from one to five years. RSUs give the recipients the right to receive shares of GE stock upon the vesting of their related restrictions. Restrictions on RSUs vest in various increments and at various dates, beginning after one year from date of grant through grantee retirement. Each RSU is convertible into one share of GE stock. Although the plan permits GE to issue RSUs settleable in cash, GE has only issued RSUs settleable in shares of GE stock.

GE employees have routinely transferred employment between various GE subsidiaries, including to/from our company. Our combined financial statements include compensation expense related to these awards for the portion of an employee’s vesting period that accrued during employment with us. The total compensation expense recorded for these awards was not material for all periods presented.

All unvested GE stock options that are held by our employees will vest as of the date GE ceases to own at least 50% of our outstanding common stock. At December 31, 2013, there was $15 million of total unrecognized compensation cost related to non-vested stock options.

NOTE 13.	INCOME TAXES

We are included in the consolidated U.S. federal and state income tax returns of GE where applicable, but also file certain separate state and foreign income tax returns. The tax provision and current and deferred tax balances have been presented on a separate company basis as if we were a separate filer. We recognize the current and deferred tax consequences of all transactions that have been recognized in the financial statements using the provisions of the enacted tax laws. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws and rates that will be in effect when the differences are expected to reverse. We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized.

The following table summarizes earnings before provision for income taxes.

For the years ended December 31 ($ in millions)	2013	2012	2011
U.S.	$3,124	$3,352	$2,993
Non-U.S.	18	24	17

Earnings before provision for income taxes	$3,142	$3,376	$3,010

The significant components of the provision for income taxes included in the Combined Statements of Earnings were as follows for each of the years ended December 31, 2013, 2012 and 2011.

($ in millions)	2013	2012	2011
Current provision for income taxes
U.S. Federal	$(1,280)	$(1,152)	$(893)
Non-U.S.	(5)	(7)	(6)
U.S. state and local	(115)	(116)	(93)

Total current provision for income taxes	(1,400)	(1,275)	(992)

Deferred benefit (provision) for income taxes from temporary differences
U.S. Federal	215	16	(120)
Non-U.S.	1	—	2
U.S. state and local	21	2	(10)

Deferred benefit (provision) for income taxes from temporary differences	237	18	(128)

Total provision for income taxes	$(1,163)	$(1,257)	$(1,120)

Consistent with the provisions of ASC 740, Income Taxes, U.S. income taxes have not been provided on the undistributed earnings of certain non-U.S. subsidiaries, to the extent that such earnings have been reinvested abroad for an indefinite period of time. Based on our on-going review of the business requirements and capital needs of our non-U.S. subsidiaries, combined with the formation of specific strategies and steps taken to fulfill these requirements and needs, we have determined that the undistributed earnings of certain of our subsidiaries will be indefinitely reinvested to fund current and future growth of the related businesses. As management does not intend to use the earnings of these subsidiaries as a source of funding for its U.S. operations, such earnings will not be distributed to the U.S. The cumulative amounts of undistributed earnings with regards to which we have not provided U.S. income taxes were approximately $20 million and $16 million at December 31, 2013 and 2012 respectively. Any U.S. tax liability associated with these undistributed earnings would be immaterial to the financial statements.

The following table reconciles our effective tax rate to the U.S. federal statutory income tax rate:

	2013	2012	2011
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
U.S. state and local income taxes, net of federal benefit	1.9	2.2	2.2
All other, net	0.1	—	—

Effective tax rate	37.0%	37.2%	37.2%

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax laws and rates that will be in effect when such differences are expected to reverse. Deferred tax assets are specific to the jurisdiction in which they arise, and are recognized subject to management’s judgment that realization of those assets is “more likely than not.” In making decisions regarding our ability to realize tax assets, we evaluate all positive and negative evidence, including projected future taxable income, taxable income in carryback periods, expected reversal of deferred tax liabilities and the implementation of available tax planning strategies.

Significant components of our net deferred income taxes were as follows:

At December 31 ($ in millions)	2013	2012
Assets
Loan losses	$1,027	$645
Reserves	34	38
Deferred expense	—	116
State and local income taxes, net of federal benefit	40	11
Other assets	55	24

Total deferred income tax assets	1,156	834

Liabilities
Original issue discount	(508)	(454)
Deferred income	(2)	—
Goodwill and identifiable intangibles	(216)	(212)
Other liabilities	(22)	(2)

Total deferred income tax liabilities	(748)	(668)

Net deferred income tax assets	$408	$166

At December 31, 2013 and 2012, our unrecognized tax benefits, excluding related interest expense and penalties, were $202 million and $167 million respectively, of which $131 million and $110 million, respectively, if recognized, would reduce the annual effective rate. Included in the amount of unrecognized tax benefits are certain items that would not affect the effective tax rate if they were recognized in our Combined Statements of Earnings. These unrecognized items include the portion of gross state and local unrecognized tax benefits that would be offset by the benefit from associated U.S. federal income tax deductions. It is reasonably possible that the gross balance of unrecognized tax benefits may decrease by $20 million within the next 12 months.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

($ in millions)	2013	2012
Balance at January 1	$167	$118
Additions for tax positions of the current year	59	56
Settlements with tax authorities	(4)	—
Expiration of the statute of limitations	(20)	(7)

Balance at December 31	$202	$167

We classify interest on tax deficiencies as interest expense and income tax penalties as provision for income taxes. For the years ended December 31, 2013, 2012 and 2011, $5 million, $3 million and $2 million of interest expense related to income tax liabilities, respectively, and no penalties were recognized in our Combined Statements of Earnings. At December 31, 2013 and 2012, we had accrued $17 million and $12 million, respectively, for income tax related interest and penalties.

The Company is under continuous examination by the IRS and tax authorities for various states as part of their audit of GE’s tax returns. During 2013, the IRS completed the audit of GE’s consolidated U.S. income tax returns for 2008 and 2009, except for certain issues that remain under examination. During 2011, the IRS completed the audit of GE’s consolidated U.S. income tax returns for 2006 and 2007, except for certain issues that remained under examination. At December 31, 2013, the IRS was auditing GE’s consolidated U.S. income tax returns for 2010 and 2011. We are under examinations in various states as part of the GE filing group covering tax years 2006 to 2011 as part of the audit of GE’s tax returns and in certain separate return states for tax years 2010 and 2011. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial positions or cash flows. We further believe that we have made adequate provision for all income tax uncertainties that could result from such examinations.

NOTE 14.	RELATED PARTY TRANSACTIONS AND PARENT’S NET INVESTMENT

GE and its subsidiaries, including GECC, historically have provided a variety of services and funding to us. The costs and expenses related to these services and funding provided by GE include: (i) direct costs associated with services provided directly to us, (ii) indirect costs related to GE corporate overhead allocation and assessments and (iii) interest expense for related party debt. The following table sets forth our direct costs, indirect costs, and interest expenses related to services and funding provided by GE for the periods indicated.

For the years ended December 31, ($ in millions)	2013	2012	2011
Direct costs(a)	$207	$184	$181
Indirect costs(a)	230	206	183
Interest expense(b)	157	155	333

Total expenses for services and funding provided by GE	$594	$545	$697

(a)	Direct and indirect costs are included in other expense in our Combined Statements of Earnings.
(b)	Included in interest expense in our Combined Statements of Earnings.

Direct Costs. Certain functions and services, such as employee benefits and insurance, are centralized at GE. In addition, certain third-party contracts for goods and services, such as technology licenses and telecommunication contracts, from which we benefit, are entered into by GE. GE allocates the costs associated with these goods and services to us using established allocation methodologies (e.g., pension costs are allocated using an actuarially determined percentage applied to the total compensation of employees who participate in such pension plans). For the years ended December 31, 2013, 2012 and 2011, we recorded $207 million, $184 million and $181 million, respectively, related to these costs from GE. Below is a description of services resulting in direct costs:

•	Employee benefits and benefit administration. Historically, we have reimbursed GE for benefits provided to our employees under various U.S. GE employee benefit plans, including costs associated with our participation in GE’s retirement plans (pension, retiree health and life insurance, and savings benefit plans) and active health and life insurance benefit plans. We incurred expenses (including administrative costs) associated with these plans of $129 million, $110 million and $110 million for the years ended December 31, 2013, 2012 and 2011, respectively. See Note 11. Employee Benefit Plans.

•	Information technology. GE provides us with certain information technology infrastructure (e.g., data centers), applications and support services. We have incurred $32 million, $30 million and $31 million for these services for the years ending December 31, 2013, 2012 and 2011, respectively.

•	Telecommunication costs. GE provides us with telecommunication services. These third-party costs are allocated to our business based on number of phone lines used by our business. We have incurred $33 million, $34 million and $33 million for this service for the years ending December 31, 2013, 2012 and 2011, respectively.

•	Other including leases for vehicles, equipment and facilities. GE and GE affiliates provide us with certain vehicle and equipment leases. In addition, we have certain facilities shared with GE and GE affiliates for which we are allocated our share of the cost based on space occupied by our business and employees. We have incurred $13 million, $10 million and $7 million for the years ending December 31, 2013, 2012 and 2011, respectively.

Indirect Costs. GE and GECC allocate costs to us related to corporate overhead that directly or indirectly benefits our business. These assessments relate to information technology, insurance coverage, tax services provided, executive incentive payments, advertising and branding and other functional support. These allocations are determined primarily using our percentage of GECC’s relevant expenses. We have received allocations from GE of $230 million, $206 million and $183 million for these services for the years ended December 31, 2013, 2012 and 2011, respectively.

Interest Expense. Historically, we have had access to funding provided by GE. We used this related party debt provided by GE to meet our funding requirements after taking into account deposits held at the Bank, funding from securitized financings and cash generated from our operations. GECC assesses us an interest cost on a portion of the Parent’s total investment and we have reflected that portion as related party debt in the combined financial statements. Interest cost is assessed to us from GECC’s centralized treasury function based on fixed and floating interest rates, plus funding related costs that include charges for liquidity and other treasury costs. We incurred borrowing costs for related party debt of $157 million, $155 million and $333 million, for the years ended December 31, 2013, 2012 and 2011, respectively. Our average cost of funds for related party debt was 1.7%, 1.5% and 2.8% for the years ended December 31, 2013, 2012 and 2011, respectively.

Parent’s Net Investment. The remainder of our Parent’s total investment, in excess of our related party debt, includes balances due to and due from our Parent, and is reflected as equity under the caption, Parent’s net investment on our Combined Statements of Financial Position.

Other. In addition to the related party activities described above, there are also a number of other transactions that take place between GE and us. These include:

•	We use a centralized approach to cash management and financing of our operations. Most of our cash that is outside of the Bank is transferred to GECC on a daily basis and GECC subsequently funds the operating and investing activities as needed. These cash transfers in and out of GECC are included in Parent’s net investment in our Combined Statements of Financial Position. This does not impact our Combined Statements of Earnings.

•	In addition to the direct and indirect costs discussed above, GE makes payments for our payroll for our employees, corporate credit card bills and freight expenses through a centralized payment system and we reimburse GE in full for the amounts paid. Such expenses are included in other expense across the relevant categories in our Combined Statements of Earnings and are directly attributable to our business and our employees.

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION

The following parent company financial statements for Synchrony Financial are provided in accordance with Regulation S-X of the SEC, which requires such disclosure when restricted net assets of consolidated subsidiaries exceed 25% of consolidated net assets. At December 31, 2013, restricted net assets of our subsidiaries were approximately $5.8 billion.

Condensed Statements of Earnings

For the years ended December 31 ($ in millions)	2013	2012	2011
Interest income from subsidiaries	$143	$154	$333
Interest on related party debt	(143)	(154)	(333)

Net interest income	—	—	—
Dividends from subsidiaries	3,900	745	2,575
Other expense	26	—	—

Earnings before benefit from income taxes	3,874	745	2,575
Benefit for income taxes	7	—	—
Equity in undistributed net earnings of subsidiaries	(1,902)	1,374	(685)

Net earnings	$1,979	$2,119	$1,890

Condensed Statements of Financial Position

At December 31 ($ in millions)	2013	2012
Assets:
Loan receivables from subsidiaries(a)(b)	$8,764	$10,216
Investments in subsidiaries	5,949	4,566
Goodwill	17	17
Other assets	8	—

Total assets	$14,738	$14,799

Liabilities and Equity:
Related party debt(a)	$8,764	$10,216
Accrued expenses and other liabilities	14	1

Total liabilities	8,778	10,217
Equity:
Total equity	5,960	4,582

Total liabilities and equity	$14,738	$14,799

(a)	As described in Note 8. Deposits and Borrowings, at December 31, 2013 and 2012, $195 million and $391 million, respectively, of related party debt was issued by a subsidiary of the Company. As described in Note 14. Related Party Transactions and Parent’s Net Investment, the portion of our parent’s total investment in our combined business on which we are assessed an interest cost is presented as related party debt. Except for the subsidiary-issued debt referred to above, we have reflected related party debt as loans to the Company at the parent level. This funding is used by our subsidiaries and is reflected above as interest-bearing loan receivables.
(b)	At December 31, 2013 and 2012, $651 million and $301 million, respectively, of deposits issued by the Bank were held by GECC and have been reflected as being held by our company. While these amounts have been eliminated in our combined financial statements, in accordance with the basis of presentation described in Note 2. Basis of Presentation and Summary of Significant Accounting Policies, we have presented them above as loan receivables from subsidiaries.

Condensed Statements of Cash Flows

For the years ended December 31 ($ in millions)	2013	2012	2011
Cash flows—operating activities
Net earnings	$1,979	$2,119	$1,890
Adjustments to reconcile net earnings to cash provided from operating activities Increase in other assets	(8)	—	—
Increase in accrued expenses and other liabilities	13	—	1
Equity in undistributed net earnings of subsidiaries	1,902	(1,374)	685

Cash from operating activities	3,886	745	2,576

Cash flows—investing activities
Net decrease in loan receivables from subsidiaries	1,452	1,490	6,405
Net decrease (increase) in investments in subsidiaries	(3,300)	1,124	(669)

Cash (used for) from investing activities	(1,848)	2,614	5,736

Cash flows—financing activities
Net decrease in related party debt	(1,452)	(1,490)	(6,405)
Net transfers to Parent	(586)	(1,869)	(1,907)

Cash used for financing activities	(2,038)	(3,359)	(8,312)

Increase (decrease) in cash and equivalents	—	—	—
Cash and equivalents at beginning of year	—	—	—

Cash and equivalents at end of year	$—	$—	$—

NOTE 16.	LEGAL PROCEEDINGS AND REGULATORY MATTERS

In the normal course of business, from time to time, we have been named as a defendant in various legal proceedings, including arbitrations, class actions and other litigation, arising in connection with our business activities. Certain of the legal actions include claims for substantial compensatory and/or punitive damages, or claims for indeterminate amounts of damages. We are also involved, from time to time, in reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our business (collectively, “regulatory matters”), which could subject us to significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. We contest liability and/or the amount of damages as appropriate in each pending matter. In accordance with applicable accounting guidance, we establish an accrued liability for legal and regulatory matters when those matters present loss contingencies which are both probable and estimable.

Legal proceedings and regulatory matters are subject to many uncertain factors that generally cannot be predicted with assurance, however, and we may be exposed to losses in excess of any amounts accrued.

For some matters, we are able to determine that an estimated loss, while not probable, is reasonably possible. For other matters, including those that have not yet progressed through discovery and/or where important factual information and legal issues are unresolved, we are unable make such an estimate. We currently estimate that the reasonably possible losses for legal proceedings and regulatory matters, whether in excess of a related accrued liability or where there is no accrued liability, and for which we are able to estimate a possible loss, are immaterial. This represents management’s estimate of possible loss with respect to these matters and is based on currently available information. This estimate of possible loss does not represent our maximum loss exposure. The legal proceedings and regulatory matters underlying the estimate will change from time to time and actual results may vary significantly from current estimates.

Our estimate of reasonably possible losses involves significant judgment, given the varying stages of the proceedings, the existence of numerous yet to be resolved issues, the breadth of the claims (often spanning multiple years), unspecified damages and/or the novelty of the legal issues presented. Based on our current knowledge, we do not believe that we are a party to any pending legal proceeding or regulatory matters that would have a material adverse effect on our combined financial condition or liquidity. However, in light of the uncertainties involved in such matters, the ultimate outcome of a particular matter could be material to our operating results for a particular period depending on, among other factors, the size of the loss or liability imposed and the level of our earnings for that period, and could adversely affect our business and reputation.

Below is a description of certain of our legal proceedings and regulatory matters.

CareCredit

On December 10, 2013, we entered into a Consent Order with the CFPB relating to our CareCredit platform, which requires us to pay up to $34.1 million to qualifying customers, provide additional training and monitoring of our CareCredit partners, include provisions in agreements with our CareCredit partners prohibiting charges for certain services not yet rendered, make changes to certain consumer disclosures, application procedures and procedures for resolution of customer complaints, and terminate CareCredit partners that have chargeback rates in excess of certain thresholds. Some of the business practice changes required by the Consent Order are similar to requirements in an Assurance of Discontinuance that we entered with the Attorney General for the State of New York on June 3, 2013.

Our settlements with the CFPB and the New York Attorney General do not preclude other regulators or state attorneys general from seeking additional monetary or injunctive relief with respect to CareCredit. In this regard, in 2010 and 2012, respectively, we received formal requests for information from the Attorneys General for the states of Minnesota and New Jersey. We have cooperated fully with these inquiries.

CFPB Matters

Starting in December 2012 and continuing into 2013, the CFPB conducted a review of the Bank’s debt cancellation products and its marketing practices in its telesales channel related to those products. We are currently in discussions with the CFPB relating to this review. We cannot predict the final outcome of the discussions and the resolution could include customer remediation in addition to what we have voluntarily undertaken, as well as civil money penalties and required changes to how the Bank currently conducts its business.

In 2012, the Bank discovered through an audit of its collection operations, potential violations of the Equal Credit Opportunity Act where certain Spanish-speaking customers and customers residing in Puerto Rico were excluded from certain statement credit and settlement offers that were made to certain delinquent customers. We provided information to the CFPB in connection with this matter and have been in discussions with them. This matter has been referred to the Department of Justice, which has initiated a civil investigation. We cannot predict the final outcome of the discussions or the investigation, and the resolution could include customer remediation in addition to what we have voluntarily undertaken, as well as civil money penalties and required changes to how the Bank currently conducts its business.

Other Matters

On September 27, 2013, Secure Axcess LLC, filed a complaint against the Bank as well as other defendants in the U.S. District Court for the Eastern District of Texas, for patent infringement related to the Bank’s alleged use of website authenticity technology referred to as “Safe Keys.” The Complaint seeks unspecified damages.

The Bank is a defendant in two putative class actions alleging claims under the federal Telephone Consumer Protection Act (“TCPA”), where the plaintiffs assert that they received calls on their cellular telephones relating to accounts not belonging to them. One case (Abdeljalil et al. v. GE Capital Retail Bank) was filed on August 22,

2012 in the U.S. District Court for the Southern District of California, originally naming GECC as the defendant. In August 2013, the Court denied without prejudice GECC’s motion to dismiss the class allegations. GECC subsequently was dismissed and the plaintiffs amended the complaint to name the Bank as the defendant. The other case (Travaglio et al. v. GE Capital Retail Bank and Allied Interstate LLC) was filed on January 17, 2014 in the U.S. District Court for the Middle District of Florida. Both complaints allege that the Bank placed calls to consumers by an automated dialing system or using a pre-recorded message or automated voice without their consent, and seek up to $1,500 for each violation. The amount of damages sought in the aggregate is unspecified.

             Shares

Common Stock

Prospectus

                    , 2014

Through and including                     , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses, other than underwriting commissions, expected to be incurred in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee		$12,880
FINRA Filing Fee		15,500
New York Stock Exchange Listing Fee		*
Printing and Engraving		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the state of Delaware (“DGCL”) provides that a corporation may indemnify directors and officers, as well as employees and agents, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or (iv) for any transactions from which the director derived an improper personal benefit.

The certificate of incorporation of Synchrony (the “Registrant”) provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that, to the fullest extent permitted by the law, no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty as a director.

General Electric Company (“GE”), the ultimate parent of the Registrant, maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries, including the Registrant. This insurance provides for coverage, subject to certain exceptions, against non-indemnifiable loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws. Prior to the completion of this offering, the Registrant intends to obtain additional liability insurance for its directors and officers.

Item 15. Recent Sales of Unregistered Securities

On August 2, 2013, the Registrant issued 99,000 shares of common stock to its sole shareholder GE Consumer Finance, Inc. (“GECFI”) as part of a recapitalization transaction whereby 99 shares of common stock were issued for every share of common stock then outstanding. On August 5, 2013, the Registrant issued 77,000 shares of common stock to General Electric Capital Corporation (“GECC”) as consideration for GECC’s contribution to the Registrant of

100% of the outstanding stock of RFS Holding Inc. and its subsidiaries. On August 12, 2013, the Registrant issued 154 shares of common stock to GECFI as consideration for GECFI’s contribution to the Registrant of substantially all outstanding stock of GECRF Global Services Philippines, Inc. On September 23, 2013, the Registrant issued 404 shares of common stock to GECFI’s as consideration for GECFI’s contribution to the Registrant of 4,040 shares of stock of Retail Finance International Holdings, Inc. (“RIH”). On September 23, 2013, the Registrant issued 88 shares of common stock to GECC as consideration for GECC’s contribution to the Registrant of 875 shares of RIH, constituting all of the outstanding stock of RIH not already owned by the Registrant. Each of these issuances were made pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933.

Item 16. Exhibits

Number	Description

1.1*	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation of Synchrony

3.2**	Amended and Restated Bylaws of Synchrony

4.1*	Specimen Common Stock Certificate

5.1*	Opinion of Weil, Gotshal & Manges LLP

10.1*	Form of Master Agreement

10.2**	Form of Transitional Services Agreement

10.3**	Form of Registration Rights Agreement

10.4*	Form of Tax Sharing and Separation Agreement

10.5**	Form of Employee Matters Agreement

10.6**	Form of Transitional Trademark License Agreement

10.7**	Form of Intellectual Property Cross License Agreement

10.8*	Form of Credit Agreement with the Lenders named therein

10.9*	Form of Credit Agreement with GE and GECC

10.10*	Form of Synchrony 2014 Long-Term Incentive Plan

10.11*	Form of agreement for awards under Synchrony 2014 Long-Term Incentive Plan

10.12**	Form of Transaction Award Agreement, by and between GE Capital Retail Bank/GE Capital Retail Finance, Inc. and each of Margaret M. Keane, Brian D. Doubles, Jonathan S. Mothner, Thomas M. Quindlen and Glenn P. Marino

10.13**	Operating Agreement, dated as of January 11, 2013, between GE Capital Retail Bank and the Office of the Comptroller of the Currency

10.14**	Capital Assurance and Liquidity Maintenance Agreement, dated as of January 11, 2013, among GE Capital Retail Bank, General Electric Capital Corporation and GE Consumer Finance, Inc.

10.15	Master Indenture, dated as of September 25, 2003, between GE Capital Credit Card Master Note Trust, as Issuer and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.16	Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among RFS Holding, L.L.C., RFS Funding Trust, GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia), GE Capital Credit Card Master Note Trust, Deutsche Bank Trust Company Delaware, as Trustee of RFS Funding Trust, RFS Holding, Inc. and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.16 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

Number	Description

10.17	Second Amendment to Master Indenture, dated as of June 17, 2004, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.4 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on July 2, 2004)

10.18	Third Amendment to Master Indenture, dated as of August 31, 2006, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on September 5, 2006)

10.19	Fourth Amendment to Master Indenture, dated as of June 28, 2007, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on July 3, 2007)

10.20	Fifth Amendment to Master Indenture, dated as of May 22, 2008, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.21	Sixth Amendment to Master Indenture, dated as of August 7, 2009, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on August 7, 2009)

10.22	Seventh Amendment to Master Indenture, dated as of January 21, 2014, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on January 21, 2014)

10.23	Eighth Amendment to Master Indenture and Omnibus Supplement to Specified Indenture Supplements, dated as of March 11, 2014, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on March 14, 2014)

10.24*	Form of VFN Indenture Supplement, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas

10.25*	Form of Loan Agreement (VFN Series, Class A), among GE Capital Credit Card Master Note Trust, the Lenders party thereto from time to time, and the Managing Agents party thereto from time to time

10.26	Trust Agreement, dated as of September 25, 2003, between RFS Holding, L.L.C. and The Bank of New York (Delaware) (incorporated by reference to Exhibit 4.3 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.27	First Amendment to Trust Agreement, dated as of January 21, 2014, between RFS Holding, L.L.C. and BNY Mellon Trust of Delaware (incorporated by reference to Exhibit 4.2 of the current form 8-K filed by GE Capital Credit Master Note Trust and RFS Holding, L.L.C., on January 21, 2014)

10.28	Custody and Control Agreement, dated as of September 25, 2003 by and among Deutsche Bank Trust Company of Americas, in its capacity as Custodian and in its capacity as Indenture Trustee, and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.8 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.29	Receivables Sale Agreement, dated as of June 27, 2003, between GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.9 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

Number	Description

10.30	RSA Assumption Agreement and Second Amendment to Receivables Sale Agreement, dated as of February 7, 2005, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on February 11, 2005)

10.31	Third Amendment to Receivables Sale Agreement, dated as of December 21, 2006, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on December 21, 2006)

10.32	Fourth Amendment to Receivables Sale Agreement, dated as of May 21, 2008, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.33	Designation of Removed Accounts and Fifth Amendment to Receivables Sale Agreement, dated as of December 29, 2008, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on December 30, 2008)

10.34	Designation of Removed Accounts and Sixth Amendment to Receivables Sale Agreement, dated as of February 26, 2009, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on February 26, 2009)

10.35	Seventh Amendment to Receivables Sale Agreement, dated as of November 23, 2010, between GE Capital Retail Bank (formerly known as GE Money Bank), and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on November 24, 2010)

10.36	Eighth Amendment to Receivables Sale Agreement, dated as of March 20, 2012, among GE Capital Retail Bank, RFS Holding, Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on March 21, 2012)

10.37	Ninth Amendment to Receivables Sale Agreement, dated as of March 11, 2014, among GE Capital Retail Bank, RFS Holding, Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on March 14, 2014)

10.38	Transfer Agreement, dated as of September 25, 2003, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.12 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.39	Second Amendment to Transfer Agreement, dated as of June 17, 2004, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.3 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on July 2, 2004)

10.40	Third Amendment to Transfer Agreement, dated as of November 21, 2004, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on November 24, 2004)

10.41	Fourth Amendment to Transfer Agreement, dated as of August 31, 2006, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on September 5, 2006)

Number	Description

10.42	Fifth Amendment to Transfer Agreement, dated as of December 21, 2006, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on December 21, 2006)

10.43	Sixth Amendment to Transfer Agreement, dated as of May 21, 2008, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.4 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.44	Reassignment of Receivables in Removed Accounts and Seventh Amendment to Transfer Agreement, dated as of December 29, 2008, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on December 30, 2008)

10.45	Reassignment No. 4 of Receivables in Removed Accounts and Eighth Amendment to Transfer Agreement, dated as of February 26, 2009, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on February 26, 2009)

10.46	Ninth Amendment to Transfer Agreement, dated as of March 31, 2010, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on March 31, 2010)

10.47	Tenth Amendment to Transfer Agreement, dated as of March 20, 2012, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on March 21, 2012)

10.48	Servicing Agreement, dated as of June 27, 2003, by and among RFS Funding Trust, GE Capital Credit Card Master Note Trust and General Electric Capital Corporation, successor to GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia) (incorporated by reference to Exhibit 4.13 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.49	Servicing Assumption Agreement, dated as of February 7, 2005, by GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on February 11, 2005)

10.50	First Amendment to Servicing Agreement, dated as of May 22, 2006, between GE Capital Credit Card Master Note Trust and GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report of Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 25, 2006)

10.51	Second Amendment to Servicing Agreement, dated as of June 28, 2007, between GE Capital Credit Card Master Note Trust and GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report of Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on June 28, 2007)

10.52	Instrument of Resignation, Appointment and Acceptance and Third Amendment to Servicing Agreement, dated as of May 22, 2008, by and among GE Capital Credit Card Master Note Trust, GE Capital Retail Bank (formerly known as GE Money Bank) and General Electric Capital Corporation (incorporated by reference to Exhibit 4.3 of the current report of Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.53	Administration Agreement, dated as of September 25, 2003, among GE Capital Credit Card Master Note Trust, General Electric Capital Corporation, as Administrator, and The Bank of New York (Delaware), not in its individual capacity but solely as Trustee (incorporated by reference to Exhibit 4.14 of Amendment No. 1 to Form S-3 Registration Statement filed on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

Number	Description

10.54	First Amendment to Administration Agreement, dated as of May 4, 2009, between GE Capital Credit Card Master Note Trust and General Electric Capital Corporation (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 6, 2009)

10.55**	Master Indenture, dated as of February 29, 2012, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas

10.56**	Supplement No.1 to Master Indenture, dated as of September 19, 2012, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas

10.57**	Supplement No.2 to Master Indenture, dated as of March 21, 2014, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas

10.58*	Form of Indenture Supplement, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas

10.59*	Form of Loan Agreement, among GE Sales Finance Master Trust, the Lenders party thereto from time to time, and the Lender Group Agents for the Lender Groups party thereto from time to time

10.60**	Amended and Restated Trust Agreement of GE Sales Finance Master Trust, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C and BNY Mellon Trust of Delaware

10.61**	Amended and Restated Receivables Participation Agreement, dated as of February 29, 2012, between GE Capital Retail Bank and GEMB Lending Inc.

10.62**	First Amendment to Amended and Restated Receivables Participation Agreement, dated as of August 17, 2012, between GE Capital Retail Bank and GEMB Lending Inc.

10.63**	Second Amendment to Amended and Restated Receivables Participation Agreement, dated as of August 5, 2013, between GE Capital Retail Bank and GEMB Lending Inc.

10.64**	Participation Interest Sale Agreement, dated as of February 29, 2012 between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C.

10.65**	First Amendment to Participation Interest Sale Agreement, dated as of September 19, 2012, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C.

10.66**	Second Amendment to Participation Interest Sale Agreement, dated as of March 21, 2014, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C.

10.67**	Transfer Agreement, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust

10.68**	First Amendment to Transfer Agreement, dated as of September 19, 2012, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust

10.69**	Second Amendment to Transfer Agreement, dated as of March 21, 2014, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust

10.70**	Servicing Agreement, dated as of February 29, 2012, between GE Capital Retail Bank and GE Sales Finance Master Trust

10.71**	Administration Agreement, dated as of February 29, 2012, between GE Sales Finance Master Trust and GE Capital Retail Bank

21.1*	Subsidiaries of the Registrant

23.1**	Consent of KPMG LLP

23.2*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

99.1*	Consent of Roy A. Guthrie

99.2*	Consent of Richard C. Hartnack

99.3*	Consent of Jeffrey G. Naylor

*	To be filed by amendment.
**	Filed herewith.

Item 17. Undertakings

The undersigned hereby undertakes as follows:

(a) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

(c)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut on April 25, 2014.

SYNCHRONY FINANCIAL

By:	/s/ Margaret M. Keane
	Name:	Margaret M. Keane
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on April 25, 2014:

Signature	Title

/s/ Margaret M. Keane Margaret M. Keane	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Brian D. Doubles Brian D. Doubles	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ David P. Melito David P. Melito	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

* Daniel O. Colao	Director

* William H. Cary	Director

* Alexander Dimitrief	Director

* Anne Kennelly Kratky	Director

* Dmitri L. Stockton	Director

*	/s/ Jonathan S. Mothner Jonathan S. Mothner Attorney-in-fact

INDEX TO EXHIBITS

Number	Description

1.1*	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation of Synchrony

3.2**	Amended and Restated Bylaws of Synchrony

4.1*	Specimen Common Stock Certificate

5.1*	Opinion of Weil, Gotshal & Manges LLP

10.1*	Form of Master Agreement

10.2**	Form of Transitional Services Agreement

10.3**	Form of Registration Rights Agreement

10.4*	Form of Tax Sharing and Separation Agreement

10.5**	Form of Employee Matters Agreement

10.6**	Form of Transitional Trademark License Agreement

10.7**	Form of Intellectual Property Cross License Agreement

10.8*	Form of Credit Agreement with the Lenders named therein

10.9*	Form of Credit Agreement with GE and GECC

10.10*	Form of Synchrony 2014 Long-Term Incentive Plan

10.11*	Form of agreement for awards under Synchrony 2014 Long-Term Incentive Plan

10.12**	Form of Transaction Award Agreement, by and between GE Capital Retail Bank/GE Capital Retail Finance, Inc. and each of Margaret M. Keane, Brian D. Doubles, Jonathan S. Mothner, Thomas M. Quindlen, and Glenn P. Marino

10.13**	Operating Agreement, dated as of January 11, 2013, between GE Capital Retail Bank and the Office of the Comptroller of the Currency

10.14**	Capital Assurance and Liquidity Maintenance Agreement, dated as of January 11, 2013, among GE Capital Retail Bank, General Electric Capital Corporation and GE Consumer Finance, Inc.

10.15	Master Indenture, dated as of September 25, 2003, between GE Capital Credit Card Master Note Trust, as Issuer and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.16	Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among RFS Holding, L.L.C., RFS Funding Trust, GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia), GE Capital Credit Card Master Note Trust, Deutsche Bank Trust Company Delaware, as Trustee of RFS Funding Trust, RFS Holding, Inc. and Deutsche Bank Trust Company Americas, as Indenture Trustee (incorporated by reference to Exhibit 4.16 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.17	Second Amendment to Master Indenture, dated as of June 17, 2004, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.4 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on July 2, 2004)

10.18	Third Amendment to Master Indenture, dated as of August 31, 2006, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on September 5, 2006)

10.19	Fourth Amendment to Master Indenture, dated as of June 28, 2007, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on July 3, 2007)

Number	Description

10.20	Fifth Amendment to Master Indenture, dated as of May 22, 2008, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.21	Sixth Amendment to Master Indenture, dated as of August 7, 2009, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on August 7, 2009)

10.22	Seventh Amendment to Master Indenture, dated as of January 21, 2014, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on January 21, 2014)

10.23	Eighth Amendment to Master Indenture and Omnibus Supplement to Specified Indenture Supplements, dated as of March 11, 2014, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on March 14, 2014)

10.24*	Form of VFN Indenture Supplement, between GE Capital Credit Card Master Note Trust and Deutsche Bank Trust Company Americas

10.25*	Form of Loan Agreement (VFN Series, Class A), among GE Capital Credit Card Master Note Trust, the Lenders party thereto from time to time, and the Managing Agents party thereto from time to time

10.26	Trust Agreement, dated as of September 25, 2003, between RFS Holding, L.L.C. and The Bank of New York (Delaware) (incorporated by reference to Exhibit 4.3 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.27	First Amendment to Trust Agreement, dated as of January 21, 2014, between RFS Holding, L.L.C. and BNY Mellon Trust of Delaware (incorporated by reference to Exhibit 4.2 of the current form 8-K filed by GE Capital Credit Master Note Trust and RFS Holding, L.L.C., on January 21, 2014)

10.28	Custody and Control Agreement, dated as of September 25, 2003 by and among Deutsche Bank Trust Company of Americas, in its capacity as Custodian and in its capacity as Indenture Trustee, and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.8 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.29	Receivables Sale Agreement, dated as of June 27, 2003, between GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.9 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.30	RSA Assumption Agreement and Second Amendment to Receivables Sale Agreement, dated as of February 7, 2005, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on February 11, 2005)

10.31	Third Amendment to Receivables Sale Agreement, dated as of December 21, 2006, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on December 21, 2006)

10.32	Fourth Amendment to Receivables Sale Agreement, dated as of May 21, 2008, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

Number	Description

10.33	Designation of Removed Accounts and Fifth Amendment to Receivables Sale Agreement, dated as of December 29, 2008, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on December 30, 2008)

10.34	Designation of Removed Accounts and Sixth Amendment to Receivables Sale Agreement, dated as of February 26, 2009, between GE Capital Retail Bank (formerly known as GE Money Bank) and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on February 26, 2009)

10.35	Seventh Amendment to Receivables Sale Agreement, dated as of November 23, 2010, between GE Capital Retail Bank (formerly known as GE Money Bank), and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on November 24, 2010)

10.36	Eighth Amendment to Receivables Sale Agreement, dated as of March 20, 2012, among GE Capital Retail Bank, RFS Holding, Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on March 21, 2012)

10.37	Ninth Amendment to Receivables Sale Agreement, dated as of March 11, 2014, among GE Capital Retail Bank, RFS Holding, Inc., PLT Holding, L.L.C. and RFS Holding, L.L.C. (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on March 14, 2014)

10.38	Transfer Agreement, dated as of September 25, 2003, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.12 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.39	Second Amendment to Transfer Agreement, dated as of June 17, 2004, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.3 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on July 2, 2004)

10.40	Third Amendment to Transfer Agreement, dated as of November 21, 2004, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on November 24, 2004)

10.41	Fourth Amendment to Transfer Agreement, dated as of August 31, 2006, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on September 5, 2006)

10.42	Fifth Amendment to Transfer Agreement, dated as of December 21, 2006, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on December 21, 2006)

10.43	Sixth Amendment to Transfer Agreement, dated as of May 21, 2008, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.4 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.44	Reassignment of Receivables in Removed Accounts and Seventh Amendment to Transfer Agreement, dated as of December 29, 2008, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on December 30, 2008)

10.45	Reassignment No. 4 of Receivables in Removed Accounts and Eighth Amendment to Transfer Agreement, dated as of February 26, 2009, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on February 26, 2009)

Number	Description

10.46	Ninth Amendment to Transfer Agreement, dated as of March 31, 2010, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on March 31, 2010)

10.47	Tenth Amendment to Transfer Agreement, dated as of March 20, 2012, between RFS Holding, L.L.C. and GE Capital Credit Card Master Note Trust (incorporated by reference to Exhibit 4.2 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on March 21, 2012)

10.48	Servicing Agreement, dated as of June 27, 2003, by and among RFS Funding Trust, GE Capital Credit Card Master Note Trust and General Electric Capital Corporation, successor to GE Capital Retail Bank (formerly known as Monogram Credit Card Bank of Georgia) (incorporated by reference to Exhibit 4.13 of Amendment No. 1 to Form S-3 Registration Statement filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.49	Servicing Assumption Agreement, dated as of February 7, 2005, by GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on February 11, 2005)

10.50	First Amendment to Servicing Agreement, dated as of May 22, 2006, between GE Capital Credit Card Master Note Trust and GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report of Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 25, 2006)

10.51	Second Amendment to Servicing Agreement, dated as of June 28, 2007, between GE Capital Credit Card Master Note Trust and GE Capital Retail Bank (formerly known as GE Money Bank) (incorporated by reference to Exhibit 4.1 of the current report of Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on June 28, 2007)

10.52	Instrument of Resignation, Appointment and Acceptance and Third Amendment to Servicing Agreement, dated as of May 22, 2008, by and among GE Capital Credit Card Master Note Trust, GE Capital Retail Bank (formerly known as GE Money Bank) and General Electric Capital Corporation (incorporated by reference to Exhibit 4.3 of the current report of Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 28, 2008)

10.53	Administration Agreement, dated as of September 25, 2003, among GE Capital Credit Card Master Note Trust, General Electric Capital Corporation, as Administrator, and The Bank of New York (Delaware), not in its individual capacity but solely as Trustee (incorporated by reference to Exhibit 4.14 of Amendment No. 1 to Form S-3 Registration Statement filed on May 20, 2004 (No. 333-107495, 333-107495-01 and 333-107495-02))

10.54	First Amendment to Administration Agreement, dated as of May 4, 2009, between GE Capital Credit Card Master Note Trust and General Electric Capital Corporation (incorporated by reference to Exhibit 4.1 of the current report on Form 8-K filed by GE Capital Credit Card Master Note Trust and RFS Holding, L.L.C. on May 6, 2009)

10.55**	Master Indenture, dated as of February 29, 2012, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas

10.56**	Supplement No.1 to Master Indenture, dated as of September 19, 2012, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas

10.57**	Supplement No.2 to Master Indenture, dated as of March 21, 2014, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas

10.58*	Form of Indenture Supplement, between GE Sales Finance Master Trust and Deutsche Bank Trust Company Americas

10.59*	Form of Loan Agreement, among GE Sales Finance Master Trust, the Lenders party thereto from time to time, and the Lender Group Agents for the Lender Groups party thereto from time to time

Number	Description

10.60**	Amended and Restated Trust Agreement of GE Sales Finance Master Trust, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C and BNY Mellon Trust of Delaware

10.61**	Amended and Restated Receivables Participation Agreement, dated as of February 29, 2012, between GE Capital Retail Bank and GEMB Lending Inc.

10.62**	First Amendment to Amended and Restated Receivables Participation Agreement, dated as of August 17, 2012, between GE Capital Retail Bank and GEMB Lending Inc.

10.63**	Second Amendment to Amended and Restated Receivables Participation Agreement, dated as of August 5, 2013, between GE Capital Retail Bank and GEMB Lending Inc.

10.64**	Participation Interest Sale Agreement, dated as of February 29, 2012 between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C.

10.65**	First Amendment to Participation Interest Sale Agreement, dated as of September 19, 2012, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C.

10.66**	Second Amendment to Participation Interest Sale Agreement, dated as of March 21, 2014, between GEMB Lending Inc. and GE Sales Finance Holding, L.L.C.

10.67**	Transfer Agreement, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust

10.68**	First Amendment to Transfer Agreement, dated as of September 19, 2012, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust

10.69**	Second Amendment to Transfer Agreement, dated as of March 21, 2014, between GE Sales Finance Holding, L.L.C. and GE Sales Finance Master Trust

10.70**	Servicing Agreement, dated as of February 29, 2012, between GE Capital Retail Bank and GE Sales Finance Master Trust

10.71**	Administration Agreement, dated as of February 29, 2012, between GE Sales Finance Master Trust and GE Capital Retail Bank

21.1*	Subsidiaries of the Registrant

23.1**	Consent of KPMG LLP

23.2*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

99.1*	Consent of Roy A. Guthrie

99.2*	Consent of Richard C. Hartnack

99.3*	Consent of Jeffrey G. Naylor

*	To be filed by amendment.
**	Filed herewith.